As filed with the Securities and Exchange Commission on October 2, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Arc Logistics Partners LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5171	36-4767846
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

725 Fifth Avenue, 19th Floor

New York, NY 10022

(212) 993-1280

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Vincent Cubbage

725 Fifth Avenue, 19th Floor

New York, NY 10022

(212) 993-1280

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael Swidler Brenda Lenahan Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, New York 10103 Tel: (212) 237-0000 Fax: (212) 237-0100	William J. Cooper Andrews Kurth LLP 1350 I Street, NW Suite 1100 Washington, DC 20005 (202) 662-2700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common units representing limited partner interests	$100,000,000	$12,880

(1)	Includes common units issuable upon exercise of the underwriters’ option to purchase additional common units.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 2, 2013

PROSPECTUS

Arc Logistics Partners LP

Common Units

Representing Limited Partner Interests

This is the initial public offering of our common units representing limited partner interests. We are offering                common units. Prior to this offering, there has been no public market for our common units. We currently expect the initial public offering price to be between $         and $         per common unit. We intend to apply to list our common units on the New York Stock Exchange under the symbol “ARCX.”

Investing in our common units involves risks. Please read “Risk Factors” beginning on page 21.

These risks include the following:

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We may not have sufficient cash from operations following the establishment of cash reserves and payment of costs and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders.

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Our business would be adversely affected if the operations of our customers experienced significant interruptions. In certain circumstances, the obligations of many of our key customers under their services agreements may be reduced or suspended, which would adversely affect our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

•	Our financial results depend on the supply and demand for the crude oil, petroleum products and chemicals that we store and distribute, among other factors.
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We depend on a relatively limited number of customers for a significant portion of our revenues. The loss of, or material nonpayment or nonperformance by, any of our key customers could adversely affect our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

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Lightfoot Capital Partners GP LLC owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including Lightfoot Capital Partners GP LLC and its owners, have conflicts of interest with us and limited duties, and they may favor their own interests to the detriment of us and our unitholders.

•	Our partnership agreement restricts the remedies available to holders of our units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.
•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.
•	Unitholders will experience immediate and substantial dilution of $ per common unit.
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There is no existing market for our common units, and a trading market that will provide our unitholders with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

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Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our cash available for distribution to our unitholders could be substantially reduced.

•	Our unitholders will be required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

In addition, we qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended, and, as such, are allowed to provide in this prospectus more limited disclosures than an issuer that would not so qualify. Furthermore, for so long as we remain an emerging growth company, we will qualify for certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002 and the Investor Protection and Securities Reform Act of 2010. Please read “Risk Factors” and “Summary—Emerging Growth Company Status.”

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to Arc Logistics Partners LP (before expenses)	$	$

(1)	Excludes a structuring fee of payable to Citigroup Global Markets Inc. and Barclays Capital Inc. Please read “Underwriting.”

The underwriters may purchase up to an additional             common units from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units to purchasers on or about             , 2013 through the book-entry facilities of The Depository Trust Company.

Citigroup	Barclays

Prospectus dated             , 2013

[ARTWORK TO COME]

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by or on behalf of us or any other information to which we have referred you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of our common units means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common units in any circumstances under which the offer or solicitation is unlawful.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and unaudited pro forma condensed combined financial statements and the notes to those financial statements, before investing in our common units. The information presented in this prospectus assumes an initial public offering price of $         per common unit (the mid-point of the price range set forth on the cover page of this prospectus) and, unless otherwise indicated, that the underwriters’ option to purchase additional common units is not exercised. You should read “Risk Factors” for information about important risks that you should consider before buying our common units.

References in this prospectus to “Predecessor,” “our predecessor,” “we,” “our,” “us” or like terms when used in a historical context refers to Arc Terminals LP and its subsidiaries, which our sponsor is contributing to us in connection with this offering. When used in the present tense or prospectively, those terms refer to Arc Logistics Partners LP and its subsidiaries. References in this prospectus to “our sponsor” or “Lightfoot” refer to Lightfoot Capital Partners, LP and its general partner, Lightfoot Capital Partners GP LLC. References to “our general partner” refer to Arc Logistics GP LLC, which owns a non-economic general partner interest in us, and will initially own all of our incentive distribution rights. References to “GCAC” and “Center Oil” refer to Gulf Coast Asphalt Company, L.L.C. and GP&W, Inc., d.b.a. Center Oil, and affiliates, including Center Terminal Company-Cleveland, respectively, each of whom will contribute their limited partner interests in Arc Terminals LP to us upon the consummation of this offering in exchange for limited partner interests in Arc Logistics Partners LP. References to “Gulf LNG Holdings” refer to Gulf LNG Holdings Group, LLC, which indirectly owns a liquefied natural gas regasification and storage facility in Pascagoula, MS, which we refer to as the “LNG Facility,” and in which we intend to use a portion of the proceeds from this offering to acquire a 10.3% limited liability company interest, which we refer to as the “LNG Interest.” We include as Appendix B a glossary of some of the terms used in this prospectus.

Unless the context otherwise requires, financial and operating data presented in this prospectus on a pro forma basis give effect to (i) the acquisition of Arc Terminals Mobile Holdings, LLC from GCAC, (ii) the contribution of Arc Terminals LP and Arc Terminals GP to us by our sponsor, GCAC and Center Oil and the issuance by us of common units and subordinated units in exchange and (iii) the issuance of common units to the public and the application of the net proceeds therefrom as described in “Use of Proceeds,” including the acquisition of the LNG Interest, as if each such event occurred on June 30, 2013 for pro forma balance sheet purposes and on January 1, 2012 for all other pro forma financial statement and operating data purposes.

Arc Logistics Partners LP

Overview

We are a fee-based, growth-oriented Delaware limited partnership formed by Lightfoot to own, operate, develop and acquire a diversified portfolio of complementary energy logistics assets. We are principally engaged in the terminalling, storage, throughput and transloading of crude oil and petroleum products. We intend to use a portion of the proceeds from this offering to acquire the LNG Interest. We are focused on growing our business through the optimization, organic development and acquisition of terminalling, storage, rail, pipeline and other energy logistics assets that generate stable cash flows.

Our primary business objective is to generate stable cash flows that enable us to pay quarterly cash distributions to our unitholders and, over time, increase our quarterly cash distributions. We intend to achieve this objective by evaluating long-term infrastructure needs in the areas we serve and by growing our network of energy logistics assets through expansion of our existing facilities, the construction of new facilities in existing or new markets and strategic acquisitions from our sponsor and third parties.

Our cash flows are primarily generated by fee-based terminalling, storage, throughput and transloading services that we perform under multi-year contracts. As of June 30, 2013, the weighted average term remaining on our customer contracts was approximately three years, and our top 15 customers by revenue have been customers at our facilities for an average of more than five years. We generate our revenues through the following fee-based services to our customers:

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Storage and Throughput Services Fees.    We generate revenues from our customers who reserve storage, throughput and transloading capacity at our facilities. Our services agreements typically allow us to charge our customers a number of activity fees, including for the receipt, storage, throughput and transloading of crude oil and petroleum products. Many of our services agreements contain take-or-pay provisions whereby we generate revenue regardless of our customers’ use of the facility. On a pro forma basis for the year ended December 31, 2012 and six months ended June 30, 2013, approximately 89% of our revenues were related to storage and throughput services fees. Of the storage and throughput services fees, approximately 83% and 77%, respectively, were attributable to take-or-pay provisions.

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Ancillary Services Fees.    We generate revenues from ancillary services, such as heating, blending and mixing, associated with our customers’ activity. The revenues we generate from ancillary services vary based upon the activity levels of our customers. On a pro forma basis for the year ended December 31, 2012 and six months ended June 30, 2013, we generated approximately 11% of our revenues from ancillary services fees.

We believe that the high percentage of take-or-pay storage and throughput services fees generated from a diverse portfolio of multi-year contracts, coupled with little exposure to commodity price fluctuations, creates stable cash flow and substantially mitigates our exposure to volatility in supply and demand and other market factors.

We also expect to receive cash distributions from the LNG Interest we intend to acquire upon the closing of this offering, which we intend to account for using equity method accounting. These distributions are supported by two 20-year, terminal use agreements with firm reservation charges for all of the capacity of the LNG Facility with several integrated, multi-national oil and gas companies. For the year ended December 31, 2012 and the six months ended June 30, 2013, Gulf LNG Holdings generated $96.3 million and $65.0 million, respectively, of cash flows from operating activities. These cash flows, along with $63.2 million of cash on the balance sheet as of December 31, 2011, were primarily used to repay principal and accrued interest on an affiliate loan of $165.0 million, and pay distributions to the members of Gulf LNG Holdings (including the LNG Interest) of $41.4 million. The affiliate loan was fully repaid during the three months ended March 31, 2013.

On a pro forma basis for the year ended December 31, 2012, we generated revenues of approximately $34.5 million, net income of approximately $11.7 million and Adjusted EBITDA of approximately $23.1 million. On a pro forma basis for the six months ended June 30, 2013, we generated revenues of approximately $24.3 million, net income of approximately $21.5 million and Adjusted EBITDA of approximately $16.4 million. Please read “—Summary Historical and Pro Forma Financial and Operating Data” for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measure, calculated and presented in accordance with generally accepted accounting principles (“GAAP”).

Assets and Operations

Our energy logistics assets are strategically located in the East Coast, Gulf Coast and Midwest regions of the United States and supply a diverse group of third-party customers, including major oil and gas companies, independent refiners, crude oil and petroleum product marketers, distributors and various industrial manufacturers. Depending upon the location, our facilities possess pipeline, rail, marine and truck loading and unloading capabilities allowing our customers to receive and deliver product throughout North America. Our asset platform allows our customers to meet the specialized handling requirements that may be required by particular products. Our combination of diverse geographic locations and logistics platforms gives us the flexibility to meet the evolving demands of our existing customers and address those of prospective customers.

Our initial asset base will consist of:

•	14 terminals in nine states located in the East Coast, Gulf Coast and Midwest regions of the United States with approximately 5.0 million barrels of crude oil and petroleum product storage capacity;

•	two rail transloading facilities near Mobile, Alabama with approximately 23,000 bpd of throughput capacity, 17,000 bpd of which is currently dedicated to crude oil throughput; and

•	the LNG Interest in connection with the LNG Facility, which has 320,000 cubic meters of LNG storage, 1.5 bcf/d natural gas sendout capacity and interconnects to major natural gas pipeline networks.

The following table sets forth certain information regarding our assets:

Location	Principal Products	Capacity		Supply & Delivery Modes
Terminals:
Baltimore, MD(1)	Gasoline; Distillates; Ethanol	442,000 bbls		Pipeline; Railroad; Marine; Truck
Blakeley, AL(2)	Crude Oil; Asphalts; Fuel Oil	708,000 bbls		Marine; Truck
Brooklyn, NY	Gasoline; Ethanol	63,000 bbls		Pipeline; Marine; Truck
Chickasaw, AL	Crude Oil; Distillates; Fuel Oil; Crude Tall Oil	609,000 bbls		Railroad; Marine; Truck
Chillicothe, IL	Gasoline; Distillates; Ethanol; Biodiesel	273,000 bbls		Truck
Cleveland, OH—North	Gasoline; Distillates; Ethanol; Biodiesel	426,000 bbls		Pipeline; Railroad; Marine; Truck
Cleveland, OH—South	Gasoline; Distillates; Ethanol; Biodiesel	191,000 bbls		Pipeline; Railroad; Marine; Truck
Madison, WI	Gasoline; Distillates; Ethanol; Biodiesel	150,000 bbls		Pipeline; Truck
Mobile, AL—Main(3)	Crude Oil; Fuel Oil; Asphalt	1,093,000 bbls		Marine; Truck
Mobile, AL—Methanol	Methanol	294,000 bbls		Marine; Truck
Norfolk, VA(4)	Gasoline; Distillates; Ethanol	212,600 bbls		Pipeline; Marine; Truck
Selma, NC	Gasoline; Distillates; Ethanol; Biodiesel	171,000 bbls		Pipeline; Truck
Spartanburg, SC(1)	Gasoline; Distillates; Ethanol	82,500 bbls		Pipeline; Truck
Toledo, OH	Gasoline; Distillates; Aviation Gas; Ethanol; Biodiesel	244,000 bbls		Pipeline; Railroad; Marine; Truck

Total Terminals		4,959,100 bbls

Transloading Facilities:
Chickasaw, AL	Crude Oil; Distillates; Fuel Oil; Crude Tall Oil	9,000 bpd
Saraland, AL	Crude Oil	14,000 bpd

Total Transloading Facilities		23,000 bpd

LNG Facility:
Pascagoula, MS(5)	LNG	320,000 M	[3]	Pipeline; Marine

(1)	The capacity represents our 50% share of the 884,000 barrels of available total storage capacity of the Baltimore, MD terminal and the 165,000 barrels of available total storage capacity of the Spartanburg, SC terminal. The terminals are co-owned with and operated by CITGO Petroleum Corporation (“CITGO”).
(2)	The physical location of this terminal is in Mobile, AL.
(3)	Pro forma for the construction of 150,000 bbls of storage that were placed into service during the third quarter of 2013.
(4)	The physical location of this terminal is in Chesapeake, VA.
(5)	The capacity represents the full capacity of the LNG Facility, which is owned by Gulf LNG Holdings. On a pro forma basis, Gulf LNG Holdings is owned 50% by Southern Gulf LNG Company, L.L.C., the operator and an affiliate of Kinder Morgan, Inc. (“Kinder Morgan”), 30% by an affiliate of GE Energy Financial Services (“GE EFS”), 9.7% by Lightfoot and 10.3% by us.

Business Strategies

Our primary business objective is to generate stable cash flows that enable us to pay quarterly cash distributions to our unitholders and increase our quarterly cash distributions in the future by executing the following strategies:

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Generate stable cash flows to support quarterly cash distributions.    We focus on servicing our customers under agreements that generate stable cash flows. We charge our customers based on their requirements to store, throughput and transload, as well as for ancillary services, such as heating, blending and mixing. Although commodity demand may have an impact on our revenue sources, we have little direct exposure to commodity prices as we do not take title to the products we handle for our customers. Additionally, a significant portion of our revenues is generated via long-term contracts with our customers. On a pro forma basis for the year ended December 31, 2012 and the six months ended June 30, 2013, 76% and 70%, respectively, of our revenue was generated pursuant to take-or-pay provisions in our services agreements with a weighted average term remaining of approximately three years. In addition, upon completion of this offering, we expect to receive cash distributions from our LNG Interest. These distributions are supported by two terminal use agreements with firm reservation charges that extend through September 2031. As we make future acquisitions, we intend to focus on businesses that generate stable, fee-based cash flows.

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Optimize our energy logistics assets through organic growth opportunities.    We will continue to focus on the optimization of our energy logistics assets through organic growth opportunities. Since 2007, we have invested approximately $53 million to develop and enhance our existing or acquired energy logistics assets. As of June 30, 2013, our contracted utilization was approximately 70%, providing us with the opportunity to place the remaining available capacity under contract with existing and prospective customers. Additionally, we also have the ability to enhance our assets to develop incremental revenue opportunities for our customers’ needs. We have available land at several of our existing facilities to expand storage, rail, marine and truck rack capacity as needed by customer demand. We are currently pursuing a number of organic growth projects, including the development of a crude-by-rail unit train unloading facility in Mobile, Alabama. We will continue to identify and pursue organic growth opportunities to increase our capacity, asset utilization and operating efficiency.

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Pursue accretive acquisitions of terminalling, storage, rail, pipeline and other energy logistics assets.    Since 2007, we have nearly tripled our storage capacity by acquiring over $165 million of additional energy logistics assets. We intend to implement an aggressive growth strategy of pursuing accretive acquisitions of energy storage, transportation and distribution assets that are complementary to those we currently own. We believe that our existing asset base provides multiple platforms for growth through strategic acquisitions. We also believe that our network of industry and customer contacts will help us identify acquisition candidates both within and adjacent to the geographic markets we serve, enabling us to leverage our financial and operating expertise to further increase the profitability and stability of cash flows acquired.

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Continue to develop customer relationships to further diversify our customer base.    Since our Predecessor’s formation in 2007, we have added new customers and expanded the services and types of products stored across our asset base. Our expansion into new markets and offering of additional services and storage for various types of products has broadened our customer base and reduced our reliance on any single customer. We remain committed to this balanced customer approach, which we believe serves the long-term interests of our unitholders by enhancing stable cash flows.

Competitive Strengths

We believe we are well-positioned to execute our business strategies successfully because of the following competitive strengths:

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We are a service provider and do not compete with our customer base.    We provide our customers with a wide variety of services under agreements where we assist in the receipt and delivery of products and accordingly do not take title to any product. As a result, we do not market any products that compete with our customers’ businesses and do not have direct exposure to commodity price fluctuations. Additionally, as an independent operator the reduced potential for conflicts with our customers broadens our potential customer access and resulting revenue base. Further, as diversified energy companies continue to divest their energy logistics assets, our independence allows for additional acquisition opportunities.

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Our energy logistics assets are strategically located across diverse regional economies.    We own assets in ten states in the East Coast, Gulf Coast and Midwest regions of the United States. Our geographic diversity not only allows us to take advantage of regional opportunities, but also mitigates the impact of isolated regional economic disruptions, thereby increasing cash flow stability. Additionally, we believe the geographic diversity of our assets allows us the opportunity to provide our customers with additional flexibility to expand into new areas by providing access to multiple markets in the United States.

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Our energy logistics assets offer customers multiple supply and delivery modes.    Our facilities are supplied by major petroleum product pipelines, rail, marine and truck with the ability to deliver product via rail, marine and truck. These multiple supply and delivery modes allow our customers substantial flexibility with the movement of their product and allow us to generate incremental revenues from product movements.

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We offer a diverse slate of product storage options for our customers.    We provide storage alternatives for a wide array of products, including gasoline, distillates, aviation gas, asphalt, fuel oil, crude oil, ethanol, biodiesel and chemicals, such as methanol and crude tall oil. Many of our facilities have the flexibility to offer storage of additional products and have additional available capacity as customer demand changes. Many of the specialty products require special or segregated storage capabilities. Certain of our facilities have specialized tanks and tank systems or segregated storage for our customers, which allows us to handle specialty products and provides us with a competitive advantage. We possess the ability to upgrade and enhance our existing assets to meet the service needs of our customers. For example, our asphalt storage provides heated tankage to maintain the fluidity of the product for delivery. The diversity of the services that we offer provides us with the opportunity to attract a broad range of customers and to expand the services we can offer to existing customers.

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In connection with this offering, we will have the financial flexibility to fund growth.    Immediately following the completion of this offering, we expect to obtain a new credit facility comprised of a $ million revolver with a $         million accordion feature to fund acquisitions. We expect the new credit facility will have $         million of available borrowing capacity at the time of the offering. We believe our available borrowing capacity and our access to the capital markets should provide us with the financial flexibility necessary to pursue organic expansion and acquisition opportunities.

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We have an experienced, proven and incentivized management team.    Each of the executive officers of our general partner has played an instrumental role in the successful acquisition and operation of our sponsor’s investments since its inception in 2007. Additionally, the executive officers have in excess of 50 years of combined experience in the management, financing, development and acquisition of energy-related assets. We believe the level of operational and financial expertise of our management team will prove critical in successfully executing our business strategies.

Risk Factors

An investment in our common units involves risks. You should carefully consider the risks described in “Risk Factors” and the other information in this prospectus before deciding whether to invest in our common units.

Our Management

We are managed and operated by the board of directors and executive officers of our general partner, Arc Logistics GP LLC, a wholly owned subsidiary of our sponsor, Lightfoot. Following this offering, the owners of our sponsor will collectively own, directly or indirectly, approximately     % of our outstanding common units and     % of our outstanding subordinated units. As a result of owning our general partner, our sponsor will own all of our incentive distribution rights and will have the right to appoint all members of the board of directors of our general partner, including at least three independent directors meeting the independence standards established by the New York Stock Exchange (“NYSE”). At least one of our independent directors will be appointed prior to the date our common units are listed for trading on the NYSE. Our sponsor will appoint our second independent director within 90 days of the effectiveness of the registration statement of which this prospectus forms a part (the “effective date”) and our third independent director within one year of the effective date. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operations. For more information about the executive officers and directors of our general partner, please read “Management.”

Upon the closing of this offering, we will not directly employ any of the executive officers responsible for managing our business. All of the executive officers that will be responsible for managing our day to day affairs are officers of Lightfoot and, therefore, will have responsibilities to each of us, our general partner and Lightfoot after this offering. We will enter into a services agreement with our general partner and Lightfoot in connection with this offering, which will provide, among other matters, that Lightfoot will make available to our general partner the services of its executive officers and employees who serve as our general partner’s executive officers, and that we, our general partner and our subsidiaries, as the case may be, will be obligated to reimburse Lightfoot for any allocated portion of the costs that Lightfoot incurs in providing compensation and benefits to such Lightfoot employees, with the exception of costs attributable to Lightfoot share-based compensation.

Following the consummation of this offering, neither our general partner nor our sponsor will receive any management fee or other compensation in connection with our general partner’s management of our business, but we will reimburse our general partner and its affiliates, including our sponsor, for all expenses they incur and payments they make on our behalf pursuant to our partnership agreement and the services agreement. Our partnership agreement will not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions.”

Relationship with Lightfoot

One of our principal attributes is our relationship with our sponsor, Lightfoot. Lightfoot is a private investment vehicle that focuses on investing directly in master limited partnership-qualifying businesses and assets. Lightfoot investors include affiliates of, and funds under management by, GE EFS, Atlas Energy, LP, BlackRock Investment Management, LLC, Magnetar Capital, CorEnergy Infrastructure Trust, Inc. and Triangle Peak Partners Private Equity, LP. Lightfoot intends to utilize us as a growth vehicle for its energy logistics business to facilitate future organic expansion and acquisitions. Lightfoot and its affiliates have a significant interest in us through their ownership of a     % limited partner interest, our general partner and all of our incentive distribution rights.

Lightfoot’s stated strategy is to make investments by partnering with, promoting and supporting strong management teams to build growth-oriented businesses or industry verticals. Lightfoot provides extensive financial and industry relationships and significant master limited partnership experience, which assist in growth via acquisitions and development projects by identifying:

•	efficient operating platforms with deep industry relationships;

•	significant expansion opportunities through add-on acquisitions and development projects;

•	stable cash flows with fee-based income streams, limited commodity exposure and long-term contracts; and

•	scalable platforms and opportunities with attractive fundamentals and visible future growth.

Our relationship and access to our sponsor’s expertise in mergers and acquisition transactions will be a significant attribute to achieving our growth objectives.

Conflicts of Interest and Fiduciary Duties

Our general partner has a legal duty to manage us in a manner that it believes is not adverse to our interest. However, the officers and directors of our general partner also have a duty to manage our general partner in a manner beneficial to our sponsor, Lightfoot, the owner of our general partner. As a result, conflicts of interest may arise in the future between us or our unitholders, on the one hand, and our sponsor and our general partner, on the other hand.

Our partnership agreement limits the liability of and replaces the default fiduciary duties that would otherwise be owed by our general partner to our unitholders. The effect of these provisions is to restrict the remedies available to our unitholders for actions that might otherwise constitute a breach of duties of our general partner or its directors or officers. Our partnership agreement also provides that affiliates of our general partner, including Lightfoot and its owners, are not restricted from competing with us and have no obligation to present business opportunities to us. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and each unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law.

For a more detailed description of the conflicts of interest and duties of our general partner and its directors and officers, please read “Conflicts of Interest and Fiduciary Duties.” For a description of other relationships with our affiliates, please read “Certain Relationships and Related Transactions.”

Principal Executive Offices

Our principal executive offices are located at 725 Fifth Avenue, 19th Floor, New York, NY 10022, and our phone number is (212) 993-1280. Our website is www                 .com. We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission (“SEC”) available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). For as long as we are an emerging growth company, unlike other public companies, we will not be required to:

•	provide three years of audited financial statements and management’s discussion and analysis of financial condition and results of operations;

•	provide five years of selected financial data;

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provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

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comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) after April 5, 2012, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements, unless the SEC determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	provide a separate unitholder vote on certain golden parachute arrangements at meetings in which unitholders are being asked to approve a merger or similar transaction.

We will cease to be an “emerging growth company” upon the earliest of:

•	the last day of the fiscal year in which we have $1.0 billion or more in annual revenues;

•

the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which generally requires more than $700 million in market value of our common units held by non-affiliates as of June 30 of the year such determination is made;

•	the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	the last day of the fiscal year following the fifth anniversary of this offering.

We may choose to take advantage of some but not all of these reduced obligations. We have availed ourselves of the reduced reporting obligations with respect to financial statements, selected financial data, management’s discussion and analysis of financial condition and results of operations and executive compensation disclosure in this prospectus and expect to continue to avail ourselves of the reduced reporting obligations available to emerging growth companies in future filings. For as long as we take advantage of the reduced reporting obligations, the information that we provide unitholders may be different than information provided by other public companies in which you hold equity interests.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

Formation Transactions and Partnership Structure

In connection with the closing of this offering, the following will occur:

•

our sponsor, GCAC and Center Oil will cause 100% of the limited partner interests in Arc Terminals LP and 100% of the limited liability company interests in Arc Terminals GP LLC to be contributed to us in exchange for the issuance of an aggregate of                  common units and                  subordinated units;

•	our sponsor will cause the common units and subordinated units to be distributed to its owners;

•

we intend to issue                  common units to the public and will receive net proceeds of $         million at an assumed initial offering price of $         per unit after deducting the estimated underwriting discount, structuring fee and offering expenses;

•

we intend to use the net proceeds to fund the purchase of the LNG Interest from an affiliate of GE EFS, to repay intercompany payables owed to our sponsor and to reduce amounts outstanding under our existing credit facility; and

•	we intend to enter into a new credit facility to refinance our outstanding indebtedness.

We have granted the underwriters a 30-day option to purchase up to an aggregate of                  additional common units. Any net proceeds received from the exercise of this option will be used to further reduce amounts outstanding under our credit facility.

Organizational Structure

The following is a simplified diagram of our ownership structure after giving effect to this offering and the related transactions.

(1)	In connection with the closing of this offering, our Predecessor will merge with Arc Terminals GP LLC with Arc Terminals GP LLC surviving. The surviving entity will then change its name to Arc Logistics LLC.

Public Unitholders		%
Interests of GCAC:
Common Units		%
Subordinated Units		%
Interests of Center Oil:
Subordinated Units		%
Interests of Our Sponsor and its Owners:
Subordinated Units		%
Non-economic General Partner Interest		0.0%
Incentive Distribution Rights	—	— (a)

100.0%

(a)	Incentive distribution rights represent a variable interest in distributions and thus are not expressed as a fixed percentage. Please read “How We Make Distributions To Our Partners—Incentive Distribution Rights.”

The Offering

Common units offered to the public	common units.

common units if the underwriters exercise their option to purchase additional common units in full.

Units outstanding after this offering	common units and subordinated units, each representing an aggregate 50.0% limited partner interest in us. In addition, our general partner will own a non-economic general partner interest in us.

Use of proceeds	We intend to use the estimated net proceeds of approximately $ million from this offering (based on an assumed initial offering price of $ per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discount, structuring fee and offering expenses, to fund the purchase of the LNG Interest from an affiliate of GE EFS, to repay intercompany payables owed to our sponsor and to reduce amounts outstanding under our existing credit facility.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds would be approximately $ million (based upon the mid-point of the price range set forth on the cover page of this prospectus). The net proceeds from any exercise of such option will be used to further reduce amounts outstanding under our credit facility.

Affiliates of certain of our underwriters are lenders under our existing credit facility and, as such, will receive a portion of the proceeds of this offering. Please read “Use of Proceeds.”

Cash distributions	We intend to make a minimum quarterly distribution of $ per unit ($ per unit on an annualized basis) to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates.

Although it is our intent to distribute each quarter an amount at least equal to the minimum quarterly distribution on all of our units, we are not obligated to make distributions in that amount or at all. However, with respect to any quarter during the subordination period, if we do not make quarterly distributions on our common units in an amount at least equal to the minimum quarterly distribution (plus any arrearages accumulated from prior periods), then the subordinated unitholders will not be entitled to receive any distributions from operating surplus until we have made distributions to common unitholders in an aggregate amount equal to the minimum quarterly distribution, plus all arrearages accumulated from prior periods.

For the quarter in which this offering closes, we will pay a prorated distribution on our units covering the period after the completion of this offering through , based on the actual length of that period.

Our partnership agreement generally provides that we will distribute cash each quarter in the following manner:

•	first, to the holders of common units, until each common unit has received the minimum quarterly distribution of $ plus any arrearages from prior quarters;

•	second, to the holders of subordinated units, until each subordinated unit has received the minimum quarterly distribution of $ ; and

•	third, to all unitholders pro rata, until each has received a distribution of $ .

If cash distributions to our unitholders exceed $ per unit in any quarter, our unitholders and our general partner, as the initial holder of our incentive distribution rights, will receive distributions according to the following percentage allocations:

Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions
	Unitholders	General Partner
above $ up to $	100.0%	0.0%
above $ up to $	85.0%	15.0%
above $ up to $	75.0%	25.0%
above $	50.0%	50.0%

We refer to additional increasing distributions to our general partner as “incentive distributions.” Please read “How We Make Distributions To Our Partners—Incentive Distribution Rights.”

Pro forma cash available for distribution generated during the year ended December 31, 2012 and the twelve months ended June 30, 2013 was approximately $7.7 million and $15.8 million, respectively. The amount of available cash we need to pay the minimum quarterly distribution for four quarters on our common units and subordinated units to be outstanding immediately after this offering is approximately $ million (or an average of approximately $ million per quarter). As a result, for the year ended December 31, 2012 and twelve months ended June 30, 2013, we would have generated available cash sufficient to pay % of the minimum quarterly distribution on all of our common units, but only approximately % and %, respectively, of the minimum quarterly distribution on our subordinated units during those periods.

We believe, based on our financial forecast and related assumptions included in “Cash Distribution Policy and Restrictions on Distributions,” that we will generate sufficient cash available for

distribution to pay the minimum quarterly distribution of $         on all of our common units and subordinated units for each quarter in the twelve months ending September 30, 2014. However, we do not have a legal or contractual obligation to pay quarterly distributions at our minimum quarterly distribution rate or at any other rate and there is no guarantee that we will pay distributions to our unitholders in any quarter. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Subordinated units	Owners of our sponsor, GCAC and Center Oil will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units	The subordination period will end on the first business day after we have earned and paid at least (1) $ (the minimum quarterly distribution on an annualized basis) on each outstanding common unit and subordinated unit for each of three consecutive, non-overlapping four quarter periods ending on or after , 2016 or (2) $ (150.0% of the annualized minimum quarterly distribution) on each outstanding common unit and subordinated unit and the related distribution on the incentive distribution rights for a four-quarter period ending on or after , 2014, in each case provided there are no arrearages on our common units at that time.

The subordination period will also end upon the removal of our general partner other than for cause if no subordinated units or common units held by holder(s) of subordinated units or their affiliates are voted in favor of that removal.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units thereafter will no longer be entitled to arrearages. Please read “How We Make Distributions to Our Partners—Subordination Period.”

Issuance of additional units	Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement—Issuance of Additional Interests.”

General partner’s right to reset the target distribution levels

Our general partner, as the initial holder of our incentive distribution rights, has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50.0%) for the prior four consecutive whole fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distributions at the time of the exercise of the reset election. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made.

Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution as the current target distribution levels.

In the event of a reset of target distribution levels, our general partner will be entitled to receive the number of common units equal to that number of common units which would have entitled their holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. Please read “How We Make Distributions To Our Partners—General Partner’s Right to Reset Incentive Distribution Levels.”

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, owners of our sponsor will own an aggregate of % of our outstanding units (or % of our outstanding units, if the underwriters exercise their option to purchase additional common units in full). This will give the owners of our sponsor the ability to prevent the removal of our general partner. Please read “The Partnership Agreement—Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date that is three business days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed.

Please read “The Partnership Agreement—Limited Call Right.”

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2016, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than % of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $ per unit, we estimate that your average allocable federal taxable income per year will be no more than approximately $ per unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership” for the basis of this estimate.

Material federal income tax consequences	For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material U.S. Federal Income Tax Consequences.”

Directed unit program	At our request, the underwriters have reserved for sale up to % of the common units being offered in this offering for sale at the initial public offering price to the directors, prospective directors and executive officers of our general partner and certain other employees and consultants of us and our affiliates. We do not know if these persons will choose to purchase all or any portion of these reserved common units, but any purchases they do make will reduce the number of common units available to the general public. Please read “Underwriting—Directed Unit Program.”

Exchange listing	We intend to apply to list our common units on the NYSE under the symbol “ARCX”.

Summary Historical and Pro Forma Financial and Operating Data

Arc Logistics Partners LP was formed in July 2013 and does not have historical financial statements. Therefore, in this prospectus we present the historical consolidated financial statements of Arc Terminals LP, which will be transferred to Arc Logistics Partners LP upon the closing of this offering, which we refer to as “Predecessor.” The following table presents summary historical financial and operating data of the Predecessor and summary unaudited pro forma condensed combined financial and operating data of Arc Logistics Partners LP as of the dates and for the periods indicated.

The summary historical financial data of the Predecessor presented as of and for the years ended December 31, 2012 and 2011 are derived from the audited historical consolidated financial statements of the Predecessor that are included elsewhere in this prospectus. The summary historical financial data presented as of and for the six months ended June 30, 2013 and for the six months ended June 30, 2012 are derived from the unaudited historical condensed consolidated financial statements of the Predecessor included elsewhere in this prospectus.

The summary unaudited pro forma condensed combined financial data presented for the year ended December 31, 2012 and as of and for the six months ended June 30, 2013 are derived from our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus. Our unaudited pro forma condensed combined financial statements give pro forma effect to the following:

•

the acquisition of Arc Terminals Mobile Holdings, LLC from GCAC in February 2013 (which is reflected only in the statements of operations for the year ended December 31, 2012 and the six months ended June 30, 2013);

•	the contribution of Arc Terminals LP and Arc Terminals GP LLC to us by our sponsor, GCAC and Center Oil and the issuance by us of an aggregate of common units and subordinated units in exchange;

•	the issuance of common units to the public and the application of the net proceeds therefrom as described in “Use of Proceeds,” including the acquisition of the LNG Interest; and

•	entering into a new credit facility.

The unaudited pro forma condensed combined balance sheet as of June 30, 2013 assumes the events listed above occurred as of June 30, 2013 (other than the acquisition of Arc Terminals Mobile Holdings, LLC from GCAC). The unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2012 and the six months ended June 30, 2013 assume the events listed above occurred as of January 1, 2012.

We have not given pro forma effect to incremental selling, general and administrative expenses of approximately $2.9 million that we expect to incur annually as a result of operating as a publicly traded partnership, such as expenses associated with SEC reporting requirements, including annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, Sarbanes-Oxley Act compliance, NYSE listing, independent auditor fees, legal fees, investor relations activities, registrar and transfer agent fees, director and officer insurance and director compensation.

For a detailed discussion of the summary historical financial information contained in the following table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following table should also be read in conjunction with “Use of Proceeds” and “Business—Relationship with Lightfoot” and the audited and unaudited historical consolidated financial statements of Predecessor and our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus. Among other things, the historical and unaudited pro forma condensed combined financial statements include more detailed information regarding the basis of presentation for the information in the following table.

The following table presents the non-GAAP financial measure of Adjusted EBITDA, which we use in our business as an important supplemental measure of our performance. Adjusted EBITDA represents net income before interest expense, income taxes and depreciation and amortization expense, as further adjusted for other non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is not calculated or presented in accordance with GAAP. We explain this measure under “—Non-GAAP Financial Measure” below and reconcile Adjusted EBITDA to its most directly comparable financial measure calculated and presented in accordance with GAAP.

	Predecessor Historical				Arc Logistics Partners LP Pro Forma(1)
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2012	2011	2013	2012	2012	2013
	(in thousands, except per unit and operating data)
Statement of Operations Data:
Revenues:
Third party customers	$13,201	$10,588	$18,683	$7,032	$24,806	$20,284
Related parties	9,663	10,441	4,021	5,006	9,663	4,021

	22,864	21,029	22,704	12,038	34,469	24,305
Expenses:
Operating expenses	7,266	6,957	9,132	3,527	13,746	9,824
Selling, general and administrative(2)	2,283	2,179	4,793	1,377	3,019	1,779
Selling, general and administrative—affiliate	2,592	2,614	1,218	1,287	2,592	1,218
Depreciation	3,317	2,749	2,605	1,651	4,742	2,753
Amortization	624	649	2,135	319	4,510	2,540

Total expenses	16,082	15,148	19,883	8,161	28,609	18,114

Operating income	6,782	5,881	2,821	3,877	5,860	6,191

Other income (expense):
Gain on bargain purchase of business	—	—	11,777	—	—	11,777
Equity earnings from the LNG Interest	—	—	—	—	7,802	4,806
Gain on fire/oil spill	—	—	—	—	888	—
Other income	4	1	47	—	156	68
Interest expense	(1,320)	(491)	(3,433)	(619)	(2,917)	(1,332)

Total other income (expense)	(1,316)	(490)	8,391	(619)	5,929	15,319

Income (loss) before taxes	5,466	5,391	11,212	3,258	11,789	21,510
Income taxes	43	25	15	37	43	15

Net income	$5,423	$5,366	$11,197	$3,221	$11,746	$21,495

Pro forma net income per limited partner unit:
Common unit
Subordinated unit
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$6,754	$7,551	8,496	3,315
Investing activities	(10,552)	(10,756)	(89,253)	(7,863)
Financing activities	3,278	3,755	81,055	3,752
Other Financial Data:
Adjusted EBITDA(3)	$10,862	$9,280	$10,750	$5,878	$23,070	$16,358
Maintenance capital expenditures(4)	917	635	661	223	2,096	661
Expansion capital expenditures(5)	11,784	11,176	88,603	8,141	15,237	88,603
Balance Sheet Data (at period end):
Cash and cash equivalents	$1,429	$1,948	$1,726			$1,726
Total assets	131,764	122,895	263,223			334,790
Long-term debt (including current portion)	30,500	20,000	115,375			80,680
Total liabilities	34,221	24,694	124,830			87,113
Preferred units	—	—	30,600			—
Partners’ capital	97,543	98,201	107,792			247,675
Operating Data:
Storage capacity (bbls)	3,501,844	3,112,331	4,803,191	3,199,988	4,739,653	4,803,191
Throughput (mbpd)	40.9	30.7	68.7	40.0	53.2	71.0

(1)	Pro forma selling, general and administrative expenses exclude any expenses associated with the acquisition of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities incurred on behalf of either our Predecessor or GCAC in the transactions that were completed in February 2013.
(2)	Includes $0.1 million and $3.1 million of transaction related expenses incurred by our Predecessor for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively, to acquire the Mobile, AL, Saraland, AL and Brooklyn, NY facilities in February 2013.
(3)	For more information, please read “—Non-GAAP Financial Measure” below.
(4)	Maintenance capital expenditures are capital expenditures made to maintain our long-term operating capacity or operating income. Please read “How We Make Distributions to Our Partners—Capital Expenditures.”
(5)	Expansion capital expenditures are capital expenditures expected to increase our long-term operating capacity or operating income whether through construction, development or acquisitions. Please read “How We Make Distributions to Our Partners—Capital Expenditures.”

Non-GAAP Financial Measure

We define Adjusted EBITDA as net income before interest expense, income taxes and depreciation and amortization expense, as further adjusted for other non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is not a presentation made in accordance with GAAP.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•	our ability to make distributions;

•	our ability to incur and service debt and fund capital expenditures; and

•	our ability to incur additional expenses.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to a similarly titled measure of other companies, thereby diminishing its utility.

The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	Predecessor Historical				Arc Logistics Partners LP Pro Forma(1)
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2012	2011	2013	2012	2012	2013
	(in thousands)
Reconciliation of Adjusted EBITDA to net income
Net income	$5,423	$5,366	$11,197	$3,221	$11,746	$21,495
Depreciation	3,317	2,749	2,605	1,651	4,742	2,753
Amortization	624	649	2,135	319	4,510	2,540
Interest expense	1,320	491	3,433	619	2,917	1,332
Income taxes	43	25	15	37	43	15
Gain on bargain purchase of business	—	—	(11,777)	—	—	(11,777)
Gain on fire/oil spill	—	—	—	—	(888)	—
One-time transaction expenses(2)	135	—	3,142	31	—	—

Adjusted EBITDA	$10,862	$9,280	$10,750	$5,878	$23,070	$16,358

(1)	Pro forma net income has been adjusted to exclude any expenses associated with the acquisitions of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities incurred on behalf of either our Predecessor or GCAC.
(2)	The one-time transaction expenses incurred by our Predecessor relate to the due diligence and acquisition expenses associated with the purchase of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities. These expenses have been excluded from pro forma net income.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were to occur, our business, financial condition, results of operations and cash available for distribution could be materially adversely affected. In that case, we might not be able to make distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in Our Business

We may not have sufficient cash from operations following the establishment of cash reserves and payment of costs and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders.

We may not have sufficient cash each quarter to pay the full amount of our minimum quarterly distribution of $         per unit, or $         per unit per year, which will require us to have available cash of approximately $ million per quarter, or $         million per year, based on the number of common and subordinated units to be outstanding after the completion of this offering. The amount of cash we can distribute on our common and subordinated units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•	the volumes of crude oil, petroleum products and chemicals that we handle;

•	the terminalling, storage, throughput, transloading and ancillary services fees with respect to volumes that we handle;

•	the price of, and demand for, crude oil and petroleum products in the markets we serve;

•	pressures from competitors in our geographic markets;

•

damage to pipelines, facilities, related equipment and surrounding properties caused by hurricanes, earthquakes, floods, fires, severe weather, explosions, and other natural disasters and acts of terrorism;

•	leaks or accidental releases of products or other materials into the environment, whether as a result of human error or otherwise;

•	planned or unplanned shutdowns of the facilities owned by or supplying our customers;

•	prevailing economic and market conditions;

•	the risk of contract non-renewal or failure to perform by our customers, and our ability to replace such contracts and/or customers;

•	difficulties in collecting our receivables because of credit or financial problems of customers;

•	the effects of new or expanded health, environmental, and safety regulations;

•	governmental regulation, including changes in governmental regulation of the industries in which we operate;

•	the level of our operating, maintenance and general and administrative expenses;

•	changes in tax laws; and

•	force majeure events.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

•	the level of capital expenditures we make;

•	the cost of acquisitions;

•	our debt service requirements and other liabilities;

•	fluctuations in our working capital needs;

•	our ability to borrow funds and access capital markets;

•	restrictions contained in debt agreements to which we are a party; and

•	the amount of cash reserves established by our general partner.

Other additional restrictions and factors may also affect our ability to pay cash distributions.

On a pro forma basis, we would not have had sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our units for the year ended December 31, 2012 or the twelve months ended June 30, 2013.

We must generate approximately $         million of cash available for distribution to pay the aggregate minimum quarterly distributions for four quarters on all units that will be outstanding immediately following this offering. The amount of pro forma cash available for distribution generated during the year ended December 31, 2012 was $7.7 million, which would have allowed us to pay only     % of the aggregate minimum quarterly distribution on our common units during that period and none of the aggregate minimum quarterly distribution on our subordinated units during that period. The amount of pro forma cash available for distribution generated during the twelve months ended June 30, 2013 was $15.8 million, which would have allowed us to pay only     % of the aggregate minimum quarterly distribution on our common units during that period and         % of the aggregate minimum quarterly distribution on our subordinated units during that period. For a calculation of our ability to make cash distributions to our unitholders based on our historical results, please read “Cash Distribution Policy and Restrictions on Distributions.” If we are not able to generate additional cash for distribution to our unitholders in future periods, we may not be able to pay the full minimum quarterly distribution or any amount on our common or subordinated units, in which event the market price of our common units may decline materially.

The assumptions underlying our forecast of cash available for distribution are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause cash available for distribution to differ materially from our estimates.

The forecast of cash available for distribution includes our forecast of our results of operations and cash available for distribution for the twelve months ending September 30, 2014. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct.

Our forecast of cash available for distribution has been prepared by management, and we have not received an opinion or report on it from any independent registered public accountants. The assumptions underlying our forecast of cash available for distribution are inherently uncertain and are subject to significant business, economic, financial, regulatory, and competitive risks and uncertainties that could cause cash available for distribution to differ materially from that which is forecasted. If we do not achieve our forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units may decline materially. Please read “Cash Distribution Policy and Restrictions on Distributions.”

The amount of cash we have available for distribution to unitholders depends primarily on our cash flow and not solely on profitability, which may prevent us from making cash distributions during periods when we record net income.

The amount of cash we have available for distribution depends primarily on our cash flow from operations, including working capital borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

Our business would be adversely affected if the operations of our customers experienced significant interruptions. In certain circumstances, the obligations of many of our key customers under their services agreements may be reduced or suspended, which would adversely affect our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

We are dependent upon the uninterrupted operations of certain facilities owned, operated, managed or supplied by our customers, such as the exploration sites, refineries and chemical production facilities. Operations at our facilities and at the facilities owned, operated, or supplied by our suppliers and customers could be partially or completely shut down, temporarily or permanently, as the result of any number of circumstances that are not within our control, such as:

•	catastrophic events, including hurricanes and floods;

•	environmental remediation;

•	labor difficulties; and

•	disruptions in the supply of products to or from our facilities, including the failure of third-party pipelines or other facilities.

Additionally, terrorist attacks and acts of sabotage could target oil and gas production facilities, refineries, processing plants, terminals, and other infrastructure facilities.

Our services agreements with many of our key customers provide that if any of a number of events occur, including certain of those events described above, which we refer to as events of force majeure, and such event significantly delays or renders performance impossible with respect to one of our facilities, usually for a specified minimum period of days, our customer’s obligations would be temporarily suspended with respect to that facility. In that case, a significant customer’s minimum storage and throughput fees may be reduced or suspended, even if we are contractually restricted from recontracting out the storage space in question during such force majeure period, or the contract may be subject to termination. There can be no assurance that we are adequately insured against such risks. As a result, any significant interruption at one of our facilities or inability to transport products to or from these facilities or to or from our customers for any reason would adversely affect our results of operations, cash flow, and ability to make distributions to our unitholders.

Our ownership in each of the Baltimore, MD and Spartanburg, SC terminals represents a 50% ownership interest without the right to be the operator of the facilities, giving us limited influence on daily operating decisions.

We own a 50% undivided interest in each of the Baltimore, MD and Spartanburg, SC terminals whereby the co-owner and operator, CITGO, operates the terminals pursuant to an operating agreement, and in the future we may acquire interests in other terminals in which we do not serve as operator. In these situations, we are dependent upon the operator to operate the terminals efficiently and in compliance with applicable regulations. If the operator does not operate the terminals in a manner that minimizes operating expenses and prevents service interruptions, our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders could be materially affected.

Our ownership in the LNG Facility will represent a minority interest in Gulf LNG Holdings and our rights are limited. A decision could be made at Gulf LNG Holdings without requiring our approval and could have a material adverse effect on cash distributions from our LNG Interest.

Upon the consummation of this offering, we will own a 10.3% interest in Gulf LNG Holdings, while an affiliate of Kinder Morgan will own 50%, an affiliate of GE EFS will own 30% and our sponsor will own a 9.7% interest. Gulf LNG Holdings indirectly owns the LNG Facility. Kinder Morgan is the manager and operator of the LNG Facility and has the authority to manage and control the affairs of Gulf LNG Holdings. The governing documents relating to Gulf LNG Holdings require a supermajority vote on certain matters including:

•	the sale of substantially all the assets;

•	any proposed merger;

•	incurrence of additional indebtedness not already approved by the existing equity holders;

•	amendment to the organizational documents; and

•	the filing of a voluntary petition in bankruptcy.

The supermajority vote requires one or more of the members, which, in the aggregate, hold more than 70% of the ownership interests of Gulf LNG Holdings. Due to these provisions and our limited ownership interest, a decision could be made at Gulf LNG Holdings without our approval that could have a material adverse effect on the business, financial condition and results of operations of Gulf LNG Holdings and cash distributions from our LNG Interest.

Gulf LNG Holdings has been exploring the development of a liquefaction project adjacent to the LNG Facility. The cash distributions we expect to receive from our LNG Interest could be materially and adversely affected if the majority of the members of Gulf LNG Holdings approve to use the cash received from the LNG Facility to support the liquefaction project as opposed to paying distributions to the members of Gulf LNG Holdings.

Our financial results depend on the supply and demand for the crude oil, petroleum products and chemicals that we store and distribute, among other factors.

Any sustained decrease in demand for crude oil, petroleum products and chemicals in the markets served by our facilities could result in a significant reduction in storage, throughput or transloading in our facilities, which would reduce our cash flow and our ability to make distributions to our unitholders.

Factors that could lead to a decrease in market demand include:

•	lower supply of crude oil due to a decline in drilling activity in the United States and Canada due to a decrease in the market price for crude oil or for other reasons;

•	fluctuations in demand for crude oil, such as those caused by refinery downtime or shutdowns;

•	lower demand by consumers for petroleum products as a result of recession or other adverse economic conditions or due to higher prices caused by an increase in the market price of crude oil;

•	the impact of weather on demand for crude oil, petroleum products and chemicals;

•	higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of motor fuels;

•	an increase in automotive engine fuel economy, whether as a result of a shift by consumers to more fuel-efficient vehicles or technological advances by manufacturers; and

•	the increased use of alternative fuel sources, such as ethanol, biodiesel, fuel cells, and solar, electric and battery-powered engines.

The ability of our LNG Interest to generate cash is substantially dependent upon two terminal use agreements, and we will be materially and adversely affected if either customer fails to perform its contract obligations for any reason.

The distributions that we expect to receive from the LNG Interest are dependent on the future financial results of the LNG Facility. The LNG Facility generates revenues on firm contracted capacity from its two customers, ENI USA Gas Marketing L.L.C. and Angola LNG Supply Services, LLC (which is a joint venture of several integrated, multi-national oil and gas companies), each of which has entered into a terminal use agreement with Gulf LNG Holdings and agreed to pay firm reservation and operating fees regardless of whether LNG is delivered, stored or regasified. Our cash distributions from the LNG Interest are dependent upon the LNG Facility and each customer’s willingness to perform its contractual obligations under its respective terminal use agreement. The contractual obligations of each customer under its respective terminal use agreement are supported by a parent guarantee. Each of the terminal use agreements contains various termination rights. For example, each customer may terminate its terminal use agreement if the LNG Facility:

•	experiences a force majeure delay for longer than 18 months;

•	fails to redeliver a specified amount of natural gas in accordance with the customer’s redelivery nominations; or

•	fails to accept and unload a specified number of the customer’s proposed LNG cargoes.

We may not be able to replace these terminal use agreements on desirable terms, or at all, if they are terminated.

Due to global LNG supply/demand economics, the customers of Gulf LNG Holdings are not shipping LNG to the LNG Facility for storage and regasification services. Due to lower natural gas prices in the United States, the customers have an economic advantage in redirecting LNG vessels to other locations around the world. However, the contractual obligations of the terminal use agreements require the customers to continue paying the firm reservation and operating fees. This dynamic could result in non-performance from the customers to pay the firm reservation and operating fees under the terminal use agreements. While Gulf LNG Holdings would seek recourse under the customers’ parent guarantees, our business, financial conditions and results of operations and our ability to make quarterly distributions to our unitholders could be materially and adversely affected.

We are also exposed to the credit risk of each customer’s parent guarantor in the event that Gulf LNG Holdings is required to seek recourse under a customer’s parent guarantee. If either customer or its parent guarantor fails to perform its financial obligations under the terminal use agreement or the parent guarantee, respectively, our business, financial condition and results of operations and our ability to make quarterly distributions to our unitholders could be materially and adversely affected.

We depend on a relatively limited number of customers for a significant portion of our revenues. The loss of, or material nonpayment or nonperformance by, any of our key customers could adversely affect our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

A significant portion of our revenue is attributable to a relatively limited number of customers. On a pro forma basis, approximately 61.4% and 50.4% of our revenues for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively, were attributable to our five largest customers, which includes our largest customer, Center Oil. Some of our customers may have material financial and liquidity issues or operational incidents. We are subject to the risk of loss resulting from nonpayment or nonperformance by our customers. Our credit procedures and policies may not be adequate to fully eliminate customer credit risk. Any material nonpayment or nonperformance by any of our key customers and our inability to re-market or otherwise use the affected storage capacity could have a material adverse effect on our revenue and cash flows and our ability to make cash distributions to our unitholders. We expect our exposure to concentrated risk of non-payment or non-performance to continue as long as we remain substantially dependent on a relatively limited number of customers for a substantial portion of our revenue.

We periodically evaluate whether the carrying values of our terminals may be impaired and could be required to recognize non-cash charges in future periods.

Accounting rules require us to write down, as a non-cash charge to earnings, the carrying value of our terminals as well as any other long-lived assets in the event we have impairments. We are required to perform impairment tests on our assets periodically and whenever events or changes in circumstances warrant a review of our assets. To the extent such tests indicate a reduction of the estimated future cash flows of a long-lived asset, the carrying value may not be recoverable and, therefore, requires a write-down. The future cash flow estimates are based on historical results, adjusted to reflect our best estimate of future market and operating conditions. Accordingly, estimated future cash flows for our terminals can be impacted by demand for the petroleum products and crude oil that we store for our customers, volatility and pricing of crude oil and its impact on petroleum products prices, the level of domestic oil production and potential future sources of cash flows. For example, the Buckeye Pipeline, which provided petroleum products through a common carrier pipeline to our Chillicothe, IL terminal, ceased product deliveries during the first quarter of 2013. While the Chillicothe, IL terminal remains capable of receiving petroleum product through other modes, the inability to receive product via the common carrier pipeline has resulted in a strategic reevaluation of the Chillicothe, IL terminal. If we are unable to repurpose the terminal or address the common carrier pipeline issue, we might be forced to take a non-cash, asset impairment charge. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations in the period incurred and may impact our ability to borrow funds under our credit facility, which in turn may adversely affect our ability to make cash distributions to our unitholders.

Our operations are subject to operational hazards and unforeseen interruptions, including interruptions from hurricanes or floods, for which we may not be adequately insured.

Our operations are subject to operational hazards and unforeseen interruptions, including interruptions from hurricanes or floods, which have historically impacted certain of the Gulf Coast regions where our operations are located with some regularity. We may also be affected by factors such as adverse weather, accidents, fires, explosions, hazardous materials releases, mechanical failures, disruptions in supply infrastructure or logistics, and other events beyond our control. In addition, our operations are exposed to other potential natural disasters, including tornadoes, storms, floods and earthquakes. If any of these events were to occur, we could incur substantial losses because of personal injury or loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage resulting in curtailment or suspension of our related operations.

We are not fully insured against all risks incident to our business. Furthermore, we may be unable to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased and could escalate further. In addition, sub-limits have been imposed for certain risks. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we are not fully insured, it could have a material adverse effect on our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

The LNG Facility is no longer in a cryogenic state, but remains fully operational to receive, unload and regasify LNG vessels on behalf of its customers. However, because the LNG Facility is no longer in a cryogenic state, the process and timing to receive and unload an LNG vessel could trigger certain provisions in the terminal use agreements, which could adversely affect the profitability of our LNG Interest.

Since October 2012, the storage tanks and other equipment in the LNG Facility have not been in a cryogenic state. While the LNG Facility remains operationally ready to receive and process LNG vessels on behalf of its customers, the current status of the facility could increase the timing requirements to receive and process any LNG vessels as the LNG Facility returns to a cryogenic state. The terminal use agreements include provisions whereby the increased timing to receive and process LNG vessels could trigger demurrage and/or excess boil-off penalties. The amount of any such penalty will vary based upon the commencement of the unloading process, the actual time it takes to unload the vessel as it relates to the allotted unloading time and the size of the LNG vessel.

Reduced volatility in energy prices, certain market conditions or new government regulations could discourage our storage customers from holding positions in crude oil, petroleum products or chemicals, which could adversely affect the demand for our storage and throughput services.

We have constructed and will continue to construct new facilities in response to increased customer demand for storage and throughput services. Many of our competitors have also built new facilities. The demand for new facilities has resulted in part from our customers’ desire to have the ability to take advantage of profit opportunities created by volatility in the prices of crude oil, petroleum products and chemicals and certain conditions in the futures markets for those commodities. A condition in which future prices of petroleum products and crude oil are higher than the then-current prices, also called market contango, is favorable to commercial strategies that are associated with storage capacity as it allows a party to simultaneously purchase petroleum products or crude oil at current prices for storage and sell at higher prices for future delivery. Wide contango spreads combined with price structure volatility generally have a favorable impact on our results. If the price of petroleum products and crude oil is lower in the future than the then-current price, also called market backwardation, there is little incentive to store these commodities as current prices are above future delivery prices. In either case, margins can be improved when prices are volatile. The periods between these two market structures are referred to as transition periods. If the market is in a backwardated to transitional structure, our results from operations may be less than those generated during the more favorable contango market conditions. If the prices of crude oil, petroleum products and chemicals become relatively stable, or if federal and/or state regulations are passed that discourage our customers from storing those commodities, demand for our storage and throughput services could decrease, in which case we may be unable to renew contracts for our storage and throughput services or be forced to reduce the fees we charge for our services, either of which would reduce the amount of cash we generate.

Some of our current services agreements are automatically renewing on a short-term basis and may be terminated at the end of the current renewal term upon requisite notice. If one or more of our current services agreements is terminated and we are unable to secure comparable alternative arrangements, our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders will be adversely affected.

Some of our services agreements currently in effect are operating in the automatic renewal phase of the contract that begins upon the expiration of the primary contract term. Our services agreements generally have primary contract terms that range from one month up to ten years. Upon expiration of the primary contract term, these agreements renew automatically for successive renewal terms that range from one month to three years unless earlier terminated by either party upon the giving of the requisite notice, generally ranging from two to six months prior to the expiration of the applicable renewal term. On a pro forma basis for the six months ended June 30, 2013, 70% of our revenue was generated pursuant to take-or-pay provisions in our services agreements with a weighted average term remaining of approximately three years. Services agreements that account for an aggregate of 35% of our expected revenues for the twelve months ending September 30, 2014 could be terminated by our customers without penalty within the same period. If any one or more of our services agreements is terminated and we are unable to secure comparable alternative arrangements, we may not be able to generate sufficient additional revenue from third parties to replace any shortfall in revenue or increase in costs. Additionally, we may incur substantial costs if modifications to our terminals are required by a new or renegotiated services agreement. The occurrence of any one or more of these events could have a material impact on our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

Competition from other terminals that are able to supply our customers with comparable storage capacity at a lower price could adversely affect our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

We face competition from other facilities that may be able to supply our customers with integrated services on a more competitive basis, including access to pipeline delivery services in which we have limited connections. We compete with national, regional, and local terminal and storage companies, including major integrated oil companies, of widely varying sizes, financial resources and experience. Our ability to compete could be harmed by factors we cannot control, including:

•	prices offered by our competitors;

•	our competitors’ construction of new assets or redeployment of existing assets in a manner that would result in more intense competition in the markets we serve;

•	the perception that another company may provide better service; and

•	the availability of alternative supply points or supply points located closer to our customers’ operations.

Any combination of these factors could result in our customers utilizing the assets and services of our competitors instead of our assets and services or us being required to lower our prices or increase our costs to retain our customers, either of which could adversely affect our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

Our expansion of existing assets and construction of new assets may not result in revenue increases and will be subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

A portion of our strategy to grow and increase distributions to unitholders is dependent on our ability to expand existing assets and to construct additional assets. The construction of a new facility, or the expansion of an existing facility, such as increasing capacity or otherwise, involves numerous regulatory, environmental, political and legal uncertainties, most of which are beyond our control. Moreover, we may not receive sufficient long-term contractual commitments from customers to provide the revenue needed to support such projects. As a result, we may construct new facilities that are not able to attract enough storage or throughput customers to achieve our expected investment return, which could adversely affect our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

If we undertake these projects, they may not be completed on schedule or at all or at the budgeted cost. Even if we receive sufficient multi-year contractual commitments from customers to provide the revenue needed to support such projects and we complete our construction projects as planned, we may not realize an increase in revenue for an extended period of time. For example, if we build a new terminal, the construction will occur over an extended period of time and we will not receive any material increases in revenues until after completion of the project. Any of these circumstances could adversely affect our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

If we are unable to make acquisitions on economically acceptable terms, our future growth would be limited and any acquisitions we make may reduce, rather than increase, our cash generated from operations on a per unit basis.

A portion of our strategy is also dependent on our ability to make acquisitions that result in an increase in our cash available for distribution per unit. If we are unable to make acquisitions because we are unable to identify attractive acquisition candidates or negotiate acceptable purchase agreements, or we are unable to obtain financing for these acquisitions on economically acceptable terms or we are outbid by competitors, our future growth and ability to increase distributions will be limited. Furthermore, even if we do consummate acquisitions that we believe will be accretive, they may in fact result in a decrease in our cash available for distribution per unit. Any acquisition involves potential risks, some of which are beyond our control, including, among other things:

•	mistaken assumptions about revenues and costs, including synergies;

•	an inability to integrate successfully the businesses we acquire;

•	an inability to hire, train or retain qualified personnel to manage and operate our business and newly acquired assets;

•	the assumption of unknown liabilities;

•	limitations on rights to indemnity from the seller;

•	mistaken assumptions about the overall costs of equity or debt;

•	the diversion of management’s attention from other business concerns;

•	unforeseen difficulties operating in new product areas or new geographic areas; and

•	customer or key employee losses at the acquired businesses.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly and unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of our future funds and other resources.

Revenues we generate from storage and throughput services fees vary based upon the level of activity at our facilities by our customers. Any decrease in the demand for the crude oil, petroleum products or chemicals we handle or any interruptions to the operations of certain of our customers could reduce the amount of cash we generate and adversely affect our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

A substantial portion of our revenues is based on the throughput activity levels of our customers. The revenues we generate from storage and throughput services fees vary based upon the underlying services agreements and the volumes of products handled at our facilities. Our customers may not be obligated to pay us any storage or throughput services fees unless we move volumes of products across our truck loading racks, marine facilities or rail assets on their behalf. If one or more of our customers were to slow or suspend its operations, have difficulty supplying their products to our terminals or otherwise experience a decrease in demand for our services, our revenues under our agreements with such customers would be reduced or suspended, resulting in a decrease in the revenues we generate.

Any reduction in the capability of our customers to utilize third-party pipelines and railroads that interconnect with our terminals or to continue utilizing them at current costs could cause a reduction of volumes transported through our terminals.

The customers of our facilities are dependent upon connections to third-party pipelines and railroads to receive and deliver crude oil, petroleum products and chemicals. Any interruptions or reduction in the capabilities of these interconnecting pipelines or railroads due to testing, line repair, reduced operating pressures, or other causes in the case of pipelines, or track repairs, in the case or railroads, could result in reduced volumes transported through our terminals. Similarly, if additional shippers begin transporting volume over interconnecting pipelines or railroads, the allocations to our existing shippers on these interconnecting pipelines could be reduced, which could reduce volumes transported through our terminals. Allocation reductions of this nature are not infrequent and are beyond our control. In addition, if the costs to us or our storage and throughput service customers to access these third-party pipelines or railroads significantly increase, our profitability could be reduced. Any such increases in cost, interruptions, or allocation reductions that, individually or in the aggregate, are material or continue for a sustained period of time could have a material adverse effect on our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

Many of our facilities have been in service for several decades, which could result in increased maintenance expenditures or remediation projects, which could adversely affect our business, results of operations, financial condition, and ability to make cash distributions to our unitholders.

Our facilities are generally long-lived assets. As a result, some of those assets have been in service for many decades. While we have implemented inspection programs in accordance the American Petroleum Institute, the age and condition of these assets could result in increased maintenance expenditures or remediation projects, such as in the case where we acquire terminal storage assets that have not been maintained to that standard. Any significant increase in these expenditures could adversely affect our business, results of operations, financial condition, and ability to make cash distributions to our unitholders.

We may incur significant costs and liabilities in complying with environmental, health and safety laws and regulations, which are complex and frequently changing.

Our operations involve the storage and throughput of crude oil, petroleum products and chemicals and are subject to federal, state, and local laws and regulations governing, among other things, the gathering, storage, handling, and transportation of petroleum and hazardous substances, the emission and discharge of materials into the environment, the generation, management and disposal of wastes, and other matters otherwise relating to the protection of the environment. Our operations are also subject to various laws and regulations relating to occupational health and safety. Compliance with this complex array of federal, state, and local laws and implementing regulations is difficult and may require significant capital expenditures and operating costs to mitigate or prevent pollution. Moreover, our business is inherently subject to accidental spills, discharges or other releases of petroleum or hazardous substances into the environment and neighboring areas, for which we may incur substantial liabilities to investigate and remediate. Failure to comply with applicable environmental, health, and safety laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, permit revocations, and injunctions limiting or prohibiting some or all of our operations.

We cannot predict what additional environmental, health, and safety legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to our operations. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. These expenditures or costs for environmental, health, and safety compliance could have a material adverse effect on our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

We could incur significant costs and liabilities in responding to contamination that occurs at our facilities.

Our terminal facilities have been used for the storage and throughput of crude oil, petroleum products and chemicals for many years. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons and wastes from time to time may have been spilled or released on or under the terminal properties. In addition, the terminal properties were previously owned and operated by other parties and those parties from time to time also may have spilled or released hydrocarbons or wastes. The terminal properties are subject to federal, state, and local laws that impose investigatory and remedial obligations, some of which are joint and several or strict liability obligations without regard to fault, to address and prevent environmental contamination. We may incur significant costs and liabilities in responding to any soil and groundwater contamination that occurs on our properties, even if the contamination was caused by prior owners and operators of our facilities.

We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations or otherwise comply with health, safety, environmental and other laws and regulations.

Our operations require numerous permits and authorizations under various federal and state laws and regulations. These authorizations and permits are subject to revocation, renewal or modification and can require operational changes or incremental capital investments to limit impacts or potential impacts on the environment and/or health and safety. A violation of authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions, and/or facility shutdowns. In addition, major modifications of our operations could require modifications to our existing permits or upgrades to our existing pollution control equipment. Any or all of these matters could have a negative effect on our business, results of operations and cash flows.

Increased regulation of greenhouse gas emissions could result in increased operating costs and reduced demand for petroleum products as a fuel source, which could in turn reduce demand for our services and adversely affect our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

Combustion of fossil fuels, such as the crude oil and petroleum products we store and distribute, results in the emission of carbon dioxide into the atmosphere. In December 2009, the Environmental Protection Agency (the “EPA”) published its findings that emissions of carbon dioxide and other greenhouse gases present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes, and the EPA has begun to regulate greenhouse gases (“GHG”) emissions pursuant to the Clean Air Act. Many states and regions have adopted GHG initiatives and it is possible that federal legislation could be adopted in the future to restrict GHG emissions.

There are many regulatory approaches currently in effect or being considered to address GHG, including possible future U.S. treaty commitments, new federal or state legislation that may impose a carbon emissions tax or establish a cap-and-trade program and regulation by the EPA. Future international, federal, and state initiatives to control carbon dioxide emissions could result in increased costs associated with crude oil and petroleum products consumption, such as costs to install additional controls to reduce carbon dioxide emissions or costs to purchase emissions reduction credits to comply with future emissions trading programs. Such increased costs could result in reduced demand for crude oil and petroleum products and some customers switching to alternative sources of fuel which could have a material adverse effect on our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

Our operations are subject to federal and state laws and regulations relating to product quality specifications, and we could be subject to damages based on claims brought against us by our customers or lose customers as a result of the failure of products we distribute to meet certain quality specifications.

Various federal and state agencies prescribe specific product quality specifications for petroleum products, including vapor pressure, sulfur content, ethanol content and biodiesel content. Depending upon the services agreement, changes in product quality specifications or blending requirements could reduce our throughput volume, require us to incur additional handling costs or require capital expenditures. If we are unable to recover these costs through increased revenues, our cash flows and ability to pay cash distributions to our unitholders could be adversely affected. Violations of product quality laws attributable to our operations could subject us to significant fines and penalties as well as negative publicity.

Our executive officers and certain key personnel are critical to our business, and these officers and key personnel may not remain with us in the future.

Our future success depends upon the continued service of our executive officers and other key personnel. If we lose the services of one or more of our executive officers or key employees, our business, operating results and financial condition could be harmed.

Mergers among our customers and competitors could result in lower levels of activity at our terminals, thereby reducing the amount of cash we generate.

Mergers between our existing customers and our competitors could provide strong economic incentives for the combined entities to utilize their existing systems instead of ours in those markets where the systems compete. As a result, we could lose some or all of the activity and associated revenues from these customers, and we could experience difficulty in replacing those lost volumes and revenues. Because most of our operating costs are fixed, a reduction in activity would result not only in less revenue but also a decline in cash flow of a similar magnitude, which would adversely affect our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

Restrictions in our credit agreement could adversely affect our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders as well as the value of our common units.

Upon the consummation of this offering, we intend to enter into a new credit agreement. We will be dependent upon the earnings and cash flow generated by our operations in order to meet our debt service obligations and to allow us to make cash distributions to our unitholders. The operating and financial restrictions and covenants in our credit agreement and any future financing agreements could restrict our ability to finance future operations or capital needs or expand or pursue our business, which may, in turn, adversely affect our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders. For example, we expect that our new credit agreement will restrict our ability to, among other things:

•	make cash distributions;

•	incur indebtedness;

•	create liens;

•	make investments;

•	engage in transactions with affiliates;

•	make any material change to the nature of our business;

•	dispose of assets; and

•	merge with another company or sell all or substantially all of our assets.

Furthermore, our credit agreement will contain covenants requiring us to maintain certain financial ratios.

The provisions of our credit agreement may affect our ability to obtain future financing for and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our credit agreement could result in an event of default which could enable our lenders, subject to the terms and conditions of our credit agreement, to declare the outstanding principal of that debt, together with accrued interest, to be immediately due and payable. If we were unable to repay the accelerated amounts, our lenders could proceed against the collateral granted to them to secure such debt. If the payment of our debt is accelerated, defaults under our other debt instruments, if any, may be triggered and our assets may be insufficient to repay such debt in full, and the holders of our units could experience a partial or total loss of their investment.

Increases in interest rates could adversely impact our unit price, our ability to issue equity or incur debt for acquisitions or other purposes, and our ability to make cash distributions at our intended levels.

Interest rates may increase in the future. As a result, interest rates on our credit facility or future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price will be impacted by our level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue equity or incur debt for acquisitions or other purposes and to make cash distributions at our intended levels.

The adoption of derivatives legislation by Congress could have an adverse impact on our customers’ ability to hedge risks associated with their business.

On July 21, 2010, the Dodd-Frank Act was signed into law. The Dodd-Frank Act regulates derivative transactions, which include certain instruments used in our customers’ risk management activities.

The Dodd-Frank Act requires the Commodity Futures Trading Commission (the “CFTC”) and the SEC to promulgate rules and regulations relating to, among other things, swaps, participants in the derivatives markets, clearing of swaps and reporting of swap transactions. In general, the Dodd-Frank Act subjects swap transactions and participants to greater regulation and supervision by the CFTC and the SEC and will require many swaps to be cleared through a CFTC- or SEC-registered clearing facility and executed on a designated exchange or swap execution facility. Among the other provisions of the Dodd-Frank Act that may affect derivative transactions are those relating to establishment of capital and margin requirements for certain derivative participants; establishment of business conduct standards, recordkeeping and reporting requirements; and imposition of position limits.

The new legislation and regulations promulgated thereunder could increase the operational and transactional cost of derivatives contracts and affect the number and/or creditworthiness of counterparties available to us or our customers.

Terrorist attacks aimed at our facilities or surrounding areas could adversely affect our business.

The U.S. government has issued warnings that energy assets, specifically the nation’s pipeline, rail and terminal infrastructure, may be the future targets of terrorist organizations. Any terrorist attack at our facilities, those of our customers and, in some cases, those of other pipelines, refineries, or terminals could materially and adversely affect our business, financial condition, results of operations, and ability to make quarterly distributions to our unitholders.

Risks Inherent in an Investment in Us

Our sponsor owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including our sponsor, have conflicts of interest with us and limited duties, and they may favor their own interests to the detriment of us and our unitholders.

Following the offering, our sponsor, Lightfoot, will own and control our general partner and will appoint all of the directors of our general partner. Although our general partner has a duty to manage us in a manner that it believes is not adverse to our interest, the executive officers and directors of our general partner also have a duty to manage our general partner in a manner beneficial to our sponsor. Therefore, conflicts of interest may arise between our sponsor or any of its affiliates, including our general partner, on the one hand, and us or any of our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its affiliates, including our sponsor and its owners, over the interests of our common unitholders. These conflicts include the following situations, among others:

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our general partner is allowed to take into account the interests of parties other than us, such as our sponsor, in exercising certain rights under our partnership agreement, which has the effect of limiting its duty to our unitholders;

•	neither our partnership agreement nor any other agreement requires our sponsor to pursue a business strategy that favors us;

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our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limits our general partner’s liabilities and restricts the remedies available to our unitholders for actions that, without such limitations, might constitute breaches of fiduciary duty;

•	except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

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our general partner determines the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership securities and the level of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

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our general partner determines the amount and timing of any capital expenditure and whether an expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. Please read “How We Make Distributions to Our Partners—Capital Expenditures” for a discussion on when a capital expenditure constitutes a maintenance capital expenditure or an expansion capital expenditure. This determination can affect the amount of cash from operating surplus that is distributed to our unitholders, which, in turn, may affect the ability of the subordinated units to convert. Please read “How We Make Distributions to Our Partners—Subordination Period”;

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our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

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our partnership agreement permits us to distribute up to $         million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or the incentive distribution rights;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

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our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with its affiliates on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units;

•	our general partner controls the enforcement of obligations that it and its affiliates owe to us;

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

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our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or the unitholders. This election may result in lower distributions to the common unitholders in certain situations.

In addition, our sponsor, its owners and entities in which they have an interest may compete with us. Please read “—Our sponsor, its owners and other affiliates of our general partner may compete with us” and “Conflicts of Interest and Fiduciary Duties.”

The board of directors of our general partner may modify or revoke our cash distribution policy at any time at its discretion. Our partnership agreement does not require us to pay any distributions at all.

The board of directors of our general partner will adopt a cash distribution policy pursuant to which we intend to distribute quarterly at least $         per unit on all of our units to the extent we have sufficient cash after the establishment of cash reserves and the payment of our expenses, including payments to our general partner and its affiliates. However, the board may change such policy at any time at its discretion and could elect not to pay distributions for one or more quarters. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Our partnership agreement does not require us to pay distributions at the amount of the minimum quarterly distribution or in any amount at all. Accordingly, investors are cautioned not to place undue reliance on the permanence of such a policy in making an investment decision. Any modification or revocation of our cash distribution policy could substantially reduce or eliminate the amounts of distributions to our unitholders. The amount of distributions we make, if any, and the decision to make any distribution at all will be determined by the board of directors of our general partner, whose interests may differ from those of our common unitholders. Our general partner has limited duties to our unitholders, which may permit it to favor its own interests or the interests of our sponsor or its affiliates to the detriment of our common unitholders.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements between us and third parties so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

It is our policy to distribute a significant portion of our cash available for distribution to our partners, which could limit our ability to grow and make acquisitions.

We plan to distribute most of our cash available for distribution, which may cause our growth to proceed at a slower pace than that of businesses that reinvest their cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the cash that we have available to distribute to our unitholders.

Our partnership agreement replaces our general partner’s fiduciary duties to holders of our units.

Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, or otherwise free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

•	how to allocate business opportunities among us and its affiliates;

•	whether to exercise its call right;

•	how to exercise its voting rights with respect to the units it owns;

•	whether to exercise its registration rights;

•	whether to elect to reset target distribution levels; and

•	whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

By purchasing a common unit, a unitholder is treated as having consented to the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties.”

Our partnership agreement restricts the remedies available to holders of our units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement provides that:

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whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

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our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning that it believed that the decision was not adverse to the interest of the partnership;

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our general partner and its officers and directors will not be liable for monetary damages or otherwise to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of conduct in which our general partner or its officers or directors engaged in bad faith or, with respect to any criminal conduct, with knowledge that such conduct was unlawful; and

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our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is:

(1)	approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

(2)	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee then it will be presumed that, in making its decision, taking any action or failing to act, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Fiduciary Duties.”

Our sponsor, its owners and other affiliates of our general partner may compete with us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership interest in us.

However, affiliates of our general partner, including our sponsor and its owners, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Any investments or acquisitions by affiliates of our general partner, including our sponsor and its owners, may include entities or assets that we would have been interested in acquiring. In addition, our sponsor and its owners may acquire interests in other publicly traded partnerships. Therefore, our sponsor and its affiliates may compete with us for investment opportunities and may own an interest in entities that compete with us.

Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers and directors, our sponsor and its owners. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner, including our sponsor and its owners, and result in less than favorable treatment of us and our unitholders. Please read “Conflicts of Interest and Fiduciary Duties.”

Our general partner and, following a transfer, a majority of the holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of its board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

Our general partner has the right, as the initial holder of our incentive distribution rights, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50.0%) for the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units. In the event of a reset of target distribution levels, it will be entitled to receive the number of common units equal to that number of common units which would have entitled their holder to an average aggregate quarterly cash distribution for the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. This risk could be elevated if our incentive distribution rights have been transferred to a third party. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels.

Our general partner may transfer all or a portion of the incentive distribution rights in the future. After any such transfer, the holder or holders of a majority of our incentive distribution rights will be entitled to exercise the right to reset the target distribution levels. Please read “How We Make Distributions to Our Partners—General Partner’s Right to Reset Incentive Distribution Levels.”

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner, including the independent directors, is chosen entirely by our sponsor, as a result of it owning our general partner, and not by our unitholders. Please read “Management” and “Certain Relationships and Related Transactions.” Unlike publicly traded corporations, we will not conduct annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders of corporations. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

If our unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. Unitholders initially will be unable to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon the completion of this offering to be able to prevent its removal. The vote of the holders of at least 66  2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, owners of our sponsor will own an aggregate of     % of our common and subordinated units (or     % of our common and subordinated units, if the underwriters exercise their option to purchase additional common units in full). Also, if our general partner is removed without cause during the subordination period and no units held by the holders of the subordinated units or their affiliates are voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

Unitholders will experience immediate and substantial dilution of $         per common unit.

The assumed initial public offering price of $         per common unit (the mid-point of the price range set forth on the cover page of this prospectus) exceeds our pro forma net tangible book value of $         per common unit. Based on the assumed initial public offering price of $         per common unit, unitholders will incur immediate and substantial dilution of $         per common unit. This dilution results primarily because the assets contributed to us by affiliates of our general partner are recorded at their historical cost in accordance with GAAP, and not their fair value. Please read “Dilution.”

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of our sponsor as the sole member of our general partner to transfer its membership interests in our general partner to a third party. After any such transfer, the new member or members of our general partner would then be in a position to replace the board of directors and executive officers of our general partner with their own designees and thereby exert significant control over the decisions taken by the board of directors and executive officers of our general partner. This effectively permits a “change of control” without the vote or consent of the unitholders.

The incentive distribution rights held by our general partner, or indirectly held by our sponsor, may be transferred to a third party without unitholder consent.

Our general partner or our sponsor may transfer the incentive distribution rights to a third party at any time without the consent of our unitholders. If our sponsor transfers the incentive distribution rights to a third party but retains its ownership interest in our general partner, our general partner may not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if our sponsor had retained ownership of the incentive distribution rights. For example, a transfer of incentive distribution rights by our sponsor could reduce the likelihood of our sponsor accepting offers made by us relating to assets owned by it, as it would have less of an economic incentive to grow our business, which in turn would impact our ability to grow our asset base.

Our general partner has a call right that may require unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Exchange Act. Upon consummation of this offering, owners of our sponsor will own an aggregate of     % of our common and subordinated units. At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), owners of our sponsor will own     % of our common units. For additional information about the limited call right, please read “The Partnership Agreement—Limited Call Right.”

Our general partner may amend our partnership agreement, as it determines necessary or advisable, to permit the general partner to redeem the units of certain unitholders.

Our general partner may amend our partnership agreement, as it determines necessary or advisable, to obtain proof of the U.S. federal income tax status and/or the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant) and to permit our general partner to redeem the units held by any person (i) whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates chargeable to our customers, (ii) whose nationality, citizenship or related status creates substantial risk of cancellation or forfeiture of any of our property and/or (iii) who fails to comply with the procedures established to obtain such proof. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption. Please read “The Partnership Agreement—Non-Taxpaying Holders; Redemption” and “The Partnership Agreement—Non-Citizen Assignees; Redemption.”

We may issue additional units without unitholder approval, which would dilute existing unitholder ownership interests.

Our partnership agreement does not limit the number of additional limited partner interests we may issue at any time without the approval of our unitholders. The issuance of additional common units or other equity interests of equal or senior rank will have the following effects:

•	our existing unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

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because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

There are no limitations in our partnership agreement on our ability to issue units ranking senior to the common units.

In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of units of senior rank may (i) reduce or eliminate the amount of cash available for distribution to our common unitholders; (ii) diminish the relative voting strength of the total common units outstanding as a class; or (iii) subordinate the claims of the common unitholders to our assets in the event of our liquidation.

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public or private markets.

After this offering, we will have                  common units and             subordinated units outstanding, which includes the                  common units we are selling in this offering that may be resold in the public market immediately. All of the subordinated units will convert into common units on a one-for-one basis at the end of the subordination period. All of the common and subordinated units that are issued to owners of our sponsor, GCAC and Center Oil will be subject to resale restrictions under a 180-day lock-up agreement with the underwriters. Each of the lock-up agreements with the underwriters may be waived in the discretion of certain of the underwriters. Sales by holders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. In addition, we have agreed to provide registration rights to owners of our sponsor and GCAC. Under our partnership agreement, our general partner and its affiliates have registration rights relating to the offer and sale of any units that they hold, subject to certain limitations. Please read “Units Eligible for Future Sale.”

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Cost reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce cash available for distribution to our unitholders. The amount and timing of such reimbursements will be determined by our general partner.

Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of cash available for distribution to our unitholders. Please read “Cash Distribution Policy and Restrictions on Distributions.”

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

Prior to this offering, there has been no public market for the common units. After this offering, there will be only             publicly traded common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Unitholders may not be able to resell their common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for our common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	our quarterly distributions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

•	future sales of our common units; and

•	the other factors described in these “Risk Factors.”

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some jurisdictions. You could be liable for our obligations as if you were a general partner if a court or government agency were to determine that:

•	we were conducting business in a state but had not complied with that particular state’s partnership statute; or

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your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

Please read “The Partnership Agreement—Limited Liability” for a discussion of the implications of the limitations of liability on a unitholder.

Unitholders may have liability to repay distributions and in certain circumstances may be personally liable for the obligations of the partnership.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, (2) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise or (4) provide certain disclosure regarding executive compensation required of larger public companies.

If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected.

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly traded partnership, we will need to implement additional internal controls, reporting systems and procedures and hire additional accounting, finance and legal staff. Furthermore, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our annual report for the year ending December 31, 2018. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our units.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our units.

NYSE does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

We intend to apply to list our common units on the NYSE. Because we will be a publicly traded partnership, the NYSE does not require us to have a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read “Management.”

Our management team does not have substantial experience managing our business as a stand-alone publicly traded partnership, and if they are unable to manage our business as a publicly traded partnership our business may be affected.

Our management team does not have substantial experience managing our business as a publicly traded partnership. Unlike private companies, publicly traded entities are subject to substantial rules and regulations, including rules and regulations promulgated by the SEC and rules governing listed entities on the NYSE. If we are unable to manage and operate our partnership as a publicly traded partnership, our business and results of operations will be adversely affected.

We will incur increased costs as a result of being a publicly traded partnership.

We have no history operating as a publicly traded partnership. As a publicly traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002 as well as rules implemented by the SEC and the NYSE require publicly traded entities to adopt various corporate governance practices that will further increase our costs. Before we are able to make distributions to our unitholders, we must first pay or reserve cash for our expenses, including the costs of being a publicly traded partnership. As a result, the amount of cash we have available for distribution to our unitholders will be affected by the costs associated with being a public company.

Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded company, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our SEC reporting requirements.

We also expect to incur significant expense in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on our board or as executive officers.

We estimate that we will incur approximately $2.9 million of incremental costs per year associated with being a publicly traded partnership; however, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

Tax Risks to Common Unitholders

In addition to reading the following risk factors, please read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our cash available for distribution to you could be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes.

Despite the fact that we are organized as a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe, based upon our current operations, that we will be so treated, a change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly-traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present federal income tax treatment of publicly-traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly-traded partnerships. Any modification to the federal income tax laws may be applied retroactively and could make it more difficult or impossible to meet the exception for certain publicly-traded partnerships to be treated as partnerships for federal income tax purposes. We are unable to predict whether any of these changes, or other proposals will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income that could be different in amount than the cash we distribute, you will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from that income.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have constructively terminated as a partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Immediately following this offering, affiliates of our sponsor will directly and indirectly own more than     % of the total interests in our capital and profits. Therefore, a transfer by affiliates of our sponsor of all or a portion of their interests in us, along with transfers by other unitholders, could result in a termination of us as a partnership for federal income tax purposes. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, after our termination we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income result in a decrease in your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture of depreciation and amortization deductions and certain other items. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investments in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (or “IRAs”), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their shares of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

If the Internal Revenue Service contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any Internal Revenue Service contest will reduce our cash available for distribution to you.

The Internal Revenue Service (the “IRS”) may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest by the IRS, and the outcome of any IRS contest, may materially and adversely impact the market for our common units and the price at which they trade. Our costs of any contest by the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Our counsel is unable to opine as to the validity of this approach. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We generally prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. Nonetheless, we will allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service. The use of this proration method may not be permitted under existing Treasury Regulations, and although the U.S. Treasury Department issued proposed Treasury Regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we will adopt. Accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss, and deduction among our unitholders. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Allocations Between Transferors and Transferees.”

A unitholder whose common units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of common units) may be considered as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because there are no specific rules governing the federal income tax consequences of loaning a partnership interest, a unitholder whose common units are the subject of a securities loan may be considered as having disposed of the loaned units. In that case, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Our counsel has not rendered an opinion regarding the treatment of a unitholder whose common units are the subject of a securities loan. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

You will likely be subject to state and local taxes and return filing requirements in states where you do not live as a result of investing in our common units.

In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if you do not live in any of those jurisdictions. We will initially own assets and conduct business in several states, each of which currently imposes a personal income tax and also imposes income taxes on corporations and other entities. You may be required to file state and local income tax returns and pay state and local income taxes in these states. Further, you may be subject to penalties for failure to comply with those requirements. As we make acquisitions or expand our business, we may own assets or conduct business in additional states or foreign jurisdictions that impose a personal income tax. It is your responsibility to file all U.S. federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the foreign, state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

We expect the net proceeds from this offering will be approximately $         million (based on an assumed initial offering price of $         per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discount, structuring fee and offering expenses.

We intend to use the net proceeds from this offering:

•	to purchase the LNG Interest from an affiliate of GE EFS for $ million;

•	to repay $ million intercompany payables owed to our sponsor; and

•	to repay $ million of indebtedness outstanding under our existing credit facility.

Borrowings under our existing credit facility were primarily made in connection with the Blakeley, AL expansion projects and the acquisition of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities. As of June 30, 2013, we had borrowings outstanding of $115.4 million under our existing credit facility. Indebtedness under our existing credit facility bore interest at an average rate of approximately 4.3% during the six months ended June 30, 2013. We will enter into a new credit facility in connection with this offering. Our existing credit facility will be repaid in full using the proceeds from the new credit facility. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility.”

If the underwriters exercise their option to purchase         additional common units in full, the additional net proceeds would be approximately $        million (based upon the mid-point of the price range set forth on the cover page of this prospectus). The net proceeds from any exercise of such option will be used to further reduce amounts outstanding under our new credit facility.

Affiliates of certain of our underwriters are lenders under our existing credit facility and, as such, will receive a portion of the proceeds of this offering. Please read “Underwriting.”

A $1.00 increase or decrease in the assumed initial public offering price of $         per common unit would cause the net proceeds from this offering, after deducting the estimated underwriting discount, structuring fee and offering expenses payable by us, to increase or decrease, respectively, by approximately $         million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of 1.0 million common units offered by us, together with a concomitant $1.00 increase in the assumed public offering price to $         per common unit, would increase net proceeds to us from this offering by approximately $         million. Similarly, each decrease of 1.0 million common units offered by us, together with a concomitant $         decrease in the assumed initial offering price to $         per common unit, would decrease the net proceeds to us from this offering by approximately $         million.

CAPITALIZATION

The following table shows our capitalization as of June 30, 2013:

•	on an actual basis for the Predecessor; and

•

on pro forma basis to reflect the offering of our common units, the other transactions described under “Summary—Formation Transactions and Partnership Structure” and the application of the net proceeds from this offering as described under “Use of Proceeds.”

This table is derived from, and should be read together with, the historical and unaudited pro forma condensed combined financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Summary—Formation Transactions and Partnership Structure,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Predecessor	Arc Logistics Partners LP
	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents	$1,726	$

Long-term debt:
Existing credit facility(1)	115,375		—
New credit facility	—

Total long-term debt	115,375
Preferred units	30,600		—
Partners’ capital:
Arc Terminals LP
General partner	107		—
Limited partners	107,685		—
Arc Logistics Partners LP
Common units	—
Subordinated units	—

Total partners’ capital	107,792

Total capitalization	$253,767	$

(1)	As of August 31, 2013, we had approximately $113.4 million of total long-term debt outstanding.
(2)	A $1.00 increase or decrease in the assumed initial public offering price of $ per common unit would cause the net proceeds from this offering, after deducting the estimated underwriting discount, structuring fee and offering expenses payable by us, to increase or decrease, respectively, by approximately $ million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of 1.0 million common units offered by us, together with a concomitant $1.00 increase in the assumed public offering price to $ per common unit, would increase net proceeds to us from this offering by approximately $ million. Similarly, each decrease of 1.0 million common units offered by us, together with a concomitant $ decrease in the assumed initial offering price to $ per common unit, would decrease the net proceeds to us from this offering by approximately $ million.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the net tangible book value per common unit after the offering. Assuming an initial public offering price of $         per common unit (the mid-point of the price range set forth on the cover page of this prospectus), on a pro forma basis as of June 30, 2013, after giving effect to the offering of common units and the related transactions, our net tangible book value would have been approximately $         million, or $         per common unit. Purchasers of our common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$
Pro forma net tangible book value per common unit before the offering(1)	$
Increase in net tangible book value per common unit attributable to purchasers in the offering

Less: Pro forma net tangible book value per common unit after the offering(2)

Immediate dilution in net tangible book value per common unit to purchasers in the offering(3)(4)		$

(1)	Determined by dividing the pro forma net tangible book value of the contributed assets and liabilities by the number of units ( common units and subordinated units) to be issued to our general partner and its affiliates for their contribution of assets and liabilities to us.
(2)	Determined by dividing our pro forma net tangible book value, after giving effect to the use of the net proceeds of the offering, by the total number of units ( common units and subordinated units) to be outstanding after the offering.
(3)	Each $1.00 increase or decrease in the assumed public offering price of $ per common unit would increase or decrease, respectively, our pro forma net tangible book value by approximately $ million, or approximately $ per common unit, and dilution per common unit to investors in this offering by approximately $ per common unit, after deducting the estimated underwriting discount, structuring fee and offering expenses payable by us. We may also increase or decrease the number of common units we are offering. An increase of 1.0 million common units offered by us, together with a concomitant $1.00 increase in the assumed offering price to $ per common unit, would result in a pro forma net tangible book value of approximately $ million, or $ per common unit, and dilution per common unit to investors in this offering would be $ per common unit. Similarly, a decrease of 1.0 million common units offered by us, together with a concomitant $1.00 decrease in the assumed public offering price to $ per common unit, would result in an pro forma net tangible book value of approximately $ million, or $ per common unit, and dilution per common unit to investors in this offering would be $ per common unit. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
(4)	Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters’ option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in the offering due to any such exercise of the option.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by our sponsor, GCAC and Center Oil and by the purchasers of our common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units			Total Consideration
	Number	Percent		Amount	Percent
Lightfoot, GCAC and Center Oil(1)(2)(3)			%			%
Purchasers in the offering			%			%
Total		100%			100%

(1)	Upon the consummation of the transactions contemplated by this prospectus, owners of our sponsor, GCAC and Center Oil will own common units and subordinated units.
(2)	The assets contributed by our sponsor, GCAC and Center Oil will be recorded at historical cost. The pro forma book value of the assets contributed as of June 30, 2013 would have been approximately $ .
(3)	Assumes the underwriters’ option to purchase additional common units is not exercised.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

For additional information regarding our historical and unaudited pro forma condensed combined results of operations, you should refer to the Predecessor’s audited historical consolidated financial statements as of and for the years ended December 31, 2012 and 2011 and unaudited historical condensed consolidated financial statements as of and for the six months ended June 30, 2013 and for the six months ended June 30, 2012, as well as our unaudited pro forma condensed combined financial statements for the year ended December 31, 2012 and as of and for the six months ended June 30, 2013, included elsewhere in this prospectus.

General

Our Cash Distribution Policy

The board of directors of our general partner will adopt a cash distribution policy pursuant to which we intend to distribute at least the minimum quarterly distribution of $        per unit ($        per unit on an annualized basis) on all of our units to the extent we have sufficient cash after the establishment of cash reserves and the payment of our expenses, including payments to our general partner and its affiliates. Furthermore, we expect that if we are successful in executing our business strategy, we will grow our business in a steady and sustainable manner and distribute to our unitholders a portion of any increase in our cash available for distribution resulting from such growth. Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing rather than retaining our cash available for distribution.

The board of directors of our general partner may change the foregoing distribution policy at any time and from time to time. Our partnership agreement does not require us to pay cash distributions on a quarterly or other basis.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that we will distribute quarterly cash distributions to our unitholders. We do not have a legal or contractual obligation to pay quarterly distributions at our minimum quarterly distribution rate or at any other rate. Our cash distribution policy is subject to certain restrictions and may be changed at any time. The reasons for such uncertainties in our stated cash distribution policy include the following factors:

•

Our cash distribution policy will be subject to restrictions on distributions under our credit facility, which contains financial tests and covenants that we must satisfy. These financial tests and covenants are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility.” Should we be unable to satisfy these restrictions or if we are otherwise in default under our credit facility, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

•

Our general partner will have the authority to establish cash reserves for the prudent conduct of our business, including for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

•

Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of cash available for distribution to pay distributions to our unitholders.

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner.

•	Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

•

If we make distributions out of capital surplus, as opposed to operating surplus, any such distributions would constitute a return of capital and would result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read “How We Make Distributions To Our Partners—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.” We do not anticipate that we will make any distributions from capital surplus.

•

Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state limited liability company laws and other laws and regulations.

Our Ability to Grow may be Dependent on Our Ability to Access External Expansion Capital

We expect to generally distribute a significant percentage of our cash from operations to our unitholders on a quarterly basis, after the establishment of cash reserves and payment of our expenses. Therefore, our growth may not be as fast as businesses that reinvest most or all of their cash to expand ongoing operations. Moreover, our future growth may be slower than our historical growth. We expect that we will rely primarily upon external financing sources, including bank borrowings and issuances of debt and equity interests, to fund our expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

Our Minimum Quarterly Distribution

Upon completion of this offering, our partnership agreement will provide for a minimum quarterly distribution of $         per unit for each whole quarter, or $         per unit on an annualized basis. The payment of the full minimum quarterly distribution on all of the common units and subordinated units to be outstanding after completion of this offering would require us to have cash available for distribution of approximately $         million per quarter, or $         million per year. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.” The table below sets forth the amount of common units and subordinated units that will be outstanding immediately after this offering, assuming the underwriters do not exercise their option to purchase additional common units, and the cash available for distribution needed to pay the aggregate minimum quarterly distribution on all of such units for a single fiscal quarter and a four quarter period:

Distributions
	Number of Units	One Quarter	Annualized
Publicly held common units		$	$
Units held by GCAC:
Common units
Subordinated units
Units held by Center Oil:
Subordinated units
Units held by owners of our sponsor:
Subordinated units
Total		$	$

Our general partner will initially hold the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $         per unit per quarter.

We expect to pay our distributions on or about the last day of each of February, May, August and November to holders of record on or about the 15th day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution for the period after the closing of this offering through             , 2013, based on the actual length of the period.

Subordinated Units

The owners of our sponsor, GCAC and Center Oil will initially own     %,     % and     %, respectively, of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. When the subordination period ends, all of the subordinated units will convert into an equal number of common units.

To the extent we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such payments in the future except during the subordination period. To the extent we have cash available for distribution in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess cash available for distribution to pay any distribution arrearages on common units related to prior quarters before any cash distribution is made to holders of subordinated units. Please read “How We Make Distributions To Our Partners—Subordination Period.”

Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2012 and the Twelve Months Ended June 30, 2013

If we had completed the transactions contemplated in this prospectus on January 1, 2012, our pro forma cash available for distribution for the year ended December 31, 2012 would have been approximately $7.7 million. This amount would have been insufficient to pay the full minimum quarterly distribution on all of our common and subordinated units by $         and $        , respectively, for the year ended December 31, 2012. If we had completed the transactions contemplated in this prospectus on July 1, 2012, our pro forma cash available for distribution for the twelve months ended June 30, 2013 would have been approximately $15.8 million. This amount would have been insufficient to pay the full minimum quarterly distribution on all of our common and subordinated units by $         and $        , respectively, for the twelve months ended June 30, 2013. The shortfalls are primarily attributable to the following factors:

•	Neither period reflects the full year impact of the acquisitions and associated operating synergies of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities;

•	Neither period reflects the full year impact of the completion of the Blakeley, AL truck rack and marine facility expansion projects;

•	Neither period reflects the full year impact of the completion of the Saraland, AL and the Chickasaw, AL crude-by-rail transloading expansion projects;

•

Neither period reflects the full year impact of newly executed customer agreements in Baltimore, MD, Blakeley, AL, Chickasaw, AL, Cleveland, OH, Selma, NC and Saraland, AL to increase take-or-pay storage and throughput services fees; and

•

Neither period reflects the full year impact of the cash distributions payable on the LNG Interest as Gulf LNG Holdings was using cash flow from operations and cash on the balance sheet to repay interest and principal on an affiliate loan.

The unaudited pro forma condensed combined financial statements, upon which pro forma cash available for distribution is based, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the date indicated. Furthermore, cash available for distribution is a cash concept, while our unaudited pro forma condensed combined financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution in the manner described in the table below. As a result, the amount of pro forma cash available for distribution should only be viewed as a general indication of the amount of cash available for distribution that we might have generated had we been formed in an earlier period.

Following the completion of this offering, we estimate that we will incur $2.9 million of incremental selling, general and administrative expenses per year as a result of operating as a publicly traded partnership, which includes expenses associated with SEC reporting requirements, including annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, Sarbanes-Oxley Act compliance, NYSE listing, independent auditor fees, legal fees, investor relations activities, registrar and transfer agent fees, director and officer insurance and director compensation.

Our unaudited pro forma condensed combined financial statements are derived from the audited and unaudited historical financial statements of the Predecessor, included elsewhere in this prospectus. Our unaudited pro forma condensed combined financial statements should be read together with “Selected Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited historical financial statements of the Predecessor and the notes to those statements included elsewhere in this prospectus.

The following table illustrates, on a pro forma basis for the year ended December 31, 2012 and twelve months ended June 30, 2013, the amount of cash that would have been available for distribution to our unitholders, assuming that the transactions contemplated in this prospectus had been consummated on January 1, 2012. Certain of the adjustments reflected or presented below are explained in the footnotes to such adjustments.

	Year Ended December 31, 2012		Twelve Months Ended June 30, 2013
	(in millions, except per unit data)
Revenues:
Third parties		$24.8		$32.6
Related parties		9.7		8.7

		34.5		41.3
Expenses:
Operating expenses		13.7		17.1
Selling, general and administrative		3.0		2.8
Selling, general and administrative—affiliate		2.6		2.5
Depreciation		4.7		5.2
Amortization		4.5		4.7

Total expenses		28.5		32.3

Operating income		6.0		9.0

Other income (expense):
Gain on bargain purchase of business		—		11.8
Equity earnings from the LNG Interest		7.8		8.9
Gain on fire/oil spill		0.9		0.4
Other income		0.2		0.2
Interest expense(1)(2)		(2.9)		(2.8)

Total other income (expense)		6.0		18.5

Income (loss) before taxes		$12.0		27.5
Income taxes		—		—

Pro forma net income		$12.0		$27.5
Add:
Depreciation		4.7		5.2
Amortization		4.5		4.7
Interest expense(1)(2)		2.9		2.8
Income taxes		—		—
Gain on bargain purchase of business		—		(11.8)
Gain on fire/oil spill		(0.9)		(0.4)

Pro forma Adjusted EBITDA(3)		$23.2		$28.0
Less:
Incremental selling, general and administrative expenses(4)		2.9		2.8
Cash interest expense(1)(2)		2.7		2.8
Cash income taxes		—		—
Maintenance capital expenditures(5)		2.1		1.9
Equity earnings from the LNG Interest(6)		7.8		8.9
Expansion capital expenditures(5)		15.2		92.7
Plus:
Cash distributions from the LNG Interest(6)		—		4.2
Borrowings to offset expansion capital expenditures(5)		15.2		92.7

Pro forma cash available for distribution		$7.7		$15.8

Minimum annual distribution per unit (based on a minimum quarterly distribution rate of $ per unit)(2)
Annual distributions to:
Public common unitholders(2)
GCAC:
Common units
Subordinated units
Center Oil:
Subordinated units
Owners of our sponsor:
Subordinated units

Total distributions to GCAC, Center Oil and owners of our sponsor

Total distributions to our unitholders at the minimum distribution rate(2)

Shortfall(2)	$		$

(1)	Interest expense and cash interest expense have been adjusted to account for the commitment and administrative agent fees on our new credit facility that we expect to enter into in connection with the closing of this offering. Interest expense also includes the amortization of debt issuance costs incurred in connection with our new credit facility that we expect to enter into in connection with the closing of this offering.
(2)	The table assumes that the underwriters do not exercise their option to purchase additional common units. If any such exercise occurs, we intend to use the net proceeds of such exercise to repay borrowings under our credit facility. If the underwriters exercised their option to purchase additional units in full, we estimate that pro forma cash available for distribution for the year ended December 31, 2012 and twelve months ended June 30, 2013 would increase to $ million and $ million, respectively, as a result of respective decreases of $ million and $ million in interest expense and cash interest expense resulting from the repayment of borrowings under our credit facility. In such case, annual distributions to our public unitholders for the year ended December 31, 2012 and twelve months ended June 30, 2013 would increase to approximately $ million and $ million, respectively, our total distributions to our unitholders at the minimum distribution rate for such periods would increase to approximately $ million and $ million, respectively, and the shortfall of pro forma cash available for distribution over total annualized minimum quarterly cash distributions would equal $ million and $ million, respectively.
(3)	For more information, please read “Summary—Summary Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measure.”
(4)	Reflects incremental selling, general and administrative expenses that we expect to incur as a result of operating as a publicly traded partnership that are not reflected in our unaudited pro forma condensed combined financial statements.
(5)	Under our partnership agreement, maintenance capital expenditures are capital expenditures made to maintain our long-term operating capacity or operating income, while expansion capital expenditures are capital expenditures that we expect will increase our long-term operating capacity or our operating income. Examples of maintenance capital expenditures are those made to repair, refurbish and replace storage, terminalling and pipeline infrastructure, to maintain equipment reliability, integrity and safety and to comply with environmental laws and regulations. In contrast, expansion capital expenditures are those made to acquire additional assets to grow our business, such as additional storage, terminalling or pipeline capacity.

For the year ended December 31, 2012, our pro forma capital expenditures totaled $17.3 million. Approximately $2.1 million of our pro forma capital expenditures were maintenance capital expenditures and approximately $15.2 million of our pro forma capital expenditures were expansion capital expenditures. Expansion capital expenditures for the year ended December 31, 2012 consisted of $6.4 million to acquire additional land in Mobile, AL, $4.2 million to construct a truck rack, upgrade the marine facilities and modify existing storage tanks in Blakeley, AL, $0.4 million to rebuild the marine facilities in Norfolk, VA, $1.2 million to acquire additional storage in Baltimore, MD, $2.5 million related to the construction of new tanks in Mobile, AL and $0.5 million to construct a 10-car rail spur at the Saraland, AL facility.

For the twelve months ended June 30, 2013, our pro forma capital expenditures totaled $94.6 million. Approximately $1.9 million of our pro forma capital expenditures were maintenance capital expenditures, and approximately $92.7 million of our pro forma capital expenditures were expansion capital expenditures. Expansion capital expenditures for the twelve months ended June 30, 2013 consisted of $55.0 million to acquire the Mobile, AL and Saraland, AL facilities, $27.0 million to acquire the Brooklyn, NY terminal, $5.8 million to construct a truck rack, upgrade the marine facilities and modify existing storage tanks in Blakeley, AL, $0.1 million to rebuild the marine facilities in Norfolk, VA, $1.8 million related to the construction of new tanks in Mobile, AL, $1.8 million to expand rail car spur at the Saraland, AL facility, $0.6 million to build a crude by rail off-loading facility in Chickasaw, AL, $0.1 million to install a marine diesel injection system in Baltimore, MD and $0.5 million to upgrade the environmental policies and procedures in Mobile, AL.

We have assumed for purposes of calculating our pro forma available cash that we funded our expansion capital expenditures during the year ended December 31, 2012 and the twelve months ended June 30, 2013 with borrowings under our new credit facility that we expect to enter into in connection with the closing of this offering. We expect that in the future, our expansion capital expenditures will primarily be funded through external financing sources, including commercial borrowings and the issuance of debt and equity securities.

(6)	For the year ended December 31, 2012, Gulf LNG Holdings allocated net income to the members of Gulf LNG Holdings, but no cash distributions were paid to the members of Gulf LNG Holdings as a result of the principal and interest payments made on an affiliate loan. For the six months ended June 30, 2013, Gulf LNG Holdings allocated net income to the members of Gulf LNG Holdings and paid a distribution to the members of Gulf LNG Holdings following the repayment of the outstanding principal and interest on an affiliate loan.

Estimated Cash Available for Distribution for the Twelve Months Ending September 30, 2014

We forecast that our cash available for distribution generated for the twelve months ending September 30, 2014 will be approximately $24.1 million. This amount would exceed the amount needed to pay the total annualized minimum quarterly distribution on all of our common and subordinated units by $         million.

Our estimated cash available for distribution reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending September 30, 2014. The assumptions disclosed under “—Assumptions and Considerations” below are those that we believe are significant to our ability to generate such estimated cash available for distribution. We believe our actual results of operations and cash flows for the twelve months ending September 30, 2014 will be sufficient to generate our estimated cash available for distribution for such period; however, we can give you no assurance that such estimated cash available for distribution will be achieved. When considering the estimated cash available for distribution set forth below, you should keep in mind the risk factors and other cautionary statements under “Risk Factors.” Any of the risks discussed in this prospectus could cause our actual results of operations to vary significantly from those supporting such estimated available cash. Accordingly, there can be no assurance that the forecast is indicative of our future performance. There will likely be differences between our estimated cash available for distribution for the twelve months ending September 30, 2014 and our actual results for such period and those differences could be material. If we fail to generate the estimated cash available for distribution for the twelve months ending September 30, 2014, we may not be able to pay cash distributions on our common units at the minimum quarterly distribution rate or at any rate. Inclusion of the forecast in this prospectus is not a representation by any person, including us or the underwriters, that the results in the forecast will be achieved.

We do not as a matter of course make public projections as to future operations, earnings or other results. However, management has prepared the forecast of estimated cash available for distribution and assumptions and considerations set forth below to substantiate our belief that we will have sufficient cash available for distribution to allow us to pay the total annualized minimum quarterly distribution on all of our outstanding common and subordinated units for the twelve months ending September 30, 2014. This forecast is a forward-looking statement and should be read together with our Predecessor’s historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This prospective financial information was not prepared with a view toward compliance with guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we can generate the estimated cash available for distribution necessary to pay the total annualized minimum quarterly distribution on all of our outstanding common and subordinated units for the twelve months ending September 30, 2014. However, this information is not historical fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. Neither PricewaterhouseCoopers LLP nor any other independent accountants have examined, compiled nor performed any procedures with respect to the accompanying prospective financial information, and accordingly, neither PricewaterhouseCoopers LLP nor any other independent accountants express an opinion or any other form of assurance with respect thereto. None of the reports of PricewaterhouseCoopers LLP or any other independent accountants included in this prospectus extends to this prospective financial information and should not be read to do so.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the assumptions used in generating our estimated cash available for distribution for the twelve months ending September 30, 2014 or to update those assumptions to reflect events or circumstances after the date of this prospectus. Therefore, you are cautioned not to place undue reliance on this information.

	Three Months Ending					Twelve Months Ending September 30, 2014
	December 31, 2013		March 31, 2014	June 30, 2014	September 30, 2014
	(in millions, except per unit data)
Revenues:
Third parties		$10.6	$10.4	$10.5	$10.5	$42.0
Related parties		2.1	2.1	2.0	2.0	8.2

		12.7	12.5	12.5	12.5	50.2
Expenses:
Operating expenses		5.0	5.0	5.0	5.0	20.0
Selling, general and administrative(1)		0.5	0.5	0.5	0.5	2.0
Selling, general and administrative–affiliate		1.1	1.2	1.1	1.1	4.5
Depreciation		1.5	1.5	1.5	1.5	6.0
Amortization		1.3	1.3	1.3	1.3	5.2

Total expenses		9.4	9.5	9.4	9.4	37.7

Operating income		3.3	3.0	3.1	3.1	12.5

Other income (expense):
Equity earnings from the LNG Interest		2.3	2.3	2.3	2.3	9.2
Other income		—	—	—	—	—
Interest expense(2)		(0.7)	(0.7)	(0.7)	(0.7)	(2.8)

Total other income (expense)		1.6	1.6	1.6	1.6	6.4

Income (loss) before taxes		4.9	4.6	4.7	4.7	18.9
Income taxes		—	—	—	—	—

Net income		$4.9	$4.6	$4.7	$4.7	$18.9

Adjustments to reconcile net income to Adjusted EBITDA and estimated cash available for distribution:
Plus:
Depreciation		1.5	1.5	1.5	1.5	6.0
Amortization		1.3	1.3	1.3	1.3	5.2
Interest expense(2)		0.7	0.7	0.7	0.7	2.8
Income taxes(3)		—	—	—	—	—

Adjusted EBITDA(4)		$8.4	$8.1	$8.2	$8.2	$32.9

Less:
Incremental selling, general and administrative expenses		0.7	0.7	0.7	0.8	2.9
Cash interest expense(2)		0.6	0.6	0.6	0.6	2.4
Cash income taxes(3)		—	—	—	—	—
Maintenance capital expenditures		0.7	0.8	0.7	0.8	3.0
Equity earnings from the LNG Interest		2.3	2.3	2.3	2.3	9.2
Expansion capital expenditures
Plus:
Cash distributions received from the LNG Interest		2.4	1.4	2.4	2.5	8.7
Borrowings to offset expansion capital expenditures		—	—	—	—	—

Estimated cash available for distribution		$6.5	$5.1	$6.3	$6.2	$24.1

Total units outstanding
Estimated cash available for distribution per unit
Minimum annual distribution per unit (based on a minimum quarterly distribution rate of $ per unit)
Annual distributions to:
Public common unitholders(2)
GCAC:
Common units
Subordinated units
Center Oil:
Subordinated units
Owners of our sponsor:
Subordinated units

Total distributions to GCAC, Center Oil and owners of our sponsor

Total distributions to our unitholders at the minimum distribution rate(2)

Excess of cash available for distribution over total annualized minimum quarterly cash distributions(2)	$

(1)	Excludes costs associated with being a publicly traded partnership.
(2)	We intend to use the net proceeds, if any, from the exercise by the underwriters of their option to purchase additional units to repay borrowings under our credit facility. If the underwriters exercise their option to purchase additional units in full, we estimate that cash available for distribution for the twelve months ending September 30, 2014 will increase to $ million as a result of a $ million decrease in interest expense and cash interest expense resulting from the repayment of borrowings under our credit facility. In such case, annual distributions to our public unitholders would increase to approximately $ million, total distributions to our unitholders at the minimum distribution rate would increase to approximately $ million and the excess of cash available for distributions over total annualized minimum quarterly cash distributions would equal $ million.
(3)	Incurred an immaterial amount of income taxes for the period presented.
(4)	For more information, please read “Summary—Summary Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measure.”

Assumptions and Considerations

We believe that our cash available for distribution for the twelve months ending September 30, 2014 will not be less than $24.1 million. This amount of estimated cash available for distribution is approximately $16.4 million and $8.3 million more than pro forma cash available for distribution for the year ended December 31, 2012 and the twelve months ended June 30, 2013, respectively, due in part to neither period reflecting the full year impact of the following:

•	the acquisitions and associated operating synergies of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities;

•	the completion of the Blakeley, AL truck rack and marine facility expansion projects;

•	the completion of the Saraland, AL and the Chickasaw, AL crude-by-rail transloading expansion projects;

•	newly executed customer agreements in Baltimore, MD, Blakeley, AL, Chickasaw, AL, Cleveland, OH, Selma, NC and Saraland, AL to increase take-or-pay storage and throughput service fees; and

•	the cash distributions payable on the LNG Interest as Gulf LNG Holdings was using cash flow from operations and cash on the balance sheet to repay interest and principal on an affiliate loan.

In this section, we present in detail the basis for our belief that we will be able to fully fund our minimum quarterly distribution of $         per unit for the forecast period with the significant assumptions upon which this forecast is based. While the assumptions disclosed in this prospectus are not all-inclusive, the assumptions listed below are those that we believe are material to our forecasted results of operations and any assumptions not discussed below were not deemed to be material. We believe we have a reasonable objective basis for these assumptions. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There likely will be differences between our forecast and the actual results, and those differences could be material. If our forecast is not achieved, we may not be able to pay cash distributions on our common units at the minimum distribution rate or at all.

Storage Capacity

We estimate that our storage capacity for the twelve months ending September 30, 2014 will be approximately 5.0 million bbls, as compared to pro forma storage capacity of approximately 4.8 million bbls and 4.8 million bbls for the year ended December 31, 2012 and the twelve months ended June 30, 2013, respectively. The increase in storage capacity is attributable to the acquisition of the Brooklyn, NY terminal and the construction of 150,000 barrels of storage in Mobile, AL that will be placed into service during the third quarter of 2013.

Throughput Activity

We estimate that our total throughput activity for the twelve months ending September 30, 2014 will be approximately 76.3 mbpd, as compared to pro forma total throughput activity of approximately 53.2 mbpd and

65.5 mpbd for the year ended December 31, 2012 and the twelve months ended June 30, 2013, respectively. The increase in throughput activity is largely attributable to the acquisition of the Brooklyn, NY terminal, new services agreements in Blakeley, AL, Chickasaw, AL, Saraland, AL and Baltimore, MD and throughput activity by existing customers at the Blakeley, AL, Mobile, AL and Brooklyn, NY terminals.

Revenues

We estimate that our total revenue for the twelve months ending September 30, 2014 will be approximately $50.2 million, as compared to pro forma total revenue of approximately $34.5 million and $41.3 million for the year ended December 31, 2012 and the twelve months ended June 30, 2013, respectively. Our forecast is based primarily on the following assumptions:

•

Storage and Throughput Services Fees.    We generate revenues from our customers who reserve storage, throughput and transloading capacity in our facilities. Our services agreements typically allow us to charge our customers with a number of activity fees including for the receipt, storage, throughput and transloading of crude oil and petroleum products. We estimate that for the twelve months ending September 30, 2014 approximately 94%, or approximately $47.0 million, of our total revenues will be attributable to storage and throughput services fees. This compares to approximately 89%, or approximately $30.7 million, and approximately 89%, or approximately $36.6 million, of our pro forma total revenues that were attributable to storage and throughput services fees for the year ended December 31, 2012 and the twelve months ended June 30, 2013, respectively. The increase in revenues from storage and throughput services fees is attributable to new services agreements executed at the Blakeley, AL, Chickasaw, AL, Saraland, AL Baltimore, MD and Brooklyn, NY facilities, contractual increases in rates, storage capacity and throughput capacity and increased throughput and transloading activity at a number of our facilities.

•

Ancillary Services Fees.    Ancillary services fees are fees associated with ancillary services such as blending, heating, and mixing, associated with our customers’ activity within our logistics network. The revenues we generate from ancillary services fees vary based upon the activity level of our customers. We estimate that for the twelve months ending September 30, 2014 approximately 6%, or approximately $3.2 million, of our total revenues will be attributable to ancillary services fees. This compares to approximately 11%, or approximately $3.8 million, and approximately 11%, or approximately $4.7 million, of our pro forma total revenues that were attributable to ancillary services fees for the year ended December 31, 2012 and the twelve months ended June 30, 2013, respectively. The reduction in ancillary services fees is related to lower heating and mixing requirements for storage and throughput activity.

Forecasted related-party revenues are attributable to our services agreements with GCAC and Center Oil. Our forecasted revenues do not include the results of our LNG Interest which is accounted for under equity method accounting. Please see “—Equity Earnings from the LNG Interest” below.

Expenses

Operating Expenses.    Our operating expenses consist of labor expenses, utility costs, additive expenses, insurance premiums, repair and maintenance expenses, health, safety and environmental compliance and property taxes, amongst others. We estimate that our operating expenses will be approximately $20.0 million for the twelve months ending September 30, 2014, as compared to approximately $13.7 million and $17.1 million of pro forma operating expenses for the year ended December 31, 2012 and the twelve months ended June 30, 2013, respectively. The increase in operating expenses is related to the acquisition of the Brooklyn, NY terminal, increased contract labor costs associated with the Chickasaw, AL and Saraland, AL crude-by-rail expansion projects and incremental operating costs associated with the completion of the construction projects at the Blakeley, AL terminal offset by operating synergies realized at the Mobile, AL terminal.

Selling, General and Administrative Expenses.    Selling, general and administrative (“SG&A”) and SG&A-affiliate expenses include costs not directly attributable to the operations of our facilities and include costs, such as professional services, compensation of non-operating personnel, employee benefits, reimbursements to our general partner and its affiliates of SG&A expenses incurred in connection with our operations and expenses of overall administration. We estimate that SG&A expenses (inclusive of the incremental costs of becoming a publicly traded partnership) will be approximately $9.4 million for the twelve months ending September 30, 2014, as compared to approximately $8.5 million and $8.1 million of pro forma SG&A expenses for the year ended December 31, 2012 and the twelve months ended June 30, 2013, respectively. Included in the estimated SG&A expenses is approximately $1.9 million for SG&A expenses, approximately $4.5 million of SG&A-affiliate expenses and approximately $2.9 million in expenses we will incur as a result of becoming a publicly traded partnership, including expenses associated with SEC reporting requirements, including annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, Sarbanes-Oxley Act compliance, NYSE listing, independent auditor fees, legal fees, investor relations activities, registrar and transfer agent fees, director and officer insurance and director compensation.

Depreciation and Amortization Expense.    We estimate that depreciation and amortization expense will be approximately $11.2 million for the twelve months ending September 30, 2014, as compared to approximately $9.2 million and $9.9 million of pro forma depreciation and amortization expense for the year ended December 31, 2012 and the twelve months ended June 30, 2013, respectively. Depreciation expense is expected to increase for the twelve months ending September 30, 2014 compared to the year ended December 31, 2012 and the twelve months ended June 30, 2013 as a result of the full year impact of the Brooklyn, NY acquisition, the growth capital projects that will be completed prior to this offering and the incremental maintenance capital expenditures expected during this period.

Financing.    We estimate that interest expense will be approximately $2.8 million for the twelve months ending September 30, 2014, as compared to approximately $2.9 million and $2.8 million pro forma interest expense for the year ended December 31, 2012 and the twelve months ended June 30, 2013, respectively. We expect to enter into a new $         million credit facility upon the consummation of this offering. Our interest expense for the twelve months ending September 30, 2014 is based on the following assumptions:

•

After repaying our existing credit facility in full using the proceeds from the new credit facility, approximately $         million will be outstanding under our new credit facility and bear interest at a weighted average interest rate of approximately     %;

•

Through September 30, 2014, we will fund our anticipated expansion capital expenditures primarily under our credit facility, with an estimated weighted average rate of     %. This rate is based on a forecast of LIBOR rates during the period plus the margin and associated commitment fees under our new credit facility;

•	Interest expense includes commitment fees for the unused portion of our new credit facility at an assumed rate of % per annum;

•	Interest expense also includes the amortization of debt issuance costs incurred in connection with our new credit facility; and

•	We will remain in compliance with the financial and other covenants in our new credit facility.

Our forecasted expenses do not include the results of our LNG Interest which is accounted for under equity method accounting. Please see “—Equity Earnings from the LNG Interest” below.

Equity Earnings from the LNG Interest

We estimate that $9.2 million of Gulf LNG Holdings’ net income will be attributable to our 10.3% interest in Gulf LNG Holdings for the twelve months ending September 30, 2014 as compared to $7.8 million and $8.9 million for the year ended December 31, 2012 and the twelve months ended June 30, 2013, respectively. This increase in net income is attributable to the reduction of outstanding indebtedness at the LNG Facility and Gulf LNG Holdings and reduced operating expenses at the LNG Facility. In addition, we estimate that the LNG Interest will generate $8.7 million in cash distributions for the twelve months ending September 30, 2014 compared to no distributions for the year ended December 31, 2012 and $4.2 million of cash distributions for the twelve months ended June 30, 2013. This increase in cash distributions is related to the full repayment of an affiliate loan.

Capital Expenditures

We estimate that total capital expenditures for the twelve months ending September 30, 2014, will be $        million as compared to pro forma capital expenditures of $17.3 million and $94.6 million for the year ended December 31, 2012 and the twelve months ended June 30, 2013, respectively. This forecast is based on the following assumptions:

•

Our maintenance capital expenditures will be $3.0 million for the twelve months ending September 30, 2014, as compared to pro forma maintenance capital expenditures of approximately $2.1 million and $1.9 million for the year ended December 31, 2012 and the twelve months ended June 30, 2013, respectively. The increase of $0.9 million and $1.1 million from December 31, 2012 and the twelve months ended June 30, 2013, respectively, is reflective of implementing the American Petroleum Institute 653 Tank Inspection Program at the Mobile, AL terminal, which had not been previously utilized by the prior owner. We expect to fund maintenance capital expenditures from cash generated by our operations.

•

Our expansion capital expenditures will be approximately $         million for the twelve months ending September 30, 2014 as compared to pro forma expansion capital expenditures of approximately $15.2 million and $ 92.7 million for the year ended December 31, 2012 and the twelve months ended June 30, 2013, respectively. Of the $         million expansion capital expenditures anticipated to be spent during the forecast period, approximately $         million is related to a crude-by-rail project that we anticipate will add approximately         bpd of crude oil transloading capacity and will enter into commercial service with customers during the forecast period. We intend to fund our anticipated expansion capital expenditures with borrowings under our new credit facility.

Regulatory, Industry and Economic Factors

Our forecast of our results of operations for the twelve months ending September 30, 2014 is based on the following assumptions related to regulatory, industry and economic factors:

•	There will not be any material nonperformance or credit-related defaults by suppliers, customers or vendors or a shortage of skilled labor;

•	All supplies and commodities necessary for production and sufficient transportation will be readily available;

•

There will not be any new federal, state or local regulation of the portions of the industry in which we operate or any interpretation of existing regulation that will be materially adverse to our business;

•

There will not be any material accidents, releases, weather-related incidents, unscheduled downtime or similar unanticipated events, including any events that could lead to force majeure under any of our services agreements;

•

There will not be any major adverse change in the markets in which we operate resulting from supply or production disruptions, reduced demand for our services or significant changes in the market prices for our services; and

•	There will not be any material changes to market, regulatory and overall economic conditions.

HOW WE MAKE DISTRIBUTIONS TO OUR PARTNERS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

General

Intent to Distribute the Minimum Quarterly Distribution

Within 60 days after the end of each quarter, beginning with the quarter ending                 , we intend to distribute to the holders of common and subordinated units on a quarterly basis at least the minimum quarterly distribution of $         per unit, or $         per unit on an annualized basis, to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We will prorate the minimum quarterly distribution for the period after the closing of the offering through             , 2013.

Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner. Our partnership agreement does not contain a requirement for us to pay distributions to our unitholders, and there is no guarantee that we will pay the minimum quarterly distribution, or any distribution, on the units in any quarter. However, it does contain provisions intended to motivate our general partner to make steady, increasing and sustainable distributions over time.

General Partner Interest

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity interests in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50.0%, of the cash we distribute from operating surplus (as defined below) in excess of $         per unit per quarter. The maximum distribution of 50.0% does not include any distributions that our general partner may receive on any limited partner units that it owns.

Operating Surplus and Capital Surplus

General

Any distributions we make will be characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

Operating Surplus

We define operating surplus as:

•	$ million (as described below); plus

•

all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below) provided that cash receipts from the termination of any hedge contract prior to its stipulated settlement or termination date will be included in equal quarterly installments over the remaining scheduled life of such hedge contract had it not been terminated; plus

•	working capital borrowings made after the end of a period but on or before the date of determination of operating surplus for the period; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights, other than equity issued in this offering) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the capital asset is placed in service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below) after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect cash generated from operations. For example, it includes a basket of $         million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures in our partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made under interest rate hedge agreements or commodity hedge agreements (provided that (1) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, interest on indebtedness and maintenance capital expenditures (as discussed in further detail below), provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•

payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners (including distributions in respect of our incentive distribution rights); or

•	repurchases of equity interests except to fund obligations under employee benefit plans.

Capital Surplus

Capital surplus is defined in our partnership agreement as any cash distributed in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as “interim capital transactions”):

•	borrowings other than working capital borrowings;

•	sales of our equity interests and long-term borrowings; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions

Our partnership agreement requires that we treat all cash distributed as coming from operating surplus until the sum of all cash distributed since the closing of this offering equals the operating surplus from the closing of this offering (other than any distributions of proceeds of this offering) through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as distributions of capital surplus. As described above, operating surplus includes up to $         million, which does not reflect cash generated from operations. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Maintenance capital expenditures reduce operating surplus, but expansion capital expenditures and investment capital expenditures do not. Maintenance capital expenditures are those capital expenditures made to maintain our long-term operating capacity or operating income. Examples of maintenance capital expenditures include expenditures to repair, refurbish and replace storage, terminalling and pipeline infrastructure, to maintain equipment reliability, integrity and safety and to comply with environmental laws and regulations to the extent such expenditures are made to maintain our long-term operating capacity or operating income. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

Expansion capital expenditures are those capital expenditures, including transaction expenses, that we expect will increase our operating capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition of equipment or the construction, development or acquisition of additional storage, terminalling or pipeline capacity to the extent such capital expenditures are expected to increase our long-term operating capacity or operating income. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of such acquisition, construction or development in respect of the period that commences when we enter into a binding obligation to commence an acquisition, construction or development and ending on the earlier to occur of the date the asset acquired, constructed or developed commences commercial service and the date that it is disposed of or abandoned. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

Investment capital expenditures are those capital expenditures, including transaction expenses, that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of an asset for investment purposes or development of assets that are in excess of the maintenance of our existing operating capacity, but which are not expected to expand, for more than the short term, our operating capacity.

As described above, neither investment capital expenditures nor expansion capital expenditures are included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of an acquisition, development or expansion of a capital asset in respect of a period that begins when we enter into a binding obligation to commence an acquisition, development or expansion and ending on the earlier to occur of the date the asset acquired, constructed or developed commences commercial service and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditures by our general partner.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we describe below), the common units will have the right to receive distributions from operating surplus each quarter in an amount equal to $         per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient cash from operating surplus to pay the minimum quarterly distribution on the common units.

Determination of Subordination Period

Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending             , 2016, if each of the following has occurred:

•

distributions from operating surplus on each of the outstanding common and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

For the period after closing of this offering through             , 2013, our partnership agreement will prorate the minimum quarterly distribution based on the actual length of the period, and use such prorated distribution for all purposes, including in determining whether the tests described above has been satisfied.

Early Termination of Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending             , 2014, if each of the following has occurred:

•

distributions from operating surplus exceeded $         (150.0% of the annualized minimum quarterly distribution) on all outstanding common units and subordinated units, plus the related distributions on the incentive distribution rights for a four-quarter period immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $         (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units during that period on a fully diluted weighted average basis, plus the related distribution on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

Expiration Upon Removal of the General Partner

In addition, if the unitholders remove our general partner other than for cause:

•

the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro-rata with the other common units in distributions.

Adjusted Operating Surplus

Adjusted operating surplus is intended generally to reflect the cash generated from operations during a particular period and, therefore, excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods if not utilized to pay expenses during that period. Adjusted operating surplus for any period consists of:

•

operating surplus generated during that period (excluding any amounts attributable to the items described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase during that period in working capital borrowings; less

•	any net decrease during that period in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period; plus

•	any net decrease during that period in working capital borrowings; plus

•	any net increase during that period in cash reserves for operating expenditures required by any debt instrument for the repayment of principal, interest or premium; plus

•

any net decrease made in subsequent periods in cash reserves for operating expenditures initially established during such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions From Operating Surplus During the Subordination Period

If we make a distribution from operating surplus for any quarter during the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•

first, to the common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter and any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters;

•	second, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions From Operating Surplus After the Subordination Period

If we make distributions of cash from operating surplus for any quarter after the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, to all common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

General Partner Interest

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner owns the incentive distribution rights and may in the future own common units or other equity interests in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive increasing percentages (15.0%, 25.0% and 50.0%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest.

If for any quarter:

•	we have distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then we will make additional distributions from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	first, to all unitholders, pro rata, until each unitholder receives a total of $ per unit for that quarter (the “first target distribution”);

•

second, 85.0% to all common unitholders and subordinated unitholders, pro rata, and 15.0% to the holders of our incentive distribution rights, until each unitholder receives a total of $         per unit for that quarter (the “second target distribution”);

•

third, 75.0% to all common unitholders and subordinated unitholders, pro rata, and 25.0% to the holders of our incentive distribution rights, until each unitholder receives a total of $         per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all common unitholders and subordinated unitholders, pro rata, and 50.0% to the holders of our incentive distribution rights.

Percentage Allocations of Distributions From Operating Surplus

The following table illustrates the percentage allocations of distributions from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under the column heading “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any distributions from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Common Unit and Subordinated Unit.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below assume our general partner has not transferred its incentive distribution rights and there are no arrearages on common units.

	Total Quarterly Distribution Per Common Unit and Subordinated Unit		Marginal Percentage Interest in Distributions
			Unitholders	General Partner
Minimum Quarterly Distribution	$		100.0%	0%
First Target Distribution	above $	up to $	100.0%	0%
Second Target Distribution	above $	up to $	85.0%	15.0%
Third Target Distribution	above $	up to $	75.0%	25.0%
Thereafter	above $		50.0%	50.0%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the target distribution levels upon which the incentive distribution payments to our general partner would be set. If our general partner transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made. The right to reset the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for the most recent four consecutive fiscal quarters. The reset target distribution levels will be higher than the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following the reset event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made.

In connection with the resetting of the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on the formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights for the two quarters prior to the reset event as compared to the cash distribution per common unit in such quarter.

The number of common units to be issued in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average amount of cash distributions received in respect of its incentive distribution rights for the two fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

Following a reset election, a baseline minimum quarterly distribution amount will be calculated as an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would make distributions from operating surplus for each quarter thereafter as follows:

•	first, to all common unitholders, pro rata, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•

second, 85.0% to all common unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•

third, 75.0% to all common unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.0% to all common unitholders, pro rata, and 50.0% to our general partner.

Because a reset election can only occur after the subordination period expires, the reset minimum quarterly distribution will have no significance except as a baseline for the target distribution levels.

The following table illustrates the percentage allocation of distributions from operating surplus between the unitholders and our general partner at various distribution levels (1) pursuant to the distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (2) following a hypothetical reset of the target distribution levels based on the assumption that the average quarterly distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $        .

	Quarterly Distribution Per Unit Prior to Reset		Unitholders	General Partner	Quarterly Distribution Per Unit Following Hypothetical Reset
Minimum Quarterly Distribution		up to $	100.0%	0.0%		up to $ (1)
First Target Distribution	above $	up to $	100.0%	0.0%	above $	up to $ (2)
Second Target Distribution	above $	up to $	85.0%	15.0%	above $	up to $ (3)
Third Target Distribution	above $	up to $	75.0%	25.0%	above $	up to $ (4)
Thereafter		above $	50.0%	50.0%	above $		(4)

(1)	This amount is equal to the hypothetical reset minimum quarterly distribution.
(2)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.
(4)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and our general partner, in respect of its incentive distribution rights, based on an average of the amounts distributed per quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be common units outstanding and the average distribution to each common unit would be $ for the two quarter priors to the reset.

	Quarterly Distribution per Unit Prior to Reset		Cash Distributions to Common Unitholders Prior to Reset	Cash Distributions to General Partner Prior to Reset		Total Distributions
Minimum Quarterly Distribution	up to $		$		$—	$
First Target Distribution	above $	up to $			—
Second Target Distribution	above $	up to $
Third Target Distribution	above $	up to $
Thereafter	above $

			$	$		$

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and our general partner in respect of its incentive distribution rights, with respect to the quarter in which the reset occurs, assuming that the distribution per unit in respect of such quarter equals the average distribution per unit for the two quarters immediately prior to the reset. The table reflects that as a result of the reset there would be             common units outstanding and the distribution to each common unit would be $        . The number of common units to be issued upon the reset was calculated by dividing (1) the average of the amounts received by our general partner in respect of the incentive distribution rights for the two quarters prior to the reset as shown in the table above, or $        , by (2) the average amounts of cash distributed on each common unit for the two quarters prior to the reset as shown in the table above, or $        .

			Cash Distributions to Common Unitholders Prior to Reset	Cash Distributions to General Partner After Reset				Total Distributions
	Quarterly Distribution per Unit Prior to Reset			Common Units(1)	Incentive Distribution Rights		Total
Minimum Quarterly Distribution	up to $		$	$—		$—	$	$
First Target Distribution	above $	up to $		—
Second Target Distribution	above $	up to $		—
Third Target Distribution	above $	up to $		—
Thereafter	above $			—

			$	$—	$		$	$

(1)	Represents distributions in respect of the common units issued upon the reset.

Our general partner will be entitled to cause the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

•	first, to all common unitholders and subordinated unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

•

second, to the common unitholders, pro rata, until we distribute for each common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions from capital surplus as if they were from operating surplus.

Effect of a Distribution From Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and target distribution levels to zero, all future distributions will be made such that 50.0% is paid to all unitholders, pro rata, and 50.0% is paid to the holder or holders of incentive distribution rights, pro rata.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the initial unit price, as described below under “—Distributions of Cash Upon Liquidation”;

•	the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units; and

•	the number of subordinated units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by unitholders for their units in this offering, which we refer to as the “initial unit price” for each unit. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the common unitholders to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to the partners in the following manner:

•	first, to our general partner to the extent of certain prior losses specially allocated to our general partner;

•

second, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•

third, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of: (1) the initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•

fourth, to all unitholders, pro rata, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

•

fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

•

sixth, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

The percentage interests set forth above for our general partner assume our general partner has not transferred the incentive distribution rights.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will no longer exist, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

We may make special allocations of gain among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•	first, to holders of subordinated units in proportion to the positive balances in their capital accounts until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, to the holders of common units in proportion to the positive balances in their capital accounts, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will no longer exist, so that all of the first bullet point above will no longer be applicable.

We may make special allocations of loss among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for federal income tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

Arc Logistics Partners LP was formed in July 2013 and does not have historical financial statements. Therefore, in this prospectus we present the historical consolidated financial statements of Arc Terminals LP, which will be transferred to Arc Logistics Partners LP upon the closing of this offering, which we refer to as “Predecessor.” The following table presents selected historical financial and operating data of the Predecessor as of the dates and for the periods indicated.

The selected historical financial data presented as of and for the years ended December 31, 2012 and 2011 are derived from the audited historical consolidated financial statements of the Predecessor that are included elsewhere in this prospectus. The selected historical financial data presented as of and for the six months ended June 30, 2013 and for the six months ended June 30, 2012 are derived from the unaudited historical condensed consolidated financial statements of the Predecessor included elsewhere in this prospectus.

For a detailed discussion of the selected historical financial information contained in the following table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following table should also be read in conjunction with the audited and unaudited historical consolidated financial statements of Predecessor. Among other things, the historical consolidated financial statements include more detailed information regarding the basis of presentation for the information in the following table.

	Predecessor Historical
	Year Ended December 31,		Six Months Ended June 30,
	2012	2011	2013	2012
	(in thousands, except per unit and operating data)
Statement of Operations Data:
Revenues:
Third parties	$13,201	$10,588	$18,683	$7,032
Related parties	9,663	10,441	4,021	5,006

	22,864	21,029	22,704	12,038
Expenses:
Operating expenses	7,266	6,957	9,132	3,527
Selling, general and administrative(1)	2,283	2,179	4,793	1,377
Selling, general and administrative–affiliate	2,592	2,614	1,218	1,287
Depreciation	3,317	2,749	2,605	1,651
Amortization	624	649	2,135	319

Total expenses	16,082	15,148	19,883	8,161

Operating income	6,782	5,881	2,821	3,877

Other income (expense):
Gain on bargain purchase of business	—	—	11,777	—
Other income	4	1	47	—
Interest expense	(1,320)	(491)	(3,433)	(619)

Total other income (expense)	(1,316)	(490)	8,391	(619)

Income (loss) before taxes	5,466	5,391	11,212	3,258
Income taxes	43	25	15	37

Net income	$5,423	$5,366	$11,197	$3,221

Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$6,754	$7,551	$8,496	$3,315
Investing activities	(10,552)	(10,756)	(89,253)	(7,863)
Financing activities	3,278	3,755	81,055	3,752

	Predecessor Historical
	Year Ended December 31,		Six Months Ended June 30,
	2012	2011	2013	2012
	(in thousands, except per unit and operating data)
Other Financial Data:
Adjusted EBITDA(2)	$10,862	$9,280	$10,750	$5,878
Maintenance capital expenditures(3)	917	635	661	223
Expansion capital expenditures(4)	11,784	11,176	88,603	8,141
Balance Sheet Data (at period end):
Cash and cash equivalents	$1,429	$1,948	$1,726
Total assets	131,764	122,895	263,223
Long-term debt (including current portion)	30,500	20,000	115,375
Total liabilities	34,221	24,694	124,830
Preferred units	—	—	30,600
Partners’ capital	97,543	98,201	107,792
Operating Data:
Storage capacity (bbls)	3,501,844	3,112,331	4,803,191	3,199,988
Throughput (mbpd)	40.9	30.7	68.7	40.0

(1)	Includes $0.1 million and $3.1 million of transaction related expenses incurred by our Predecessor for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively, to acquire the Mobile, AL, Saraland, AL and Brooklyn, NY facilities in February 2013.
(2)	For more information, please read “Summary—Summary Historical and Pro Forma Financial Operating Data—Non-GAAP Financial Measure” above.
(3)	Maintenance capital expenditures are capital expenditures made to maintain our long-term operating capacity or operating income. Please read “How We Make Distributions to Our Partners—Capital Expenditures.”
(4)	Expansion capital expenditures are capital expenditures expected to increase our long-term operating capacity or operating income whether through construction, development or acquisitions. Please read “How We Make Distributions to Our Partners—Capital Expenditures.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our historical performance, financial condition and future prospects in conjunction with Arc Logistics Partners LP Predecessor’s audited historical consolidated financial statements as of and for the years ended December 31, 2012 and 2011 and unaudited historical condensed consolidated financial statements as of and for the six months ended June 30, 2013 and for the six months ended June 30, 2012, and notes thereto, included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on the views and beliefs of our management, as well as assumptions and estimates made by our management. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. For further information on items that could impact our future operating performance or financial condition, see the section entitled “Risk Factors” elsewhere in this prospectus.

Overview

We are a fee-based, growth-oriented Delaware limited partnership formed by Lightfoot to own, operate, develop and acquire a diversified portfolio of complementary energy logistics assets. We are principally engaged in the terminalling, storage, throughput and transloading of crude oil and petroleum products. We intend to use a portion of the proceeds from this offering to acquire the LNG Interest. We are focused on growing our business through the optimization, organic development and acquisition of terminalling, storage, rail, pipeline and other energy logistics assets that generate stable cash flows.

Our primary business objective is to generate stable cash flows that enable us to pay quarterly cash distributions to our unitholders and, over time, increase our quarterly cash distributions. We intend to achieve this objective by evaluating long-term infrastructure needs in the areas we serve and by growing our network of energy logistics assets through expansion of our existing facilities, the construction of new facilities in existing or new markets and strategic acquisitions from our sponsor and third parties.

How We Generate Revenue

Our cash flows are primarily generated by fee-based terminalling, storage, throughput and transloading services that we perform under multi-year contracts. As of June 30, 2013, the weighted average term remaining on our customer contracts was approximately three years, and our top 15 customers by revenue have been customers at our facilities for an average of more than five years. We generate our revenues through the following fee-based services to our customers:

•

Storage and Throughput Services Fees.    We generate revenues from our customers who reserve storage, throughput and transloading capacity at our facilities. Our services agreements typically allow us to charge our customers a number of activity fees, including for the receipt, storage, throughput and transloading of crude oil and petroleum products. Many of our services agreements contain take-or-pay provisions whereby we generate revenue regardless of our customers’ use of the facility.

•

Ancillary Services Fees.    We generate revenues from ancillary services, such as heating, blending and mixing, associated with our customers’ activity. The revenues we generate from ancillary services vary based upon the activity levels of our customers.

We believe that the high percentage of take-or-pay storage and throughput services fees generated from a diverse portfolio of multi-year contracts, coupled with little exposure to commodity price fluctuations, creates stable cash flow and substantially mitigates our exposure to volatility in supply and demand and other market factors.

We also expect to receive cash distributions from the LNG Interest we intend to acquire upon the closing of this offering, which we intend to account for using equity method accounting. These distributions are supported by two 20-year, firm reservation charge terminal use agreements for all of the capacity of the LNG Facility with several integrated, multi-national oil and gas companies.

Factors That Impact Our Business

The revenues generated by our logistics assets are generally driven by the storage, throughput and transloading capacity under contract. The regional demand for our customers’ products being shipped through our facilities drives the physical utilization of facilities and ultimately the revenues we receive for our services. Though substantially all of our services agreements require customers to enter into take-or-pay arrangements for committed storage or throughput capacity, our revenues can be affected by (1) the incremental fees that we charge our customers to receive and deliver product, (2) the length of any underlying back-to-back supply agreements that our customers have with their respective customers, (3) commodity pricing fluctuations when the existing contracted capacity is recontracted, (4) fluctuations in product volumes to the extent revenues under the contracts are a function of the amount of product transported, (5) inflation adjustments in services agreements and (6) changes in the demand for ancillary services, such as heating, blending, and mixing our customers’ products between our tanks, railcars and marine operations.

We believe key factors that influence our business are (1) the short-term and long-term demand for and supply of crude oil and petroleum products, (2) the indirect impact that changes in crude oil and petroleum product pricing has on the demand and supply of logistics assets, (3) the needs of our customers together with the competitiveness of our service offerings with respect to location, price, reliability and flexibility, (4) current and future economic conditions; (5) potential regulatory implications and/or changes to local, state and federal laws; and (6) our ability and the ability of our competitors to capitalize on growth opportunities and changing market dynamics.

Supply and Demand for Crude Oil and Petroleum Products

Our results of operations are dependent upon the volumes of crude oil and petroleum products we have contracted to store, throughput and transload and, to a lesser extent, on the actual volumes of crude oil and petroleum products we store, throughput and transload for our customers. An important factor in such contracting is the amount of production and demand for crude oil and petroleum products. The production of and demand for crude oil and petroleum products are driven by many factors, including the price for crude oil and petroleum products, local and regional price dislocations, manufacturing processes, weather/seasonal changes and general economic conditions. To the extent practicable and economically feasible, we generally attempt to mitigate the risk of reduced volumes and pricing by negotiating multi-year contracts with take-or-pay features based on available capacity. However, an increase or decrease in the demand for crude oil and petroleum products in the areas served by our facilities will have a corresponding effect on (1) the volumes we actually store, throughput and transload and (2) the volumes we contract to store, throughput and transload if we are not able to extend or replace our existing customer contracts.

In the near-term, we expect demand for crude oil and petroleum products to remain stable. Even if demand for crude oil and petroleum products decreases sharply, however, our historical experience during recessionary periods has been that our results of operations are not materially impacted in the near term. We believe this is because of several factors, including (i) we mitigate the risk of reduced volumes and pricing by negotiating contracts with take-or-pay commitments based on available capacity and with multi-year terms and (ii) sharp decreases in demand for crude oil and petroleum products generally increase the short and medium-term need for storage of those products, as customers search for buyers at appropriate prices.

Prices of Crude Oil and Petroleum Products

Because we do not own any of the crude oil and petroleum products that we handle and do not engage in the marketing of crude oil and petroleum products, we have minimal direct exposure to risks associated with fluctuating commodity prices. However, extended periods of depressed or elevated crude oil and petroleum product prices can lead producers and refiners to increase or decrease production of crude oil and petroleum products, which can impact supply and demand dynamics. Extended periods of depressed or elevated pricing for crude oil and petroleum products can impact our customers’ product movements.

If the future prices of crude oil and petroleum products are substantially higher than the then-current prices, also called market contango, our customers’ demand for excess storage generally increases. If the future prices of crude oil and petroleum products are lower than the then-current prices, also called market backwardation, our customers’ demand for excess storage capacity generally decreases. We seek to mitigate the impact of near-term commodity market price dynamics by generally entering into long-term agreements with our customers that have significant take-or-pay storage and throughput services fee components. However, the market has experienced long periods of contango and backwardation that impacted the demand for and supply of crude oil and petroleum products storage and throughput services and, in turn, our ability to successfully contract take-or-pay storage fees.

Pricing for crude oil is also dependent upon the markets in which it is purchased and sold. The pricing for crude oil is driven by certain benchmarks. For instance a common crude oil pricing benchmark for Gulf Coast crude oil is the West Texas Intermediate price. The differential between where the crude oil is produced or purchased and the market rate of crude oil in the potential target markets can have a significant impact on the final location where product is delivered. We seek to mitigate our exposure to market fluctuations by entering into services agreements with our crude oil customers that generally have significant take-or-pay components.

Customers and Competition

We provide terminalling, storage, throughput and transloading services for a broad mix of third-party customers, including major oil and gas companies, independent refiners, crude oil and petroleum product marketers, distributors, chemical companies and various manufacturers. In general, the mix of services we provide to our customers varies on the business strategies of our customers, regional economies, market conditions, expectations for future market conditions and the overall competitiveness of our service offerings.

The level of competition varies heavily in the markets in which we operate and we compete with other terminal operators and logistics providers on the basis of rates, terms of service, types of service, supply and market access and flexibility and reliability of service. The competitiveness of our service offerings could be significantly impacted by the entry of new competitors into the markets in which our facilities operate. We believe, however, that significant barriers to entry exist, particularly for our facilities with marine and rail access. These barriers include significant costs and execution risk, a lengthy permitting and development cycle, such as environmental permitting, financing challenges, shortage of personnel with the requisite expertise and a finite number of sites with comparable connectivity suitable for development.

We continuously monitor the competitive environment, the evolving needs of our customers, current and forecasted market conditions and the competitiveness of our service offerings in order to maintain the proper balance between optimizing near-term earnings and cash flow and positioning the business for sustainable long-term growth. We have made significant investments to maintain flexible, high quality assets and because our core business services are storage, throughput and transloading, we believe we can be more flexible and responsive to the needs of our customers than many of our competitors.

Economic Conditions

The condition of credit markets may adversely affect our liquidity. In the recent past, world financial markets experienced a severe reduction in the availability of credit. Although we were not substantially impacted by this situation because of the long-term nature of our customer contracts, possible negative impacts in the future could include a decrease in the availability of credit. In addition, given the number of parties involved in the exploration, transportation, storage and throughput of crude oil, petroleum products and chemicals, we could experience a tightening of trade credit as a result of our customers’ inability to access their own credit.

Regulatory Environment

The movement and storage of crude oil, petroleum products and chemicals in the United States is highly regulated by local, state and federal governments and governmental agencies. As an energy logistics service provider, in order to remain in compliance with these laws, we could be required to spend incremental capital expenditures or incur additional operating expenses to service our customer commitments, which could impact our business.

Organic Growth Opportunities

Regional crude oil and petroleum products supply and demand dynamics shift over time, which can lead to rapid and significant changes in demand for logistics services. At such times, we believe the companies that have positioned themselves to provide a complementary suite of logistics assets with organic growth opportunities will have a competitive advantage in capitalizing on the shifting market dynamics. Where feasible, we have designed the infrastructure at our facilities to allow for future expansion, which we expect to both reduce our overall capital costs associated with increasing our storage, throughput and transloading capacity and shorten the duration of the associated development timelines. Certain of our infrastructure investments include rail transloading facilities capable of handling multiple products, expandable pipe manifolds and truck racks to handle additional storage and throughput capacity and marine facilities capable of handling up to Aframax capable vessels. We have an aggregate of over 70 acres of available land in Blakeley, AL, Mobile, AL, Chillicothe, IL, Baltimore, MD, Selma, NC, Brooklyn, NY, Toledo, OH and Madison, WI that allows us to increase our rail, marine and/or terminal capacity should either the crude oil or petroleum products market warrant incremental growth opportunities. Accordingly, we believe that we are well-positioned to grow organically in response to changing market conditions.

Future Trends and Outlook

We expect that certain trends and economic or industry-wide factors will continue to affect our business, both in the short and long term. Our expectations described below are based on assumptions made by us on the basis of information currently available to us. To the extent our underlying assumptions about or interpretation of available information prove to be incorrect, our actual results may vary materially from our expected results. Please read “Risk Factors” for additional information about the risks associated with purchasing our common units.

Existing Take-or-Pay Agreements

A portion of our services agreements are operating under automatic renewal terms that began upon the expiration of the primary contract term. While a portion of our capacity may only be subject to a one year commitment, historically these customers have continued to renew or expand their business. Our top 15 customers by revenue have been customers at our facilities for an average of more than five years.

Supply of Storage Capacity

An important factor in determining the value of our available capacity and therefore the rates we charge for new contracts or contract renewals is whether a surplus or shortfall of available storage or rail capacity relative to the overall demand for storage or rail capacity in a given market area. We monitor local developments around each of our facilities closely. We believe that significant barriers to entry exist in the crude oil and petroleum products logistics business. These barriers include significant costs and execution risk, a lengthy permitting and development cycle, shortage of personnel with the requisite expertise and a finite number of sites that are suitable for development.

Factors Impacting the Comparability of Our Financial Results

Our future results of operations may not be comparable to our Predecessor’s historical results of operations for the following reasons:

•

We anticipate incurring incremental SG&A expenses of approximately $2.9 million annually as a result of being a publicly traded partnership, consisting of expenses associated with SEC reporting requirements, including annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, Sarbanes-Oxley Act compliance, NYSE listing, independent auditor fees, legal fees, investor relations activities, registrar and transfer agent fees, director and officer insurance and director compensation.

•

The historical consolidated financial statements do not include earnings from the LNG Interest to be acquired with proceeds from this offering. We will account for the LNG Interest under the equity accounting method.

•

The acquisition of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities closed in February 2013 and the historical consolidated financial statements do not reflect the full impact of these acquisitions on earnings.

•

We completed the construction of the Blakeley, AL truck rack and marine expansion projects in the fourth quarter of 2012 and the historical consolidated financial statements do not reflect the full impact of customer contracts that were executed as a result of these projects on earnings.

•

We completed the construction of the Chickasaw, AL and Saraland, AL crude-by-rail transloading expansion projects in the first quarter of 2013 and the historical consolidated financial statements do not reflect the full impact of these earnings.

Overview of Our Results of Operations

Our management uses a variety of financial measurements to analyze our performance, including the following key measures:

•	revenues derived from storage and throughput services and ancillary services;

•	operating and SG&A expenses; and

•	Adjusted EBITDA.

We do not utilize depreciation and amortization expense in our key measures because we focus our performance management on cash flow generation and our assets have long useful lives. In our period to period comparisons of our revenues and expenses set forth below, we analyze the following revenue and expense components:

Revenues

While our financial statements separately present revenue from third parties and related parties, we evaluate our business and characterize our revenues as derived from storage and throughput services fees and ancillary services fees. See “—How We Generate Revenue.”

Operating Expenses

Our management seeks to maximize the profitability of our operations by effectively managing operating expenses. These expenses are comprised primarily of labor expenses, utility costs, additive expenses, insurance premiums, repair and maintenance expenses, health, safety and environmental compliance and property taxes. These expenses generally remain relatively stable across broad ranges of activity levels at our facilities but can fluctuate from period to period depending on the mix of activities performed during that period and the timing of these expenses. We will seek to manage our maintenance expenses by scheduling maintenance over time to avoid significant variability in our maintenance expenses and minimize their impact on our cash flow.

Selling, General and Administrative Expenses

While our financial statements separately present SG&A expenses and SG&A–affiliate expenses, we evaluate our SG&A expenses as a whole, which primarily consist of compensation of non-operating personnel, employee benefits, reimbursements to our general partner and its affiliates of SG&A expenses incurred in connection with our operations and expenses of overall administration.

Adjusted EBITDA

We define Adjusted EBITDA as net income before interest expense, income taxes and depreciation and amortization expense, as further adjusted for other non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is not a presentation made in accordance with GAAP.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•	our ability to make distributions;

•	our ability to incur and service debt and fund capital expenditures; and

•	our ability to incur additional expenses.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to a similarly titled measure of other companies, thereby diminishing its utility. For a reconciliation of this measure to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Summary—Summary Historical and Pro Forma Financial Operating Data—Non-GAAP Financial Measure.”

Results of Operations

The following table and discussion is a summary of result of operations for the years ended December 31, 2012 and 2011 and the six months ended June 30, 2013 and 2012.

	Year Ended December 31,		Six Months Ended June 30,
	2012	2011	2013	2012
	(in thousands, except per unit and operating data)
Statement of Operations Data:
Revenues:
Third parties	$13,201	$10,588	$18,683	$7,032
Related parties	9,663	10,441	4,021	5,006

	22,864	21,029	22,704	12,038
Expenses:
Operating expenses	7,266	6,957	9,132	3,527
Selling, general and administrative	2,283	2,179	4,793	1,377
Selling, general and administrative–affiliate	2,592	2,614	1,218	1,287
Depreciation	3,317	2,749	2,605	1,651
Amortization	624	649	2,135	319

Total expenses	16,082	15,148	19,883	8,161

Operating income	6,782	5,881	2,821	3,877

Other income (expense):
Gain on bargain purchase of business	—	—	11,777	—
Other income	4	1	47	—
Interest expense	(1,320)	(491)	(3,433)	(619)

Total other income (expense)	(1,316)	(490)	8,391	(619)

Income (loss) before taxes	5,466	5,391	11,212	3,258
Income taxes	43	25	15	37

Net income	$5,423	$5,366	$11,197	$3,221

Adjusted EBITDA(1)	$10,862	$9,280	$10,750	$5,878

Operating Data:
Storage capacity (bbls)	3,501,844	3,112,331	4,803,191	3,199,988
Throughput (mbpd)	40.9	30.7	68.7	40.0

(1)	For more information, please read “Summary—Summary Historical and Pro Forma Financial Operating Data—Non-GAAP Financial Measure”.

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

Storage Capacity.    Storage capacity for the six months ended June 30, 2013 increased by 1.6 million bbls, or 50.1%, to 4.8 million bbls from 3.2 million bbls for the six months ended June 30, 2012. The increase was due to the acquisition of the Mobile, AL and Brooklyn, NY terminals in February 2013.

Throughput Activity.    Throughput activity for the six months ended June 30, 2013 increased by 28.7 mbpd, or 71.8%, to 68.7 mbpd from 40.0 mbpd for the six months ended June 30, 2012. The increase was due to the acquisition of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities in February 2013 and increased throughput activity in the Gulf Coast and East Coast terminals.

Revenues.    The following table details the types and amounts of revenues generated during the six months ended June 30, 2013 and 2012.

	Six Months Ended June 30,
	2013	2012	$ Change	% Change
	(in thousands, except percentages)
Storage and throughput services fees	$19,946	$10,138	$9,808	96.7%
Ancillary services fees	2,758	1,900	858	45.2%

Total revenues	$22,704	$12,038	$10,666	88.6%

Revenues for the six months ended June 30, 2013 increased by $10.7 million, or 88.6%, to $22.7 million from $12.0 million for the six months ended June 30, 2012. The $9.8 million, or 96.7%, increase in storage and throughput services fees was the result of the acquisition of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities in February 2013, the execution of new services agreements and increased throughput and transloading activity. The $0.9 million, or 45.2%, increase in ancillary services fees was driven by the acquisition of the Mobile, AL terminal and increased activity as it relates to heating and blending.

Operating Expenses.    Operating expenses for the six months ended June 30, 2013 increased by $5.6 million, or 158.9%, to $9.1 million from $3.5 million for the six months ended June 30, 2012. The increase in operating expenses was primarily related to the acquisition of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities. The acquisitions led to increases in contract labor of $2.0 million, salaries and wages of $1.2 million, utilities of $0.9 million, insurance of $0.6 million and property taxes of $0.2 million.

Selling, General and Administrative Expenses.    SG&A expenses for the six months ended June 30, 2013 increased by $3.3 million, or 125.6%, to $6.0 million from $2.7 million for the six months ended June 30, 2012. This increase in SG&A expenses was primarily due to an increase in non-recurring transaction related expenses of $3.1 million related to the acquisition of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities that were completed in the first quarter of 2013 and $0.3 million of expenses incurred in connection with this offering.

Depreciation and Amortization Expense.    Depreciation expense for the six months ended June 30, 2013 increased by $0.9 million, or 57.8%, to $2.6 million from $1.7 million for the six months ended June 30, 2012, primarily due to the acquisition of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities in February 2013. Amortization expense for the six months ended June 30, 2013 increased by $1.8 million, or 569.3%, to $2.1 million from $0.3 million for the six months ended June 30, 2012, primarily due to the acquisition of the Mobile, AL and Brooklyn, NY terminals in February 2013.

Gain on Bargain Purchase of Business.    As part of the purchase price allocation for the Brooklyn terminal acquisition in 2013, it was determined that the fair value of the assets acquired exceeded the purchase price resulting in a one-time gain of approximately $11.8 million.

Interest Expense.    Interest expense for the six months ended June 30, 2013 increased by $2.8 million, or 454.6%, to $3.4 million from $0.6 million for the six months ended June 30, 2012, primarily due to the refinancing of the existing revolving credit facility, which occurred in conjunction with the acquisition of the Mobile, AL terminal, as well as higher outstanding borrowings under the credit facility due to the acquisition of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities. The refinancing resulted in a write off of $0.8 million of previously deferred financing costs.

Income Taxes.    Income taxes for the six months ended June 30, 2013 compared to income taxes for the six months ended June 30, 2012 did not materially change.

Net Income.    Net income for the six months ended June 30, 2013 increased by $8.0 million, or 247.6%, to $11.2 million from $3.2 million for the six months ended June 30, 2012, primarily related to an increase in revenue of $10.7 million, the gain on bargain purchase of a business of $11.8 million offset by an increase in operating expenses of $5.6 million, an increase in SG&A expenses of $3.3 million related to the transaction expenses and IPO related expenses, and an increase in interest expense of $2.8 million.

Adjusted EBITDA.    Adjusted EBITDA for the six months ended June 30, 2013 increased by $4.9 million, or 82.9%, to $10.8 million from $5.9 million for the six months ended June 30, 2012. The increase in Adjusted EBITDA was primarily attributable to increased revenues of $10.7 million partially offset by increased operating expenses of $5.6 million.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Storage Capacity.    Storage capacity for the year ended December 31, 2012 increased by 0.4 million bbls, or 12.5%, to 3.5 million bbls from 3.1 million bbls for the year ended December 31, 2011. The increase was due to the completion of the tank expansion projects at the Blakeley, AL terminal and acquiring the rights to additional storage at the Baltimore, MD terminal.

Throughput Activity.    Throughput activity for the year ended December 31, 2012 increased by 10.2 mbpd, or 33.2%, to 40.9 mbpd from 30.7 mbpd for the year ended December 31, 2011. The increase was due to increased customer throughput activity in the Gulf Coast and East Coast terminals.

Revenues.    The following table details the types and amounts of revenues generated during the years ended December 31, 2012 and 2011.

	Year Ended December 31,
	2012	2011	$ Change	% Change
	(in thousands, except percentages)
Storage and throughput services fees	$19,064	$17,516	$1,548	8.8%
Ancillary services fees	3,800	3,513	287	8.2%

Total revenues	$22,864	$21,029	$1,835	8.7%

Revenues for the year ended December 31, 2012 increased by $1.8 million, or 8.7%, to $22.9 million from $21.0 million for the year ended December 31, 2011. The $1.5 million, or 8.8%, increase in storage and throughput services fees was the result of the execution of new services agreements and an increase in throughput activity. The $0.3 million, or 8.2%, increase in ancillary services fees was driven by increased activity as it relates to heating and blending.

Operating Expenses.    Operating expenses for the year ended December 31, 2012 increased by $0.3 million, or 4.3%, to $7.3 million from $7.0 million for the year ended December 31, 2011. The increase in operating expenses was primarily due to an increase in our insurance expense of $0.2 million resulting from higher insurance coverage levels, additional repairs and maintenance expense at our facilities of $0.1 million and an increase in throughput related expenses of $0.1 million offset by a reduction in our utility and labor expenses.

Selling, General and Administrative Expenses.    SG&A expenses for the year ended December 31, 2012 increased by $0.1 million, or 1.7%, to $4.9 million from $4.8 million for the year ended December 31, 2011. The increase in SG&A expenses was primarily due to an increase in due diligence costs of $0.2 million related to the acquisition of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities that were completed in the first quarter 2013.

Depreciation and Amortization Expense.    Depreciation expense for the year ended December 31, 2012 increased by $0.6 million, or 20.7%, to $3.3 million from $2.7 million for the year ended December 31, 2011, primarily due to assets placed in service in late 2011 and in 2012 as a result of the ongoing construction at our Blakeley, AL terminal. Amortization expense for the year ended December 31, 2012 compared to the year ended December 31, 2011 did not materially change.

Interest Expense.    Interest expense for the year ended December 31, 2012 increased by $0.8 million, or 168.8%, to $1.3 million from $0.5 million for the year ended December 31, 2011, primarily due to higher outstanding borrowings as a result of the ongoing construction at our Blakeley, AL terminal.

Income Taxes.    Income taxes for the year ended December 31, 2012 compared to income taxes for the year ended December 31, 2011 did not materially change.

Net Income.    Net income for the year ended December 31, 2012 increased by $0.1 million, or 1.1%, to $5.4 million, primarily related to increased revenues of $1.8 million offset by an increase in interest expense of $0.8 million, an increase in depreciation of $0.6 million, an increase in operating expense of $0.3 million and an increase in SG&A expenses of $0.1 million.

Adjusted EBITDA.    Adjusted EBITDA for the year ended December 31, 2012 increased by $1.6 million, or 17.0%, to $10.9 million from $9.3 million for the year ended December 31, 2011. The increase in Adjusted EBITDA was primarily attributable to increased revenues of $1.8 million partially offset by increased operating expenses of $0.3 million and increased SG&A expenses of $0.1 million.

Liquidity and Capital Resources

Liquidity

Our principal liquidity requirements are to finance current operations, fund capital expenditures, including acquisitions from time to time, service our debt and pay distributions to our partners. Our sources of liquidity include cash generated by our operations, borrowings under our credit facility and issuances of equity and debt securities. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements and long-term capital expenditure requirements. Please read “—Cash Flows” and “—Capital Expenditures” for a further discussion of the impact on liquidity.

Following the completion of this offering, we intend to pay a minimum quarterly distribution of $         per common unit and subordinated unit per quarter, which equates to $ million per quarter, or $         million per year, based on the number of common and subordinated units to be outstanding immediately after completion of this offering, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We do not have a legal obligation to pay this distribution. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Credit Facility

As of January 2012, we entered into a $40 million revolving credit facility. The credit facility had an initial three year term and bore interest based upon the London Interbank Offered Rate (“LIBOR”). As of December 31, 2012, the balance outstanding on the credit facility was $30.5 million at an interest rate of 3.47%. In February 2013, concurrent with the acquisitions of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities, we amended the credit facility. The amended credit facility has an initial three year term and bears interest based upon LIBOR plus an applicable margin. As of June 30, 2013, the outstanding balance on the credit facility was $115.4 million at an interest rate of 4.45%.

Concurrent with this offering, we intend to enter into a         -year, $         million revolving credit facility with a syndicate of lenders. The lenders will not be obligated to make loans under the credit agreement until the date on which certain conditions listed in the agreement have been met or waived, including the closing of this offering.

The credit facility will be available to fund working capital, for the issuance of letters of credit, to finance capital expenditures and other permitted payments and for other lawful corporate purposes and will allow us to request that the maximum amount of the credit facility be increased by up to an aggregate of $         million,

subject to receiving increased commitments from lenders or commitments from other financial institutions. Our obligations under the credit facility will be secured by a first priority lien on substantially all of our material assets. The credit facility will mature on the          anniversary of the closing date of this offering. Borrowings under the credit facility will bear interest at either an alternative base rate or an adjusted Eurodollar rate, in each case plus an applicable margin. The applicable margin varies based upon our Leverage Ratio (as defined in the credit facility).

The credit facility contains representations and warranties and affirmative and negative covenants customary for transactions of this nature.

Cash Flows

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

The following table summarizes our cash flows from operating, investing and financing activities for the periods indicated:

	Six Months Ended June 30,
	2013	2012	$ Change	% Change
	(in thousands, except percentages)
Cash provided by (used in):
Operating activities	$8,496	$3,315	$5,181	156.3%
Investing activities	(89,253)	(7,863)	(81,390)	1,035.1%
Financing activities	81,055	3,752	77,303	2,060.3%

Cash Flow from Operating Activities.    Operating activities primarily consist of net income adjusted for non-cash items, including depreciation and amortization and the effect of working capital changes. Net cash provided by operating activities was $8.5 million for the six months ended June 30, 2013 compared to $3.3 million for the six months ended June 30, 2012. This $5.2 million increase across periods was primarily attributable to a $3.0 million increase, an $8.0 million increase and a $3.9 million increase in cash provided by working capital, net income and depreciation and amortization, respectively, partially offset by the gain from a bargain purchase of a business of $11.8 million. Cash provided by changes in working capital of $5.1 million during the six months ended June 30, 2013 was primarily due to a $4.3 million increase, a $3.0 million increase and a $0.9 million increase in amounts due to affiliates, accounts payable and accrued expenses, respectively, offset by an increase in trade accounts receivable of $2.6 million.

Cash Flow from Investing Activities.    Investing activities consist primarily of property and equipment divestitures as well as capital expenditures for expansion and maintenance. Net cash flows used for investing activities was $89.3 million for the six months ended June 30, 2013. This cash was primarily used for the purchase of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities in addition to capital spending related to the construction and improvements of our Blakeley, AL, Chickasaw, AL and Saraland, AL facilities. Net cash used in investing activities was $7.9 million for the six months ended June 30, 2012. This cash was primarily used for capital spending related to construction and improvements at our Blakeley, AL terminal.

Cash Flow from Financing Activities.    Financing activities consist primarily of borrowings and repayments related to credit facility, the related deferred financing costs and distributions to our investors. Net cash flows provided by financing activities was $81.1 million for the six months ended June 30, 2013, compared to $3.8 million for the six months ended June 30, 2012. This $77.3 million increase was primarily attributable to an increase in borrowings of $88.0 million related to the acquisition of the Mobile, AL, Saraland, AL and Brooklyn, NY facilities and a decrease in the distributions of $3.8 million offset by an increase in debt repayments of $11.6 million and an increase in deferred financing costs of $2.3 million.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

The following table summarizes our cash flows from operating, investing and financing activities for the periods indicated:

	Year Ended December 31,
	2012	2011	$ Change	% Change
	(in thousands, except percentages)
Cash provided by (used in):
Operating activities	$6,754	$7,551	$(797)	(10.6%)
Investing activities	(10,552)	(10,756)	204	(1.9%)
Financing activities	3,278	3,755	(477)	(12.7%)

Cash Flow from Operating Activities.    Operating activities primarily consist of net income adjusted for non-cash items, including depreciation and amortization and the effect of working capital changes. Net cash provided by operating activities was $6.8 million for the year ended December 31, 2012 compared to $7.6 million for the year ended December 31, 2011. This $0.8 million decrease across periods was primarily attributable to a $1.8 million decrease in cash provided by working capital, partially offset by an increase in net income and an increase in depreciation and amortization of $0.1 million and $1.0 million, respectively. Cash used in changes in working capital of $1.8 million during the year ended December 31, 2012 was primarily due to a decrease in amounts owed to affiliates of $2.7 million, offset by a reduction in accounts receivable of $0.4 million and an increase in accounts payable and accrued expenses of $0.3 million.

Cash Flow from Investing Activities.    Investing activities consist primarily of property and equipment divestitures as well as capital expenditures for expansion and maintenance. Net cash flows used for investing activities was $10.6 million in the year ended December 31, 2012. This cash was primarily used for capital spending related to the acquisition of land in Mobile, AL, expansion projects at our Blakeley, AL terminal and the acquisition of additional storage in Baltimore, MD. Net cash used in investing activities was $10.8 million in year ended December 31, 2011. This cash was primarily used for capital spending related to expansion projects at our Blakeley, AL terminal.

Cash Flow from Financing Activities.    Financing activities consisted primarily of borrowings and repayments related to our line of credit, the related deferred financing costs and distributions to our investors. Net cash flows provided by financing activities was $3.3 million in the year ended December 31, 2012, compared to $3.8 million in the year ended December 31, 2011. This $0.5 million decrease was primarily attributable to a decrease in borrowings of $1.5 million and an increase in financing costs incurred of $1.1 million offset by a decrease in distributions of $2.2 million.

Contractual Obligations

We have contractual obligations that are required to be settled in cash. Our contractual obligations as of December 31, 2012 were as follows:

Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
(in thousands)
Long-term debt obligations	$30,500	$—	$30,500	$—	$—
Capital lease obligations	—	—	—	—	—
Operating lease obligations	—	—	—	—	—
Purchase obligations	—	—	—	—	—
Other long-term liabilities	—	—	—	—	—

Total	$30,500	—	$30,500	—	—

Our contractual obligations as of June 30, 2013 were as follows:

Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
(in thousands)
Long-term debt obligations	$115,375	$4,875	$110,500	$—	$—
Capital lease obligations	—	—	—	—	—
Operating lease obligations	—	—	—	—	—
Purchase obligations	—	—	—	—	—
Other long-term liabilities	—	—	—	—	—

Total	115,375	4,875	110,500	—	—

Capital Expenditures

The terminalling and storage business is capital-intensive, requiring significant investment for the maintenance of existing assets and the acquisition or development of new facilities. We categorize our capital expenditures as either:

•	maintenance capital expenditures, which are cash expenditures made to maintain our long-term operating capacity or operating income; or

•

expansion capital expenditures, which are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating capacity or operating income over the long term.

We incurred maintenance and expansion capital expenditures for the years ended December 31, 2012 and 2011 and expect to incur maintenance and expansion capital expenditures for the twelve months ending September 30, 2014 as set forth in the following table:

	Predecessor Historical		Arc Logistics Partners LP Pro Forma
	Year Ended December 31,		Year Ended December 31,		Twelve Months Ending September 30, 2014
	2012	2011	2012	2011
	(in thousands)
Maintenance capital expenditures	$917	$635	$2,096	$851		$3,000
Expansion capital expenditures	11,784	11,176	15,237	19,769

Total	$12,701	$11,811	$17,333	$20,620	$

For the year ended December 31, 2012, we incurred maintenance capital expenditures of $0.9 million. These maintenance capital expenditures were incurred in the normal course of business to maintain the existing long-term operating capacity, such as tank inspections and repair, and repair on-site equipment such as boilers, pumps, pipes and valves. On a pro forma basis for the year ended December 31, 2012, we incurred maintenance capital expenditures of $2.1 million. The maintenance capital expenditures increased for the replacement of an on-site boiler and repairs associated with a 50,000 bbls tank in the acquisition of the Mobile, AL terminal. The increase in maintenance capital expenditures for the twelve months ending September 30, 2014 is principally related to the implementation of the American Petroleum Institute 653 Tank Inspection Program at the Mobile, AL terminal, which had not been utilized by the prior owner.

Our Predecessor’s capital funding requirements were funded by investments from our sponsor and borrowings under its revolving credit facility. We anticipate that maintenance capital expenditures will be funded primarily with cash from operations and with borrowings under our credit facility. We generally intend to fund the capital required for expansion capital expenditures through borrowings under our credit facility and the issuance of equity and debt securities.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Customer Concentration

As of June 30, 2013, our terminals had 45 customers with services agreements. On a pro forma basis for the six months ended June 30, 2013, our five largest customers accounted for a total of approximately 50% of our revenues, with our two largest customers individually representing approximately 16% and 10% of our revenues during that period. No other customer accounted for 10% or more of our revenues during that period. Although we have contracts with customers of varying duration, if one or more of our major customers were to default on their contract or if we were to be unable to renew our contract with one or more of these customers on favorable terms, we might not be able to replace any of these customers in a timely fashion, on favorable terms or at all. In any of these situations, our revenues and our ability to make cash distributions to our unitholders may be adversely affected. We expect our exposure to risk of non-payment or non-performance to continue as long as we remain dependent on a relatively small number of customers for a substantial portion of our revenue.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally acceptable in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported revenues and expenses during the reporting periods. We evaluate these estimates and assumptions on an ongoing basis and base our estimates on historical experience, current conditions and various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Our actual results may materially differ from these estimates.

Listed below are the accounting policies we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved, and that we believe are critical to the understanding of our operations.

Revenue Recognition.    Revenues from leased tank storage and delivery services are recognized as the services are performed. Revenues also include the sale of excess products and additives that are mixed with customer-owned liquid products. Revenues for the sale of excess products and additives are recognized when title and risk of loss passes to the customer.

Depreciation.    We calculate depreciation expense using the straight-line method, based on the estimated useful life of each asset. We assign asset lives based on reasonable estimates when an asset is placed into service. We periodically evaluate the estimated useful lives of our property, plant and equipment and revise our estimates.

The determination of an asset’s estimated useful life takes a number of factors into consideration, including technological change, normal depreciation and actual physical usage. If any of these assumptions subsequently change, the estimated useful life of the asset could change and result in an increase or decrease in depreciation expense. Subsequent events could cause us to change our estimates, which would impact the future calculation of depreciation expense.

Impairment of Long-Lived Assets.    In accordance with Accounting Standards Codification No. 360, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we continually evaluate whether events or circumstances have occurred that indicate the carrying value of our long-lived assets, including property and equipment, may be impaired. In determining whether the carrying value of our long-lived assets is impaired, we make a number of subjective assumptions, including whether there is an indication of impairment and the extent of any such impairment. Factors we consider as indicators of impairment may include, but are not limited to, our assessment of the market value of the asset, operating or cash flow losses and any significant change in the asset’s physical condition or use. We evaluate the potential impairment of long-lived assets by comparison of estimated undiscounted cash flows for the related asset to the asset’s carrying value. Impairment is indicated when the estimated undiscounted cash flows to be generated by the asset are less than the asset’s carrying value. If the long-lived asset is considered to be impaired, the impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset, calculated using a discounted future cash flow analysis.

These future cash flow estimates (both undiscounted and discounted) are based on historical results, adjusted to reflect our best estimate of future market and operating conditions. Uncertainty associated with these cash flow estimates include assumptions regarding demand for the petroleum products and crude oil that we store for our customers, volatility and pricing of crude oil and its impact on petroleum products prices, the level of domestic oil production, discount rates (for discounted cash flows) and potential future sources of cash flows. Although the resolution of these uncertainties historically has not had a material impact on our results of operations or financial condition, we cannot provide assurance that actual amounts will not vary significantly from estimated amounts. During the years ended December 31, 2012 and 2011 and six months ended June 30, 2013 and 2012, we did not record any impairment on assets.

Environmental and Other Contingent Liabilities.    Environmental costs are expensed if they relate to an existing condition caused by past operations and do not contribute to current or future revenue generation. Liabilities are recorded when site restoration, environmental remediation, cleanup or other obligations are either known or considered probable and can be reasonably estimated. At December 31, 2012 and 2011 and June 30, 2013 and 2012, we had no accruals for environmental obligations. Accruals for contingent liabilities are recorded when our assessment indicates that it is probable that a liability has been incurred and the amount of liability can be reasonably estimated. Such accruals may include estimates and are based on all known facts at the time and our assessment of the ultimate outcome. Our estimates for contingent liability accruals are increased or decreased as additional information is obtained or resolution is achieved. Presently, there are no material accruals in these areas. Although the resolution of these uncertainties historically has not had a material impact on our results of operations or financial condition, we cannot provide assurance that actual amounts will not vary significantly from estimated amounts.

Among the many uncertainties that impact our estimates of environmental and other contingent liabilities are the potential involvement in lawsuits, administrative proceedings and governmental investigations, including environmental, regulatory and other matters, as well as the uncertainties that exist in operating our storage facilities and related facilities. Our insurance does not cover every potential risk associated with operating our storage facilities and related facilities, including the potential loss of significant revenues. We believe we are adequately insured for public liability and property damage to others with respect to our operations. With respect to all of our coverage, we may not be able to maintain adequate insurance in the future at rates we consider reasonable.

Seasonality

The petroleum products and crude oil throughput in our terminals is directly affected by the level of supply and demand for petroleum products and crude oil in the markets served directly or indirectly by our assets, which can fluctuate seasonally. Certain of our facilities provide local markets with gasoline, distillate products and asphalt products and the throughput activity can vary based on summer travel activity, winter heating requirements and construction related activities. However, many effects of seasonality on our revenues will be substantially mitigated, as the significant majority of our revenues are generated through fixed monthly fees for storage and throughput services under multi-year contracts.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. We do not take title to the crude oil and petroleum products that we handle and store. We do not intend to hedge our indirect exposure to commodity risk.

We will have exposure to changes in interest rates on our indebtedness. As of the year ended December 31, 2012 and the six months ended June 30, 2013, we had total borrowings outstanding under our senior secured credit facilities of $30.5 million and $115.4 million, respectively. The impact of a 1% increase in the interest rate on this amount of debt would have resulted in an increase in interest expense, and a corresponding decrease in our results of operations, of approximately $0.3 million and $1.2 million, respectively, annually, assuming, however, that our indebtedness remained constant throughout the year. We may use certain derivative instruments to hedge our exposure to variable interest rates in the future, but we do not currently have in place any hedges.

INDUSTRY OVERVIEW

Overview

Independent terminalling and storage providers serve as a critical logistic link between the upstream (exploration and production) and the downstream (refining and marketing) segments of the crude oil and petroleum products industries. In the terminalling and storage business, an independent operator does not receive title to the product stored and handled, nor do the customers it serves own or control its facilities. An independent terminalling and storage operator is principally focused on providing its customers with safe, reliable and efficient terminalling, storage, handling, blending, regasification, additive and ancillary services.

Customers utilize terminalling and storage facilities as a collection point for the delivery of crude oil and petroleum products. Terminals provide relief to the movement of crude oil and petroleum products by providing a cushion in the supply and transportation of these products while allowing customers the ability to warehouse crude oil and petroleum products to satisfy expected increases in demand or capitalize on pricing fluctuations. To address these structural imbalances, networks of logistic assets, including pipelines, rail, marine vessels, trucks and terminals, facilitate the movement of crude oil and petroleum products from various sourcing points to the end-markets required by customers. Terminals that have the capability to use rail, marine vessels and trucks are able to receive and deliver a more diverse range of products including light refined products, heavy refined products and crude oils into the terminal and the infrastructure needed to support these products make the assets more readily able to change the products they can accept into tankage.

Over the last three decades, the terminalling and storage business has evolved from an integrated component of the oil and chemical production, refinement, transportation and logistics process into a mature, stand-alone business model. In the early 1970s, the independent terminalling and storage business was highly fragmented, with major energy and chemical companies owning extensive terminal networks to support their feedstock and refining needs. Since that time, many integrated oil and chemical companies have been focusing on capital-intensive activities that generate riskier and higher returns. As a result, these companies have been divesting “non-core” terminalling assets, many in exchange for long-term storage contracts. The trend to outsource logistics services has resulted in many independent terminalling and storage providers accounting for an increasing percentage of the total terminalling and storage market. The independent terminalling and storage business includes many small, local private companies, as well as large, well-financed public and private companies which have positioned themselves as market leaders through acquisitions, expansions and new construction.

The diagram below illustrates the position and function of the independent terminalling and storage industry and how it supports the refining industry through the storage of crude oil and refined products.

Refineries receive and store crude oil prior to it being refined. During the refining process, crude oil is converted into light-refined products and heavy-refined products. Light refined products include gasoline, diesel fuels, heating oils and jet fuels. Heavy refined products include residual fuel oils and asphalt. Light refined products are refined to specific grades and characteristics and are substantially identical in composition from one refinery to another. The light refined products initially are stored at the refineries’ own tankage. Then, refineries schedule delivery of their refined product output to satisfy retail delivery obligations (e.g. gasoline stations) and the remainder of their refined product output is typically delivered through a common carrier pipeline to independent marketing and distribution companies or traders for resale. The heavy refined products including residual fuel oils and asphalts are similarly initially stored at the refinery; however, due to the viscosity of these products, refineries are required to either load these products into railcars or marine vessels to terminals for delivery to their customers or to traders and marketers.

Terminalling and Storage Industry’s Role in Crude Oil and Petroleum Products Supply Chain

Terminalling and storage facilities provide customers with short and long term storage, throughput and transloading services and serve as a hub connecting crude oil supplies from disparate regions to the refining markets. Following the refining process, petroleum products are delivered to terminalling and storage facilities via pipelines, rail, trucks and marine vessels. A brief overview and description of crude oil and refined products terminals markets is provided below.

•

Transportation of Crude Oil and Chemical Feedstocks.    Many of the primary terminalling assets used for the storage of crude oil and chemical feedstocks have three primary modes of transportation to efficiently move this product: pipelines, rail and marine vessels. Pipeline transportation is generally the lowest cost method for shipping some types of crude oil. However, if refineries are not located in vicinity of pipelines or are seeking crude oil that is not sourced from pipeline supplied locations, most refineries are able to receive product via alternate modes including marine vessels and rail. Marine vessel transportation is generally completed at a low cost and can make the international transport of crude oil and chemical feedstocks possible. However, the refinery must have the proper marine infrastructure to receive these vessels. Rail transportation serves as a critical link in the supply of domestic crude oil production to U.S. refiners, especially for crude oils that are not sourced near pipelines or require the application of heat to be transported. The increased production and delivery of North American crude oil is heavily supported by railcars and serves as one of the largest areas of growth in the terminalling industry. Many refiners have limited rail infrastructure and will often seek the assistance of terminalling and storage providers using a combination of the terminals rail and marine infrastructure. All three primary modes, pipelines, rail and marine vessels play a critical role in moving crude oil and chemical feedstocks and provide flexibility to refineries when purchasing these products.

•

Transportation of Refined Products.    Before a major oil company, independent marketer or a product distribution company distributes refined products in the wholesale markets, it must first schedule the product for shipment by marine vessels, common carrier pipelines or, to a lesser extent, railcars to a terminal. Refineries produce light and heavy products, each of which can be delivered in various ways to terminal facilities. Depending on the connectivity of the terminal, light refined products are often transported by common carrier pipeline or marine vessels to terminals. There are economies of scale in transporting products by large marine vessels and, as such, marine terminals with large storage capacities for various commodities have the ability to offer their customers lower per-barrel freight costs than do terminals with smaller storage capacities and less diverse marine assets that can only accept product from smaller inland barges. In order for a light refined products terminal to be competitive in today’s market, it will also need to have the ability to store renewable fuels, such as ethanol and biodiesel fuel, for blending with gasoline and distillates, as these renewable fuels provide customers with valuable tax credits. Heavy refined products, such as asphalt and many of the residual fuel oils, are too viscous to be delivered via a common carrier pipeline and, as such, are delivered to terminals via marine vessel or railcar. In addition, these products have different characteristics, such as sulfur content, and require the terminals to contain heated segregated tankage. In most cases, terminal operators will use segregated tankage to store the different grades of asphalt and residual fuel oils, as their respective customers will seek to capitalize on the higher value of these different grades (e.g. low sulfur content). Without the segregated tankage, customers lose the ability to sell products that have higher quality specifications.

Terminalling and Storage Services

Terminalling operators offer a variety of services to their customers, which include refiners, producers, distributors and traders. Some of the services typically provided by terminalling operators include:

•	receipt of product by pipelines, railcars, marine vessels and trucks;

•	storage of product (various grades, quantity and quality control);

•	inventory management;

•	throughput of product via pipelines, railcars, marine vessels and trucks;

•	heating, blending, mixing, sampling and additives

•	regasification and liquefaction;

•	treatment of product, such as butanizing;

•	administrative services, such as order processing and invoicing;

•	customs service, such as coordinating obligations related to import duties and VAT; and

•	complementary services, such as laboratory analysis.

The terminals we operate serve different market functions based on the geographies in which they operate and the products they store. Our terminalling and storage services are driven by market dynamics that vary between the following three primary regions in which we operate:

•

East Coast.    Due to the supply/demand imbalance for petroleum products created by the large population base and relatively low refining capacity, the East Coast region has a shortage of petroleum products being refined in this market. Our terminalling and storage services in the East Coast region often serve as pooling points that aggregate product delivered by pipeline, railroad, or marine vessel for delivery to distributors and traders in order to meet local petroleum product demand. In the case of pricing differentials or supply shortages, petroleum products can often be loaded onto marine vessels from our terminals for delivery to these target markets.

•

Midwest.    Our terminals in the Midwest region offer terminalling and storage services to major refiners, regional traders and marketers. While refineries operate significant storage in their local market, the refineries tend to lack the general infrastructure to meet all the local demand of petroleum products and, as such, deliver a majority of the refined products to other local terminals and to terminals in other markets in the region. In this instance, the most frequently used transportation method and the lowest cost of transportation tends to be a common carrier pipeline. From our terminals, refined products are delivered into trucks to end user gasoline/fueling stations. In addition to the pipeline delivery of product, several of our Midwest assets contain rail capabilities that allow for the delivery of renewable fuels, such as ethanol and biodiesel fuels (as opposed to a more costly truck delivery) that are used to blend with refined products by our customers.

•

Gulf Coast.    Due to the significant industrial demand for heavy products and crude oil in the Gulf Coast region, excess supply of heavy products and crude oils from other geographies moves to this region where demand and export opportunities are greatest. In many instances our customers require several different tanks due to the different types and grades of fuel oils and crude oils they purchase and store at our facilities. Our Gulf Coast facilities primarily handle heavy products and crude oil, such as asphalt, residual fuel oils and heavy Canadian crude oil. Each of our Gulf Coast assets is able to deliver and receive heated and unheated product via marine vessel (in some locations up to Aframax size vessels). However, we also have the ability to deliver railcars of fuel oil and crude oil to our Gulf Coast assets.

Barriers to Entry

There are significant barriers to entry into the terminalling and storage business, including:

•	the high costs of acquiring, developing and constructing infrastructure, such as the costs of establishing interconnections with other terminals and refining and processing plants;

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the extended time and risk involved in permitting and developing new projects and placing them into service, which can require several years, depending on the type of facility, location, permitting issues and other factors;

•	significant project financing challenges due to the magnitude and uncertainty of capital costs and scheduling uncertainties associated with terminal development;

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limited real estate that possesses requisite characteristics, such as proximity to pipelines, refineries or processing plants, and access to transcontinental rail lines or major deep-water ports, as well as operational flexibility; and

•	difficulty in hiring and retaining management and operational personnel with the specialized expertise required to acquire, develop and operate storage facilities.

Parameters of Competition

Independent terminalling and storage operators compete based on terminal location and versatility including the ability to carry different grades of refined products and renewable fuels as well as quality of service and price.

Location

Location is a critical factor in the independent terminalling and storage business; favorably located terminals are in higher demand and command much higher storage and throughput fees. Ideally positioned terminals have two-way access to multiple cost-effective transportation modes, such as waterways, railroads, roadways and pipelines.

Versatility

Terminal versatility is a function of the operator’s ability to offer necessary terminalling assets for a diverse group of products with complex handling requirements and multiple modes of transportation. Terminals that are more versatile can sell their services at higher prices and penetrate a broader range of customers.

Safety and Regulatory

Terminalling and storage facilities have a history of providing safe and reliable operations and are critical to major oil and chemical companies. The handling of crude oil and petroleum products has specific requirements and providing safe and regulatory compliant facilities is critical in a customer’s analysis on selecting a terminalling operator.

Service

Providing high quality service is critical for an independent operator to distinguish itself and maintain long-term customer relationships. Key areas of service differentiation for an operator include its ability to offer clients tailor-made solutions, high operating standards, flexibility in the storage of different products and reliable service that does not impact product movements. Providing customers with the handling of products to and from the terminal without disruption into diverse and flexible tankage is an important competitive advantage for a terminal operator. In addition, customers require additional services to deliver a marketable product, these services can be as simple as “in-line” blending to as complicated as custom manufacturing of emulsions.

Price

Significant barriers to entry into the terminalling and storage industry reduce pricing pressure from new entrants. Customers are attracted to operators that can provide stable pricing over long contract periods. These term contract storage and throughput prices are typically inflation-linked with annual or periodic resets.

Customers

The types of customers relying on independent terminalling and storage services include:

•	Major Oil Companies. Major oil companies that own upstream, midstream and downstream assets to support either their crude oil purchasing or petroleum product distribution.

•	Refiners. Oil refiners typically store crude oils inbound to their refineries and outbound heavy and light refined products.

•	Marketers and Traders. Marketing and trading customers that tend to store crude oil, petroleum products or chemical products for speculative and wholesale purposes.

•	Distributors. Customers that store finished petroleum or chemical products for eventual distribution to the end consumer.

Building customer loyalty through premier service is critical to the terminalling and storage industry because terminalling and storage facilities serve an important part of a customer’s supply chain and the costs associated with service disruptions or arranging for alternative terminalling or storage can be substantial.

Market Developments

The North American crude oil and petroleum product industry is undergoing enormous change. Extensive exploration and production activity in crude oil shale plays in both domestic and Canadian oil fields has boosted North American output of heavy and light sweet crudes. Within the last decade, the terminalling and storage market has experienced an extended period of strong demand and steady growth, particularly in the areas of production and the refinery markets, such as the Gulf Coast. This strong demand is fueled by the parameters described below.

Supply and Demand Imbalances

With regard to crude oil and petroleum products, global consumption is rising in regions with fewer resources, driving an increase in the need for terminalling and storage logistics networks to facilitate worldwide marine vessel movements towards these countries. This development has resulted in significant investments being made for marine handling, storage, and blending infrastructure.

In addition, within the United States, there are fundamental geographical imbalances with respect to crude oil production, refining capacity and petroleum product consumption. Terminalling facilities in the East Coast and Midwest serve as a cost effective delivery points between refineries and end user markets of petroleum products, while terminalling facilities in the Gulf Coast act as crude oil and refined product storage facilities and are of critical importance in the import-export supply chain.

The United States is a net importer of crude oil due to domestic consumption outpacing domestic production. However, in the last five years, the United States’ dependence on imported crude oil has been in decline largely due to significant increases in North American production.

U.S. Crude Oil Production (Thousand Barrels per Day)

Source: Energy Information Administration

The United States continues to import crude oil and petroleum products. According to the EIA, altogether, net imports of crude oil and petroleum products (imports minus exports) accounted for 40% of total domestic petroleum consumption in 2012, compared to 60% at its peak in 2005. During 2012, Canada was the largest source of U.S. net crude oil and petroleum product imports, accounting for roughly 34%, up from 16% in 2005. Imbalances such as these and the dynamic nature of the market necessitate plentiful storage.

Total US’ Net Imports as a % of Domestic Consumption vs. Canadian Net Imports as % of Total US’ Net Imports

Source: Energy Information Administration

Imbalances of Qualities / Product Specifications

Crude oil and refined products are differentiated, with each petroleum product having unique chemical and physical properties (e.g. sulfur content, vapor pressure, specific gravity, etc.).

With respect to crude oil, each refinery is constructed differently and runs most efficiently on specific grades of crude oil. Many terminal markets serve several refineries and, as such, require segregated tankage that can store various grades of crude oil to be purchased directly by refineries or, alternatively, marketers can blend different types of crude oil in separate tanks to develop a certain specification of crude oil that may be more desirable for a particular refinery.

With respect to refined products, many communities have different specifications for the use of these products, as a result of seasonality and environmental policies. This inconsistency means that some terminalling markets will be required to store various grades of gasoline and distillates and these grades must be stored in separate tankage. In addition, the renewable fuels—such as ethanol and biodiesel—are stored in segregated tankage prior to being blended with the gasoline and distillates before it is delivered to the gasoline/fueling stations via truck.

This demand for different crude oil grades and variations in gasoline grades in neighboring markets leads to higher storage demand and the need for additional logistic infrastructure, such as storage tanks. With tightening environmental norms in certain regions and the increased pricing pressure of renewable fuels credits associated with blending ethanol and biodiesel fuel, we expect this trend to increase.

Oil Price Levels, Volatility and Basis

Spot prices and the volatility surrounding crude oil and petroleum product pricing will impact our customer’s activity. Under certain market conditions, it may make sense for customers to store product in storage tanks and in other instances, it may make sense for customers to carry very little inventory. These trends in market pricing can and do impact the customers’ interaction with operators. In periods when the value of product being stored increases, customers tend to be less price-sensitive and may seek additional short term storage, as storage costs then represent a lower share of costs of delivering product to the end users.

BUSINESS

Overview

We are a fee-based, growth-oriented Delaware limited partnership formed by Lightfoot to own, operate, develop and acquire a diversified portfolio of complementary energy logistics assets. We are principally engaged in the terminalling, storage, throughput and transloading of crude oil and petroleum products. We intend to use a portion of the proceeds from this offering to acquire the LNG Interest. We are focused on growing our business through the optimization, organic development and acquisition of terminalling, storage, rail, pipeline and other energy logistics assets that generate stable cash flows.

Our primary business objective is to generate stable cash flows that enable us to pay quarterly cash distributions to our unitholders and, over time, increase our quarterly cash distributions. We intend to achieve this objective by evaluating long-term infrastructure needs in the areas we serve and by growing our network of energy logistics assets through expansion of our existing facilities, the construction of new facilities in existing or new markets and strategic acquisitions from our sponsor and third parties.

Our cash flows are primarily generated by fee-based terminalling, storage, throughput and transloading services that we perform under multi-year contracts. As of June 30, 2013, the weighted average term remaining on our customer contracts was approximately three years, and our top 15 customers by revenue have been customers at our facilities for an average of more than five years. We generate our revenues through the following fee-based services to our customers:

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Storage and Throughput Services Fees.    We generate revenues from our customers who reserve storage, throughput and transloading capacity at our facilities. Our services agreements typically allow us to charge our customers a number of activity fees, including for the receipt, storage, throughput and transloading of crude oil and petroleum products. Many of our services agreements contain take-or-pay provisions whereby we generate revenue regardless of our customers’ use of the facility. On a pro forma basis for the year ended December 31, 2012 and six months ended June 30, 2013, approximately 89% of our revenues were related to storage and throughput services fees. Of the storage and throughput services fees, approximately 83% and 77%, respectively, were attributable to take-or-pay provisions.

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Ancillary Services Fees.    We generate revenues from ancillary services, such as heating, blending and mixing, associated with our customers’ activity. The revenues we generate from ancillary services vary based upon the activity levels of our customers. On a pro forma basis for the year ended December 31, 2012 and six months ended June 30, 2013, we generated approximately 11% of our revenues from ancillary services fees.

We believe that the high percentage of take-or-pay storage and throughput services fees generated from a diverse portfolio of multi-year contracts, coupled with little exposure to commodity price fluctuations, creates stable cash flow and substantially mitigates our exposure to volatility in supply and demand and other market factors.

We also expect to receive cash distributions from the LNG Interest we intend to acquire upon the closing of this offering, which we intend to account for using equity method accounting. These distributions are supported by two 20-year, terminal use agreements with firm reservation charges for all of the capacity of the LNG Facility with several integrated, multi-national oil and gas companies. For the year ended December 31, 2012 and the six months ended June 30, 2013, Gulf LNG Holdings generated $96.3 million and $65.0 million of cash flows from operating activities, respectively. These cash flows, along with $63.2 million of cash on the balance sheet as of December 31, 2011, were primarily used to repay principal and accrued interest on an affiliate loan of $165.0 million, and pay distributions to the members of Gulf LNG Holdings (including the LNG Interest) of $41.4 million. The affiliate loan was fully repaid during the three months ended March 31, 2013.

On a pro forma basis for the year ended December 31, 2012, we generated revenues of approximately $34.5 million, net income of approximately $11.7 million and Adjusted EBITDA of approximately $23.1 million. On a pro forma basis for the six months ended June 30, 2013, we generated revenues of approximately $24.3 million, net income of approximately $21.5 million and Adjusted EBITDA of approximately $16.4 million. Please read “Summary—Summary Historical and Pro Forma Financial and Operating Data” for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measure, calculated and presented in accordance with GAAP.

Assets and Operations

Our energy logistics assets are strategically located in the East Coast, Gulf Coast and Midwest regions of the United States and supply a diverse group of third-party customers, including major oil and gas companies, independent refiners, crude oil and petroleum product marketers, distributors and various industrial manufacturers. Depending upon the location, our facilities possess pipeline, rail, marine and truck loading and unloading capabilities allowing our customers to receive and deliver product throughout North America. Our asset platform allows our customers to meet the specialized handling requirements that may be required by particular products. Our combination of diverse geographic locations and logistics platforms gives us the flexibility to meet the evolving demands of our existing customers and address those of prospective customers.

Our initial asset base will consist of:

•	14 terminals in nine states located in the East Coast, Gulf Coast and Midwest regions of the United States with approximately 5.0 million barrels of crude oil and petroleum product storage capacity;

•	two rail transloading facilities near Mobile, Alabama with approximately 23,000 bpd of throughput capacity, 17,000 bpd of which is currently dedicated to crude oil throughput; and

•	the LNG Interest in connection with the LNG Facility, which has 320,000 cubic meters of LNG storage, 1.5 bcf/d natural gas sendout capacity and interconnects to major natural gas pipeline networks.

The following table sets forth certain information regarding our assets:

Location	Principal Products	Capacity		Supply & Delivery Modes
Terminals:
Baltimore, MD(1)	Gasoline; Distillates; Ethanol	442,000 bbls		Pipeline; Railroad; Marine; Truck
Blakeley, AL(2)	Crude Oil; Asphalts; Fuel Oil	708,000 bbls		Marine; Truck
Brooklyn, NY	Gasoline; Ethanol	63,000 bbls		Pipeline; Marine; Truck
Chickasaw, AL	Crude Oil; Distillates; Fuel Oil; Crude Tall Oil	609,000 bbls		Railroad; Marine; Truck
Chillicothe, IL	Gasoline; Distillates; Ethanol; Biodiesel	273,000 bbls		Truck
Cleveland, OH—North	Gasoline; Distillates; Ethanol; Biodiesel	426,000 bbls		Pipeline; Railroad; Marine; Truck
Cleveland, OH—South	Gasoline; Distillates; Ethanol; Biodiesel	191,000 bbls		Pipeline; Railroad; Marine; Truck
Madison, WI	Gasoline; Distillates; Ethanol; Biodiesel	150,000 bbls		Pipeline; Truck
Mobile, AL—Main(3)	Crude Oil; Fuel Oil; Asphalt	1,093,000 bbls		Marine; Truck
Mobile, AL—Methanol	Methanol	294,000 bbls		Marine; Truck
Norfolk, VA(4)	Gasoline; Distillates; Ethanol	212,600 bbls		Pipeline; Marine; Truck
Selma, NC	Gasoline; Distillates; Ethanol; Biodiesel	171,000 bbls		Pipeline; Truck
Spartanburg, SC(1)	Gasoline; Distillates; Ethanol	82,500 bbls		Pipeline; Truck
Toledo, OH	Gasoline; Distillates; Aviation Gas; Ethanol; Biodiesel	244,000 bbls		Pipeline; Railroad; Marine; Truck

Total Terminals		4,959,100 bbls

Transloading Facilities:
Chickasaw, AL	Crude Oil; Distillates; Fuel Oil; Crude Tall Oil	9,000 bpd
Saraland, AL	Crude Oil	14,000 bpd

Total Transloading Facilities		23,000 bpd

LNG Facility:
Pascagoula, MS(5)	LNG	320,000 M	[3]	Pipeline; Marine

(1)	The capacity represents our 50% share of the 884,000 barrels of available total storage capacity of the Baltimore, MD terminal and the 165,000 barrels of available total storage capacity of the Spartanburg, SC terminal. The terminals are co-owned with and operated by CITGO.
(2)	The physical location of this terminal is in Mobile, AL.
(3)	Pro forma for the construction of 150,000 bbls of storage that were placed into service during the third quarter of 2013.
(4)	The physical location of this terminal is in Chesapeake, VA.
(5)	The capacity represents the full capacity of the LNG Facility, which is owned by Gulf LNG Holdings. On a pro forma basis, Gulf LNG Holdings is owned 50% by Southern Gulf LNG Company, L.L.C., the operator and an affiliate of Kinder Morgan, 30% by an affiliate of GE EFS, 9.7% by Lightfoot and 10.3% by us.

Terminals

Each of our terminals has unique operating characteristics that determine the available product and customer slate for that location. The following specific terminal descriptions provide details regarding each of our facilities:

Baltimore, Maryland.    The Baltimore terminal is a pipeline/marine facility located on property adjoining the Chesapeake Bay in Baltimore, Maryland. We have co-owned the facility equally with CITGO since we acquired our 50% undivided ownership interest in the facility in February 2010. CITGO is the operator of the terminal under a long-term co-tenancy in common agreement. The 20-acre site has 23 storage tanks with a total storage capacity of 884,000 barrels, of which 442,000 barrels are available to our customers. The terminal receives, stores, and delivers gasoline, distillates, and ethanol. Products are received and/or delivered via pipeline, railroad, marine barge or truck loading rack. The terminal has unit train unloading capabilities from a neighboring rail facility, which offers our customers the ability to deliver unit trains of ethanol into the terminal. The terminal offers bunkering services, ethanol blending and additive systems as ancillary services to our customers. The terminal has expansion opportunities that are currently being reviewed by us and CITGO, including tank realignment/construction, enhancements to the marine facilities, biodiesel blending and butane blending. As of June 30, 2013, approximately 75% of our capacity was under contract.

Blakeley, Alabama.    The Blakeley terminal is a marine facility located on property adjoining the Tensaw River in Mobile, Alabama. We have owned and operated the facility since we acquired the partially constructed facility in May 2010. The 10-acre site has eight tanks with a total storage capacity of 708,000 barrels. The terminal currently receives, stores and delivers asphalt, crude oil, fuel oil, and recycled lube oils. Products are received and/or delivered via marine vessel (up to Aframax size vessels) or truck loading rack. The terminal offers both a steam and hot oil heating system and blending as ancillary services to its customers. The terminal is permitted for the construction of another 380,000 barrels of storage and has incremental land available to construct an additional 700,000 barrels of storage. The terminal is capable of connecting to a proprietary pipeline that feeds a major oil company refinery. As of June 30, 2013, approximately 79% of our capacity was under contract.

Brooklyn, New York.    The Brooklyn terminal is a pipeline/marine facility on property adjoining Newtown Creek in Brooklyn, New York. We have owned and operated the facility since we acquired the facility in February 2013. The six-acre site has 10 tanks with a total storage capacity of 63,000 barrels. The terminal receives, stores, and delivers gasoline and ethanol. Products are received and/or delivered via pipeline, marine barge or truck loading rack. The terminal offers a generic and two proprietary gasoline additive systems as services to its customers. We are currently evaluating a number of projects including a tank realignment project to increase gasoline throughput and the construction of 20,000 barrels of new tankage for distillate storage. As of June 30, 2013, approximately 69% of our capacity was under contract.

Chickasaw, Alabama.    The Chickasaw terminal is a rail/marine facility located on property adjoining the Tensaw River in Chickasaw, Alabama. We have owned and operated the facility since we acquired the facility in May 2010. The 16-acre site has 17 tanks with a total storage capacity of 609,000 barrels. The terminal receives, stores, and delivers fuel oils, crude tall oil, marine diesel, and black liquor soap. Products are received and/or delivered via railroad, marine barge or truck loading rack. The terminal offers steam heating, blending, and railcar unloading/management as services to our customers. The terminal has a number of expansion projects available for consideration including expansion to the terminals rail and truck assets. As of June 30, 2013, approximately 100% of our capacity was under contract.

Chillicothe, Illinois.    The Chillicothe terminal is an inland facility located in Chillicothe, Illinois. We have owned and operated the facility since we acquired the facility in July 2007. The 33-acre site has 13 tanks with a total storage capacity of 273,000 barrels. The facility is capable of receiving/delivering gasoline, distillates, ethanol and biodiesel via truck. We are evaluating the facility to include the expansion into rail and marine capabilities to support asphalt or crude oil customers. As of June 30, 2013, the Chillicothe terminal is being evaluated for asphalt, crude oil and chemical storage as the common carrier pipeline is no longer providing product supply to the Chillicothe terminal.

Cleveland, Ohio—North.    The Cleveland North terminal is a pipeline/marine facility located in Cleveland, Ohio connected by pipeline to the Cleveland, Ohio—South Terminal. We have owned and operated the facility since we acquired it in July 2007. The 10-acre site has 23 tanks with a total storage capacity of 426,000 barrels. The terminal receives, stores, and delivers gasoline, distillates, biodiesel, and ethanol. Products are received and/or delivered via pipeline, railroad, marine (up to Lake Tankers) or truck loading rack. The terminal offers railcar unloading/management, biodiesel blending, ethanol blending and additive systems as services to our customers. We are evaluating a tank conversion project to expand the existing product offerings for several new customers. As of June 30, 2013, approximately 58% of our capacity was under contract.

Cleveland, Ohio—South.    The Cleveland South terminal is a pipeline/marine facility on property adjoining the Cuyahoga River located in Cleveland, Ohio. We have owned and operated the facility since we acquired it in July 2007. The three-acre site has seven tanks with a total storage capacity of 191,000 barrels. The terminal receives, stores, and delivers gasoline, distillates, biodiesel, and ethanol. Products are received and/or delivered via pipeline, railroad, marine or truck loading rack. The terminal offers railcar unloading/management, biodiesel blending, ethanol blending and additive systems as services to our customers. As of June 30, 2013, approximately 40% of our capacity was under contract.

Madison, Wisconsin.    The Madison terminal is a pipeline facility located in Madison, Wisconsin. We have owned and operated the facility since we acquired the facility in July 2007. The seven-acre site has five tanks with a total storage capacity of 150,000 barrels. The terminal receives, stores, and delivers gasoline, distillates, ethanol and biodiesel. Products are received and/or delivered via pipeline or truck loading rack. The terminal offers ethanol blending and additive systems as services to our customers. The terminal has land available for incremental tank expansion opportunities should potential customer opportunities arise. As of June 30, 2013, approximately 61% of our capacity was under contract.

Mobile, Alabama—Main.    The Mobile–Main terminal is a marine facility on property adjoining the Tensaw River located in Mobile, Alabama. We have owned and operated the facility since we acquired the facility in February 2013. The 20-acre site has 63 tanks with a total storage capacity of 1,093,000 barrels and an additional 30 acres of undeveloped land available for expansion projects. The terminal receives, stores, and delivers fuel oil, various grades of asphalts and crude oil. Products are received and/or delivered via marine (up to Aframax size vessels) or truck loading rack. The terminal offers a steam heating system, emulsions and polymer mills and on-site product testing laboratory as ancillary services to our customers. We are evaluating the construction of a new truck loading rack and new tanks for existing customers. As of June 30, 2013, approximately 100% of our capacity was under contract.

Mobile, Alabama—Methanol.    The Mobile–Methanol terminal is a marine facility located in Mobile, Alabama connected by pipeline to the Mobile–Main terminal. We have owned and operated the facility since we acquired the facility in February 2013. The 11-acre site has two tanks with a total storage capacity of 294,000 barrels. The terminal receives, stores, and delivers methanol. Product is received via ship (up to Aframax size vessels) and delivered via the truck loading rack. We are currently evaluating a project to expand the existing truck loading rack for an existing customer as well as the construction of additional storage capacity for other products. As of June 30, 2013, approximately 100% of our capacity was under contract.

Norfolk, Virginia.    The Norfolk terminal is a pipeline/marine facility on property adjoining the Elizabeth River located in Chesapeake, Virginia. We have owned and operated the facility since we acquired the facility in July 2007. The 15-acre site has eight tanks with a total storage capacity of 212,600 barrels. The terminal receives, stores, and delivers gasoline, distillates, and ethanol. Products are received and/or delivered via pipeline, marine barge or truck loading rack. The terminal offers ethanol blending and additive systems as services to its customers. We are evaluating opportunities to expand our marine customer base and expanding our product offerings. As of June 30, 2013, approximately 66% of our capacity was under contract.

Selma, North Carolina.    The Selma terminal is a pipeline facility located in Selma, North Carolina. We have owned and operated the facility since we acquired the facility in July 2007. The 21-acre site has five tanks with a total storage capacity of 171,000 barrels. The terminal receives, stores, and delivers gasoline, distillates, ethanol and biodiesel. Products are received and/or delivered via pipeline or truck loading rack. The terminal offers ethanol blending and additive systems as services to our customers. We have rail expansion and new tank construction opportunities as warranted by existing or new customer requirements. As of June 30, 2013, approximately 80% of our capacity was under contract.

Spartanburg, South Carolina.    The Spartanburg terminal is a pipeline facility located in Spartanburg, South Carolina. We have co-owned the facility equally with CITGO since we acquired our 50% ownership interest in the facility in October 2010. CITGO is the operator of the terminal under a long-term agreement. The nine-acre site has six tanks with a total storage capacity of 82,500 barrels available to our customers. The terminal currently receives, stores, and delivers gasoline, distillates, and ethanol. Products are received and/or delivered via pipeline or truck loading rack. The terminal offers ethanol blending and additive systems as services to our customers. As of June 30, 2013, approximately 94% of our capacity was under contract.

Toledo, Ohio.    The Toledo terminal is a pipeline/marine facility adjoining the Maumee River in Toledo, Ohio. We have owned and operated the facility since we acquired the facility in July 2007. The seven-acre site has 10 tanks with a total storage capacity of 244,000 barrels. The terminal receives, stores, and delivers gasoline, aviation gasoline, distillates, and ethanol. Products are received and/or delivered via pipeline, railroad or truck loading rack. The terminal offers ethanol blending and additive systems as ancillary services to our customers. The terminal has marine expansion and tank expansion opportunities as warranted by existing or new customer requirements. As of June 30, 2013, approximately 67% of our capacity was under contract.

Transloading Facilities

Chickasaw, Alabama.    The Chickasaw transloading facility is a rail transloading facility located in Chickasaw, AL. We have owned and operated the facility since we acquired the facility in May 2010. The site has 18 railcar unloading spots, capable of servicing heated/non-heated crude oil railcars. Products are received and/or delivered via railroad and delivered in-tank at the terminal or directly into trucks. The facility has truck expansion capabilities. As of June 30, 2013, approximately 100% of our capacity was under contract.

Saraland, Alabama.    The Saraland transloading facility is a rail transloading facility located in Saraland, AL. We have owned and operated the facility since we acquired the facility in February 2013. The site has 26 railcar unloading spots, all of which are currently capable of servicing heated/non-heated crude oil railcars. Products are received and/or delivered via railroad and unloaded to the truck loading racks. The facility has rail expansion capabilities and is capable of handling other petroleum products or chemicals. As of June 30, 2013, approximately 75% of our capacity was under contract.

LNG Facility

The LNG Facility is a regasification facility adjoining the Gulf of Mexico in Pascagoula, Mississippi. The state-of-the art LNG Facility commenced commercial operations in October 2011. An affiliate of Kinder Morgan is the operator of the terminal under a long-term management agreement. The 33-acre site has two tanks with a total storage capacity of 320,000 cubic meters and peak natural gas delivery rate of 1.5 billion cubic feet per day. The terminal has the ability to receive, store and regasify LNG. Products are received via marine vessel and delivered to third-party customers via pipeline. The facility has three primary interconnects to major pipeline networks including the Gulfstream Pipeline, Destin Pipeline, and the Pascagoula Supply Line. As of June 30, 2013, approximately 100% of the capacity was under contract through two 20-year terminal use agreements with firm reservation charges that commit payments regardless of product throughput.

The LNG Facility is owned by Gulf LNG Holdings. On a pro forma basis, Gulf LNG Holdings is owned 50% by Southern Gulf LNG Company, L.L.C., the operator and an affiliate of Kinder Morgan, 30% by an affiliate of GE EFS, 9.7% by Lightfoot and 10.3% by us.

Business Strategies

Our primary business objective is to generate stable cash flows that enable us to pay quarterly cash distributions to our unitholders and increase our quarterly cash distributions in the future by executing the following strategies:

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Generate stable cash flows to support quarterly cash distributions.    We focus on servicing our customers under agreements that generate stable cash flows. We charge our customers based on their requirements to store, throughput and transload, as well as for ancillary services, such as heating, blending and mixing. Although commodity demand may have an impact on our revenue sources, we have little direct exposure to commodity prices as we do not take title to the products we handle for our customers. Additionally, a significant portion of our revenues is generated via long-term contracts with our customers. On a pro forma basis for the year ended December 31, 2012 and the six months ended June 30, 2013, 76% and 70%, respectively, of our revenue was generated pursuant to take-or-pay provisions in our services agreements with a weighted average term remaining of approximately three years. In addition, upon completion of this offering, we expect to receive cash distributions from our LNG Interest. These distributions are supported by two terminal use agreements with firm reservation charges that extend through September 2031. As we make future acquisitions, we intend to focus on businesses that generate stable, fee-based cash flows.

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Optimize our energy logistics assets through organic growth opportunities.    We will continue to focus on the optimization of our energy logistics assets through organic growth opportunities. Since 2007, we have invested approximately $53 million to develop and enhance our existing or acquired energy logistics assets. As of June 30, 2013, our contracted utilization was approximately 70%, providing us with the opportunity to place the remaining available capacity under contract with existing and prospective customers. Additionally, we also have the ability to enhance our assets to develop incremental revenue opportunities for our customers’ needs. We have available land at several of our existing facilities to expand storage, rail, marine and truck rack capacity as needed by customer demand. We are currently pursuing a number of organic growth projects, including the development of a crude-by-rail unit train unloading facility in Mobile, Alabama. We will continue to identify and pursue organic growth opportunities to increase our capacity, asset utilization and operating efficiency.

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Pursue accretive acquisitions of terminalling, storage, rail, pipeline and other energy logistics assets.    Since 2007, we have nearly tripled our storage capacity by acquiring over $165 million of additional energy logistics assets. We intend to implement an aggressive growth strategy of pursuing accretive acquisitions of energy storage, transportation and distribution assets that are complementary to those we own. We believe that our existing asset base provides multiple platforms for growth through strategic acquisitions. We also believe that our network of industry and customer contacts will help us identify acquisition candidates both within and adjacent to the geographic markets we serve, enabling us to leverage our financial and operating expertise to further increase the profitability and stability of cash flows acquired.

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Continue to develop customer relationships to further diversify our customer base.    Since our Predecessor’s formation in 2007, we have added new customers and expanded the services and types of products stored across our asset base. Our expansion into new markets and offering of additional services and storage for various types of products has broadened our customer base and reduced our reliance on any single customer. We remain committed to this balanced customer approach, which we believe serves the long-term interests of our unitholders by enhancing stable cash flows.

Competitive Strengths

We believe we are well-positioned to execute our business strategies successfully because of the following competitive strengths:

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We are a service provider and do not compete with our customer base.    We provide our customers with a wide variety of services under agreements where we assist in the receipt and delivery of products and accordingly do not take title to any product. As a result, we do not market any products that compete with our customers’ businesses and do not have direct exposure to commodity price fluctuations. Additionally, as an independent operator the reduced potential for conflicts with our customers broadens our potential customer access and resulting revenue base. Further, as diversified energy companies continue to divest their energy logistics assets, our independence allows for additional acquisition opportunities.

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Our energy logistics assets are strategically located across diverse regional economies.    We own assets in ten states in the East Coast, Gulf Coast and Midwest regions of the United States. Our geographic diversity not only allows us to take advantage of regional opportunities, but also mitigates the impact of isolated regional economic disruptions, thereby increasing cash flow stability. Additionally, we believe the geographic diversity of our assets allows us the opportunity to provide our customers with additional flexibility to expand into new areas by providing access to multiple markets in the United States.

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Our energy logistics assets offer customers multiple supply and delivery modes.    Our facilities are supplied by major petroleum product pipelines, rail, marine and truck with the ability to deliver product via rail, marine and truck. These multiple supply and delivery modes allow our customers substantial flexibility with the movement of their product and allow us to generate incremental revenues from product movements.

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We offer a diverse slate of product storage options for our customers.    We provide storage alternatives for a wide array of products, including gasoline, distillates, aviation gas, asphalt, fuel oil, crude oil, ethanol, biodiesel and chemicals, such as methanol and crude tall oil. Many of our facilities have the flexibility to offer storage of additional products and have additional available capacity as customer demand changes. Many of the specialty products require special or segregated storage capabilities. Certain of our facilities have specialized tanks and tank systems or segregated storage for our customers, which allows us to handle specialty products and provides us with a competitive advantage. We possess the ability to upgrade and enhance our existing assets to meet the service needs of our customers. For example, our asphalt storage provides heated tankage to maintain the fluidity of the product for delivery. The diversity of the services that we offer provides us with the opportunity to attract a broad range of customers and to expand the services we can offer to existing customers.

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In connection with this offering, we will have the financial flexibility to fund growth.    Immediately following the completion of this offering, we expect to obtain a new credit facility comprised of a $         million revolver with a $         million accordion feature to fund acquisitions. We expect the new credit facility will have $         million of available borrowing capacity at the time of the offering. We believe our available borrowing capacity and our access to the capital markets should provide us with the financial flexibility necessary to pursue organic expansion and acquisition opportunities.

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We have an experienced, proven and incentivized management team.    Each of the executive officers of our general partner has played an instrumental role in the successful acquisition and operation of our sponsor’s investments since its inception in 2007. Additionally, the executive officers have in excess of 50 years of combined experience in the management, financing, development and acquisition of energy-related assets. We believe the level of operational and financial expertise of our management team will prove critical in successfully executing our business strategies.

Relationship with Lightfoot

One of our principal attributes is our relationship with our sponsor, Lightfoot. Lightfoot is a private investment vehicle that focuses on investing directly in master limited partnership-qualifying businesses and assets. Lightfoot investors include affiliates of, and funds under management by, GE EFS, Atlas Energy, LP, BlackRock Investment Management, LLC, Magnetar Capital, CorEnergy Infrastructure Trust, Inc. and Triangle Peak Partners Private Equity, LP. Lightfoot intends to utilize us as a growth vehicle for its energy logistics business to facilitate future organic expansion and acquisitions. Lightfoot and its affiliates have a significant interest in us through their ownership of a     % limited partner interest, our general partner and all of our incentive distribution rights.

Lightfoot’s stated strategy is to make investments by partnering with, promoting and supporting strong management teams to build growth-oriented businesses or industry verticals. Lightfoot provides extensive financial and industry relationships and significant master limited partnership experience, which assist in growth via acquisitions and development projects by identifying:

•	efficient operating platforms with deep industry relationships;

•	significant expansion opportunities through add-on acquisitions and development projects;

•	stable cash flows with fee based income streams, limited commodity exposure and long-term contracts; and

•	scalable platforms and opportunities with attractive fundamentals and visible future growth.

Our relationship and access to our sponsor’s expertise in mergers and acquisition transactions will be a significant attribute to achieving our growth objectives.

Customers

Our terminals collectively provide terminalling, storage, throughput and transloading services to a broad mix of third-party customers, including major oil and gas companies, independent refiners, crude oil and petroleum product marketers, distributors, chemical companies and various manufacturers.

As of June 30, 2013, our terminals had 45 customers with services agreements. On a pro forma basis for the six months ended June 30, 2013, our five largest customers accounted for a total of approximately 50% of our revenues, with our two largest customers individually representing approximately 16% and 10% of our revenues during that period. No other customer accounted for more than 10% of our revenues during that period.

Contracts

We enter into services agreements with our customers to provide terminalling, storage, throughput and transloading services, for which we charge storage and/or throughput fees and ancillary services fees. Due to our geographic diversity, certain customers utilize multiple facilities and may have multiple services agreements for our terminalling, storage, throughput and transloading services.

The services agreements we enter into with our customers for crude oil, petroleum products and chemicals terminalling, storage, throughput and transloading services typically have terms of one year to ten years. Many of our customers initially enter into long-term contracts that typically contain evergreen provisions that automatically renew for one-year terms upon the expiration of the initial term. Although these customers are currently under the one-year evergreen portion of their contracts, in some cases these parties have been customers at our terminals for more than 15 years. The services agreements are customer specific and provide a combination of terminalling, storage, throughput, transloading and ancillary services. As of June 30, 2013, 39% of our services agreements were operating under their evergreen portions in the services agreements. As of June 30, 2013, the weighted-average remaining term for all of our services agreements was approximately three years.

The terminal use agreements associated with the LNG Facility are two 20-year terminal use agreements with firm reservation charges that commit payments regardless of product throughput. The contracts are for 100% of the rated capacity of the LNG Facility. The contracts consist of a firm reservation charge for the reserved capacity and an operating fee for the reserved capacity that adjusts annually for inflation based on the Producer Price Index. The customers have executed parent guarantees to support the fixed payment provisions in the terminal use agreements.

Competition

We compete with other independent terminal operators as well as major oil and gas companies on the basis of terminal location, services provided, and price. Competition from terminal operators primarily comes from refiners and distribution companies with marketing and trading arms. These companies tend to prioritize movement of their own products over their third-party customers. Accordingly, we believe that we are able to compete successfully because of our dependable service and our experience in responding to customer needs without conflicts.

Many major oil and gas companies own extensive terminal networks. Although such terminals often have the same capabilities as terminals owned by independent operators, they generally do not focus on providing terminalling services to third parties and, therefore, do not compete with independent operators. In many instances, major energy and chemical companies that own storage and terminalling facilities are also customers of independent terminal operators. Such companies typically have strong demand for terminals owned by independent operators when independent terminals have more cost-effective locations near key transportation modes. Major energy and chemical companies also need independent terminal storage when their own storage facilities are inadequate, either because of size constraints, the nature of the stored material or specialized handling requirements.

We believe that we are favorably positioned to compete in the industry due to the strategic location of our terminals, their access to various transportation modes, independent strategy, our reputation, the prices we charge for our services and the quality and versatility of our services. The competitiveness of our service offerings could be significantly impacted by the entry of new competitors into the markets in which we operate. However, we believe that significant barriers to entry exist in the terminalling and storage business. These barriers include significant costs and execution risk, a lengthy permitting and development cycle, financing challenges, shortage of personnel with the requisite expertise, and a finite number of sites suitable for development.

Employees

As of June 30, 2013, we employed approximately 80 people who provide direct support to our operations. Only seven of our employees, or 9%, are covered by a collective bargaining agreement, and we consider our employee relations to be good. On May 1, 2013, we entered into the collective bargaining agreement (the “CB Agreement”) with the Petroleum Trades Employees Union, an affiliate of Atlantic Independent Union, affiliated with Teamsters Local #312, (the “Union”) for the employees at the Brooklyn, NY terminal. The union was acquired in the Brooklyn, NY terminal acquisition. The CB Agreement expires on April 30, 2016 and provides the Union for specific wages and vacation and holiday related pay benefits. Under the CB Agreement, we are not required to provide specific health or retirement benefits for the Union.

We will enter into a services agreement with our general partner and our sponsor in connection with this offering, which will provide, among other matters, that our sponsor will make available to our general partner the services of its executive officers and employees who serve as our general partner’s executive officers, and that we will be obligated to reimburse our sponsor for any allocated portion of the costs that our sponsor incurs in providing compensation and benefits to such employees of our sponsor, with the exception of costs attributable to our sponsor’s share-based compensation.

Environmental and Occupational Safety and Health Regulation

General

Our operation of terminals, pipelines, and associated facilities in connection with the receiving, handling storage and throughput of crude oil, petroleum products, chemicals and LNG is subject to extensive and frequently-changing federal, state and local laws, and regulations relating to the protection of the environment and our employees. Compliance with these laws and regulations may require the acquisition of permits to conduct regulated activities; restrict the type, quantities, and concentration of materials stored and transported; require new technologies to control pollutants that may be emitted or discharged into or onto to the land, air, and water; restrict the handling and disposal of solid and hazardous wastes; mandate the use of specific health and safety criteria addressing worker protection; and, require remedial measures to mitigate pollution from former and ongoing operations. As with the industry generally, compliance with existing and anticipated environmental laws and regulations increases our overall cost of business, including our capital costs to construct, maintain, operate, and upgrade equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we believe they do not affect our competitive position, as the operations of our competitors are similarly affected.

We believe our facilities are in substantial compliance with applicable environmental laws and regulations. However, these laws and regulations are subject to frequent change by regulatory authorities, and continued or future compliance with such laws and regulations, or changes in the interpretation of such laws and regulations, may require us to incur significant expenditures. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, or the issuance of injunctions that may limit or prohibit some or all of our operations. Additionally, a discharge of crude oil, petroleum products, chemicals or LNG into the environment could, to the extent the event is not insured, subject us to substantial expenses, including costs to comply with applicable laws and regulations and to resolve claims made by third parties for claims for personal injury or property damage. These impacts could directly and indirectly affect our business, and have an adverse impact on our financial position, results of operations, and liquidity.

Hazardous Substances and Wastes

To a large extent, the environmental laws and regulations affecting our operations relate to the release of hazardous substances or solid wastes into soils, groundwater, air, and surface water, and include measures to control pollution of the environment. These laws and regulations generally govern the generation, storage, treatment, transportation, and disposal of solid and hazardous waste. They also require corrective action, including investigation and remediation, at a facility where such waste may have been released or disposed. For instance, the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), which is also known as Superfund, and comparable state laws, impose liability, without regard to fault or to the legality of the original conduct, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed of, transported or arranged for the disposal of, the hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In the course of our ordinary operations, we have the potential to generate waste that falls within CERCLA’s definition of a “hazardous substance” and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites where our materials were disposed of.

We also have the potential to generate solid wastes, including hazardous wastes, which are subject to the requirements of the federal Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes. From time to time, the EPA considers the adoption of stricter disposal standards for non-hazardous wastes, including crude oil and petroleum products wastes. We are not currently required to comply with a substantial portion of the RCRA requirements because our operations generate minimal quantities of hazardous wastes. However, it is possible that additional wastes, which could include wastes currently generated during operations, will in the future be designated as “hazardous wastes.” Hazardous wastes are subject to more rigorous and costly disposal requirements than are non-hazardous wastes. Any changes in the regulations could increase our maintenance capital expenditures and operating expenses.

We currently own or operate properties where hydrocarbons and other hazardous materials are being or have been handled for many years. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other waste have been spilled or released by prior owners and operators on or under our properties. In addition, certain of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties, including property in the surrounding areas near the properties, and wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater), or to perform remedial operations to prevent future contamination to the extent we are not indemnified for such matters.

Air Emissions and Climate Change

Our operations are subject to the federal Clean Air Act, its implementing regulations, and comparable state and local statutes. These laws and regulations govern emissions of air pollutants from various industrial sources and also impose various monitoring and reporting requirements. Such laws and regulations may require that we obtain pre-approval for the construction and or modification of certain projects or facilities expected to produce air emissions or result in the increase of existing air emissions, obtain and comply with air permits containing various emissions and operational limitations, and use specific emission control technologies to limit emissions. While we may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions, we do not believe that our operations will be materially adversely affected by such requirements, and the requirements are not expected to be any more burdensome to us than to any other similarly situated companies.

In response to findings that emissions of carbon dioxide, methane, and other GHGs present an endangerment to public health and the environment because emissions of such gases are contributing to the warming of the earth’s atmosphere and other climate changes, effective January 2, 2011, the EPA has adopted regulations under existing provisions of the federal Clean Air Act that require a reduction in emissions of GHGs from motor vehicles and also may trigger construction and operating permit review for GHG emissions from certain stationary sources. The EPA has published its final rule to address the permitting of GHG emissions from stationary sources under the Prevention of Significant Deterioration and Title V permitting programs, pursuant to which these permitting programs have been “tailored” to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. The EPA has also adopted rules requiring the reporting of GHG emissions from specified large GHG emission sources in the United States on an annual basis, as well as certain onshore oil and natural gas production, processing, transmission, storage, and distribution facilities on an annual basis. Our operations are currently not a major source of GHG emissions but future expansions or changes in operations or regulations may bring about substantial costs to bring our facilities in compliance with new regulations.

In addition, Congress has from time to time considered legislation to reduce emissions of GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved. These allowances would be expected to escalate significantly in cost over time. The adoption of any legislation or regulations that requires reporting of GHGs or otherwise limits emissions of GHGs from our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations or could adversely affect demand for oil and natural gas that is produced, which could decrease demand for our storage and throughput services. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events; if any such effects were to occur, they could have an adverse effect on our operations.

Water

Many of our terminals are located adjacent to or near rivers, lakes and other navigable waters. The Federal Water Pollution Control Act (the “Clean Water Act”) and analogous state laws restrict the discharge of pollutants, including spills and leaks of oil, into federal and state waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or an analogous state agency. Any unpermitted discharge of pollutants could result in penalties and significant remedial obligations. The transportation and storage of crude oil, petroleum products or chemicals over and adjacent to water involves risk and subjects us to the provisions of the Oil Pollution Act of 1990 (“OPA”) and related state requirements. These requirements subject owners of covered facilities to strict, joint, and potentially unlimited liability for containment and removal costs, natural resource damages, and certain other consequences of an oil spill where the spill is into navigable waters, along shorelines or in the exclusive economic zone of the United States. In some cases, in the event of an oil spill into navigable waters, substantial liabilities could be imposed upon us.

Regulations under the Clean Water Act, the OPA and state laws also impose additional regulatory burdens on our operations. Spill prevention control and countermeasure requirements of federal laws and some state laws require containment to mitigate or prevent contamination of navigable waters in the event of an oil overflow, rupture, or leak. For example, the Clean Water Act requires us to maintain spill prevention control and countermeasure plans at our facilities. In addition, the OPA requires that most oil transport and storage companies maintain and update various oil spill prevention and oil spill contingency plans. We maintain such plans, and where required have submitted updated plans and received federal and state approvals necessary to comply with the OPA, the Clean Water Act and related regulations. We have trained employees who serve as company emergency responders and also contract with various spill-response specialists to ensure appropriate expertise is available for any contingency, including spills of crude oil or petroleum products, from our facilities. These employees receive annual refresher emergency responder training as well as annual and other periodic drills and training to ensure that they are able to mitigate spills or other releases, and control site response activities, either on their own or, if necessary, until various third-party spill-response specialists whom we engage are able to respond. Supporting our company emergency responders, as necessary, are various third-party spill-response specialists with whom we contract so that we may ensure appropriate expertise is available for any contingency from our facilities, including spills of crude oil, petroleum products or chemicals.

Stormwater runoff may come in contact with potential contamination and is required by both federal and state agencies to be permitted. Water sampling is required and if within acceptable limits, is allowed to be discharged. If future regulations require the capture and possible treatment of stormwater runoff, we may incur significant additional operating expenses for our operations.

The Clean Water Act imposes substantial potential liability for the violation of permits or permitting requirements and for the costs of removal, remediation, and damages resulting from such discharges. We believe that compliance with existing permits and compliance with foreseeable new permit requirements will not have a material adverse effect on our financial condition or results of operations.

Endangered Species Act

The Endangered Species Act restricts activities that may affect endangered species or their habitats. We believe that we are in compliance with the Endangered Species Act. As a result of a settlement approved by the U.S. District Court for the District of Columbia in September 2011, the U.S. Fish and Wildlife Service is required to consider listing more than 250 species as endangered or threatened before completion of the agency’s 2017 fiscal year. The designation of previously unprotected species as threatened or endangered in areas where we conduct operations or the discovery of previously unidentified endangered species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected area.

Occupational Safety and Health

We are subject to the requirements of the Occupational Safety and Health Act (“OSHA”) and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state, and local government authorities and citizens. We believe that our operations are in substantial compliance with applicable OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

Safety and Maintenance

We perform preventive and normal maintenance on all of our storage tanks, terminals, and ancillary systems and make repairs and replacements when necessary or appropriate. We also conduct routine and required inspections of those assets in accordance with applicable regulation. At our terminals, the storage tanks are subject to periodic external and internal inspections per the requirements of the American Petroleum Institute standard. Storage tanks designed for products with a vapor pressure of 1.52 pound-force per square inch absolute, or greater, are equipped with internal floating roofs to minimize regulated emissions and prevent potentially flammable vapor accumulation.

Our terminal facilities have response plans, spill prevention and control plans, and other programs in place to respond to emergencies. Our truck and rail loading racks are protected with fire-fighting systems in line with the rest of our facilities. We continually strive to maintain compliance with applicable air, solid waste, and wastewater regulations.

Our terminal facilities have a certain level of fire protection that is dictated by local, state and federal regulations. Our older facilities have been grandfathered in to comply with previous versions of some of these regulations. If fire protection regulations change, we may be required to incur substantial costs to change or construct new fire protection measures at our facilities.

On our pipelines, we use external coatings and impressed current cathodic protection systems to protect against external corrosion. We conduct all cathodic protection work in accordance with National Association of Corrosion Engineers standards. We continually monitor the effectiveness of these corrosion inhibiting systems. We also monitor the structural integrity of selected segments of our pipelines through a program of periodic internal assessments using high resolution internal inspection tools, as well as hydrostatic testing, which conforms to federal standards. We accompany these assessments with a review of the data and mitigate or repair anomalies, as required, to ensure the integrity of the pipeline. We have initiated a risk-based approach to prioritizing the pipeline segments for future integrity assessments to ensure that the highest risk segments receive the highest priority for scheduling internal inspections or pressure tests for integrity.

Through our regulated pipeline, we are subject to extensive laws and regulations related to ownership, operation, and maintenance of a hazardous liquids pipeline. Federal guidelines for the U.S. Department of Transportation require companies to comply with regulations governing all aspects of design, operation, and maintenance including training, education, communication, and integrity. These regulations require pipeline operators to develop integrity management programs to evaluate pipelines and take precautions to protect “High Consequence Areas”, such as rivers, and highly populated areas. Although we plan to continue our various programs including integrity management, future changes or interpretations to the regulations could significantly increase the costs of compliance. In the normal course of our operations, we may incur significant and unanticipated capital and operating expenditures to perform recommended or required repairs and/or upgrades to ensure the continued safe and reliable operation of our pipeline.

Title to Properties and Permits

We believe we have all of the assets needed, including leases, permits and licenses, to operate our business in all material respects. With respect to any consents, permits or authorizations that have not been obtained, we believe that the failure to obtain these consents, permits or authorizations will have no material adverse effect on our financial position, results of operations or cash available for distribution to our unitholders.

We believe we have satisfactory title to all of our assets. Title to property may be subject to encumbrances. We believe that none of these encumbrances will materially detract from the value of our assets, nor will they materially interfere with the use of the assets in the operation of our business.

Insurance

Terminals, storage tanks, and similar facilities may experience damage as a result of an accident or natural disaster. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. We will be insured under our property, liability and business interruption policies, subject to the deductibles and limits under those policies, which we believe are reasonable and prudent under the circumstances to cover our operations and assets. However, such insurance does not cover every potential risk associated with our operating pipelines, terminals and other facilities, and we cannot ensure that such insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage, or that these levels of insurance will be available in the future at commercially reasonable prices. As we continue to grow, we will continue to monitor our policy limits and retentions as they relate to the overall cost and scope of our insurance program.

Legal Proceedings

Although we may, from time to time, be involved in various legal claims arising out of our operations in the normal course of business, we do not believe that the resolution of these matters will have a material adverse impact on our financial condition or results of operations.

MANAGEMENT

Management of Arc Logistics Partners LP

We are managed and operated by the board of directors and executive officers of our general partner. As a result of owning our general partner, our sponsor will have the right to appoint all members of the board of directors of our general partner, including the independent directors. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operations. Our general partner owes certain contractual duties to our unitholders as well as to its owners.

Upon the closing of this offering, we expect that our general partner will have directors, at least one of whom will be independent as defined under the independence standards established by the NYSE and the Exchange Act. The NYSE does not require a listed publicly traded partnership, such as ours, to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating committee. However, our general partner is required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following consummation of this offering. Our sponsor will appoint at least one member of the audit committee to the board of directors of our general partner by the date our common units first trade on the NYSE.

All of the executive officers of our general partner listed below will allocate their time between managing our business and affairs and the business and affairs of our sponsor. Our executive officers intend, however, to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs. While the amount of time that our executive officers will devote to our business and the business of our sponsor will vary in any given year based on a variety of factors, initially each of our executive officers will spend all of their time on the management of our business following the completion of this offering.

Following the consummation of this offering, neither our general partner nor our sponsor will receive any management fee or other compensation in connection with our general partner’s management of our business, but we will reimburse our general partner and its affiliates, including our sponsor, for all expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions.”

In evaluating director candidates, our sponsor will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the board to fulfill their duties.

Executive Officers and Directors of Our General Partner

The following table shows information for the executive officers and directors of our general partner upon the consummation of this offering. Directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Executive officers serve at the discretion of the board. There are no family relationships among any of our directors or executive officers. Some of our directors and our executive officers also serve as executive officers of our sponsor.

Name	Age (as of June 30, 2013)	Position With Our General Partner
Vincent T. Cubbage	48	Chief Executive Officer, Chairman and Director
Michael H. Hart	49	Executive Vice President—Corporate Development
John S. Blanchard	42	President, Arc Terminals LP
Bradley K. Oswald	31	Vice President, Chief Financial Officer and Treasurer
Stephen J. Pilatzke	34	Vice President and Chief Accounting Officer
		Director
		Director
		Director
		Director
		Director
		Director

Set forth below is a description of the backgrounds of our executive officer and directors.

Vincent T. Cubbage.    Mr. Cubbage serves as Chief Executive Officer of our general partner. He has served as the Chief Executive Officer of, and held an ownership interest in, Lightfoot Capital Partners GP LLC since 2006. Prior to founding Lightfoot Capital Partners GP LLC, Mr. Cubbage was a Senior Managing Director and Head of the Midstream and Coal sectors in the Investment Banking Division of Banc of America Securities from 1998 to 2006. Before joining Banc of America Securities, Mr. Cubbage was a Vice President at Salomon Smith Barney in the Global Energy and Power Group from 1994 to 1998. Mr. Cubbage received an MBA from the American Graduate School of International Management and a BA from Eastern Washington University.

Michael H. Hart.    Mr. Hart serves as Executive Vice President – Corporate Development of our general partner. He has served as a Partner of Lightfoot Capital Partners GP LLC since 2006 and has served as Chief Operating Officer since 2010. Prior to founding Lightfoot Capital Partners GP LLC, Mr. Hart was a senior member in the Banc of America Securities Natural Resources Investment Banking Group, focusing on mergers and acquisitions transactions in the midstream and coal sectors from 2001 to 2006. Before joining Banc of America Securities, Mr. Hart worked in the Mergers & Acquisitions Group at JPMorgan Securities from 1993 to 2001. Mr. Hart received an MBA from the Yale University School of Management and an AB from Harvard College.

John S. Blanchard.    Mr. Blanchard has served as President of Arc Terminals LP since 2009. He has served as Vice President of Lightfoot Capital Partners GP LLC since 2011 after beginning as an Associate in 2007. Prior to joining Arc Terminals LP, Mr. Blanchard was a Senior Associate with vFinance, Inc., a New York boutique investment banking firm, responsible for leading the execution of financial diligence, business valuation, market analysis, mergers and acquisitions, and capital raising assignments, from 2002 to 2007. Prior to vFinance, Inc., Mr. Blanchard worked as a Project Manager in the environmental engineering field for Day Environmental, Inc. from 1997 to 2002. During this time, he led teams of technicians and field personnel in implementing field investigations, subsurface studies, site remediation, and geologic analysis on projects throughout the northeastern United States. Mr. Blanchard received an MBA from the University of Rochester William E. Simon Graduate School of Business Administration, an MS in Hydrogeology from Clemson University and a BS from SUNY Buffalo.

Bradley K. Oswald.    Mr. Oswald serves as Vice President, Chief Financial Officer and Treasurer of our general partner. He has served as Vice President of Lightfoot Capital Partners GP LLC since 2011 after beginning as an Associate in 2007. Prior to joining Lightfoot Capital Partners GP LLC, Mr. Oswald was an Analyst in the Financial Advisory Services Group at Jefferies & Company, Inc. focusing on balance sheet restructurings, equity and debt financings and both buy-side and sell-side advisory assignments, from 2005 to 2007. Mr. Oswald received a BS in Business Administration, Finance and Leadership from the University of Richmond.

Stephen J. Pilatzke.    Mr. Pilatzke serves as Vice President and Chief Accounting Officer of our general partner. He has served as the Controller of Lightfoot Capital Partners GP LLC since 2010. Prior to joining Lightfoot Capital Partners GP LLC, Mr. Pilatzke served as Chief Financial Officer and Controller of Paramount BioSciences LLC, a venture capital firm specializing in the pharmaceutical and biotechnology sector and was responsible for all of the accounting and reporting functions of the company and related portfolio companies, from 2005 to 2010. Prior to Paramount BioSciences LLC, Mr. Pilatzke worked as an auditor at Eisner LLP, an accounting and advisory firm, from 2001 to 2005. Mr. Pilatzke is a Certified Public Accountant and received his BS in Accounting from Binghamton University.

Director Independence

In accordance with the rules of the NYSE, our sponsor must appoint at least one independent director prior to the listing of our common units on the NYSE, one additional member within three months of that listing, and one additional independent member within 12 months of that listing.

Committees of the Board of Directors

The board of directors of our general partner will have an audit committee, a compensation committee and a conflicts committee.

Audit Committee

We are required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following consummation of this offering as described above. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and partnership policies and controls. The audit committee will have the sole authority to (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and (3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee and our management, as necessary.

Compensation Committee

We expect that we will have a compensation committee following the completion of this offering. However, because we are a limited partnership, we are not required to establish a compensation committee, and if we elect to establish a compensation committee, it is not required to be comprised solely of independent directors.

Conflicts Committee

At least one independent member of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest and determines to submit to the conflicts committee for review. The conflicts committee will determine if the resolution of the conflict of interest is adverse to the interest of the partnership. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, including our sponsor, and must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our partnership agreement. Any matters approved by the conflicts committee will be conclusively deemed to be approved by us and all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our general partner has the sole responsibility for conducting our business and for managing our operations and its board of directors and executive officers make decisions on our behalf. The executive officers of our general partner will be employed by our sponsor and will manage the day-to-day affairs of our business. References to “our executive officers” and “our directors” refer to the executive officers and directors of our general partner.

Historically, our executive officers have provided services both to us and to our sponsor. Following the completion of this offering, all of our executive officers will continue to allocate their time between managing our business and managing the business of our sponsor. Our executive officers intend, however, to devote as much time to the management of our business as is necessary for the proper conduct of our business. While the amount of time that our executive officers will devote to our business and the business of our sponsor will vary in any given year based on a variety of factors, we currently estimate that, initially following the completion of this offering, each of our executive officers will spend all of their time on the management of our business.

Because the executive officers are employees of our sponsor, their compensation will be paid by our sponsor and reimbursed by us to our general partner, our sponsor’s wholly owned subsidiary, with respect to time spent managing our business in accordance with the terms of the services agreement. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions.” The compensation of our executive officers will be established by the board of directors of our sponsor. Because our sponsor is a private-held company, it has not historically had formal compensation policies or practices.

Historical Compensation

Historically, the board of directors of our sponsor has determined the overall compensation philosophy and set the final compensation of our executive officers without the assistance of a compensation consultant. The executive officers have been compensated with annual base salary and annual cash and equity bonuses, with the amount of such base salaries and bonuses determined in the sole discretion of the board of directors of our sponsor. The portion of the annual compensation paid to our executive officers in 2012 that was allocated to our Predecessor for financial statement purposes was approximately $1.9 million in the aggregate, based on our sponsor’s methodology used for allocating such compensation expenses, and does not necessarily reflect the services our executive officers performed on our behalf during 2012 or will perform on our behalf following the completion of this offering.

Compensation Setting Process

In connection with this offering, our sponsor, in consultation with Meridian Compensation Partners, LLC, an independent compensation consultant (“Meridian”), is considering the compensation structure and levels that it believes will be necessary for executive recruitment and retention, as well as to transition to a compensation system that would be more transparent to public investors. Our sponsor, in consultation with Meridian, is examining the compensation practices of our peer companies and may also review compensation data from the terminalling and storage industry generally to the extent the competition for executive talent is broader than a group of selected peer companies.

We expect that the future compensation of our executive officers will include a significant component of incentive compensation based on our performance and will be designed to attract and retain individuals with the background and skills necessary to successfully execute our business model in a demanding environment, to motivate those individuals to reach near-term and long-term goals in a way that aligns their interest with that of our unitholders, and to reward success in reaching such goals. We expect that the future compensation of our executive officers will be comprised of three primary elements to fulfill that design—salary, annual cash bonuses and long-term equity based compensation awards. Cash bonuses and equity incentives (as opposed to salary)

represent the performance driven elements of our executive compensation practices. Our sponsor does not, and does not intend to, maintain a defined benefit pension plan for its employees because it believes such plans primarily reward longevity rather than performance. Instead, our sponsor provides a basic benefits package generally to all employees, which includes a 401(k) plan and health, disability and life insurance. Employees of our general partner or certain of its affiliates who provide services to us will be entitled to the same basic benefits.

Following the completion of this offering, we expect to enter into employment agreements with our executive officers. In addition, we foresee granting equity-based compensation awards to certain employees, including our executive officers, following the completion of this offering, pursuant to a long-term incentive plan that is generally described below. At this time, however, no final determinations have been made with respect to the type of equity-based awards that may be granted to employees, the number or value of awards, or the timing of any grants.

Although we will bear an allocated portion of our sponsor’s costs of providing compensation and benefits to employees of our sponsor who serve as our executive officers under the services agreement, we will have no control over such costs and will not establish or direct the compensation policies or practices of our sponsor. However, under the services agreement we will be solely responsible for paying all expenses associated with any awards granted under the long-term incentive plan described below. We expect that each of our executive officers will continue to perform services for our general partner, as well as for our sponsor and its affiliates, after the completion of this offering.

Long-Term Incentive Plan

In order to incentivize our management, directors and employees following the completion of this offering to continue to grow our business, the board of directors of our general partner intends to adopt a long-term incentive plan (the “LTIP”) for employees, officers, consultants and directors of our general partner and any of its affiliates, including our sponsor, who perform services for us. The description of the LTIP set forth below is a summary of the material features of the LTIP our general partner intends to adopt. This summary, however, does not purport to be a complete description of all the provisions of the LTIP that will be adopted and represents only the general partner’s current expectations regarding the LTIP. The purpose of the LTIP is to provide a means to attract and retain individuals who will provide services to us by affording such individuals a means to acquire and maintain ownership of awards, the value of which is tied to the performance of our common units. We expect that the LTIP will provide for the grant of unit options, unit appreciation rights, restricted units, unit awards, phantom units, distribution equivalent rights, cash awards, performance awards, other unit-based awards, and substitute awards (collectively, “awards”). These awards are intended to align the interests of employees, officers, consultants and directors with those of our unitholders and to give such individuals the opportunity to share in our long-term performance. We will be responsible for the cost of awards granted under the LTIP.

Administration

The LTIP will be administered by the board of directors of our general partner or an alternative committee appointed by the board of directors of our general partner, which we refer to together as the “committee” for purposes of this summary. The committee will administer the LTIP pursuant to its terms and all applicable state, federal, or other rules or laws. The committee will have the power to determine to whom and when awards will be granted, determine the amount of awards (measured in cash or in shares of our common units), proscribe and interpret the terms and provisions of each award agreement (the terms of which may vary), accelerate the vesting provisions associated with an award, delegate duties under the LTIP and execute all other responsibilities permitted or required under the LTIP. In the event that the committee is not comprised of “nonemployee directors” within the meaning of Rule 16b-3 under the Exchange Act, the full board of directors or a subcommittee of two or more nonemployee directors will administer all awards granted to individuals that are subject to Section 16 of the Exchange Act.

Securities to be Offered

The maximum aggregate number of common units that may be issued pursuant to any and all awards under the LTIP shall not exceed 2,000,000 common units, subject to adjustment due to recapitalization or reorganization as provided under the LTIP. In addition, if any common units subject to any award are not issued or transferred, or cease to be issuable or transferable for any reason, including (but not exclusively) because units are withheld or surrendered in payment of taxes or any exercise or purchase price relating to an award or because an award is forfeited, terminated, expires unexercised, is settled in cash in lieu of common units, or is otherwise terminated without a delivery of units, those common units will again be available for issue, transfer, or exercise pursuant to awards under the LTIP, to the extent allowable by law. Common units to be delivered pursuant to awards under our LTIP may be common units acquired by our general partner in the open market, from any other person, directly from us, or any combination of the foregoing.

Awards

Unit Options.    We may grant unit options to eligible persons. Unit options are rights to acquire common units at a specified price. The exercise price of each unit option granted under the LTIP will be stated in the unit option agreement and may vary; provided, however, that, the exercise price for an unit option must not be less than 100% of the fair market value per common unit as of the date of grant of the unit option unless that unit option is intended to otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Unit options may be exercised in the manner and at such times as the committee determines for each unit option, unless that unit option is determined to be subject to Section 409A of the Code, in which case the unit option will be subject to any necessary timing restrictions imposed by the Code or federal regulations. The committee will determine the methods and form of payment for the exercise price of a unit option and the methods and forms in which common units will be delivered to a participant.

Unit Appreciation Rights.    A unit appreciation right is the right to receive, in cash or in common units, as determined by the committee, an amount equal to the excess of the fair market value of one common unit on the date of exercise over the grant price of the unit appreciation right. The committee will be able to make grants of unit appreciation rights and will determine the time or times at which a unit appreciation right may be exercised in whole or in part. The exercise price of each unit appreciation right granted under the LTIP will be stated in the unit appreciation right agreement and may vary; provided, however, that, the exercise price must not be less than 100% of the fair market value per common unit as of the date of grant of the unit appreciation right, unless that unit appreciation right is intended to otherwise comply with the requirements of Section 409A of the Code.

Restricted Units.    A restricted unit is a grant of a common unit subject to a risk of forfeiture, performance conditions, restrictions on transferability and any other restrictions imposed by the committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the committee. The committee shall provide, in the restricted unit agreement, whether the restricted unit will be forfeited upon certain terminations of employment. Unless otherwise determined by the committee, a common unit distributed in connection with a unit split or unit dividend, and other property distributed as a dividend, will generally be subject to restrictions and a risk of forfeiture to the same extent as the restricted unit with respect to which such common unit or other property has been distributed.

Unit Awards.    The committee will be authorized to grant common units that are not subject to restrictions. The committee may grant unit awards to any eligible person in such amounts as the committee, in its sole discretion, may select.

Phantom Units.    Phantom units are rights to receive common units, cash or a combination of both at the end of a specified period. The committee may subject phantom units to restrictions (which may include a risk of forfeiture) to be specified in the phantom unit agreement that may lapse at such times determined by the committee. Phantom units may be satisfied by delivery of common units, cash equal to the fair market value of the specified number of common units covered by the phantom unit, or any combination thereof determined by the committee. Except as otherwise provided by the committee in the phantom unit agreement or otherwise, phantom units subject to forfeiture restrictions may be forfeited upon termination of a participant’s employment prior to the end of the specified period. Cash distribution equivalents may be paid during or after the vesting period with respect to a phantom unit, as determined by the committee.

Distribution Equivalent Rights.    The committee will be able to grant distribution equivalent rights in tandem with awards under the LTIP (other than unit awards or an award of restricted units), or distribution equivalent rights may be granted alone. Distribution equivalent rights entitle the participant to receive cash equal to the amount of any cash distributions made by us during the period the distribution equivalent right is outstanding. Payment of cash distributions pursuant to a distribution equivalent right issued in connection with another award may be subject to the same vesting terms as the award to which it relates or different vesting terms, in the discretion of the committee.

Cash Awards.    The LTIP will permit the grant of awards denominated in and settled in cash. Cash awards may be based, in whole or in part, on the value or performance of a common unit.

Performance Awards.    The committee may condition the right to exercise or receive an award under the LTIP, or may increase or decrease the amount payable with respect to an award, based on the attainment of one or more performance conditions deemed appropriate by the committee.

Other Unit-Based Awards.    The LTIP will permit the grant of other unit-based awards, which are awards that may be based, in whole or in part, on the value or performance of a common unit or are denominated or payable in common units. Upon settlement, these other unit-based awards may be paid in common units, cash or a combination thereof, as provided in the award agreement.

Substitute Awards.    The LTIP will permit the grant of awards in substitution for similar awards held by individuals who become employees or directors as a result of a merger, consolidation, or acquisition by or involving us, an affiliate of another entity, or the assets of another entity. Such substitute awards that are unit options or unit appreciation rights may have exercise prices less than 100% of the fair market value per common unit on the date of the substitution if such substitution complies with Section 409A of the Code and its regulations and other applicable laws and exchange rules.

Miscellaneous

Tax Withholding.    At our discretion, and subject to conditions that the committee may impose, a participant’s minimum statutory tax withholding with respect to an award may be satisfied by withholding from any payment related to an award or by the withholding of common units issuable pursuant to the award based on the fair market value of the common units.

Anti-Dilution Adjustments.    If any “equity restructuring” event occurs that could result in an additional compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) if adjustments to awards with respect to such event were discretionary, the committee will equitably adjust the number and type of units covered by each outstanding award and the terms and conditions of each such award to equitably reflect the restructuring event. With respect to a similar event that would not result in a FASB ASC Topic 718 accounting charge if adjustment to awards were discretionary, the committee shall have complete discretion to adjust awards in the manner it deems appropriate. In the event the committee makes any adjustment in accordance with the foregoing provisions, a corresponding and proportionate adjustment shall be made with respect to the maximum number of units available under the LTIP and the kind of units or other securities available for grant under the LTIP. Furthermore, in the case of (i) a subdivision or consolidation of the common units (by reclassification, split or reverse split or otherwise), (ii) a recapitalization, reclassification, or other change in our capital structure or (iii) any other reorganization, merger, combination, exchange, or other relevant change in capitalization of our equity, then a corresponding and proportionate adjustment shall be made in accordance with the terms of the LTIP, as appropriate, with respect to the maximum number of units available under the LTIP, the number of units that may be acquired with respect to an award, and, if applicable, the exercise price of an award, in order to prevent dilution or enlargement of awards as a result of such events.

Change in Control.    Upon a “change in control” (as defined in the LTIP), the committee may, in its discretion, (i) remove any forfeiture restrictions applicable to an award, (ii) accelerate the time of exercisability or vesting of an award, (iii) require awards to be surrendered in exchange for a cash payment, (iv) cancel unvested awards without payment or (v) make adjustments to awards as the committee deems appropriate to reflect the change in control.

Termination of Employment or Service.    The consequences of the termination of a participant’s employment, consulting arrangement, or membership on the board of directors will be determined by the committee in the terms of the relevant award agreement.

Director Compensation

Officers or employees of our general partner or its affiliates, including our sponsor, who also serve as directors of our general partner will not receive additional compensation for such service.

While we have not yet established a formal compensation program for our non-employee directors, going forward, we believe that attracting and retaining qualified non-employee directors will be critical to our growth and governance. We also believe that the compensation package for our non-employee directors should require that a portion of the total compensation package be equity-based to align the interests of our directors with those of our unitholders. Our general partner anticipates that each non-employee will receive compensation for attending meetings of the board of directors, as well as committee meetings. The amount of compensation to be paid to non-employee directors has not yet been determined.

Non-employee directors will be reimbursed for all out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common units and subordinated units of Arc Logistics Partners LP that will be issued and outstanding upon the consummation of this offering and the related transactions and held by:

•	our general partner;

•	beneficial owners of 5% or more of our common units;

•	each director, director nominee and named executive officer; and

•	all of our directors, director nominees and executive officers as a group.

Unless otherwise noted, the address for each beneficial owner listed below is 725 Fifth Avenue, 19th Floor, New York, New York 10022. The following table excludes any common units that may be purchased pursuant to the directed unit program. Please read “Underwriting—Directed Unit Program.”

Name of Beneficial Owner, Executive Officer and Director	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned		Subordinated Units Beneficially Owned	Percentage of Subordinated Units Beneficially Owned	Percentage of Common and Subordinated Units Beneficially Owned
Arc Logistics GP LLC	—	—%		—	—%	—%
Vincent T. Cubbage			%		%		%
Michael H. Hart			%		%		%
John S. Blanchard			%	—	—%		%
Bradley K. Oswald			%	—	—%		%
Stephen J. Pilatzke			%	—	—%		%
			%	—	—%		%
			%	—	—%		%
			%	—	—%		%
			%	—	—%		%
			%	—	—%		%
			%	—	—%		%
All named executive officers and directors as a group ( persons)			%		%		%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

After this offering, owners of our sponsor will own no common units and              subordinated units representing an     % limited partner interest in us and our sponsor will own and control our general partner. Our sponsor will also appoint all of the directors of our general partner, which will maintain a non-economic general partner interest in us and be issued the incentive distribution rights.

The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm’s length negotiations. These terms are not necessarily at least as favorable to the parties to these transactions and agreements as the terms that could have been obtained from unaffiliated third parties.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and any liquidation of Arc Logistics Partners LP.

Formation Stage

The aggregate consideration received by our general partner, our sponsor and owners of our sponsor for the contribution of their interests in Arc Terminals LP and Arc Terminal GP LLC

•	subordinated units; and

•	incentive distribution rights.

A portion of the net proceeds from this offering will be used to fund the purchase of the LNG Interest from an affiliate of GE EFS and to repay intercompany payables owed to our sponsor.

Operational Stage

Distributions of cash available for distribution to our general partner and its affiliates	We will generally make cash distributions 100% to our unitholders, including affiliates of our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of the distributions, up to 50.0% of the distributions above the highest target distribution level.

Assuming we have sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our outstanding common units and subordinated units for four quarters, owners of our sponsor would receive an annual distribution of approximately $ million on their units.

Payments to our general partner and its affiliates	Our general partner will not receive a management fee or other compensation for its management of our partnership, but we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur and payments they make on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its non-economic general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Partnership Agreement—Withdrawal or Removal of Our General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Agreements with Affiliates in Connection with the Transactions

In connection with this offering, we will enter into certain agreements with our sponsor, as described in more detail below.

Contribution Agreement

In connection with the closing of this offering, we will enter into a contribution agreement that will effect the transactions, including the transfer of the ownership interests in Arc Terminals LP, Arc Terminals GP LLC and Gulf LNG Holdings to us, and the use of the net proceeds of this offering. While we believe this agreement is on terms no less favorable to any party than those that could have been negotiated with an unaffiliated third party, it will not be the result of arm’s-length negotiations. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Services Agreement

We will enter into a services agreement with our general partner and our sponsor in connection with this offering, which will provide, among other matters, that our sponsor will make available to our general partner the services of its executive officers and employees who serve as our general partner’s executive officers, and that we, our general partner and our subsidiaries, as the case may be, will be obligated to reimburse our sponsor for any allocated portion of the costs that our sponsor incurs in providing compensation and benefits to such employees of our sponsor, with the exception of costs attributable to our sponsor’s share-based compensation.

Registration Rights Agreement

In connection with this offering, we expect to enter into a registration rights agreement with owners of our sponsor and GCAC. Pursuant to the registration rights agreement, we will be required to file a registration statement to register the common units and subordinated units issued to owners of our sponsor and GCAC and the common units issuable upon the conversion of the subordinated units upon request of the owners of our sponsor and GCAC. In addition, the registration rights agreement gives the owners of our sponsor and GCAC piggyback registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates and, in certain circumstances, to third parties. Please read “Units Eligible for Future Sale.”

Purchase Agreement with GE EFS

In connection with the closing of this offering, we will enter into a purchase agreement with an affiliate of GE EFS that will allow us to acquire a 10.3% interest in Gulf LNG Holdings. While we believe this agreement is on terms no less favorable to any party than those that could have been negotiated with an unaffiliated third party, it will not be the result of arm’s-length negotiations. A portion of the proceeds from this offering will be used to acquire the LNG Interest.

Other Transactions with Related Persons

Storage and Throughput Agreements with Center Oil

In 2007, we entered into a storage and throughput agreement with Center Oil whereby we provide storage and throughput services for various petroleum products to Center Oil at certain of our terminals acquired from Center Oil in return for a fixed per barrel fee for each outbound barrel of Center Oil product shipped or committed to be shipped. The throughput fee is calculated and due monthly based on the terms and conditions as set forth in the storage and throughput agreement. In addition to the monthly throughput fee, Center Oil agrees to pay us a fixed per barrel fee for any additives added to Center Oil’s product.

The initial term of the storage and throughput agreement was five years, which expired on June 30, 2012. If notice is not provided by Center Oil, the agreement automatically renews for three additional three-year terms at rates adjusted for inflation as determined in accordance with the terms of the agreement. This agreement was renewed and amended on July 1, 2012 for an additional three years. This agreement can be terminated by either party upon written notification of such party’s intent to terminate this agreement at the expiration of such applicable term and must be received by the other party not later than eighteen months prior to the expiration of the applicable term.

In 2010, we acquired a 50% undivided interest in the Baltimore, MD terminal. In connection with the acquisition, we acquired an existing agreement with Center Oil whereby we provide ethanol storage and throughput services to Center Oil. We charge Center Oil a fixed fee for storage and a fee based upon ethanol throughput at the Baltimore, MD terminal. The storage and throughput fees are calculated monthly based on the terms and conditions of the storage and throughput agreement. The agreement has a one-year term and was renewed on August 1, 2013.

In 2011, we entered into an agreement to provide refined products storage and throughput services to Center Oil at the Baltimore, MD terminal. We charge Center Oil a fixed fee for storage and a fee for ethanol blending and any additives added to Center Oil’s product. The storage and throughput fees are calculated monthly based on the terms and conditions of the storage and throughput agreement. The agreement has a one-year term and was renewed on May 1, 2013.

In 2013, we entered into an agreement to provide gasoline storage and throughput services to Center Oil at the Brooklyn, NY terminal. We charge Center Oil a fixed per bbl fee for each inbound delivery of ethanol and every outbound barrel of product shipped or committed to be shipped and a fee for any ethanol blending and additives added to Center Oil’s product. The storage and throughput fees are calculated monthly based on the terms and conditions of the storage and throughput agreement. The agreement has a one-year term with evergreen renewal provisions.

Storage and Throughput Agreement with GCAC

In connection with our acquisition of Arc Terminals Mobile Holdings, LLC from GCAC in February 2013, we entered into a storage and throughput agreement (the “GCAC Agreement 1”) with GCAC whereby we provide storage and throughput services for various petroleum products to GCAC at the existing terminals acquired by us in return for a fixed per barrel storage fee in addition to a fixed per barrel fee for related throughput and other ancillary services. In addition, we entered into a second storage and throughput agreement with GCAC (the “GCAC Agreement 2”) whereby we build additional 150,000 barrels of storage tanks for GCAC to store and throughput various petroleum products in return for similar economic terms of GCAC Agreement 1.

The initial term of the GCAC Agreements 1 and 2 is five years. These agreements can be terminated by either party upon written notification of such party’s intent to terminate these agreements at the expiration of such applicable term and must be received by the other party not later than 180 days prior to the expiration of the applicable term.

Procedures for Review, Approval and Ratification of Transactions with Related Persons

We expect that the board of directors of our general partner will adopt policies for the review, approval and ratification of transactions with related persons. We anticipate the board will adopt a written code of business conduct and ethics, under which a director would be expected to bring to the attention of the chief executive officer or the board any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or our general partner on the other. The resolution of any such conflict or potential conflict should, at the discretion of the board in light of the circumstances, be determined by a majority of the disinterested directors.

If a conflict or potential conflict of interest arises between our general partner or its affiliates, on the one hand, and us or our unitholders, on the other hand, the resolution of any such conflict or potential conflict should be addressed by the board of directors of our general partner in accordance with the provisions of our partnership agreement. At the discretion of the board in light of the circumstances, the resolution may be determined by the board in its entirety or by a conflicts committee meeting the definitional requirements for such a committee under our partnership agreement.

Upon our adoption of our code of business conduct, we would expect that any executive officer will be required to avoid conflicts of interest unless approved by the board of directors of our general partner.

Please read “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest” for additional information regarding the relevant provisions of our partnership agreement.

The code of business conduct and ethics described above will be adopted in connection with the closing of this offering, and as a result, the transactions described above were not reviewed according to such procedures.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including our sponsor, on the one hand, and our partnership and our limited partners, on the other hand. Conflicts may arise as a result of the duties of our general partner and its directors and officers to act for the benefit of its owners, which may conflict with our interests and the interests of our public unitholders. The directors and officers of our general partner have a duty to manage our general partner in a manner beneficial to our sponsor. At the same time, our general partner has a contractual duty to manage us in a manner that it believes is not adverse to our interest. Our partnership agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or our limited partners, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by us and all of our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval; or

•	approved by the holders of a majority of the outstanding common units, excluding any such units owned by our general partner or any of its affiliates.

Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding common units as described above. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be “in good faith” unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interests of the partnership. Please read “Management—Committees of the Board of Directors—Conflicts Committee” for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;
•	borrowings;

•	entry into and repayment of current and future indebtedness;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

In addition, our general partner may use an amount, initially equal to $ million, which would not otherwise constitute operating surplus, in order to permit the payment of distributions on subordinated units and the incentive distribution rights. All of these actions may affect the amount of cash or equity distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “How We Make Distributions To Our Partners.”

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make such distribution on all outstanding units. Please read “How We Make Distributions To Our Partners—Operating Surplus and Capital Surplus—Operating Surplus.”

The directors and officers of our general partner who are also officers and directors of our sponsor have a fiduciary duty to make decisions in the best interests of the owners of our sponsor, which may be contrary to our interests.

Certain of our officers and directors are also officers and directors of our sponsor. These officers and directors have fiduciary duties to our sponsor that may cause them to pursue business strategies that disproportionately benefit our sponsor or which otherwise are not in our best interests. Neither our partnership agreement nor any other agreement requires our sponsor to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow.

Our general partner is allowed to take into account the interests of parties other than us, such as our sponsor, in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that replace the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment of the partnership agreement.

Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner thereby restricting the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that have the effect of restricting the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•

our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the interests of the partnership and, with respect to criminal conduct, did not act with the knowledge that its conduct was unlawful;

•

our general partner and its officers and directors will not be liable for monetary damages or otherwise to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged by it in bad faith or, with respect to any criminal conduct , acted with the knowledge that its conduct was unlawful; and

•

in resolving conflicts of interest, it will be presumed that in making its decision our general partner, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “—Fiduciary Duties.”

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

•

expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•	preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating, or exchanging our assets or merging or otherwise combining us with or into another person;

•	negotiating, executing and performing contracts, conveyance or other instruments;

•	distributing cash;

•	selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our benefit;

•	forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other relationships;
•

controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

•

purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

•	entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.

Our general partner determines which of the costs it incurs on our behalf are reimbursable by us.

We will reimburse our general partner and its affiliates for the costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine such other expenses that are allocable to us, and neither the partnership agreement nor the services agreement limits the amount of expenses for which our general partner and its affiliates may be reimbursed. The fully allocated basis charged by our general partner does not include a profit component. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions.”

Common units are subject to our general partner’s call right.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the market price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement—Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business other than guaranteeing debt of its affiliates and those activities incidental to its ownership of interests in us. However affiliates of our general partner, including our sponsor and its owners, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us, and any of them may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates, including our sponsor and its owners. As a result, neither our general partner nor any of its affiliates, including our sponsor and its owners, have any obligation to present business opportunities to us.

The holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

The holder or holders of a majority of our incentive distribution rights (initially our general partner) have the right, at any time when there are no subordinated units outstanding and they have received incentive distributions at the highest level to which they are entitled (50.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, a baseline distribution amount will be calculated equal to an amount equal to the average of the cash distributions per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, our general partner may transfer the incentive distribution rights at any time. It is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the incentive distribution rights expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the incentive distribution rights may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for them to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the incentive distribution rights in connection with resetting the target distribution levels. Please read “How We Make Distributions To Our Partners—Incentive Distribution Rights.”

Fiduciary Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our general partner by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our general partner to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

The following is a summary of the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary, the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our general partner and the rights and remedies of our unitholders with respect to these contractual duties:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith,” meaning that it believed its actions or omissions were not adverse to the interests of the partnership, and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These contractual standards replace the obligations to which our general partner would otherwise be held.

If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or our common unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards	The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner’s or other person’s good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its reliance on the provisions of our partnership agreement.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such losses or liabilities were the result of conduct of our general partner or such officer or director engaged by it in bad faith or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “How We Make Distributions To Our Partners.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed or has not accepted its appointment within 30 days of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•

gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of cash available for distribution, please read “How We Make Distributions To Our Partners”;

•	with regard to the duties of, and standard of care applicable to, our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

Arc Logistics Partners LP was organized in July 2013 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of owning, operating, developing and acquiring energy logistics assets, our general partner may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its incentive distribution rights. For a description of these cash distribution provisions, please read “How We Make Distributions To Our Partners.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the common units, excluding those common units whose vote is controlled by our general partner or its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units.

In voting their common and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners. By virtue of the exclusion of the common units whose vote is controlled by our general partner and its affiliates from the required vote and their ownership of all of our subordinated units, during the subordination period, our general partner and its affiliates do not have the ability to ensure the approval of, but do have the ability to ensure the defeat of, any matter that requires the approval of a unit majority.

The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to , 2023 in a manner that would cause a dissolution of our partnership. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right. Please read “—Transfer of Subordinated Units and Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

Following the completion of this offering, we expect that our subsidiaries will conduct business in several states and we may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions of cash available for distribution. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The common unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, owners of our sponsor will own approximately     % of our outstanding common and subordinated units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed);

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•

neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Distributions To Our Partners—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to             , 2023 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after             , 2023, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. At the closing of this offering, owners of our sponsor will own     % of our outstanding common and subordinated units.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

•

all subordinated units held by any person who did not, and whose affiliates did not, vote any units in favor of the removal of the general partner, will immediately and automatically convert into common units on a one-for-one basis; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the owners of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

At any time, our general partner and its affiliates may sell or transfer all or a portion of their subordinated units or incentive distribution rights to an affiliate or third party without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Arc Logistics GP LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date that is three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units.”

Non-Taxpaying Holders; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners (or their owners, to the extent relevant), has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the federal income tax status of our limited partners (and their owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner (or their owners, to the extent relevant), then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (or their owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such incentive distribution rights shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•

any person who is or was serving as a manager, managing member, general partners, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. Neither our partnership agreement nor the services agreement sets a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder; and

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts. In addition, in connection with this offering, we expect to enter into a registration rights agreement with owners of our sponsor and GCAC. Please see “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus, the owners of our sponsor will hold no common units and             subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

Our common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act other than any units purchased in this offering through the directed unit program, which will be subject to the lock-up restrictions described below. Directors and officers of our general partner may purchase common units through the directed unit program or otherwise. Assuming all of the units reserved for issuance under the directed unit program are sold,              common units will be held by persons who have contractually agreed not to sell such units for a specified period from the date of this prospectus. Please read “Underwriting” for a description of these lock-up provisions. Additionally, any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of our common units for the four weeks prior to the sale.

At the closing of this offering, the common units acquired by the directors, prospective directors and executive officers of our general partner under the directed unit program will be restricted and may not be resold publicly except in compliance with the registration requirements of the Securities Act, Rule 144 or otherwise.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least six months (provided we are in compliance with the current public information requirement), or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144, subject only to the current public information requirement. After beneficially owning Rule 144 restricted units for at least one year, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale would be entitled to freely sell those common units without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. Any issuance of additional common units or other limited partner interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement—Issuance of Additional Interests.”

Under our partnership agreement and the registration rights agreement that we expect to enter into, our general partner and its affiliates, owners of our sponsor and GCAC will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement and the registration rights agreement, these registration rights allow the parties or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discount. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

We, our general partner, the executive officers and directors of our general partner, our sponsor, the owners of our sponsor, GCAC and Center Oil have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and Barclays Capital Inc., dispose of or hedge any common units or any securities convertible into or exchangeable for our common units. Please read “Underwriting” for a description of these lock-up provisions.

Prior to the completion of this offering, we expect to adopt the LTIP. If adopted, we will file a registration statement on Form S-8 under the Securities Act to register common units issuable under the LTIP. This registration statement on Form S-8 is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Accordingly, common units issued under the LTIP will be eligible for resale in the public market without restriction after the effective date of the Form S-8 registration statement, subject to applicable vesting requirements, Rule 144 limitations applicable to affiliates and the lock-up restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Code, existing and proposed Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to “we” or “us” are references to Arc Logistics Partners LP and its subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each prospective unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder generally will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder’s adjusted tax basis in its units.

Section 7704 of the Code generally provides that publicly-traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly-traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of certain natural resources, including crude oil, natural gas and products thereof, as well as other types of qualifying income such as interest (other than from a financial business) and dividends. We estimate that less than     % of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

(a) Neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for federal income tax purposes; and

(b) For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units plus the unitholder’s share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions, the unitholder’s share of our losses, and any decreases in its share of our liabilities.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of units in this offering who owns those units from the date of closing through the record date for distributions for the period ending December 31, 2016, will be allocated, on a cumulative basis, an amount of federal taxable income that will be less than         % of the cash distributed with respect to that period. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct, and our counsel has not opined on the accuracy of such estimates. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could affect the value of units. For example, the ratio of taxable income to cash distributions to a purchaser of units in this offering would be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	we distribute less cash than we have assumed in making this projection; or

•

we make a future offering of common units and use the proceeds of the offering in a manner that does not produce additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our “liabilities” will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation and depletion recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

Our items of income, gain, loss and deduction generally will be allocated amongst our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or we make incentive distributions, gross income will be allocated to the recipients to the extent of these distributions.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are encouraged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Beginning January 1, 2013, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax (“NIIT”) on certain net investment income earned by individuals, estates, and trusts applies for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Prospective unitholders are encouraged to consult with their tax advisors as to the impact of the NIIT on an investment in our units.

Section 754 Election

We will make the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury

Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “—Tax Consequences of Unit Ownership—Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferee

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to validity of such filing positions.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or non-U.S. persons should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of their ownership of our units. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain to the extent reflected in earnings and profits, and as adjusted for changes in the foreign corporation’s “U.S. net equity.” That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” part or all of a non-U.S. unitholder’s gain may be treated as effectively connected with that unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, non-U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2)	a statement regarding whether the beneficial owner is:

(a)	a non-U.S. person;

(b)	a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c)	a tax-exempt entity;

(3)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(4)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

State, Local and Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if you do not live in those jurisdictions. We will initially own assets and conduct business in various states, each of which imposes a personal income tax on individuals and an income tax on corporations and other entities. We may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all U.S. federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the foreign, state or local tax consequences of an investment in our common units.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

INVESTMENT IN ARC LOGISTICS PARTNERS LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1) the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2) the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Citigroup Global Markets Inc. and Barclays Capital Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name.

Underwriter	Number of Common Units
Citigroup Global Markets Inc.
Barclays Capital Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the over-allotment option described below) if they purchase any of the common units.

Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $             per common unit. If all the common units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more common units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter’s initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering.

We, our general partner, the executive officers and directors of our general partner, our sponsor, the owners of our sponsor, GCAC and Center Oil have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and Barclays Capital Inc., dispose of or hedge any common units or any securities convertible into or exchangeable for our common units. Citigroup Global Markets Inc. and Barclays Capital Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice.

Directed Unit Program

At our request, the underwriters have reserved for sale up to     % of the common units being offered in this offering for sale at the initial public offering price to persons who are directors, prospective directors and executive officers of our general partner and certain other employees and consultants of us and our affiliates through a directed unit program. The number of common units available for sale to the general public will be reduced by the number of directed units purchased by participants in the program. Except for certain of the executive officers and directors of our general partner who have entered into lock-up agreements as contemplated in the immediately preceding paragraph, each person buying common units through the directed unit program has agreed that, for a period of 180 days from the date of this prospectus, he or she will not, without the prior written consent of Citigroup Global Markets Inc. and Barclays Capital Inc., dispose of or hedge any common units or any securities convertible into or exchangeable for our common units with respect to common units purchased in the program. For certain of the executive officers and directors of our general partner purchasing common units through the directed unit program, the lock-up agreements contemplated in the immediately preceding paragraph shall govern with respect to their purchases. Citigroup Global Markets Inc. and Barclays Capital Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Any directed units not purchased will be offered by the underwriters to the general public on the same basis as all other common units offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed units.

Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the common units was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

We intend to apply to have our common units listed on the NYSE under the symbol “ARCX.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by Arc Logistics Partners LP
	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be $             not including the underwriting discount or the structuring fee. We will pay Citigroup Global Markets Inc. and Barclays Capital Inc. a structuring fee of $             for the evaluation, analysis and structuring of the partnership. The underwriters have agreed to reimburse us for certain expenses in connection with this offering.

In connection with the offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in the offering.

•	“Covered” short sales are sales of common units in an amount up to the number of common units represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of common units either pursuant to the underwriters’ over-allotment option or in the open market in order to cover short positions.

•	To close a naked short position, the underwriters must purchase common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase common units in the open market or must exercise the over-allotment option. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option.

•	Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

FINRA

Because the Financial Industry Regulatory Authority (“FINRA”) views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

European Economic Area

This prospectus has been prepared on the basis that the transactions contemplated by this prospectus in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) (other than Germany) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of the securities which are the subject of the transactions contemplated by this prospectus, may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor any of the underwriters have authorized, nor do they authorize, the making of any offer of securities or any invitation relating thereto in circumstances in which an obligation arises for us or any of the underwriters to publish a prospectus for such offer or invitation.

In relation to each Relevant Member State, other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer to the public of the securities subject to this supplement has been or will be made in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive (“Qualified Investors”);

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than Qualified Investors), as permitted under the Prospectus Directive subject to obtaining our prior consent for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer or invitation shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase the securities, as the same may be further defined in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

We may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognised collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of

Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (ii) high net worth companies and other persons falling with Article 22(2)(a) to (d) of the CIS Promotion Order or Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as “relevant persons”). Our common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Switzerland

The distribution of our common units in Switzerland will be exclusively made to, and directed at, regulated qualified investors (“Regulated Qualified Investors”), as defined in Article 10(3)(a) and (b) of the Swiss Collective Investment Schemes Act of 23 June 2006, as amended (“CISA”). Accordingly, we have not, and will not be, registered with the Swiss Financial Market Supervisory Authority (“FINMA”) and no Swiss representative or paying agent has been or will be appointed for us in Switzerland. This prospectus and/or any other offering materials relating to our common units may be made available in Switzerland solely to Regulated Qualified Investors.

Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Asset Investment Act (Vermögensanlagengesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht— BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1 in connection with Section 2 no. 6 of the German Securities Prospectus Act, Section 2 no. 4 of the German Asset Investment Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

The offering does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Netherlands

Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Hong Kong

Our common units may not be offered or sold in Hong Kong by means of this prospectus or any other document other than to (a) professional investors as defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571, Laws of Hong Kong) (“SFO”) and any rules made under the SFO or (b) in other circumstances which do not result in this prospectus being deemed to be a “prospectus,” as defined in the Companies Ordinance of Hong Kong (Cap. 32, Laws of Hong Kong) (“CO”), or which do not constitute an offer to the public within the meaning of the CO or the SFO; and no person has issued or had in possession for the purposes of issue, or will issue or has in possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our common units which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our common units which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors as defined in the SFO.

VALIDITY OF OUR COMMON UNITS

The validity of our common units will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Andrews Kurth LLP, Washington, D.C.

EXPERTS

The financial statements of Arc Terminals LP as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statement of balance sheet of Arc Logistics Partners LP as of July 29, 2013 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on authority of said firm as experts in accounting and auditing.

The financial statements of Arc Terminals Mobile Holdings, LLC as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Gulf LNG Holdings Group, LLC as of December 31, 2012 and for the year ended December 31, 2012 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Gulf LNG Holdings Group, LLC at December 31, 2011 and for the year then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 regarding our common units. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and our common units offered in this prospectus, we refer you to the registration statement and the exhibits and schedule filed as part of the registration statement. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates or from the SEC’s web site on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

As a result of the offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website address on the Internet will be www.                 .com, and we intend to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. After this offering, documents filed by us can also be inspected at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10002.

We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	adverse regional, national or international economic conditions, adverse capital market conditions or adverse political developments;

•	changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand;

•	changes in the long-term supply and demand of crude oil and petroleum products in the markets in which we operate;

•	actions taken by our customers, competitors and third party operators;

•	nonpayment or nonperformance by our customers;

•	changes in the availability and cost of capital;

•	unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets;

•

operating hazards, natural disasters, terrorism, weather-related delays, adverse weather conditions, including hurricanes, natural disasters, environmental releases, casualty losses and other matters beyond our control;

•	the effects of existing and future laws and governmental regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes;

•	the effects of future litigation; and

•	certain factors discussed elsewhere in this prospectus.

ARC LOGISTICS PARTNERS LP

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

Set forth below are the unaudited pro forma condensed combined balance sheet of Arc Logistics Partners LP (“Arc Logistics”) as of June 30, 2013 and the related unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and the six months ended June 30, 2013. The pro forma condensed combined financial statements for Arc Logistics have been derived from the historical consolidated financial statements of Arc Terminals LP (our “Predecessor” or “Arc Terminals”).

Our unaudited pro forma condensed combined financial statements give pro forma effect to the following:

•

the acquisition of Arc Terminals Mobile Holdings, LLC from Gulf Coast Asphalt Company, LLC (“GCAC”) in February 2013 (which is reflected only in the statements of operations for the year ended December 31, 2012 and the six months ended June 30, 2013);

•

the contribution of Arc Terminals and Arc Terminals GP LLC (“Arc Terminals GP”) to us by our sponsor, GCAC and Center Oil and the issuance by us of an aggregate of                      common units and                     subordinated units in exchange;

•

the issuance of                     common units to the public and the application of the net proceeds therefrom as described in “Use of Proceeds,” including the acquisition of a 10.3% limited liability company interest in Gulf LNG Holdings Group LLC (“Gulf LNG Holdings”), which owns a liquefied natural gas regasification and storage facility in Pascagoula, MS (the “LNG Interest”); and

•	entering into a new credit facility.

The unaudited pro forma condensed combined balance sheet assumes the events listed above occurred as of June 30, 2013 (other than the acquisition of Arc Terminals Mobile Holdings, LLC from GCAC). The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and the six months ended June 30, 2013 assume the events listed above occurred as of January 1, 2012.

The unaudited pro forma condensed combined financial statements have been prepared on the basis that Arc Logistics will be treated as a partnership for federal income tax purposes.

The accompanying unaudited pro forma condensed combined financial statements of Arc Logistics should be read together with the historical consolidated financial statements of our Predecessor included elsewhere in this prospectus. The accompanying unaudited pro forma condensed combined financial statements of Arc Logistics were derived by making certain adjustments to the historical consolidated financial statements of our Predecessor. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual effects of the events may differ from the pro forma adjustments. However, management believes the assumptions utilized to prepare the unaudited pro forma adjustments provide a reasonable basis for presenting the significant effects of the events identified above as currently contemplated and that the unaudited pro forma adjustments are (i) factually supportable; (ii) directly attributable to the transaction; and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements of Arc Logistics are not necessarily indicative of the results that actually would have occurred if Arc Logistics had completed the offering and other events identified above on the dates indicated or which could be achieved in the future.

ARC LOGISTICS PARTNERS LP

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2013

(in thousands)

	Predecessor Historical	Transaction and Offering Adjustments			Partnership Pro Forma
Assets
Current assets:
Cash and cash equivalents	$1,726	$		(a)	$
				(b)
			(34,695	)(b)
			(5,847	)(b)
			(3,021	)(b)
Trade accounts receivable	3,402		—
Due from related parties	567		—
Inventories	240		—
Other current assets	509		—

Total current assets	6,444

Property, plant and equipment, net	197,450		—
Intangible assets, net	40,887		—
Investment in Gulf LNG Holdings	—
Goodwill	15,162		—
Other assets	3,280		(3,280	)(c)
			1,847	(c)

Total assets	$263,223	$			$

Liabilities and Partners’ Capital
Current liabilities:
Credit facility, current	$4,875		$—		$
Accounts payable	4,238		—
Due to related parties	127		—
Accrued expenses	1,977		—
Due to general partner	3,021		(3,021	)(b)
Deferred revenue, current portion	7		—
Other liabilities	30		—

Total current liabilities	14,275

Credit facility, net of current	110,500		(34,695	)(b)
Deferred revenue, net of current portion	56		—
Deposit payable	—		—
Commitments and contingencies	—		—
Preferred units	30,600		(30,600	)(d)
Partners’ capital (deficit)
General partner interest	107		(107	)(d)
Public common unitholders	—			(a)
				(c)
Common unitholders	—			(d)
				(c)
Subordinated unitholders	107,685			(d)
			107	(d)
				(c)

Total partners’ capital	107,794

Total liabilities and partners’ capital	$263,223	$			$

ARC LOGISTICS PARTNERS LP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(in thousands)

	Predecessor Historical	Acquisition of Arc Terminals Mobile Holdings LLC(e)	Transaction and Offering Adjustments		Partnership Pro Forma
Statement of Operations Data:
Revenues
Third-party customers	$13,201	$11,605	$—		$24,806
Related parties	9,663	—	—		9,663

	22,864	11,605	—		34,469
Expenses:
Operating expenses	7,266	6,480	—		13,746
Selling, general and administrative	2,283	1,106	(370	)(f)	3,019
Selling, general and administrative–affiliate	2,592	—	—		2,592
Depreciation	3,317	2,482	(1,057	)(g)	4,742
Amortization	624	834	3,052	(g)	4,510

Total expenses	16,081	10,901	1,625		28,609

Operating income	6,782	703	(1,625)		5,860

Other income (expense):
Equity earnings from the LNG Interest	—	—	7,802	(h)	7,802
Gain on fire/oil spill	—	888	—		888
Other income	4	152	—		156
Interest expense	(1,320)	(714)	(883	)(i)	(2,917)

Total other income (expense)	(1,316)	326	6,919		5,929

Income before taxes	5,466	1,029	5,294		11,789
Income taxes	43	—	—		43

Net income	$5,423	$1,029	$5,294		$11,746

Common unitholders’ interest in net income
Net income per common unit (basic and diluted)
Weighted average number of common units outstanding

ARC LOGISTICS PARTNERS LP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2013

(in thousands)

	Predecessor Historical	Acquisition of Arc Terminals Mobile Holdings LLC(e)	Transaction and Offering Adjustments		Partnership Pro Forma
Statement of Operations Data:
Revenues:
Third-party customers	$18,683	$1,601	$—		$20,284
Related parties	4,021	—	—		4,021

	22,704	1,601	—		24,305
Expenses:
Operating expenses	9,132	692	—		9,824
Selling, general and administrative	4,793	224	(3,238	)(f)	1,779
Selling, general and administrative–affiliate	1,218	—	—		1,218
Depreciation	2,605	273	(125	)(g)	2,753
Amortization	2,135	23	382	(g)	2,540

Total expenses	19,883	1,212	(2,981)		18,114

Operating income	2,821	389	2,981		6,191

Other income (expense):
Gain on bargain purchase of business	11,777	—	—		11,777
Equity earnings from the LNG Interest	—	—	4,806	(h)	4,806
Other income	47	21	—		68
Interest expense	(3,433)	(102)	2,203	(i)	(1,332)

Total other income (expense)	8,391	(81)	7,009		15,319

Income before taxes	11,212	308	9,990		21,510
Income taxes	15	—	—		15

Net income	$11,197	$308	$9,990		$21,495

Common unitholders’ interest in net income
Net income per common unit (basic and diluted)
Weighted average number of common units outstanding

ARC LOGISTICS PARTNERS LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet of Arc Logistics as of June 30, 2013, and the related unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and the six months ended June 30, 2013 are derived from the historical consolidated financial statements of our Predecessor included elsewhere in the prospectus.

Upon completion of this offering, Arc Logistics anticipates incurring incremental selling, general and administrative expenses as a result of being a publicly traded partnership, consisting of costs associated with SEC reporting requirements, including annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, registered independent auditor fees, investor relations activities, Sarbanes-Oxley Act compliance, NYSE listing, registrar and transfer agent fees, incremental director and officer liability insurance costs and director compensation. The unaudited pro forma condensed combined financial statements do not reflect these incremental selling, general and administrative expenses.

Note 2. Unaudited Pro forma Condensed Combined Balance Sheet Adjustments

The following adjustments to the unaudited pro forma condensed combined balance sheet assume the following transactions occurred on June 30, 2013:

(a)	Reflects estimated proceeds to the Partnership of $ million from the issuance and sale of common units in this offering net of underwriting discounts and structuring fees of %.

(b)	Reflects the use of the estimated proceeds net of underwriting discounts and structuring fees as follows:

•	to purchase the LNG Interest from an affiliate of GE Energy Financial Services for $ million;

•	to repay $34.7 million of indebtedness outstanding under Arc Terminals’ existing credit facility;

•	to repay $3.0 million of payables owed to our sponsor; and

•

to pay offering expenses (other than underwriting discount and structuring fees) of approximately $4.0 million and fees and costs associated with the Partnership’s new credit facility of approximately $1.8 million.

(c)	Reflects the elimination of deferred financing costs relating to retirement of Arc Terminals’ existing credit facility and recognition of $1.8 million in deferred financing costs relating to the Partnership’s new credit facility.

(d)	Reflects the contribution by Lightfoot, Center Oil and GCAC of their respective ownership interests in Arc Terminals LP and Arc Terminals GP to the Partnership in exchange for common units and subordinated units and the issuance to the general partner of a non-economic general partner interest and incentive distribution rights.

Note 3. Unaudited Pro forma Condensed Combined Statements of Operations Adjustments

The following adjustments to the unaudited pro forma condensed combined statements of operations assume the above-noted transactions occurred as of January 1, 2012:

(e)	Reflects the addition of the financial results from the acquisition of Arc Terminals Mobile Holdings, LLC for the periods prior to the acquisition.

(f)	Reflects the elimination of one-time transaction related expenses associated with the acquisitions that were completed in 2013.

(g)	Reflects the impact of the change in depreciation and amortization expense due to the fair value adjustments relating to recording Arc Terminals Mobile Holdings, LLC’s acquired net assets to fair value on February 8, 2013.

(h)	Reflects the equity earnings from the acquisition of the LNG Interest.

(i)	Reflects the estimated interest expense and amortization of the deferred financing costs and unused credit facility fees of the Partnership’s new credit facility with an estimated average balance of $ million.

Note 4. Pro Forma Net Earnings per Unit

Pro forma net income per unit is determined by dividing the pro forma net earnings available to common and subordinated unitholders of Arc Logistics by the number of common and subordinated units to be issued to our parent in exchange for all of the outstanding equity interests in Arc Logistics, plus the number of common units expected to be sold to fund the distribution and debt repayment. For purposes of this calculation, the number of common and subordinated units outstanding was assumed to be units and units, respectively. If the underwriters exercise their option to purchase additional common units in full, the total number of common units outstanding on a pro forma basis will not change.

All units were assumed to have been outstanding since the beginning of the periods presented. Basic and diluted pro forma net earnings per unit are the same, as there are no potentially dilutive units expected to be outstanding at the closing of the offering.

Report of Independent Registered Public Accounting Firm

To the Members of

Arc Logistics Partners LP

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Arc Logistics Partners LP at July 29, 2013, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Partnership’s management; our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 9, 2013

ARC LOGISTICS PARTNERS LP

BALANCE SHEET

JULY 29, 2013

Assets
Current assets
Cash	$—

Total assets	$—

Partners’ capital
Limited partner’s capital	$1,000
General partner’s capital	$—
Receivable from partners	(1,000)

Total partner’s capital	$—

See accompanying note to balance sheet.

ARC LOGISTICS PARTNERS LP

NOTE TO BALANCE SHEET

JULY 29, 2013

1. Organization and Operations

Arc Logistics Partners LP (the “Partnership”) is a Delaware limited partnership formed on July 29, 2013 to operate terminaling and other midstream energy businesses and assets. In connection with its formation, the Partnership has issued (a) a non-economic general partner interest to Arc Logistics GP LLC, its general partner, and (b) a 100.0% limited partner interest to Lightfoot Capital Partners, LP, its organizational limited partner.

The accompanying balance sheet reflects the financial position of the Partnership immediately subsequent to its initial capitalization. There have been no other transactions involving the Partnership as of August 9, 2013.

Report of Independent Registered Public Accounting Firm

To the Partners of

Arc Terminals LP

In our opinion, the consolidated balance sheets and the related consolidated statements of operations, partners’ capital and cash flows presents fairly, in all material respects, the financial position of Arc Terminals LP and its subsidiaries at December 31, 2012 and 2011, and the results of its operations and its cash flows for the year ended December 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 26, 2013

ARC TERMINALS LP

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

	2012	2011
Assets
Current assets
Cash and cash equivalents	$1,428,515	$1,947,641
Trade accounts receivable	972,800	941,951
Due from related parties	842,188	866,457
Inventories	236,063	229,670
Other current assets	170,781	275,737

Total current assets	3,650,347	4,261,456
Property, plant and equipment, net	116,800,309	107,416,405
Intangible assets, net	3,687,415	4,311,405
Goodwill	6,730,494	6,730,494
Other assets	895,217	175,000

Total assets	$131,763,782	$122,894,760

Liabilities and Partners’ Capital
Current liabilities
Line of credit	$—	$20,000,000
Accounts payable	1,812,884	1,100,595
Due to related parties	122,986	260
Accrued expenses	1,463,828	1,639,527
Due to general partner	215,665	1,598,560
Deferred revenue, current portion	3,136	247,348

Total current liabilities	3,618,499	24,586,290

Credit facility	30,500,000	—
Deferred revenue, net of current portion	56,314	56,474
Deposit payable	45,750	51,450
Commitments and contingencies
Partners’ capital (deficit)
General partner	(97,846)	(84,699)
Limited partners	97,641,065	98,285,245

Total partners’ capital	97,543,219	98,200,546

Total liabilities and partners’ capital	$131,763,782	$122,894,760

The accompanying notes are an integral part of these consolidated financial statements.

ARC TERMINALS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
Revenues
Third-party customers	$13,200,776	$10,587,625
Related parties	9,662,532	10,440,930

	22,863,308	21,028,555

Expenses
Operating expenses	7,265,746	6,956,837
Selling, general and administrative	2,282,542	2,179,014
Reimbursements to general partner	2,591,501	2,613,883
Depreciation	3,317,492	2,749,393
Amortization	623,990	649,024

Total expenses	16,081,271	15,148,151

Operating income	6,782,037	5,880,404

Other income (expense)
Other Income	4,010	1,479
Interest expense	(1,319,802)	(491,279)

Total other income (expenses), net	(1,315,792)	(489,800)

Income before income taxes	5,466,245	5,390,604
Income taxes	42,803	24,705

Net income	$5,423,442	$5,365,899

Allocation of net income to partners:
Net income allocated to general partner	$108,469	$107,318
Net Income allocated to subordinated unitholders	$5,314,973	$5,258,581

Earnings per limited partner unit:
Subordinated unit (basic and diluted)	$1.05	$1.04

Weighted average number of limited partner units outstanding:
Subordinated units (basic and diluted)	5,050,000	5,050,000

The accompanying notes are an integral part of these consolidated financial statements.

ARC TERMINALS LP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

YEARS ENDED DECEMBER 31, 2012 AND 2011

	General Partner	Limited Partners	Total
Partners’ capital (deficit) at January 1, 2011	$(27,119)	$101,106,664	$101,079,545
Net income	107,318	5,258,581	5,365,899
Distributions	(164,898)	(8,080,000)	(8,244,898)

Partners’ capital (deficit) at December 31, 2011	(84,699)	98,285,245	98,200,546
Net income	108,468	5,314,974	5,423,442
Distributions	(121,615)	(5,959,154)	(6,080,769)

Partners’ capital (deficit) at December 31, 2012	$(97,846)	$97,641,065	$97,543,219

The accompanying notes are an integral part of these consolidated financial statements.

ARC TERMINALS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
Cash flows from operating activities
Net income	$5,423,442	$5,365,899
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	3,317,492	2,749,393
Amortization	623,990	649,024
Amortization of deferred financing costs	431,500	—
Changes in operating assets and liabilities
Trade accounts receivable	(6,580)	(410,359)
Inventories	(6,393)	(5,420)
Other current assets	104,956	35,752
Accounts payable	(325,493)	(1,864,564)
Accrued expenses	(1,175,699)	30,403
Due to affiliate	(1,382,895)	1,311,244
Deferred revenue	(244,372)	(309,878)
Deposit payable	(5,700)	—

Net cash provided by operating activities	6,754,248	7,551,494

Cash flows from investing activities
Capital expenditures	(10,551,721)	(10,756,123)

Net cash used in investing activities	(10,551,721)	(10,756,123)

Cash flows from financing activities
Distributions	(6,080,769)	(8,244,898)
Deferred financing costs	(1,140,884)	—
Repayments to line of credit	(20,000,000)	—
Proceeds from line of credit	30,500,000	12,000,000

Net cash provided by financing activities	3,278,347	3,755,102

Net increase (decrease) in cash and cash equivalents	(519,126)	550,473
Cash and cash equivalents
Beginning of year	1,947,641	1,397,168

End of year	$1,428,515	$1,947,641

Supplemental disclosure of cash flow information:
Cash paid for interest, net of capitalized interest	$1,184,368	$720,297
Cash paid for income taxes	42,803	24,705
Non-cash investing and financing activities:
Deferred financing costs in accrued expenses	10,833	175,000
Purchases of property plant and equipment in accounts payable and accrued expenses	2,149,675	1,054,836

The accompanying notes are an integral part of these consolidated financial statements.

ARC TERMINALS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

1. Organization

Arc Terminals LP (the “Partnership”) is a Delaware limited partnership. The Partnership was formed in March 2007 to operate terminaling and other midstream energy businesses and assets. The Partnership is an independent terminal company that provides storage and delivery services for gasoline, diesel, bio-diesel, aviation fuel, ethanol, chemicals, heavy oil and other liquid products. The Partnership’s terminals are located in Alabama, Illinois, Maryland, North Carolina, Ohio, South Carolina, Virginia, and Wisconsin.

2. Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiary, Arc Terminals Holdings LLC (“Arc Holdings”). All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The most significant estimates relate to the valuation of acquired businesses, goodwill and intangible assets and the useful lives of intangible assets and property, plant and equipment. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Partnership includes demand deposits with banks and all highly liquid investments with original maturities of three months or less in cash and cash equivalents. These balances are valued at cost, which approximates fair value. Cash balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of December 31, 2012 and 2011, the Partnership had balances that were in excess of these limits.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Partnership reserves for specific trade accounts receivable when it is probable that all or a part of an outstanding balance will not be collected. The Partnership regularly reviews collectability and establishes or adjusts the allowance as necessary using the specific identification method. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There were no reserves for uncollectible amounts as of December 31, 2012 and 2011.

Inventories

Inventories consist of additives which are sold to customers and mixed with the various customer-owned liquid products stored in the Partnership’s terminals. Inventories are stated at the lower of cost or estimated net realizable value. Inventory costs are determined using the first-in, first-out method.

Other Current Assets

Other current assets consist primarily of prepaid expenses and deposits.

ARC TERMINALS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

Property, Plant and Equipment

Property, plant and equipment is recorded at cost, less accumulated depreciation. The Partnership owns a 50% undivided interest in the property, plant and equipment at two terminal locations. At the time of acquisition, these assets were recorded at 50% of the aggregate fair value of the related property, plant and equipment. Expenditures for routine maintenance and repairs are charged to expense as incurred. Major improvements or expenditures that extend the useful life or productive capacity of assets are capitalized. Depreciation is recorded over the estimated useful lives of the applicable assets, using the straight-line method. The estimated useful lives are as follows:

Buildings and site improvements	5–40 years
Tanks and trim	2–40 years
Machinery and equipment	2–25 years
Office furniture and equipment	3–10 years

Capitalized costs incurred by the Partnership during the year for major improvements and capital projects that are not completed as of year end are recorded as construction in progress. Construction in progress is not depreciated until the related assets or improvements are ready for intended use. Additionally, the Partnership capitalizes interest costs as a part of the historical cost of acquiring certain assets. These interest costs are included in the property, plant and equipment line on the balance sheet. Capitalized interest for the years ended December 31, 2012 and 2011 by the Partnership was $142,823 and $319,654, respectively.

Intangible Assets

Intangible assets primarily consist of customer relationships, acquired contracts and a covenant not to compete which are amortized on a straight-line basis over the expected life of each intangible asset.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. No impairment charges were recorded during 2012 and 2011.

Goodwill

Goodwill represents the excess of consideration paid over the fair value of net assets acquired in a business combination. Goodwill is not amortized but instead is assessed for impairment at least annually or when facts and circumstances warrant. Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Partnership uses an analysis of industry valuation metrics, including review of values of comparable businesses to estimate fair value. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying

ARC TERMINALS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. Based on the analysis at December 31, 2012 and 2011, the Partnership believes that no impairment of goodwill exists and there are no indicators of impairments since this assessment. There are no actual impairments recorded against goodwill through December 31, 2012.

	2012	2011
Beginning balance	$6,730,494	$6,730,494
Impairment	—	—

Ending balance	$6,730,494	$6,730,494

Other Assets

Other assets consist primarily of debt issuance costs related to a new credit facility that Arc entered into in January 2012 (Note 5). Debt issuance costs are capitalized and amortized over the term of the related debt using the effective interest method.

Deferred Revenue

Deferred revenue relates to several customer contracts, which will be recognized over the life of the related contract.

Deposit Payable

The Partnership holds a security deposit related to one customer contract, which will be returned at the expiration of each related contract.

Revenue Recognition

Revenues from leased tank storage and delivery services are recognized as the services are performed. Revenues also include the sale of excess products and additives which are mixed with customer-owned liquid products. Revenues for the sale of excess products and additives are recognized when title and risk of loss passes to the customer.

Income Taxes

Taxable income or loss of the Partnership generally is required to be reported on the income tax returns of the partners in accordance with the terms of the partnership agreement, and accordingly, no provision has been made in the accompanying consolidated financial statements for the partners’ federal income taxes. There are certain entity level state income taxes that were incurred at the Partnership level and have been recorded at December 31, 2012 and 2011.

Tax returns for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 are open to IRS and state audits. There are no uncertain tax positions as of December 31, 2012 and 2011.

ARC TERMINALS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. Fair value measurements are derived using inputs and assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. GAAP establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This three-tier hierarchy classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values. The classification within the hierarchy of a financial asset or liability is determined based on the lowest level input that is significant to the fair value measurement. The hierarchy considers fair value amounts based on observable inputs (Level 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.

The amounts reported in the balance sheet for cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of the short-term maturities of these instruments (Level 1). The carrying amount of the line of credit approximates fair value due to its short-term nature and market rate of interest (Level 2).

We believe our valuation methods are appropriate and consistent with the values that would be determined by other market participants. However, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Limited Partners’ net income (loss) per unit

We compute limited partners’ net income (loss) per unit by dividing our limited partners’ interest in net income (loss) by the weighted average number of units outstanding during the period. The overall computation, presentation and disclosure of our limited partners’ net income (loss) per unit are made in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 260 “Earnings per Share”.

Recently Issued Accounting Pronouncements

In December 2011, FASB issued new guidance which requires an entity to disclose information about financial instruments and derivative financial instruements that have been offset within the balance sheet, or are subject to master netting arrangement or similar agreement, regardless of whether they have been offset within the balance sheet. In January 2013, FASB issued standards to clarify the scope of transactions subject to the disclosure provisions including derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria established under U.S. GAAP, or that are subject to a master netting arrangement or similar agreement. Both standards are effective for interim and annual period beginning on or after January 1, 2013, with required disclosures presented retrospectively for all comparative period presented. The Partnership does not expect adoption of the new guidance to have a material impact on the financial position or results of operations.

In February 2013, the FASB issued new guidance which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component; but does not change the current requirements for reporting net income or other comprehensive income in financial statements. The guidance requires presentation of significant amounts reclassified out of accumulated other comprehensive income into earnings by the respective line items of net income, but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts

ARC TERMINALS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The standard is effective prospectively for reporting periods beginning after December 15, 2012 with early adoption permitted. The Partnership does not expect adoption of the new guidance to have a material impact on the financial position or results of operations.

In February 2013, FASB issued new guidance that require measurement of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum (1) the amount of the reporting entity agreed to pay on the basis of its arrangement among co-obligors and (2) any additional amount the reporting entity expects to pay on behalf of its co-obligors. Disclosures are required of the nature and amount of the obligations as well as information about such obligations. The guidance is effective for fiscal years beginning after December 15, 2013 and interim periods within those years and should be applied retrospectively to all prior periods presented. The Partnership does not expect adoption of the new guidance to have a material impact on the financial position or results of operations.

In September 2011, FASB issued new guidance that allows an entity to evaluate qualitative factors to determine if there is greater than 50% likelihood that the fair value of a reporting unit is greater than its carrying value in order to bypass the two-step goodwill impairment test. The guidance also updates the events and circumstances for consideration in the impairment process. The new guidance is effective fiscal years beginning after December 15, 2011. The adoption of the guidance has not had a material impact on our financial statements.

In June 2011, FASB issued new guidance to require nonowner changes in equity be presented in one continuous statement of comprehensive income or two separate consecutive statements removing the option for presentation in the statement of stockholder’s equity. The guidance also requires that reclassification adjustments between other comprehensive income and net income be presented on the face of the financial statements. The new guidance is effective for nonpublic companies for fiscal years ending after December 15, 2012. The adoption of the guidance has not had an impact on our financial statements as there is no statement.

In May 2011, FASB amended current guidance to clarify fair value measurement application standards and expand fair value disclosures to increase comparability between GAAP and International Financial Reporting Standards. The new guidance is effective for nonpublic companies for fiscal years beginning after December 15, 2011. The adoption of the guidance has not had a material impact on our financial statements.

3. Property, Plant and Equipment

As of December 31, 2012 and 2011, the Partnership’s property, plant and equipment consisted of:

	2012	2011
Land	$20,804,603	$14,420,000
Buildings and site improvements	15,310,413	14,636,853
Tanks and trim	61,337,710	60,521,302
Machinery and equipment	24,196,620	23,864,268
Office furniture and equipment	1,403,907	1,366,776
Construction in progress	4,762,365	305,023

	127,815,618	115,114,222
Less: Accumulated depreciation	(11,015,309)	(7,697,817)

Property, plant and equipment, net	$116,800,309	$107,416,405

ARC TERMINALS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

4. Intangible Assets

As of December 31, 2012 and 2011, the Partnership’s intangible assets consisted of:

	Estimated Useful Lives in Years	2012	2011
Customer relationships	21	$4,785,000	$4,785,000
Acquired contracts	3	1,221,000	1,221,000
Noncompete agreement	2	85,000	85,000

		6,091,000	6,091,000
Less: Accumulated amortization		(2,403,585)	(1,779,595)

Intangible assets, net		$3,687,415	$4,311,405

The estimated future amortization expense is approximately $383,473 in 2013, $227,857 in 2014, $227,857 in 2015, $227,857 in 2016, $227,857 in 2017 and $2,392,514 thereafter.

5. Line of Credit

In October 2007, the Partnership entered into a revolving line of credit in the amount of $10,000,000. The collateral for the line of credit includes the Partnership’s terminal assets. The revolving line of credit has a term of 12 months, with interest calculated monthly at the one month London Interbank Offer Rate (“LIBOR”) plus 2.75%. In addition, there is an interest rate floor of 5.5% and a nonusage fee of 1%. The nonusage fee is calculated and payable quarterly and will be waived should the average funded balance of any fiscal quarter exceed a certain threshold. The nonusage fee is included as interest expense in the consolidated financial statements.

In August 2010, the Partnership amended its existing revolving line of credit to increase the amount available to $20,000,000 and extend the maturity to August 1, 2011. In addition, the amendment requires the Partnership to maintain a 1:1 ratio of Earnings Before Income Taxes Depreciation and Amortization to designated expenses, which includes mandatory principal payments of indebtedness, interest expense, taxes, distributions in excess of $5,000,000 and capital expenditures less capital contributions, gains on the sale of assets and the amount of any new indebtedness. As of December 31, 2011 the Partnership was in compliance with such covenants.

In March 2011, the Partnership executed a commitment letter from the lender to extend the term of the revolving line of credit to March 2012 under the same interest rate and nonusage fee terms as previously disclosed.

Additionally, any “material adverse change” of the Partnership could restrict the Partnership’s ability to borrow under its revolving line of credit agreement and could also be deemed an event of default under the revolving line of credit agreement. A “material adverse change” is defined as a material adverse change in the financial condition of the Partnership or a change in the value of substantially all of the collateral for the loan, as defined in the revolving line of credit agreement.

At December 31, 2012 and 2011, the balances outstanding on the revolving line of credit were $0 and $20,000,000, respectively. This revolving line of credit was extinguished as a part of a new credit facility that the Partnership entered into in January 2012.

ARC TERMINALS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

6. Credit facility

In January 2012, the Partnership entered into a new $40,000,000 credit facility. The new credit facility has an initial three year term and bears interest based upon the London Interbank Offered Rate plus an applicable margin. The applicable margin is based on the Leverage Ratio as defined by the credit agreement, calculated at the beginning of each interest period. At the time of closing, the Partnership borrowed $22,000,000 on the credit facility where $20,000,000 was used to extinguish the existing revolving line of credit, pay transaction fees and the balance for operations. The credit agreement contains certain covenants and restrictions which may limit the Partnership’s ability to borrow any additional amounts under this new credit facility. The credit facility requires the Partnership to maintain a leverage ratio (as such term is defined in the credit facility) of not more than 3.75 to 1.00, which decreases to 3.50 to 1.00 on or after March 31, 2013 and a minimum fixed charge ratio (as such term is defined in the credit facility) of not less than 1.25 to 1.00. As of December 31, 2012 the Partnership was in compliance with such covenants. The interest rate at December 31, 2012 was 3.47%. At December 31, 2012 the balance outstanding on the credit facility was $30,500,000. This agreement was amended in February 2013 (See Note 12).

7. Partners’ Capital

Subordinated units of 5,050,000 were outstanding as of December 31, 2012 and 2011. The total subordinated units represent the limited partners’ 98% interest in the Partnership. The general partner has a 2% interest in the Partnership. Subordinated units shall convert into common units on a one-for-one basis upon the occurrence of specified events as defined in the partnership agreement.

The First Amended and Restated Agreement of Limited Partnership (the “LPA”) contained provisions for the allocation of net income and loss to the unitholders and the general partner. The LPA also sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders, subordinated unitholders, and general partner will receive.

The Partnership paid cash distributions totaling $6,080,769 and $8,244,898 to its subordinated unitholders and general partner for the years ended December 31, 2012 and 2011, respectively. The Partnership did not receive any contributions from its subordinated unitholders for the years ended December 31, 2012 and 2011, respectively.

8. Segment Reporting

The Partnership derives revenue from operating its fourteen petroleum and petrochemical storage and terminal facilities. The fourteen operating segments have been aggregated into one reportable segment because the facilities have similar long-term economic characteristics, products and types of customers.

9. Related Party Transactions

Arc Terminals GP LLC (“Arc GP” or the “GP”), the general partner of the Partnership, is a wholly owned subsidiary of the Partnership’s majority limited partner.

Pursuant to the LPA, Arc GP shall conduct, direct and manage all activities of the Partnership. Arc GP shall be reimbursed on a monthly basis, or such other basis as it may be determined, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership and its subsidiary and (ii) all other expenses allocable to the Partnership and its subsidiary or otherwise incurred by Arc GP in connection with operating the Partnership and its subsidiary’s business (including expenses allocated to Arc GP by its affiliates).

ARC TERMINALS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

For the years ended December 31, 2012 and 2011, Arc GP incurred expenses of $2,591,501 and $2,613,883, respectively, reimbursable from the Partnership and is reflected in the selling, general and administrative line on the consolidated statements of operations. As of December 31, 2012 and 2011, the Partnership had a payable of $215,665 and $1,598,560, respectively, to Arc GP which is reflected as due to affiliate in the accompanying consolidated balance sheets.

During 2007, the Partnership acquired seven terminals from Center Oil Terminals (the “Seller”) for $35,000,000 in cash and issued 750,000 subordinated units in the Partnership to the Seller. In connection with this purchase, the Partnership entered into a storage and throughput agreement (the “Agreement”) with the Seller whereby the Partnership will provide storage and throughput services for various petroleum products to the Seller at the terminals acquired by the Partnership in return for a fixed per barrel fee for each outbound barrel of Seller product shipped or committed to be shipped. The throughput fee is calculated and due monthly based on the terms and conditions as set forth in the Agreement. In addition to the monthly throughput fee, the Seller agrees to pay the Partnership a fixed per barrel fee for any additives added, at Seller’s request, into Seller’s product.

The initial term of the Agreement is five years. If notice is not provided by the Seller, the Agreement will automatically renew for three additional three-year terms at rates adjusted for inflation as determined in accordance with the terms of the Agreement. This Agreement can be terminated by either party upon written notification of such party’s intent to terminate this Agreement at the expiration of such applicable term and must be received by the other party not later than eighteen months prior to the expiration of the applicable term. This agreement was renewed and amended in July 2012 for an additional three years.

10. Major Customers

The Seller is a major customer which accounted for approximately 41% and 50% of the revenues during the years ended December 31, 2012 and 2011. The preceding revenues has been earned as the result of the Agreement described in related party transactions for the years ended December 31, 2012 and 2011. In addition, the Partnership had an additional customer comprise approximately 9% and 10% of the revenues for the years ended December 31, 2012 and 2011.

The Partnership’s major customer also accounted for approximately 46% and 48% of the trade accounts receivable at December 31, 2012 and 2011. In addition, the Partnership had an additional customer comprise approximately 3% and 4% of trade accounts receivable as of December 31, 2012 and 2011. Each which could potentially subject the Partnership to significant concentrations of credit risk.

11. Commitments and Contingencies

The Partnership leases its corporate office space that expires in 2014. Future minimum lease payments under this office space lease at December 31, 2012, were approximately $122,184 for 2013 and $40,728 for 2014.

The Partnership has contingent liabilities that arise from time to time in the ordinary course of business. In management’s opinion, the ultimate outcome of these contingencies will not have a material adverse effect on the financial position or results of operations of the Partnership.

12. Environmental Contingencies

The Partnership may have environmental liabilities that arise from time to time in the ordinary course of business and provides for losses associated with environmental remediation obligations, when such losses are probable and reasonably estimable. Estimated losses from environmental remediation obligations generally are

ARC TERMINALS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

recognized no later than completion of the remedial feasibility study. Loss accruals are adjusted as further information becomes available or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. There were no accruals recorded for environmental losses as of December 31, 2012 and 2011.

13. Risks and Uncertainties

The Partnership relies on its current credit facility to fund short-term liquidity needs if internal funds are not available from the Partnership’s operations. Disruptions in the capital and credit markets could adversely affect the Partnership’s ability to draw on its line of credit or extend or refinance the line of credit.

The Partnership’s customers and suppliers also have exposure to risks that their businesses are adversely affected by worldwide financial uncertainty and any resulting potential disruptions in the capital and credit markets. The Partnership’s customers are concentrated in the oil and gas industry, an industry that is subject to significant volatility, both the market price and demand for crude and refined products.

In the event that any of the Partnership’s significant customers or suppliers are adversely affected by these risks, the Partnership may face disruptions in supply, significant reductions in demand for its products and services, inability of customers to pay invoices when due, and other adverse effects that could negatively affect the Partnership’s financial position and/or, results of operations.

14. Subsequent Events

The Partnership has evaluated subsequent events that occurred between December 31, 2012 and April 26, 2013, the date the consolidated financial statements were available to be issued.

In February 2013, an amendment to the Partnership’s existing credit facility was executed. The amended credit facility has an initial three year term and bears interest based upon the London Interbank Offered Rate plus an applicable margin. The applicable margin is based on the Leverage Ratio as defined by the credit agreement, calculated at the beginning of each interest period. The credit facility consists of a $65,000,000 term loan and a $65,000,000 revolving line of credit. At the time of the amendment, the Partnership borrowed the entire amount of the term loan and $24,000,000 on the revolving line of credit. The term loan is subject to certain amortization over the term of the loan with a balloon payment due at the expiration. The credit agreement contains certain covenants and restrictions which may limit the Partnership’s ability to borrow any additional amounts under this amended credit facility.

In February 2013, the Partnership acquired the operating assets of a terminal in Mobile, Alabama (“Mobile Terminal”) for approximately $85,000,000 in cash and preferred units. The Partnership issued 1,500,000 preferred units, with an 8% yield, as a part of the overall purchase price. To accommodate the preferred units in the Partnership’s structure, the Partnership amended the Partnership Agreement in February 2013 as well. The cash from this transaction was funded by the amended credit facility. As of the issuance of this report, the Partnership had not concluded its assessment of the fair values of assets to be acquired as provided in ASC 805.

In February 2013, the Partnership acquired the operating assets of a terminal in Brooklyn, New York (“New York Terminal”) for approximately $27,000,000 in cash. The cash from this transaction was funded by the amended credit facility. As of the issuance of this report, the Partnership had not concluded its assessment of the fair values of assets to be acquired as provided in ASC 805.

ARC TERMINALS LP

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2013 AND DECEMBER 31, 2012

(UNAUDITED)

	June 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$1,726,402	$1,428,515
Trade accounts receivable	3,401,610	972,800
Due from related parties	567,283	842,188
Inventories	239,942	236,063
Other current assets	509,327	170,781

Total current assets	6,444,564	3,650,347
Property, plant and equipment, net	197,449,837	116,800,309
Intangible assets, net	40,887,470	3,687,415
Goodwill	15,162,134	6,730,494
Other assets	3,278,747	895,217

Total assets	$263,222,752	$131,763,782

Liabilities and Partners’ Capital
Current liabilities
Credit facility, current	$4,875,000	$—
Accounts payable	4,238,329	1,812,884
Due to related parties	126,928	122,986
Accrued expenses	1,976,890	1,463,828
Due to general partner	3,021,252	215,665
Deferred revenue, current portion	7,499	3,136
Other liabilities	28,235	—

Total current liabilities	14,274,133	3,618,499

Credit facility, net of current portion	110,500,000	30,500,000
Deferred revenue, net of current portion	56,314	56,314
Deposit payable	—	45,750
Commitments and contingencies
Issuance of preferred units	30,600,000	—
Partners’ capital (deficit)
General partner	107,136	(97,846)
Limited partners	107,685,169	97,641,065

Total partners’ capital	107,792,305	97,543,219

Total liabilities and partners’ capital	$263,222,752	$131,763,782

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ARC TERMINALS LP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(UNAUDITED)

	Six Months Ended June 30,
	2013	2012
Revenues
Third-party customers	$18,683,440	$7,032,169
Related parties	4,020,541	5,006,290

	22,703,981	12,038,459
Expenses
Operating expenses	9,132,111	3,527,092
Selling, general and administrative	4,792,968	1,377,174
Selling, general and administrative - affiliate	1,218,094	1,287,373
Depreciation	2,605,212	1,651,210
Amortization	2,134,945	319,070

Total expenses	19,883,330	8,161,919

Operating income	2,820,651	3,876,540
Other income (expense)
Gain on bargain purchase of business	11,776,833	—
Other income	46,578	5
Interest expense	(3,433,443)	(618,665)

Total other income (expenses), net	8,389,968	(618,660)

Income before income taxes	11,210,619	3,257,880
Income taxes	14,866	36,687

Net income	11,195,753	3,221,193
Net income attributable to preferred units	(946,667)	—

Net income attributable to partners’ capital	$10,249,086	$3,221,193

Allocation of net income to partners:
Net income allocated to general partner	$204,982	$64,424
Net Income allocated to subordinated unitholders	$10,044,104	$3,156,769
Earnings per limited partner unit:
Subordinated unit (basic)	$1.99	$0.63
Subordinated unit (diluted)	$1.53	$0.63
Weighted average number of limited partner units outstanding:
Subordinated units (basic)	5,050,000	5,050,000
Subordinated units (diluted)	6,550,000	5,050,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ARC TERMINALS LP

CONDENSED CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

SIX MONTHS ENDED JUNE 30, 2013

(UNAUDITED)

	Preferred Units	Partners’ Capital
		General Partner	Limited Partners	Total
Partners’ capital (deficit) at December 31, 2012	$—	$(97,846)	$97,641,065	$97,543,219
Issuance of preferred units	30,000,000	—	—	—
Net income	—	223,915	10,971,838	11,195,753
Deemed distributions	946,667	(18,933)	(927,734)	(946,667)
Cash distributions	(346,667)	—	—	—

Partners’ capital (deficit) at June 30, 2013	$30,600,000	$107,136	$107,685,169	$107,792,305

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ARC TERMINALS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(UNAUDITED)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities
Net income	$11,195,753	$3,221,193
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,605,212	1,651,210
Amortization	2,134,945	319,071
Gain on bargain purchase of business	(11,776,833)	—
Amortization of deferred financing costs	1,346,791	217,257
Changes in operating assets and liabilities
Trade accounts receivable	(2,153,905)	445,904
Inventories	15,004	3,383
Other current assets	(338,545)	53,853
Other assets	(257,095)	—
Accounts payable	2,292,420	(703,636)
Accrued expenses	513,062	(431,162)
Due to general partner	2,932,515	(1,344,693)
Deferred revenue	4,363	(117,742)
Other liabilities	(17,513)	—

Net cash provided by operating activities	8,496,174	3,314,638

Cash flows from investing activities
Capital expenditures	(7,253,392)	(7,862,896)
Investment in Brooklyn Terminal	(27,000,000)	—
Investment in Mobile Terminals	(55,000,000)	—

Net cash used in investing activities	(89,253,392)	(7,862,896)

Cash flows from financing activities
Cash distributions	(346,667)	(4,122,450)
Deferred financing costs	(3,473,228)	(1,125,885)
Repayments to line of credit	(33,125,000)	(21,500,000)
Proceeds from line of credit	118,000,000	30,500,000

Net cash provided by financing activities	81,055,105	3,751,665

Net increase (decrease) in cash and cash equivalents	297,887	(796,593)
Cash and cash equivalents
Beginning of year	1,428,515	1,947,641

End of year	$1,726,402	$1,151,048

Supplemental disclosure of cash flow information:
Cash paid for interest, net of capitalized interest	$2,174,802	$688,277
Cash paid for income taxes	14,866	36,687
Non-cash investing and financing activities:
Issuance of preferred units	30,000,000	—
Deemed distributions to preferred units	946,667	—
(Decrease) in purchases of property plant and equipment in accounts payable and accrued expenses	(10,039)	(501,315)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ARC TERMINALS LP

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

1. Organization

Arc Terminals LP (the “Partnership”) is a Delaware limited partnership. The Partnership was formed in March 2007 to operate terminaling and other midstream energy businesses and assets. The Partnership is an independent terminal company that provides storage and delivery services for gasoline, diesel, bio-diesel, aviation fuel, ethanol, chemicals, heavy oil, crude oil and other liquid products. The Partnership’s terminals are located in Alabama, Illinois, Maryland, New York, North Carolina, Ohio, South Carolina, Virginia, and Wisconsin.

2. Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiary, Arc Terminals Holdings LLC (“Arc Holdings”). All intercompany accounts and transactions have been eliminated in consolidation.

Our results of operations for the six months ended June 30, 2013 are not necessarily indicative of results expected for the full year of 2013. In the opinion of management, the accompanying condensed consolidated interim financial statements reflect all adjustments, which consist only of normal recurring adjustments, necessary to state fairly the results of the interim periods. The condensed consolidated financial statements and the accompanying notes are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial statements and the rules of the U.S. Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures required by GAAP for complete annual financial statements have been omitted and, therefore, these interim financial statements should be read in conjunction with our audited consolidated financial statements included on Form S-1 for the year ended December 31, 2012.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The most significant estimates relate to the valuation of acquired businesses, goodwill and intangible assets and the useful lives of intangible assets and property, plant and equipment. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Partnership includes demand deposits with banks and all highly liquid investments with original maturities of three months or less in cash and cash equivalents. These balances are valued at cost, which approximates fair value. Cash balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of June 30, 2013 and December 31, 2012, the Partnership had balances that were in excess of these limits.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Partnership reserves for specific trade accounts receivable when it is probable that all or a part of an outstanding balance will not be collected. The Partnership regularly reviews collectability and establishes or adjusts the allowance as necessary using the specific identification method. Account balances are charged off against the allowance after

ARC TERMINALS LP

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

all means of collection have been exhausted and the potential for recovery is considered remote. There were no reserves for uncollectible amounts as of June 30, 2013 and December 31, 2012. During the six months ended June 30, 2013, the Partnership wrote off approximately $58,000 of uncollectible receivables. No other amounts have been deemed uncollectible in the periods presented in the condensed consolidated statements of operations.

Inventories

Inventories consist of additives which are sold to customers and mixed with the various customer-owned liquid products stored in the Partnership’s terminals. Inventories are stated at the lower of cost or estimated net realizable value. Inventory costs are determined using the first-in, first-out method.

Other Current Assets

Other current assets consist primarily of prepaid expenses and deposits.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost, less accumulated depreciation. The Partnership owns a 50% undivided interest in the property, plant and equipment at two terminal locations. At the time of acquisition, these assets were recorded at 50% of the aggregate fair value of the related property, plant and equipment. Expenditures for routine maintenance and repairs are charged to expense as incurred. Major improvements or expenditures that extend the useful life or productive capacity of assets are capitalized. Depreciation is recorded over the estimated useful lives of the applicable assets, using the straight-line method. The estimated useful lives are as follows:

Buildings and site improvements	5–40 years
Tanks and trim	2–40 years
Machinery and equipment	2–25 years
Office furniture and equipment	3–10 years

Capitalized costs incurred by the Partnership during the year for major improvements and capital projects that are not completed as of year end are recorded as construction in progress. Construction in progress is not depreciated until the related assets or improvements are ready for intended use. Additionally, the Partnership capitalizes interest costs as a part of the historical cost of acquiring certain assets. These interest costs are included in the property, plant and equipment line on the balance sheet. Capitalized interest for the six months ended June 30, 2013 and 2012 was $186,117 and $80,598, respectively.

Intangible Assets

Intangible assets primarily consist of customer relationships, acquired contracts and a covenant not to compete which are amortized on a straight-line basis over the expected life of each intangible asset.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to

ARC TERMINALS LP

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. No impairment charges were recorded through June 30, 2013 and December 31, 2012.

Goodwill

Goodwill represents the excess of consideration paid over the fair value of net assets acquired in a business combination. Goodwill is not amortized but instead is assessed for impairment at least annually or when facts and circumstances warrant. Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Partnership uses an analysis of industry valuation metrics, including review of values of comparable businesses to estimate fair value. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. Based on the analysis at December 31, 2012, the Partnership believes that no impairment of goodwill exists and there are no indicators of impairments since this assessment. There are no actual impairments recorded against goodwill through June 30, 2013.

	June 30, 2013	December 31, 2012
Beginning balance	$6,730,494	$6,730,494
Goodwill acquired	8,431,640	—
Impairment	—	—

Ending balance	$15,162,134	$6,730,494

Other Assets

Other assets consist primarily of debt issuance costs related to a new credit facility that Arc entered into in February 2013 (Note 6). Interest expense during the six months ended June 30, 2013 included a one-time write off of approximately $831,000 representing the unamortized debt issuance costs prior to the refinancing of the debt. Debt issuance costs are capitalized and amortized over the term of the related debt using straight line amortization, which approximates the effective interest rate method. In addition, the Partnership has recorded approximately $257,000 in deferred costs associated with an anticipated initial public offering (“IPO”). These costs would be offset against any proceeds received in a completed IPO. If the Partnership does not complete an IPO, these deferred costs would be expensed.

Deferred Revenue

Deferred revenue relates to several customer contracts, which will be recognized over the life of the related contract.

ARC TERMINALS LP

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

Deposit Payable

The Partnership holds a security deposit related to one customer contract, which will be returned at the expiration of each related contract.

Revenue Recognition

Revenues from leased tank storage and delivery services are recognized as the services are performed. Revenues also include the sale of excess products and additives which are mixed with customer-owned liquid products. Revenues for the sale of excess products and additives are recognized when title and risk of loss passes to the customer.

Income Taxes

Taxable income or loss of the Partnership generally is required to be reported on the income tax returns of the partners in accordance with the terms of the partnership agreement, and accordingly, no provision has been made in the accompanying consolidated financial statements for the partners’ federal income taxes. There are certain entity level state income taxes that were incurred at the Partnership level and have been recorded at June 30, 2013 and June 30, 2012.

Tax returns for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 are open to IRS and state audits. There are no uncertain tax positions as of June 30, 2013 and December 31, 2012.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. Fair value measurements are derived using inputs and assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. GAAP establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This three-tier hierarchy classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values. The classification within the hierarchy of a financial asset or liability is determined based on the lowest level input that is significant to the fair value measurement. The hierarchy considers fair value amounts based on observable inputs (Level 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.

The amounts reported in the balance sheet for cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of the short-term maturities of these instruments (Level 1). The carrying amount of the term loan and line of credit approximates fair value due to its short-term nature and market rate of interest (Level 2).

We believe our valuation methods are appropriate and consistent with the values that would be determined by other market participants. However, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Limited Partners’ net income (loss) per unit

We compute limited partners’ net income (loss) per unit by dividing our limited partners’ interest in net income (loss) by the weighted average number of units outstanding during the period. The overall computation,

ARC TERMINALS LP

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

presentation and disclosure of our limited partners’ net income (loss) per unit are made in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 260 “Earnings per Share”.

Recently Issued Accounting Pronouncements

In December 2011, Financial Accounting Standards Board (“FASB”) issued new guidance which requires an entity to disclose information about financial instruments and derivative financial instruments that have been offset within the balance sheet, or are subject to master netting arrangement or similar agreement, regardless of whether they have been offset within the balance sheet. In January 2013, FASB issued standards to clarify the scope of transactions subject to the disclosure provisions including derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria established under U.S. GAAP, or that are subject to a master netting arrangement or similar agreement. Both standards are effective for interim and annual period beginning on or after January 1, 2013, with required disclosures presented retrospectively for all comparative period presented. The adoption of this guidance has not had a material impact on our financial statements.

In February 2013, the FASB issued new guidance which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component; but does not change the current requirements for reporting net income or other comprehensive income in financial statements. The guidance requires presentation of significant amounts reclassified out of accumulated other comprehensive income into earnings by the respective line items of net income, but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The standard is effective prospectively for reporting periods beginning after December 15, 2012 with early adoption permitted. The adoption of this guidance has not had a material impact on our financial statements.

In February 2013, FASB issued new guidance that require measurement of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum (1) the amount of the reporting entity agreed to pay on the basis of its arrangement among co-obligors and (2) any additional amount the reporting entity expects to pay on behalf of its co-obligors. Disclosures are required of the nature and amount of the obligations as well as information about such obligations. The guidance is effective for fiscal years beginning after December 15, 2013 and interim periods within those years and should be applied retrospectively to all prior periods presented. The Partnership does not expect adoption of the new guidance to have a material impact on the financial position or results of operations.

3. Acquisitions

On February 8, 2013, the Partnership acquired substantially all of the operating assets related to the terminalling business of Gulf Coast Asphalt Company L.L.C. (“GCAC”) for approximately $85,000,000 (“GCAC Purchase Price”) made up of a combination of approximately $25,000,000 in cash, $30,000,000 in new Preferred Units (See Note 8) in the Partnership and $30,000,000 of assumed debt which was simultaneously extinguished at the closing by the Partnership.

The transaction was accounted for as a business combination in accordance with ASC 805, Business Combinations, (“ASC 805”). The GCAC Purchase Price exceeded the fair value of the identifiable assets acquired of approximately $76,568,360. Accordingly, the Partnership recognized goodwill of approximately

ARC TERMINALS LP

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

$8,431,640 associated with the acquisition. The Partnership believes the primary items that generated goodwill are both the value of the synergies created between the acquired assets and our pre-existing assets, and our expected ability to grow the business we acquired by leveraging our pre-existing business experience. Furthermore, we expect that the entire amount of our recorded goodwill will be deductible for tax purposes. Transaction costs incurred in connection with the acquisition, consisting primarily of legal and other professional fees, totaled approximately $1,900,000 and were expensed as incurred in accordance with ASC 805 and included in the selling, general and administrative expenses in the Partnership’s consolidated statement of operations.

GCAC is able to receive up to an additional $5,000,000 in earnouts based upon the throughput over the life of one customer contract and/or any modifications to the other acquired contracts, from GCAC, whereby the revenue contribution to the Partnership is increased. As of June 30, 2013, no additional amounts were owed to GCAC under this earnout provision.

The acquired operations of GCAC have been included in the financial statements of the Partnership prospectively from February 8, 2013. During this period, the acquired GCAC assets earned $8,203,397 in revenue and $4,370,672 of net income, as consolidated into the Partnership’s results of operations.

The following table summarizes the consideration paid and the amounts of assets acquired at the acquisition date:

Consideration
Cash paid to seller	$25,000,000
Debt assumed	30,000,000
Preferred units issued	30,000,000

$85,000,000

Property and equipment	$39,242,360
Intangible assets	37,326,000
Goodwill	8,431,640

Net assets acquired	$85,000,000

The following unaudited consolidated income statement information provides pro forma income statement information for the six months ended June 30, 2013 and 2012, which assumes the GCAC acquisition had occurred on January 1, 2012. The unaudited pro forma results reflect certain adjustments to the acquisitions, such as increased depreciation and amortization expense on the fair value of the assets acquired. We prepared the following unaudited pro forma financial results for comparative purposes only. The unaudited pro forma financial results may not be indicative of the results that would have occurred had the acquisition been completed at the beginning of the periods presented, nor are they indicative of future results of operations.

	Six Months Ended
	(Unaudited proforma)
	June 30, 2013	June 30, 2012
Total revenues	$24,305,188	$17,506,740
Operating income	6,190,408	4,074,805

Net income	$14,074,103	$1,964,732

Earnings per share
Basic	$2.79	$0.39
Diluted	$2.15	$0.39

ARC TERMINALS LP

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

On February 21, 2013, the Partnership acquired substantially all of the operating assets related to the terminalling business, located in Brooklyn, NY (the “Brooklyn Terminal”), of Motiva Enterprises LLC (“Motiva”) for approximately $27,000,000 (“Motiva Purchase Price”) in cash.

The transaction was accounted for as a business combination in accordance with ASC 805. The fair value of the identifiable assets acquired of approximately $38,776,833 exceeded the Motiva Purchase Price. Accordingly, the acquisition has been accounted for as a bargain purchase and, as a result, the Partnership recognized a gain of approximately $11,776,833 associated with the acquisition. The gain is included in the line item “Gain on bargain purchase of business” in the Partnership’s consolidated statement of operations. Transaction costs incurred in connection with the acquisition, consisting primarily of legal and other professional fees, totaled approximately $1,376,000 and were expensed as incurred in accordance with ASC 805 and included in the selling, general and administrative expenses in the Partnership’s consolidated statement of operations.

The acquired operations of Motiva have been included in the financial statements of the Partnership prospectively from February 21, 2013. During this period, the acquired Motiva assets earned $2,269,657 in revenue and $1,322,138 of net income, as consolidated into the Partnership’s results of operations.

The following table summarizes the consideration paid and the amounts of assets acquired at the acquisition date:

Consideration
Cash paid to seller	$27,000,000

Property and equipment	$36,748,950
Inventory	18,883
Intangible assets	2,009,000
Bargain purchase gain	(11,776,833)

Net assets acquired	$27,000,000

The unaudited pro forma results related to the Motiva acquisition have been excluded as the nature of the revenue-producing activities of the Brooklyn Terminal previously associated with the Brooklyn Terminal has changed substantially post-acquisition from Motiva generated intercompany revenue to third-party generated revenue. In addition, historical financial information for the Brooklyn Terminal prior to the acquisition is not indicative of how the Brooklyn Terminal is being operated post-Motiva acquisition and would be of no comparative value in understanding the future operations of the Brooklyn Terminal.

The above acquisitions were accounted for under the acquisition method of accounting whereby management utilized the services of third-party valuation consultants, along with estimates and assumptions provided by management, to estimate the fair value of the net assets acquired. The third-party valuation consultants utilized several appraisal methodologies including income, market and cost approaches to estimate the fair value of the identifiable assets acquired. Our condensed consolidated balance sheet as of June 30, 2013 reflects the preliminary purchase price allocation based on available information. Management is reviewing the valuation and confirming the results to determine the final purchase price allocations, which are expected to be completed in the third quarter of 2013. The recognition of additional long-term assets acquired or liabilities assumed may be identified as management completes its analysis and additional information is obtained about the facts and circumstances existing as of the acquisition date.

ARC TERMINALS LP

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

4. Property, Plant and Equipment

As of June 30, 2013 and December 31, 2012, the Partnership’s property, plant and equipment consisted of:

	June 30, 2013	December 31, 2012
Land	$51,174,603	$20,804,603
Buildings and site improvements	29,479,521	15,310,413
Tanks and trim	87,093,991	61,337,710
Machinery and equipment	29,481,832	24,196,620
Office furniture and equipment	2,213,085	1,403,907
Construction in progress	11,627,325	4,762,365

	211,070,358	127,815,618
Less: Accumulated depreciation	(13,620,521)	(11,015,309)

Property, plant and equipment, net	$197,449,837	$116,800,309

5. Intangible Assets

As of June 30, 2013 and December 31, 2012, the Partnership’s intangible assets consisted of:

	Estimated Useful Lives in Years	June 30, 2013	December 31, 2012
Customer relationships	21	$4,785,000	$4,785,000
Acquired contracts	2-10	39,900,000	1,221,000
Noncompete agreement	2-3	741,000	85,000

		45,426,000	6,091,000
Less: Accumulated amortization		(4,538,530)	(2,403,585)

Intangible assets, net		$40,887,470	$3,687,415

The estimated future amortization expense is approximately $2,580,045 in 2013, $5,118,024 in 2014, $4,267,639 in 2015, $3,917,622 in 2016, $3,894,857 in 2017 and $21,109,283 thereafter.

6. Line of Credit

In October 2007, the Partnership entered into a revolving line of credit in the amount of $10,000,000. The collateral for the line of credit includes the Partnership’s terminal assets. The revolving line of credit has a term of 12 months, with interest calculated monthly at the one month London Interbank Offer Rate (“LIBOR”) plus 2.75%. In addition, there is an interest rate floor of 5.5% and a nonusage fee of 1%. The nonusage fee is calculated and payable quarterly and will be waived should the average funded balance of any fiscal quarter exceed a certain threshold. The nonusage fee is included as interest expense in the consolidated financial statements.

In August 2010, the Partnership amended its existing revolving line of credit to increase the amount available to $20,000,000 and extend the maturity to August 1, 2011. In addition, the amendment requires the Partnership to maintain a 1:1 ratio of Earnings Before Income Taxes Depreciation and Amortization to

ARC TERMINALS LP

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

designated expenses, which includes mandatory principal payments of indebtedness, interest expense, taxes, distributions in excess of $5,000,000 and capital expenditures less capital contributions, gains on the sale of assets and the amount of any new indebtedness. As of December 31, 2011 the Partnership was in compliance with such covenants.

In March 2011, the Partnership executed a commitment letter from the lender to extend the term of the revolving line of credit to March 2012 under the same interest rate and nonusage fee terms as previously disclosed.

Additionally, any “material adverse change” of the Partnership could restrict the Partnership’s ability to borrow under its revolving line of credit agreement and could also be deemed an event of default under the revolving line of credit agreement. A “material adverse change” is defined as a material adverse change in the financial condition of the Partnership or a change in the value of substantially all of the collateral for the loan, as defined in the revolving line of credit agreement. In January 2012, the revolving line of credit was extinguished.

7. Credit Facility

In January 2012, the Partnership entered into a new $40,000,000 credit facility. The new credit facility has an initial three year term and bore interest based upon the London Interbank Offered Rate (“LIBOR”) plus an applicable margin. The applicable margin is based on the Leverage Ratio as defined by the credit agreement, calculated at the beginning of each interest period. At the time of closing, the Partnership borrowed $22,000,000 on the credit facility where $20,000,000 was used to extinguish the existing revolving line of credit, pay transaction fees and the balance for operations. The credit agreement contains certain covenants and restrictions which may limit the Partnership’s ability to borrow any additional amounts under this new credit facility. The credit facility requires the Partnership to maintain a leverage ratio (as such term is defined in the credit facility) of not more than 3.75 to 1.00, which decreases to 3.50 to 1.00 on or after March 31, 2013 and a minimum fixed charge ratio (as such term is defined in the credit facility) of not less than 1.25 to 1.00. As of December 31, 2012 the Partnership was in compliance with such covenants. The interest rate at December 31, 2012 was 3.47%. At December 31, 2012 the balance outstanding on the credit facility was $30,500,000.

In February 2013, the Partnership amended the credit facility to include a $65,000,000 term loan and a $65,000,000 revolving line of credit. The amended credit facility has an initial three year term and bears interest based upon LIBOR plus an applicable margin. The applicable margin in based on the Leverage Ratio as defined in the credit agreement, calculated at the beginning of each interest period. At the time of the closing, the Partnership borrowed an additional $55,000,000 which was used to satisfy the cash portion of the GCAC Purchase Price and to extinguish the debt acquired as a part of the GCAC acquisition. Also in February 2013, the Partnership borrowed an additional $27,000,000 from the credit facility to complete the Motiva acquisition. The credit agreement contains certain covenants and restrictions which may limit the Partnership’s ability to borrow any additional amounts under this new credit facility. The credit facility requires the Partnership to maintain an initial Leverage Ratio (as such term is defined in the credit facility) of not more than 5.00 to 1.00, which decreases to 4.00 to 1.00 by December 31, 2013 and a minimum fixed charge ratio (as such term is defined in the credit facility) of not less than 1.25 to 1.00. As of June 30, 2013, the Partnership was in compliance with such covenants. The interest rate at June 30, 2013 was 4.45%. At June 30, 2013 the balance outstanding on the credit facility was $115,375,000.

ARC TERMINALS LP

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

Maturities of long-term debt at June 30, 2013 are as follows:

2013	$1,625,000
2014	6,500,000
2015	9,750,000
2016	97,500,000

$115,375,000

8. Preferred Units

In February 2013, the Partnership, as a part of the GCAC acquisition (see Note 3), issued 1,500,000 preferred units in exchange for $30,000,000 to GCAC. The Preferred Units rank senior in liquidation preference and distributions to all existing and outstanding common and subordinated units but similar to the common and subordinated unit holders, the Preferred Units do not have any voting rights. The Preferred Units are entitled to 8% annual distributions, paid 45 days following each calendar quarter, assuming the Partnership remains in compliance with all related covenants in the credit facility. If for any reason the Partnership is unable to pay the quarterly distributions on time to the Preferred Unit holders, the distribution amount compounds at an 8% annual interest rate until paid. The Preferred Units can be redeemed for cash or converted into the same class of units owned by the GP in three years and six months from the date of closing. In addition, the Preferred Units can convert at any time at the election of the Preferred Unit holders prior to the redemption date into the same class of units owned by the GP at a predetermined price on a one for one basis. Further, at the time of an initial public offering (“IPO”) the Preferred Units can either choose to convert into the subordinated or common units in the IPO based upon availability or choose to be redeemed for cash from IPO proceeds. The Partnership has recorded the Preferred Units as mezzanine equity in accordance with ASC 480 Distinguishing Liabilities from Equity (“ASC 480”) due to the redeemable nature, at the option of the holders, of the Preferred Units at a fixed and determinable price based upon certain redemption events which are outside the control of the Partnership. As of June 30, 2013, the Partnership accrued for a deemed distribution to the Preferred Units of $600,000. This amount will be paid to the Preferred Unit holders within 45 days of June 30, 2013 if permitted under the current credit facility (See Note 7). As of June 30, 2013, the Partnership has paid $346,667 in cash distributions to the Preferred Unit holders.

9. Partners’ Capital

Subordinated units of 5,050,000 were outstanding as of June 30, 2013 and December 31, 2012. The total subordinated units represent the limited partners’ 98% interest in the Partnership. The general partner has a 2% interest in the Partnership. Subordinated units shall convert into common units on a one-for-one basis upon the occurrence of specified events as defined in the partnership agreement.

The First Amended and Restated Agreement of Limited Partnership (the “LPA”) contained provisions for the allocation of net income and loss to the unitholders and the general partner. The LPA also sets forth the calculation to be used to determine the amount and priority of cash distributions that the common unitholders, subordinated unitholders, and general partner will receive.

The Partnership paid cash distributions totaling $0 and $4,122,450 to its subordinated unitholders and general partner for six months ended June 30, 2013 and 2012, respectively. The Partnership did not receive any contributions from its subordinated unitholders for the six months ended June 30, 2013 and 2012, respectively.

ARC TERMINALS LP

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

10. Segment Reporting

The Partnership derives revenue from operating its fourteen petroleum and petrochemical storage and terminal facilities. The fourteen operating segments have been aggregated into one reportable segment because the facilities have similar long-term economic characteristics, products and types of customers.

11. Related Party Transactions

Arc Terminals GP LLC (“Arc GP” or the “GP”), the general partner of the Partnership, is a wholly owned subsidiary of the Partnership’s majority limited partner.

Pursuant to the LPA, Arc GP shall conduct, direct and manage all activities of the Partnership. Arc GP shall be reimbursed on a monthly basis, or such other basis as it may be determined, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership and its subsidiary and (ii) all other expenses allocable to the Partnership and its subsidiary or otherwise incurred by Arc GP in connection with operating the Partnership and its subsidiary’s business (including expenses allocated to Arc GP by its affiliates).

For the six months ended June 30, 2013 and 2012, Arc GP incurred expenses of $1,218,094and $1,287,373, respectively, reimbursable from the Partnership and is reflected in the selling, general and administrative— affiliate line on the consolidated statements of operations. As of June 30, 2013 and December 31, 2012, the Partnership had a payable of $3,021,252 and $215,665, respectively, to Arc GP which is reflected as due to general partner in the accompanying consolidated balance sheets.

During 2007, the Partnership acquired seven terminals from Center Oil Terminals (the “Seller”) for $35,000,000 in cash and issued 750,000 subordinated units in the Partnership to the Seller. In connection with this purchase, the Partnership entered into a storage and throughput agreement (the “Agreement”) with the Seller whereby the Partnership will provide storage and throughput services for various petroleum products to the Seller at the terminals acquired by the Partnership in return for a fixed per barrel fee for each outbound barrel of Seller product shipped or committed to be shipped. The throughput fee is calculated and due monthly based on the terms and conditions as set forth in the Agreement. In addition to the monthly throughput fee, the Seller agrees to pay the Partnership a fixed per barrel fee for any additives added into Seller’s product.

The initial term of the Agreement was five years. If notice is not provided by Seller, the Agreement will automatically renew for three additional three-year terms at rates adjusted for inflation as determined in accordance with the terms of the Agreement. This Agreement can be terminated by either party upon written notification of such party’s intent to terminate this Agreement at the expiration of such applicable term and must be received by the other party not later than eighteen months prior to the expiration of the applicable term. This agreement was renewed and amended in July 2012 for an additional three years.

During 2013, the Partnership acquired terminals assets from GCAC for assumption of approximately $30,000,000 in debt, $25,000,000 in cash and issued $30,000,000 of Preferred Units in the Partnership to GCAC. In connection with this purchase, the Partnership entered into a storage and throughput agreement (the “GCAC Agreement 1”) with GCAC whereby the Partnership will provide storage and throughput services for various petroleum products to GCAC at the existing terminals acquired by the Partnership in return for a fixed per barrel storage fee in addition to a fixed per barrel fee for related throughput and other ancillary services. In addition, the Partnership entered into a second storage and throughput agreement with GCAC (the “GCAC Agreement 2”) whereby the Partnership will build additional 150,000 barrels of storage tanks for GCAC to store and throughput various petroleum products in return for similar economic terms of GCAC Agreement 1.

ARC TERMINALS LP

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

The initial term of the GCAC Agreements 1 and 2 is five years. These agreements can be terminated by either party upon written notification of such party’s intent to terminate these agreements at the expiration of such applicable term and must be received by the other party not later than 180 days prior to the expiration of the applicable term.

12. Major Customers

The Seller is a major customer which accounted for approximately 17% and 42% of the revenues during the six months ended June 30, 2013 and 2012, respectively. The preceding revenues have been earned as the result of the Agreement described in related party transactions for June 30, 2013 and December 31, 2012. In addition, the Partnership has an additional customer comprise approximately 10% and 0% of the revenues for the six months ended June 30, 2013 and 2012.

The Seller also accounted for approximately 14% and 46% of the trade accounts receivable at June 30, 2013 and December 31, 2012. In addition, the Partnership had an additional customer comprise approximately 18% and 5% of trade accounts receivable as of June 30, 2013 and December 31, 2012. Each which could potentially subject the Partnership to significant concentrations of credit risk.

13. Commitments and Contingencies

The Partnership leases its corporate office space that expires in 2014. Future minimum lease payments under this office space lease at June 30, 2013, were approximately $61,092 for 2013 and $40,728 for 2014.

The Partnership has contingent liabilities that arise from time to time in the ordinary course of business. In management’s opinion, the ultimate outcome of these contingencies will not have a material adverse effect on the financial position or results of operations of the Partnership.

14. Environmental Contingencies

The Partnership may have environmental liabilities that arise from time to time in the ordinary course of business and provides for losses associated with environmental remediation obligations, when such losses are probable and reasonably estimable. Estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Loss accruals are adjusted as further information becomes available or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. There were no accruals recorded for environmental losses as of June 30, 2013 and December 31, 2012.

15. Risks and Uncertainties

The Partnership relies on its current credit facility to fund short-term liquidity needs if internal funds are not available from the Partnership’s operations. Disruptions in the capital and credit markets could adversely affect the Partnership’s ability to draw on its credit facility or extend or refinance the credit facility.

The Partnership’s customers and suppliers also have exposure to risks that their businesses are adversely affected by worldwide financial uncertainty and any resulting potential disruptions in the capital and credit markets. The Partnership’s customers are concentrated in the oil and gas industry, an industry that is subject to significant volatility, both the market price and demand for crude and refined products.

ARC TERMINALS LP

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

In the event that any of the Partnership’s significant customers or suppliers are adversely affected by these risks, the Partnership may face disruptions in supply, significant reductions in demand for its products and services, inability of customers to pay invoices when due, and other adverse effects that could negatively affect the Partnership’s financial position and/or, results of operations.

.

Independent Auditor’s Report

To the Members and Management of Gulf LNG Holdings Group, LLC

We have audited the accompanying consolidated financial statements of Gulf LNG Holdings Group, LLC (the “Company”) and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of income and comprehensive income, of members’ equity and of cash flows for the year ended December 31, 2012.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 2012, and the results of their operations and their cash flows for the year ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 29, 2013

Report of Independent Auditors

The Members and Management

Gulf LNG Holdings Group, LLC

We have audited the accompanying balance sheet of Gulf LNG Holdings Group, LLC (the Company) as of December 31, 2011, and the related statements of income and comprehensive loss, members’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gulf LNG Holdings Group, LLC at December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the December 31, 2011 financial statements have been restated to correct amounts related to cash flow hedges that were incorrectly capitalized as property, plant and equipment in the consolidated balance sheet as of December 31, 2011 and reclassified from accumulated other comprehensive loss in the statement of comprehensive loss for the year ended December 31, 2011.

/s/ Ernst & Young LLP

April 17, 2012

except for Note 3, as to which the date is

April 29, 2013

GULF LNG HOLDINGS GROUP, LLC

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year Ended December 31,
	2012	2011
		(Restated)
Revenues	$186,040	$46,306
Operating Costs and Expenses
Operation and maintenance	19,304	4,490
Depreciation and amortization	35,358	8,774
Taxes, other than income taxes	8,836	1,313

Total Operating Costs and Expenses	63,498	14,577

Operating Income	122,542	31,729
Interest and debt expense, net	(35,909)	(9,179)
Affiliate interest expense, net	(10,885)	(4,835)

Net Income	75,748	17,715
Other Comprehensive Income (Loss)
Change in fair value of derivatives utilized for hedging purpose	(30,883)	(66,546)
Reclassification of change in fair value of derivatives to net income	20,343	5,213

Total Other Comprehensive Loss	(10,540)	(61,333)

Comprehensive Income (Loss)	$65,208	$(43,618)

The accompanying notes are an integral part of these consolidated financial statements.

GULF LNG HOLDINGS GROUP, LLC

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2012	2011
		(Restated)
ASSETS
Current assets
Cash and cash equivalents	$11,070	$63,242
Accounts receivable, net	2,859	13,760
Prepaid expenses	1,291	1,189
Other	290	—

Total current assets	15,510	78,191

Property, plant and equipment, net	971,435	1,016,711
Unamortized debt issue costs	11,338	12,742

Total Assets	$998,283	$1,107,644

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities
Current portion of debt	$35,607	$34,030
Note payable to affiliate	9,836	90,054
Accounts payable	318	1,545
Accrued interest—affiliate	—	32,957
Fair value of derivative contracts	21,755	17,963
Accrued taxes	8,513	4,989
Deferred revenues	13,862	13,862
Other	1,377	414

Total current liabilities	91,268	195,814

Long-term liabilities and deferred credits
Long-term debt	760,363	795,970
Note payable to affiliate	—	41,940
Fair value of derivative contracts	78,245	70,293
Other	8,683	9,111

	847,291	917,314

Total Liabilities	938,559	1,113,128

Commitments and contingencies (Notes 5 and 7)
Members’ equity	194,332	118,584
Accumulated other comprehensive loss	(134,608)	(124,068)

Total Members’ Equity (Deficit)	59,724	(5,484)

Total Liabilities and Members’ Equity (Deficit)	$998,283	$1,107,644

The accompanying notes are an integral part of these consolidated financial statements.

GULF LNG HOLDINGS GROUP, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2012	2011
Cash Flows From Operating Activities
Net income	$75,748	$17,715
Adjustment to reconcile net income to net cash from operating activities Depreciation and amortization	35,358	8,774
Amortization of debt issuance costs	1,404	360
Other	3,237	—
Changes in components of working capital:
Accounts receivable	10,945	(13,235)
Accounts payable	173	37
Accrued taxes	3,513	1,259
Accrued interest—affiliate	(32,957)	4,835
Deferred revenues	—	13,862
Other, net	(693)	(1,105)
Other long-term liabilities	(428)	78

Net Cash Provided by Operating Activities	96,300	32,580

Cash Flows From Investing Activities
Capital expenditures	(5,497)	(154,471)
Proceeds from sale of capitalized commission gas	10,760	7,420
Tax refund	2,453	—

Net Cash Provided by (Used in) Investing Activities	7,716	(147,051)

Cash Flows From Financing Activities
Issuance of debt	—	129,256
Repayment of long-term debt	(34,030)	—
Borrowings from notes payable to affiliate	—	46,405
Repayment of notes payable to affiliate	(122,158)	—

Net Cash (Used in) Provided by Financing Activities	(156,188)	175,661

Net (decrease) increase in Cash and Cash Equivalents	(52,172)	61,190
Cash and Cash Equivalents, beginning of period	63,242	2,052

Cash and Cash Equivalents, end of period	$11,070	$63,242

Supplemental Cash Flow Information
Cash paid during the period for interest (net of capitalized interest)	$77,947	$8,644

The accompanying notes are an integral part of these consolidated financial statements.

GULF LNG HOLDINGS GROUP, LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)

(in thousands)

	Year Ended December 31,
	2012	2011
		(Restated)
Members’ equity (deficit) at beginning of period	$(5,484)	$38,134
Net income	75,748	17,715
Other comprehensive loss	(10,540)	(61,333)

Members’ equity (deficit) at end of period	$59,724	$(5,484)

The accompanying notes are an integral part of these consolidated financial statements.

GULF LNG HOLDINGS GROUP, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. General

Gulf LNG Holdings Group, LLC (including its wholly owned subsidiaries) is a limited liability company owned 50% by wholly and partially owned subsidiaries of GE Energy Financial Services and 50% by Southern Gulf LNG Company, L.L.C. (Southern Gulf LNG), a subsidiary of El Paso LLC (formally El Paso Corporation) (El Paso). El Paso was acquired by Kinder Morgan, Inc. on May 25, 2012.

We own a liquefied natural gas (LNG) receiving, storage and regasification terminal near Pascagoula, Mississippi as well as pipeline facilities to deliver vaporized natural gas into third party pipelines for delivery into various markets around the country. On October 1, 2011, we placed these facilities into service. Southern Gulf LNG operates these facilities under an operation and maintenance agreement. For a further discussion, see Note 6.

On May 2, 2012, Gulf LNG Liquefaction Company, LLC (GLLC), a wholly owned subsidiary of Gulf LNG Holdings Group, LLC, filed an application with the Department of Energy for long-term, multi-contract authorization to export up to 11.5 million metric tons per annum (mtpa) of liquefied natural gas (LNG) produced from domestic sources. The export volume is equivalent to approximately 547.5 billion cubic feet per year (Bcf/y) of natural gas. In the filing GLLC sought authorization to export the LNG by vessel from the existing Gulf LNG Energy, LLC Terminal to any country which has or in the future develops the capacity to import LNG via ocean-going carrier and with which the United States has, or in the future enters into, a Free Trade Agreement (FTA) requiring national treatment for trade in natural gas. FTA authorization was granted by DOE on June 15, 2012 for a 25-year term commencing on the earlier of the date of first export or ten years from the date the authorization was issued. On August 31, 2012 GLLC filed a similar application with DOE to export to countries which do not have FTA status. The non-FTA application is currently pending review by DOE. For both FTA and non-FTA activities, GLLC has sought to export LNG on its own behalf and also as agent for third parties.

We have evaluated subsequent events through April 29, 2013, the date our financial statements were available to be issued.

2. Summary of Significant Accounting Policies

Basis of Presentation

We have prepared our accompanying consolidated financial statements in accordance with the accounting principles contained in the Financial Accounting Standards Board’s Accounting Standards Codification, the single source of generally accepted accounting principles in the United States (GAAP) and referred to in this report as the Codification. Under such rules and regulations, all significant intercompany items have been eliminated in consolidation. Additionally, certain amounts for the prior year have been reclassified to conform to the current presentation. In this report, we refer to the Financial Accounting Standards Board as the FASB and the FASB Accounting Standards Codification as the Codification.

Principles of Consolidation

We consolidate entities when we have the ability to control or direct the operating and financial decisions of the entity or when we have a significant interest in the entity that gives us the ability to direct the activities that are significant to that entity. The determination of our ability to control, direct or exert significant influence over an entity involves the use of judgment.

GULF LNG HOLDINGS GROUP, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

Certain amounts included in or affecting our financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time our financial statements are prepared. These estimates and assumptions affect the amounts we report for certain assets and liabilities, our revenues and expenses during the reporting period, and our disclosure of contingent assets and liabilities at the date of our financial statements. We evaluate these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revisions become known.

In addition, we believe that certain accounting policies are of more significance in our financial statement preparation process than others. Below are the principal accounting policies we apply in the preparation of our financial statements.

Cash Equivalents

We consider short-term investments with an original maturity of less than three months to be cash equivalents.

Accounts Receivable

The amounts reported as “Accounts receivable, net” on our accompanying Consolidated Balance Sheets at December 31, 2012 and 2011 consists of $2 million and $11 million, respectively due from third party payors (unrelated entities). For information on receivables due to us from related parties, see Note 6.

We establish provisions for losses on accounts receivable due from customers if we determine that we will not collect all or part of the outstanding balance. We regularly review collectability and establish or adjust our allowance as necessary using the specific identification method. We did not have an allowance for doubtful accounts or a related provision for bad debt expense for the years ended December 31, 2012 and 2011.

Property, Plant and Equipment

Our property, plant and equipment, is recorded at its original cost of construction. For assets we construct, we capitalize direct costs, such as labor and materials, and indirect costs, such as overhead and interest. We capitalize major units of property replacements or improvements and expense minor items.

We use the composite method to depreciate property, plant and equipment. Under this method, assets with similar lives and characteristics are grouped and depreciated as one asset. Our assets are depreciated on a straight-line basis over their estimated useful lives as follows: (i) building and improvements—30 years from original in-service date, (ii) transportation equipment – 5 years and (iii) computer software—10 years. When property, plant and equipment is retired, accumulated depreciation and amortization is charged for the original costs of the assets in addition to the costs to remove, sell or dispose of the assets, less their salvage value. We do not recognize gains or losses upon normal retirement of assets under the composite depreciation method.

Asset Retirement Obligations

We record liabilities for obligations related to the retirement and removal of long-lived assets used in our businesses. We record, as liabilities, the fair value of asset retirement obligations on a discounted basis when they are incurred and can be reasonably estimated, which is typically at the time the assets are installed or acquired. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities increase due to the change in their present value, and the initial capitalized costs are depreciated over the useful lives of the related assets. The liabilities are eventually extinguished when the asset is taken out of service.

GULF LNG HOLDINGS GROUP, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We are required to operate and maintain our natural storage facilities and intend to do so as long as supply and demand exists. Therefore, we believe that we cannot reasonably estimate the asset retirement obligation for the substantial majority of our assets because these assets have indeterminate lives. Accordingly, we had no recorded asset retirement obligations as of December 31, 2012 and 20111. We continue to evaluate our asset retirement obligations and future developments could impact the amounts we record.

Asset Impairments

We evaluate our assets for impairment when events or circumstances indicate that their carrying values may not be recovered. These events include market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. If an event occurs, which is a determination that involves judgment, we evaluate the recoverability of our carrying value based on the long-lived asset’s ability to generate future cash flows on an undiscounted basis. If an impairment is indicated, or if we decide to sell a long-lived asset or group of assets, we adjust the carrying value of the asset downward, if necessary, to its estimated fair value.

Our fair value estimates are generally based on assumptions market participants would use, including market data obtained through the sales process or an analysis of expected discounted cash flows.

Revenue Recognition

Our revenues are generated from receiving, storage and regasification services. Revenues for these services are based on the thermal quantity of LNG subscribed at a price specified in the contract. We recognize reservation revenues on firm contracted capacity ratably over the contract period regardless of the amount of LNG that is delivered, stored or regasified. We may also generate revenues from certain volumetric-based services and fuel retainage. We record revenues for these additional services based on receipts of LNG and regasification activity.

Environmental Matters

We expense or capitalize, as appropriate, environmental expenditures that relate to current operations. We expense expenditures that relate to an existing condition caused by past operations, which do not contribute to current or future revenue generation. We generally do not discount environmental liabilities to a net present value, and we record environmental liabilities when environmental assessments and/or remedial efforts are probable and we can reasonably estimate the costs. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We recognize receivables for anticipated associated insurance recoveries when such recoveries are deemed to be probable.

We routinely conduct reviews of potential environmental issues and claims that could impact our assets or operations. These reviews assist us in identifying environmental issues and estimating the costs and timing of remediation efforts. We also routinely adjust our environmental liabilities to reflect changes in previous estimates. In making environmental liability estimations, we consider the material effect of environmental compliance, pending legal actions against us, and potential third-party liability claims. Often, as the remediation evaluation and effort progresses, additional information is obtained, requiring revisions to estimated costs. These revisions are reflected in our income in the period in which they are reasonably determinable. For more information on our environmental disclosures, see Note 7.

Legal

We are subject to litigation and regulatory proceedings as the result of our business operations and transactions. We utilize both internal and external counsel in evaluating our potential exposure to adverse

GULF LNG HOLDINGS GROUP, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

outcomes from orders, judgments or settlements. When we identify specific litigation that is expected to continue for a significant period of time, is reasonably possible to occur, and may require substantial expenditures, we identify a range of possible costs expected to be required to litigate the matter to a conclusion or reach an acceptable settlement, and we accrue for such amounts. To the extent that actual outcomes differ from our estimates, or additional facts and circumstances cause us to revise our estimates, our earnings will be affected. In general, we expense legal costs as incurred and all recorded legal liabilities are revised as better information becomes available. For more information on our legal disclosure, see Note 7.

Other Contingencies

We recognize liabilities for other contingencies when we have an exposure that indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the low end of the range is accrued.

Income Taxes

We, as a limited liability company, do not pay federal or state income taxes. Accordingly, no provision for federal or state income taxes has been recorded in our financial statements. The tax effects of our activities accrue to our members who report on their individual federal income tax returns their share of revenues and expenses.

Interest Rate Risk Management Activities

We use derivatives to hedge the interest rate exposure on our long-term debt. We record derivatives that qualify for hedge accounting at their fair value with an offsetting amount recorded in “Accumulated other comprehensive loss” in our Consolidated Balance Sheets. This is done to the extent the derivatives are effective, or to the extent that changes in the derivatives’ value offset changes in the value of the item being hedged. To the extent these changes do not offset one another, or to the extent the derivative is ineffective, value changes are recorded in earnings. At the time we enter into a derivative contract, we formally document the relationship between the derivative and the hedged item. See Note 8 for a further discussion of our price risk management activities.

Recent Accounting Pronouncements

On January 31, 2013, the FASB issued ASU No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” This ASU amends and clarifies the scope of the balance sheet offsetting disclosures prescribed in ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities”. Specifically, ASU No. 2013-01, in part, limits the scope of ASU No. 2011-11’s required disclosures to derivative contracts accounted for under ASC 815, “Derivatives and Hedging,”, to the extent that they are offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement. For us, ASU No. 2013-01 was effective January 1, 2013, and the adoption of this ASU did not have a material impact on our consolidated financial statements.

On February 5, 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” This ASU amends and clarifies the disclosure requirements prescribed in ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.”

GULF LNG HOLDINGS GROUP, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ASU No. 2013-02 requires that entities present information about reclassification adjustments from accumulated other comprehensive income in their annual financial statements in a single note or on the face of the financial statements. Public entities will also have to provide this information in their interim financial statements. Specifically, entities must present, either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, entities would instead cross reference to the related footnote for additional information. This ASU is effective prospectively for public entities for annual and interim reporting periods beginning after December 15, 2012 (January 1, 2013 for us). Early adoption is permitted. We are currently reviewing the effect of ASU No. 2013-02.

3. Restatement of the Consolidated Financial Statements

We identified an error in the Consolidated Balance Sheet at December 31, 2011 associated with amounts related to our cash flow hedges that were incorrectly capitalized as “Property, plant and equipment, net.” Amounts related to debt for which interest was capitalized should have remained in “Accumulated comprehensive loss” until we began to depreciate the asset. Such amounts will be reclassified into earnings over the life of the related property, plant and equipment. The error resulted in an overstatement of “Property, plant and equipment, net” of $36 million and an understatement of “Accumulated other comprehensive loss” of $36 million as of December 31, 2011. The error also resulted in an understatement of “Total Other Comprehensive Loss” and “Comprehensive Loss” of $14 million for the year ended December 31, 2011. The error had no effect on net income or cash flows. Accordingly, as more fully described below, we restated our Consolidated Balance Sheet as of December 31, 2011 and our Consolidated Statement of Income and Comprehensive Income (Loss) and Consolidated Member’s Equity (Deficit) for the year ended December 31, 2011.

The effects of the restatement on our previously reported Consolidated Statement of Income and Comprehensive Income for the year ended December 31, 2011 follow (in thousands):

	Previously Reported	Adjustment	Restated
Net Income	$17,715	$—	$17,715
Other Comprehensive Income (Loss)
Change in fair value of derivatives utilized for hedging purpose	(66,546)	—	(66,546)
Reclassification of change in fair value of derivatives to net income	18,661	(13,448)	5,213

Total Other Comprehensive Loss	(47,885)	(13,448)	(61,333)

Comprehensive Loss	$(30,170)	$(13,448)	$(43,618)

GULF LNG HOLDINGS GROUP, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effects of the restatement on our Consolidated Balance Sheet as of December 31, 2011 follow (in thousands):

	Previously Reported	Adjustment	Restated
ASSETS
Current assets
Cash and cash equivalents	$63,242	$—	$63,242
Accounts receivable, net	13,760	—	13,760
Other	1,189	—	1,189

Total current assets	78,191	—	78,191

Property, plant and equipment, net(1)	1,052,523	$(35,812)	1,016,711
Unamortized debt issue costs	12,742	—	12,742

Total Assets	$1,143,456	$(35,812)	$1,107,644

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
Current liabilities
Current portion of debt	$34,030	$—	$34,030
Note payable to affiliate	90,054	—	90,054
Accounts payable	1,545	—	1,545
Accrued interest—affiliate	32,957	—	32,957
Fair value of derivative contracts	17,963	—	17,963
Accrued taxes	4,989	—	4,989
Other	14,276	—	14,276

Total current liabilities	195,814	—	195,814

Long-term liabilities and deferred credits
Long-term debt	795,970	—	795,970
Note payable to affiliate	41,940	—	41,940
Fair value of derivative contracts	70,293	—	70,293
Other	9,111	—	9,111

	917,314	—	917,314

Total Liabilities	1,113,128	—	1,113,128

Commitments and contingencies
Member’s equity	118,584	—	118,584
Accumulated other comprehensive loss(1)	(88,256)	(35,812)	(124,068)

Total Member’s Equity (Deficit)	30,328	(35,812)	(5,484)

Total Liabilities and Member’s Equity (Deficit)	$1,143,456	$(35,812)	$1,107,644

(1)	Adjustment comprised of capitalized amounts of our cash flow hedges of $14 million, $16 million and $6 million for the years ended December 31, 2011, 2010 and 2009, respectively.

GULF LNG HOLDINGS GROUP, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effects of the restatement on our Consolidated Statement of Member’s Equity (Deficit) for the year ended December 31, 2011 follow (in thousands):

	Previously Reported	Adjustments	Restated
Member’s equity at beginning of period(2)	$60,498	$(22,364)	$38,134
Net income	17,715	—	17,715
Other comprehensive loss	(47,885)	(13,448)	(61,333)

Member’s equity (deficit) at end of period	$30,328	$(35,812)	$(5,484)

(2)	Adjustment comprised of capitalized amounts of our cash flow hedges of $16 million and $6 million for the years ended December 31, 2010 and 2009, respectively.

4. Property, Plant and Equipment

Classes of Assets and Depreciation Rates

As of December 31, 2012 and 2011, our property, plant and equipment consisted of the following (in millions):

	December 31,
	2012	2011
LNG terminaling and storage facilities	$1,010	$1,022
Other	1	1
Accumulated depreciation and amortization(1)	(43)	(9)

	968	1,014
Construction work in progress	3	3

Property, plant and equipment, net	$971	$1,017

(1)	The composite weighted average depreciation rates for each of the year ended December 31, 2012 and 2011 was approximately 3.3%.

5. Debt

In February 2008, we entered into a 10-year credit agreement with Royal Bank of Scotland (RBS) as the administrative agent for a syndication of banks to procure a credit facility of $870 million in order to fund the construction of our LNG facilities. The credit agreement with RBS allowed us to draw on the facility as construction progressed. Prior to placing our assets in service, we paid interest based on the London Interbank Offered Rate (LIBOR) plus 1.5% and commitment fees of 0.5% on the unused portion of the facility. In November 2011, one month after placing our assets in service, the variable interest rate changed to LIBOR plus 1.25% and we incurred only fees on the letter of credit (the LC Availability Fee of 1.5% and the LC Fronting Fee of 0.125%). Interest and commitment fees are paid at the end of each quarter in accordance with the credit agreement. Prior to placing our assets in service on October 1, 2011, interest, commitment fees and amortization of debt issuance costs related to our credit agreement were capitalized as part of property, plant and equipment. Subsequent to placing our assets in service, these amounts were expensed on our income statement. During the year ended December 31, 2011, we capitalized interest and commitment fees of approximately $11 million. No interest or commitment fees were capitalized during the year ended December 31, 2012.

Repayment of the debt began in March 2012 based on an amortization schedule resulting in maturity over approximately ten years. At December 31, 2012 and 2011, we had approximately $796 million and $830 million, respectively of outstanding debt. Our credit facility is collateralized by all of our assets.

GULF LNG HOLDINGS GROUP, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Aggregate maturities of principal amounts of long-term debt as of December 31, 2012 for the next five years and in total thereafter are as follows (in millions):

2013	$35
2014	37
2015	39
2016	41
2017	44
Thereafter	600

Total	$796

Debt Covenants

The credit agreement requires us to maintain a debt service reserve amount equal to six months of interest and principal payments. In October 2011, we entered into a $40 million letter of credit with RBS to satisfy our debt service reserve amount under our credit agreement. The agreement also requires a debt service coverage ratio to be less 1.15:1.00. For the years ended December 31, 2012 and 2011, we were in compliance with our covenants.

Note Payable to Affiliate

See Note 6 for information related to affiliate debt with Southern Gulf LNG.

6. Related Party Transactions

We enter into transactions with our affiliates within the ordinary course of business and the services are based on the same terms as non-affiliates.

Affiliate Agreements

We entered into a construction management agreement and an operation and maintenance agreement with Southern Gulf LNG. Pursuant to the construction management agreement, Southern Gulf LNG assumed the general responsibility to manage, administer and oversee the development and construction of our facilities. We agreed to reimburse Southern Gulf LNG for internal, overhead and third party costs under this agreement. Costs for these services are billed to us on a monthly basis and settled in the following month through a cash payment. Prior to placing our assets in service on October 1, 2011, we capitalized costs related to this agreement as part of property, plant and equipment. During the year ended December 31, 2011 we capitalized construction service costs of approximately $20 million.

Pursuant to the operation and maintenance agreement, Southern Gulf LNG assumed the responsibility of operating and maintaining the facilities as well as certain other commercial, administrative and other functions as identified in the operating agreement. We agreed to reimburse Southern Gulf LNG for internal, overhead and third party costs under this agreement. Prior to placing our assets in service on October 1, 2011, we capitalized costs related to this agreement as part of property, plant and equipment. Costs under this agreement were expensed on our income statement subsequent to our in service date. For the year ended December 31, 2011, we capitalized costs of approximately $1 million under this agreement. For the years ended December 31, 2012 and 2011, we recorded expense of approximately $15 million and $8 million, respectively, under this agreement.

Note Payable to Affiliate

In February 2008, we entered into a Buyers Equity agreement with Southern Gulf LNG for the financing of $150 million of construction costs at a fixed rate of 12%. In accordance with the agreement, principal and interest

GULF LNG HOLDINGS GROUP, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

payments are due on each scheduled payment date (as defined in the agreement) in an amount equal to the excess cash available to us on such date. Payments are applied first to the accrued and unpaid interest on the note, and the remainder, if any, is applied to the unpaid principal amount on the note. All principal and interest on the note must be fully repaid within ten years of placing the assets in service. We placed these facilities into service on October 1, 2011. As of December 31, 2012 we had a note payable, to Southern Gulf LNG of approximately $9 million, which we have classified as current on our Consolidated Balance Sheets based on the amounts we anticipate repaying in the next twelve months considering available cash sources and needs. As of December 31, 2011 we had a note payable, including accrued interest, to Southern Gulf LNG of approximately $165 million. Interest capitalized on our affiliate note payable was approximately $13 million for the year ended December 31, 2011. Subsequent to placing our assets into service, we expensed interest of approximately $11 million and $5 million, for the years ended December 31, 2012 and 2011, respectively.

Other Affiliate Balances

As of December 31, 2012 and 2011, we had accounts receivable with affiliates arising in the ordinary course of business of $1 million and $3 million, respectively. As of December 31, 2012 and 2011, we had no accounts payables with our affiliates arising in the ordinary course of business.

7. Litigation, Environmental and Other Contingencies

Legal Matters

We may be named defendants in lawsuits and governmental proceedings and claims that arise in the ordinary course of our business. There are also regulatory rules and orders in various stages of adoption, review and/or implementation that may impact us. For each of these matters, we evaluate the merits of the case or claim, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. While the outcome of these matters cannot be predicted with certainty, and there are still uncertainties related to the costs we may incur, new information or future developments could require us to reassess our potential exposure related to these matters and adjust our accruals accordingly. As of December 31, 2012 and 2011, we have no legal accruals.

Environmental Matters

We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect of the disposal or release of specified substances at our operating sites.

As of December 31, 2012 and 2011 we had no accruals for environmental matters. It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws, regulations and orders of regulatory agencies, as well as claims for damages to property and the environment or injuries to employees and other persons resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we may need to make accruals accordingly.

Capital Commitments

We have capital projects that are discretionary in nature, with no substantial contractual capital commitments made in advance of the actual expenditures.

GULF LNG HOLDINGS GROUP, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Operating Leases

We lease property and facilities under various operating leases. Our primary commitment under operating leases is the lease of the property in Pascagoula, Mississippi which is the site of our LNG facilities. This lease will expire in October 2036 with an option to extend the lease for five consecutive terms and ending no later than October 2079.

Future minimum annual rental commitments under our operating leases at December 31, 2012, were as follows (in millions):

2013	$1
2014	1
2015	1
2016	1
2017	1
Thereafter	19

Total	$24

Rental expense on our lease obligations for each of the years ended December 31, 2012 and 2011 was approximately $1 million.

Other

At December 31, 2012 and 2011, we had approximately $8 million and $7 million, respectively, in contractual obligations related to commitments under agreements to compensate certain former employees. We recorded these obligations as other current and long-term liabilities on our balance sheet.

8. Fair Value

The following table reflects the carrying amount and estimated fair value of our long-term debt (in millions):

	As of December 31,
	2012		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt, including current maturities	$796	$795	$830	$763

As of December 31, 2012 and 2011, the carrying amounts of cash and cash equivalents, and current receivables and payables represent fair values because of the short-term nature of these instruments.

As of December 31, 2012 and 2011, our financial instruments measured at fair value on a recurring basis consist of our interest rate swaps. We separate the fair values of our financial instruments into levels based on our assessment of the availability of observable market data and the significance of non-observable data used to determine the estimated fair value. We estimated the fair values of our interest rate derivatives and long-term debt primarily based on quoted market prices for the same or similar issues, a Level 2 fair value measurement. Our assessment and classification of an instrument within a level can change over time based on the maturity or liquidity of the instrument and this change would be reflected at the end of the period in which the change occurs. During the years ended December 31, 2012 and 2011, there were no changes to the inputs and valuation techniques used to measure fair value, the types of instruments, or the levels in which they were classified.

GULF LNG HOLDINGS GROUP, LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest Rate Derivatives

We have long-term debt with a variable interest rate that exposes us to changes in market-based interest rates. We use interest rate swaps to convert the variable rates on a portion of long-term debt to fixed rates. In February 2008, we entered into a swap arrangement with RBS, Bank of Nova Scotia, Standard Chartered Bank, Fortis Bank NV/SA and WestLB AG which effectively converted a portion of our long-term debt from a variable rate to a fixed rate of 4.2% through March 2014. In March 2009, we entered into a swap arrangement with the same counterparties which effectively extended the swap arrangement through March 2017 at a fixed rate of 3.9%. In February 2010, we entered into another swap arrangement with RBS which converted an additional amount of our long-term debt from a variable rate to a fixed rate of 4.6% through March 2020. In September 2011, we entered into a fourth swap arrangement with RBS which converted an additional amount of our long-term debt from a variable rate to a fixed rate of 2.2% through March 2020. As of December 31, 2012 and 2011, these interest rate swaps converted the interest on approximately $556 million of debt from a variable rate to an average fixed rate of approximately 3.9%. Payments on the swap arrangements are made at the end of each quarter, consistent with the interest payments on the credit facility as discussed below.

Our derivatives are designated as cash flow hedges and impact our expenses based on the nature and timing of the transaction that they hedge. Changes in the fair value of our derivatives are deferred in “Accumulated other comprehensive loss” in our Consolidated Balance Sheets to the extent they are effective and then recognized in earnings when the hedged transactions occur. Ineffectiveness related to our hedges is recognized in earnings as it occurs. There was no ineffectiveness recognized for the years ended December 31, 2012 and 2011.

The fair value of our interest rate derivatives designated as a cash flow hedge was a liability of approximately $100 million and $88 million at December 2012 and 2011, respectively. At December 31, 2012 and 2011, we classified approximately $22 million and $18 million as current liabilities on our Consolidated Balance Sheets. Interest on our long-term debt was capitalized as part of property, plant and equipment prior to placing our assets in service on October 1, 2011, and as a result, no amounts were reclassified from “Accumulated other comprehensive loss” into earnings during this construction period. Subsequent to placing our assets in service, we reclassified $20 million and $5 million from “Accumulated other comprehensive loss” into earnings during the years ended December 31, 2012 and 2011, respectively. We anticipate that approximately $22 million will be reclassified from “Accumulated other comprehensive loss” to earnings during the next twelve months.

9. Transactions with Major Customers

For the year ended December 31, 2012, revenues from two non-affiliate customers were approximately $106 million and $80 million, each of which exceeded 10% of our operating revenues. For the year ended December 31, 2011, revenues from two non-affiliate customers were approximately $26 million and $20 million, each of which exceeded 10% of our operating revenues.

GULF LNG HOLDINGS GROUP, LLC

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In Thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2013	2012
Revenues	$93,045	$93,020
Operating Costs and Expenses
Operation and maintenance	6,971	8,950
Depreciation and amortization	17,505	17,713
Taxes, other than income taxes	4,250	4,448

Total Operating Costs and Expenses	28,726	31,111

Operating Income	64,319	61,909
Interest expense, net	(17,367)	(18,137)
Affiliate interest expense, net	(295)	(7,720)

Net Income	46,657	36,052

Other Comprehensive Income
Change in fair value of derivatives utilized for hedging purposes	23,508	(19,737)
Reclassification of change in fair value of derivatives to net income	10,570	9,941

Total Other Comprehensive Income (Loss)	34,078	(9,796)

Comprehensive Income	$80,735	$26,256

The accompanying notes are an integral part of these consolidated financial statements.

GULF LNG HOLDINGS GROUP, LLC

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,619	$11,070
Accounts receivable, net	4,374	2,859
Prepaid expenses	713	1,291
Other current assets	—	290

Total current assets	12,706	15,510
Property, plant and equipment, net	954,500	971,435
Unamortized debt issue costs	10,657	11,338
Deferred charges and other assets	1,258	—

Total Assets	$979,121	$998,283

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Current portion of debt	$36,105	$35,607
Note payable to affiliate	—	9,836
Accounts payable	7,019	318
Fair value of derivative contracts	19,669	21,755
Accrued taxes, other than income	4,681	8,513
Deferred revenues	13,862	13,862
Accrued other current liabilities	1,521	1,377

Total current liabilities	82,857	91,268

Long-term liabilities and deferred credits
Long-term debt	742,103	760,363
Fair value of derivative contracts	46,855	78,245
Other long-term liabilities and deferred credits	7,466	8,683

Total long-term liabilities and deferred credits	796,424	847,291

Total Liabilities	879,281	938,559

Commitments and contingencies (Note 4)
Members’ equity	200,370	194,332
Accumulated other comprehensive loss	(100,530)	(134,608)

Total Members’ Equity	99,840	59,724

Total Liabilities and Members’ Equity	$979,121	$998,283

The accompanying notes are an integral part of these consolidated financial statements.

GULF LNG HOLDINGS GROUP, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash Flows From Operating Activities
Net income	$46,657	$36,052
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,505	17,713
Amortization of debt issue costs	681	705
Other non-cash items	932	1,290
Changes in components of working capital:
Accounts receivable	(1,515)	9,629
Accounts payable	6,919	222
Accrued taxes, other than income	(3,832)	(731)
Accrued interest—affiliate	—	(32,957)
Other current assets and liabilities	(209)	449
Other long-term assets and liabilities	(2,168)	(553)

Net Cash Provided by (Used in) Operating Activities	64,970	31,819

Cash Flows From Investing Activities
Capital expenditures	(204)	(4,872)
Proceeds from sale of capitalized commission gas	—	3,067

Net Cash Used in Investing Activities	(204)	(1,805)

Cash Flows From Financing Activities
Payments of debt	(17,762)	(17,015)
Repayment of notes payable to affiliate	(9,836)	(66,823)
Contributions from Members	750	—
Distributions to Members	(41,369)	—

Net Cash Used in Financing Activities	(68,217)	(83,838)

Net Increase (Decrease) in Cash and Cash Equivalents	(3,451)	(53,824)
Cash and Cash Equivalents, beginning of period	11,070	63,242

Cash and Cash Equivalents, end of period	$7,619	$9,418

The accompanying notes are an integral part of these consolidated financial statements.

GULF LNG HOLDINGS GROUP, LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(In Thousands)

(Unaudited)

	Subsidiaries of GE Energy Financial Services	Southern Gulf LNG	Total
Balance at December 31, 2012	$29,862	$29,862	$59,724
Net income	23,329	23,328	46,657
Contributions from Members	375	375	750
Distributions to Members	(20,685)	(20,684)	(41,369)
Other comprehensive income	17,039	17,039	34,078

Balance at June 30, 2013	$49,920	$49,920	$99,840

The accompanying notes are an integral part of these consolidated financial statements.

GULF LNG HOLDINGS GROUP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General

Basis of Presentation

We have prepared our accompanying unaudited consolidated financial statements in accordance with accounting principles contained in the Financial Accounting Standards Board’s Accounting Standards Codification, the single source of generally accepted accounting principles in the United States and referred to in this report as the Codification. Under such rules, we have condensed or omitted certain information and notes normally included in financial statements prepared in conformity with the Codification. We believe, however, that our disclosures are adequate to make the information presented not misleading.

The financial statements as of June 30, 2013 and for the three and six months ended June 30, 2013 and 2012 are unaudited. We derived the balance sheet as of December 31, 2012 from our 2012 audited balance sheet. In addition, our accompanying consolidated financial statements reflect normal adjustments that are, in the opinion of management, necessary for a fair presentation of our financial results for the interim periods and certain amounts from periods have been reclassified to conform to the current presentation. Interim results are not necessarily indicative of results for a full year; accordingly, you should read these consolidated financial statements in conjunction with our audited financial statements and related notes for the year ended December 31, 2012 (2012 audited financial statements).

We have evaluated subsequent events through August 29, 2013, the date our financial statements were available to be issued.

Accounting Standards Updates

None of the Accounting Standards Updates (ASU) that we adopted and became effective January 1, 2013 (including (i) ASU No. 2013-1, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities,” and (ii) ASU No. 2013-2, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”) had a material impact on our consolidated financial statements. More information about the two aforementioned ASUs can be found in our 2012 audited financial statements.

2. Fair Value

The following table reflects the carrying amount and estimated fair value of our debt (in millions):

	June 30, 2013		December 31, 2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Total debt	$778	$784	$796	$795

As of June 30, 2013 and December 31, 2012, our financial instruments measured at fair value on a recurring basis consist of our interest rate swaps. We separate the fair values of our financial instruments into levels based on our assessment of the availability of observable market data used to determine the estimated fair value. We estimated the fair values of our interest rate derivatives and long-term debt primarily based on quoted market prices for the same or similar issues, a Level 2 fair value measurement. Our assessment and classification of an instrument within a level can change over time based on the maturity or liquidity of the instrument and this change would be reflected at the end of the period in which the change occurs. During the six months ended June 30, 2013, there were no changes to the inputs and valuation techniques used to measure fair value, the types of instruments, or the levels in which they are classified.

As of June 30, 2013 and December 31, 2012, the carrying amounts of cash and cash equivalents, accounts receivable and accounts payable represent their fair values based on the short-term nature of these instruments.

GULF LNG HOLDINGS GROUP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

unaudited

Interest Rate Derivatives

We have long-term debt with a variable interest rate that exposes us to changes in market-based interest rates. As of June 30, 2013 and December 31, 2012, these interest rate swaps converted the interest on approximately $556 million of debt from a variable rate to a fixed rate of approximately 3.9%. Payments on the swap arrangements are made at the end of each quarter. See our 2012 audited financial statements for further discussion of our interest rate swaps.

Our derivatives are designated as cash flow hedges and impact our expenses based on the nature and timing of the transaction that they hedge. Changes in the fair value of our derivatives are deferred in “Accumulated other comprehensive loss” in our Consolidated Balance Sheets to the extent they are effective and then recognized in earnings when the hedged transactions occur. Ineffectiveness related to our hedges is recognized in earnings as it occurs. There was no ineffectiveness recognized during the six months ended June 30, 2013 and 2012.

The fair values of our interest rate derivatives designated as a cash flow hedge was a liability of approximately $67 million and $100 million as of June 30, 2013 and December 31, 2012, respectively. As of June 30, 2013 and December 31, 2012, we classified approximately $20 million and $22 million as current liabilities on our Consolidated Balance Sheets. During the six months ended June 30, 2013 and 2012, we reclassified approximately $10 million and $9 million, respectively, from “Accumulated other comprehensive loss” into “Interest expense, net” on our Consolidated Statements of Income and Comprehensive Income. We anticipate that approximately $20 million will be reclassified from “Accumulated other comprehensive loss” to “Interest expense, net” on our Consolidated Statement of Income and Comprehensive Income during the next twelve months.

As of June 30, 2013 and December 31, 2012, our “Accumulated other comprehensive loss” includes $34 million and $35 million, respectively, of capitalized interest rate swap settlements applicable to the pre-operational construction period. This loss will be reclassified into “Depreciation and amortization” on our Consolidated Statements of Income and Comprehensive Income over the life of the related property, plant and equipment. During each of the six months ended June 30, 2013 and 2012, we reclassified less than $1 million into “Depreciation and amortization” on our Consolidated Statements of Income and Comprehensive Income.

3. Related Party Transactions

Affiliate Agreement

Pursuant to an operation and maintenance agreement, Southern Gulf LNG Company, LLC (Southern GLNG) assumed the responsibility of operating and maintaining our facilities as well as certain other commercial, administrative and other services as identified in the operating agreement. We agreed to reimburse Southern GLNG for internal, overhead and third party costs under this agreement. During the six months ended June 30, 2013 and 2012, we paid approximately $4 million and $8 million, respectively, under this agreement.

Note Payable to Affiliate

As of December 31, 2012, we had a note payable to Southern GLNG of approximately $9 million. As of March 31, 2013, we have fully repaid the note payable, including accrued interest, to Southern GLNG. We expensed interest of less than $1 million and $8 million for the six months ended June 30, 2013 and 2012, respectively. See our 2012 audited financial statements for further discussion of our affiliate note payable.

GULF LNG HOLDINGS GROUP, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

unaudited

Distributions and Contributions

During the six months ended June 30, 2013, we paid cash distributions to our Members of approximately $41 million. During the six months ended June 30, 2013, we received contributions from our Members of $750 thousand.

Other Affiliate Balances

As of June 30, 2013 and December 31, 2012, we had accounts receivable with our affiliates arising in the ordinary course of business of $3 million and $1 million, respectively. As of June 30, 2013 we had accounts payable from our affiliates arising in the ordinary course of business of $7 million. We had no accounts payable with our affiliates as of December 31, 2012.

5. Litigation and Environmental Matters

We are party to various legal, regulatory and other matters arising from the day-to-day operations of our business that may result in claims against us. Although no assurance can be given, we believe, based on our experiences to date and taking into account established reserves, that the ultimate resolution of such items will not have a material adverse impact on our business, financial position, results of operations or cash flows. We believe we have meritorious defenses to the matters to which we are a party and intend to vigorously defend these matters. When we determine a loss is probable of occurring and is reasonably estimable, we accrue an undiscounted liability for such contingencies based on our best estimate using information available at that time. If the estimated loss is a range of potential outcomes and there is no better estimate within the range, we accrue the amount at the low end of the range. We disclose contingencies where an adverse outcome may be material, or in the judgment of management, we conclude the matter should otherwise be disclosed.

General

We had no accruals for any outstanding legal proceedings as of June 30, 2013 and December 31, 2012.

Environmental Matters

We are subject to environmental cleanup and enforcement actions from time to time. Our operations are subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe our operations are in substantial compliance with applicable environmental law and regulations, risks of additional costs and liabilities are inherent in our operations, and there can be no assurance that we will not incur significant costs and liabilities. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies under the terms of authority of those laws, and claims for damages to property or persons resulting from operations, could result in substantial costs and liabilities to us.

General

We had no accruals for environmental matters as of June 30, 2013 and December 31, 2012. It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters.

Independent Auditor’s Report

To the Member of Arc Terminals Mobile Holdings, LLC

We have audited the accompanying financial statements of Arc Terminals Mobile Holdings, LLC, which comprise the balance sheets as of December 31, 2012 and 2011, and the related statements of income, of member’s equity and of cash flows for the years then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arc Terminals Mobile Holdings, LLC at December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 9, 2013

ARC TERMINALS MOBILE HOLDINGS, LLC

BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

	2012	2011
Assets
Current assets
Cash and cash equivalents	$—	$—
Trade accounts receivable, net	1,205,455	188,504
Other current assets	203,842	392,951

Total current assets	1,409,297	581,455
Property, plant, and equipment, less accumulated depreciation and amortization of $14,479,159 and $11,955,466	20,028,231	17,881,506
Other long-term assets, net	969,854	883,354

Total assets	$22,407,382	$19,346,315

Liabilities
Current liabilities
Accounts payable	$3,054,911	$2,339,184
Other current liabilities	159,907	171,219
Unearned revenue	—	682,242

Total current liabilities	3,214,818	3,192,645
Long-term debt	8,409,953	6,591,059

Total liabilities	11,624,771	9,783,704

Equity
Member’s equity	10,782,611	9,562,611

Total equity	10,782,611	9,562,611

Total liabilities and equity	$22,407,382	$19,346,315

The accompanying notes are an integral part of these financial statements.

ARC TERMINALS MOBILE HOLDINGS, LLC

STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
Revenues	$11,605,374	$8,423,840

Costs and expenses
Operating expenses	6,479,640	6,132,984
Selling, general and administrative	1,105,664	608,947
Depreciation	2,481,855	2,115,558
Amortization	833,848	166,770

Total costs and expenses	10,901,007	9,024,259

Income (loss) from operations	704,367	(600,419)
Other income	151,615	—
Interest expense	(713,587)	(104,223)
Gain on fire/oil spill	887,540	428,099

Income (loss) from operations before income taxes	1,029,935	(276,543)

Net income (loss)	$1,029,935	$(276,543)

The accompanying notes are an integral part of these financial statements.

ARC TERMINALS MOBILE HOLDINGS, LLC

STATEMENTS OF MEMBER’S EQUITY

YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
Equity balances at January 1,	$9,562,611	$9,251,957
Net income (loss)	1,029,935	(276,543)
Net contributions to Parent	190,065	587,197

Equity balances at December 31,	$10,782,611	$9,562,611

The accompanying notes are an integral part of these financial statements.

ARC TERMINALS MOBILE HOLDINGS, LLC

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
Increase (decrease) in cash and cash equivalents
Operating activities
Net income (loss)	$1,029,935	$(276,543)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Bad debt expense	164,000	—
Interest expense converted to principal	162,766	—
Gain on fire	(457,968)	(543,212)
Gain (loss) on spill	(429,372)	115,113
Depreciation and amortization	3,315,703	2,282,328
Changes in
Receivables	(1,180,950)	638,202
Other current assets	(409,108)	(347,834)
Payables	555,574	(548,156)
Accrued liabilities	(693,554)	(65,753)

Net cash provided by operating activities	2,057,025	1,254,145

Investing activities
Additions to property, plant and equipment	(5,131,497)	(5,631,533)
Proceeds from fire	457,968	655,411
Proceeds from spill	429,371	100,000

Net cash used in investing activities	(4,244,158)	(4,876,122)

Financing activities
Debt borrowings	2,749,974	3,954,838
Payments on debt	(752,907)	(920,058)
Net contributions to Parent	190,065	587,197

Net cash provided by financing activities	2,187,132	3,621,977

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents
Beginning of year	—	—

End of year	$—	$—

Supplemental disclosure for cash flow information:
Cash paid for interest, net of capitalized interest	$717,073	$309,339
Non-cash investing and financing activities:
Increase (decrease) in accrued liabilities for additions to PP&E	$160,154	$(88,298)
Non-cash additions to other long term assets	$340,939	$—

The accompanying notes are an integral part of these financial statements.

ARC TERMINALS MOBILE HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

1. Description of Business and Basis of Presentation

Description of Business and Company

On February 8, 2013 Arc Terminals LP, a limited partnership organized under the laws of the State of Delaware, and Arc Terminals Holdings LLC, a limited liability company under the laws of the State of Delaware, completed the acquisition of Arc Terminals Mobile Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (“Arc Mobile” or “the Company”), from Gulf Coast Asphalt Company, LLC, a limited liability company organized under the laws of the State of Alabama (“GCAC”). Arc Mobile, which was formed prior to the date of the acquisition, received certain terminal storage assets and related infrastructure (collectively known as the “Storage Assets”). These assets are located in Mobile, Alabama, and Arc Mobile was considered a subsidiary to the parent, GCAC, prior to the closing of the acquisition with Arc Terminals LP.

The accompanying financial statements and related notes present the financial position, results of operations, owners’ equity and cash flows of the Storage Assets acquired by Arc Terminals LP and Arc Mobile from GCAC.

Basis of Presentation

These financial statements were prepared in connection with the ARC’s acquisition of the Storage Assets from GCAC and incorporate the activities and account balances of the Storage Assets as reflected in the historical cost-basis with certain adjustments made in order to reasonably reflect substantially all of the costs of doing business. These adjustments required the use of management’s assumptions, allocations and estimates.

2. Summary of Principal Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses recognized during the periods presented. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements. Estimates are used primarily in management’s assessment of the allowance for doubtful accounts, useful lives of assets, fair value assumptions, other intangibles and long-lived asset impairments, revenue recognition, and allocations of corporate general and administrative support expenses and the calculation of uncertain tax positions. Actual results could materially differ from those estimates.

Allocation of costs

The employees supporting the operations of the Storage Assets are employees of GCAC. For the purpose of these financial statements a portion of GCAC’s selling, general and administrative expenses have been allocated to the Storage Assets and included in the accompanying statements of income. The expenses represent allocable costs, including compensation, benefits and postretirement costs associated with the provision of services for or on the behalf of the Storage Assets by GCAC related to the following: (i) various business services, including but not limited to, payroll, accounts payable and facilities management; and (ii) various corporate services, including, but not limited to, legal, accounting, treasury, information technology and human resources. General, administrative and management costs were allocated to the Storage Assets based on either direct identification or their proportionate share of GCAC’s revenues. Management considers these allocation methodologies reasonable.

ARC TERMINALS MOBILE HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

Insurance

The Company is insured for employer’s liability, general liability, auto liability and workers’ compensation claims through GCAC’s group insurance policy.

GCAC renews its insurance policies on an annual basis, and therefore deductibles and levels of insurance coverage may change in future periods. In addition, insurers may cancel coverage or determine to exclude certain items from coverage, or the cost to obtain such coverage may be deemed too high relative to the additional benefit obtained. In any such event, the Company’s overall risk exposure would increase, which could negatively affect the Company’s results of operations and financial condition.

Debt of GCAC

The Company has agreed to jointly and severally guarantee the repayment of all amounts due under GCAC’s $29,500,000 million senior secured revolving credit facility. In addition, substantially all of the assets the GCAC are pledged as collateral to secure repayment of all amounts due under the joint and several guaranties from the GCAC. GCAC has also pledged the capital stock of its combined entities as collateral to secure repayment of amounts due under its credit facility. The entire amount of GCAC’s facility is available for issuance of letters of credit.

Revenue Recognition

Revenue for storage, throughput and terminaling fees are recognized when the services are rendered. Collections in advance of earning the revenue are recorded as unearned revenues and then recognized over the periods the related services are performed and then recognized over the periods the related services are performed.

Cash and Cash Equivalents

GCAC provided cash as needed to support the Storage Assets operations and collected cash from the services provided by the Storage Assets. Consequently, the accompanying balance sheets do not include any cash balances. Net cash paid to or received from GCAC is reflected as net contributions from partners on the accompanying Statements of Equity and Cash Flows.

Accounts Receivable, Trade

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Management regularly reviews the collectability and an allowance for doubtful accounts is established as needed based on the factors surrounding the credit risk of specific customers, historical trends, and other relevant information. At December 31, 2012 and 2011, the allowance for doubtful accounts totaled $164,000 and $0, respectively

Other Current Assets

Other current assets consist primarily of prepaid expenses and deposits.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for major improvements that extend the life of an asset are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. The Company periodically evaluates these fixed assets for impairment and at December 31, 2012 and 2011, management believes these assets are not impaired.

ARC TERMINALS MOBILE HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

The Company provides depreciation using the straight-line method over the estimated useful life of the assets as follows:

Buildings, grounds and leasehold improvements	7–40 years
Plant and production equipment	3–40 years
Furniture and office equipment	3–7 years
Vehicles	3–5 years

Capitalized costs incurred during the year for major improvements and capital projects that are not completed as of year end are recorded as construction in progress. Construction in progress is not depreciated until the related assets or improvements are ready for us. Additionally, the Company capitalizes interest costs as part of the historical cost of acquiring certain assets. The interest costs are included in the property, plant and equipment line on the balance sheet.

Other Long-Term Assets

Other assets at December 31, 2012 and 2011 include:

	2012	2011
Deferred loan costs	$306,784	$49,506
Deferred dredging costs	663,070	833,848

	$969,854	$883,354

The deferred loan costs are amortized over the life of the term loan. The deferred dredging costs are amortized over a three year useful life of the dredging of the channel at the Company’s plant in Mobile, Alabama.

Income Taxes

The Company is a limited liability company and is treated as a partnership for income tax reporting purposes and, as such, is not subject to income tax. Each member includes their allocated share of taxable income or loss from the Company in their own federal and state income tax returns. The tax return of the company is subject to examination by the Internal Revenue Service. If such examination results in adjustments to allocated taxable income or loss, the tax liability of the members could be adjusted accordingly.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. Fair value measurements are derived using inputs and assumptions that market participants would use in pricing an asset or liability, including assumptions about risk. GAAP establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This three-tier hierarchy classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values. The classification within the hierarchy of a financial asset or liability is determined based on the lowest level input that is significant to the fair value measurement. The hierarchy considers fair value amounts based on observable inputs (Level 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.

ARC TERMINALS MOBILE HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

The amounts reported in the balance sheet for cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of the short-term maturities of these instruments (Level 1). The carrying amount of the line of credit approximates fair value due to its short-term nature and market rate of interest (Level 2).

We believe our valuation methods are appropriate and consistent with the values that would be determined by other market participants. However, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

3. Accounting Standards

In February 2013, FASB issued new guidance that require measurement of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum (1) the amount of the reporting entity agreed to pay on the basis of its arrangement among co-obligors and (2) any additional amount the reporting entity expects to pay on behalf of its co-obligors. Disclosures are required of the nature and amount of the obligations as well as information about such obligations. The guidance is effective for fiscal years beginning after December 15, 2013 and interim periods within those years and should be applied retrospectively to all prior periods presented. The Partnership does not expect adoption of the new guidance to have a material impact on the financial position or results of operations.

In July 2012, the Financial Accounting Standards Board (“FASB”) issued guidance that revises the requirements around how entities test indefinite-lived intangible assets other than goodwill for impairment. Similar to the guidance issued in September 2011 related to the testing of goodwill for impairment, this guidance allows companies to perform a qualitative assessment before calculating the fair value of the indefinite-lived intangible asset. If entities determine, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is more likely than not greater than the carrying amount, a quantitative calculation would not be needed. The adoption of this guidance resulted did not have an impact on the Company’s financial statements.

In December 2011, FASB issued new guidance which requires an entity to disclose information about financial instruments and derivative financial instruments that have been offset within the balance sheet, or are subject to master netting arrangement or similar agreement, regardless of whether they have been offset within the balance sheet. In January 2013, FASB issued standards to clarify the scope of transactions subject to the disclosure provisions including derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria established under U.S. GAAP, or that are subject to a master netting arrangement or similar agreement. Both standards are effective for interim and annual period beginning on or after January 1, 2013, with required disclosures presented retrospectively for all comparative period presented. The Partnership does not expect adoption of the new guidance to have a material impact on the financial position or results of operations.

ARC TERMINALS MOBILE HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

4. Property, Plant and Equipment

A summary of the historical cost of the Storage Assets’ property, plant and equipment is as follows:

	December 31,
	2012	2011
Land	$2,464,200	$2,464,200
Buildings and grounds	3,064,531	2,652,431
Plant and production equipment	26,215,047	24,416,387
Furniture and fixtures	143,688	151,840
Construction in progress	2,619,924	152,114

	34,507,390	29,836,972
Less: Accumulated depreciation and amortization	(14,479,159)	(11,955,466)

Net property, plant and equipment	$20,028,231	$17,881,506

5. Debt

	December 31,
	2012	2011
Medley Senior Second Lien Debt	$8,409,953	$—
Iberia Term Loan	—	6,579,942
Takeuchi Loan	—	11,117

	$8,409,953	$6,591,059

The Company’s current and long-term debt represents specific amounts and balances of GCAC’s current and long-term debt balances attributable to the terminal storage, throughput and terminaling business at December 31, 2012 and 2011. GCAC will retain the legal obligations associated with all outstanding long-term debt.

On December 21, 2009, GCAC entered into a loan agreement with a bank to borrow $13,500,000 on a Term Loan. The loan accrued interest at rates from 2.25% to 3.00% greater than the 3-month Libor Rate on U.S. Dollar Deposits, with the Libor Rate having a floor of 2.5%. The amount of the interest rate above the Libor Rate depended on the ratio of the Funded Debt to EBITDA. Upon funding of these agreements, all other bank debt was paid in full. The Term Loan was due in 84 monthly payments plus interest, with all unpaid principal and interest due at maturity on December 21, 2015. This note was secured by substantially all of GCAC’s assets other than real property.

GCAC had a nonrevolving line of credit with a bank with maximum borrowings not to exceed the lesser of $2,500,000 or 80% of the Company’s costs incurred on the construction of the proposed tank storage, dock improvements and pipeline to be constructed by the Company. The line of credit is secured by substantially all of the GCAC’s assets other than real property.

In January 2010, the GCAC entered into a noninterest bearing note to purchase a piece of equipment for $34,969. The note is due in monthly installments of $971 with a maturity date of January 2012. At December 31, 2011, the remaining balance on this noninterest bearing note which is included in the carved out portion to the Company was $11,117.

ARC TERMINALS MOBILE HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

On June 15, 2011, GCAC consolidated the above Term Loan and the nonrevolving line of credit with Iberia Bank into one new Term Loan and borrowed an additional $2,000,000. The new Term Loan was secured by substantially all of GCAC’s assets other than real property. The new Term Loan is due in monthly installments of $154,166 plus interest at Libor plus 2.25% to 3% with all unpaid principal (approximately $8,712,000) and interest due at maturity on June 15, 2016. At December 31, 2011 the balance on this new Term Loan was $16,882,963; the Company’s allocated share of this outstanding debt was $6,591,059. Management specifically identified the construction line of credit and the bridge loan, which were converted into one term loan as noted above as debt balances that solely related to the storage assets.

On June 14, 2012, GCAC entered into an agreement with Medley Capital Corporation to borrow $29,500,000 on a Term Loan due on June 14, 2014. The applicable interest rate from the time of borrowing until paid in full on maturity date is equal to the sum of (i) the applicable margin rate and (ii) the Eurodollar rate from time to time, which for 2012 was 14.5% and 1% respectively, or 15.5% in total. A portion of the above noted interest otherwise payable is payable in-kind and is capitalized monthly to the principal balance outstanding at the interest due date equal to the amount of 3.5%. Upon closing of this new term debt, GCAC paid back the Iberia and Takeuchi loans in full. At December 31, 2012 the balance on this term loan was $30,081,307, and of this total, the Company’s carved out balance was $8,409,953. This allocated amount represents the converted term loan from 2011 and an additional $2.5 million, which was specifically identified to be used for the construction of additional storage tanks.

2013	$—
2014	30,081,307

$30,081,307

6. Major Customers

For the twelve months ended December 31, 2012 and 2011, two customers accounted for 65% and 78% of the total revenues for the period. Due to the limited number of customers, accounts receivable balances for the period ended December 31, 2012 and 2011 were highly concentrated and the Company’s two major customers, noted above accounted for 66% and 80% of the total accounts receivable for those periods, respectively.

7. Commitments and Contingencies

The Company leases certain long-term noncancelable land access rights from a third party, which allow the Company to use railcars to offload customer product for its terminal storage business. The initial term of the lease, which began January 1, 2012, is five years with the option to renew for a period of up to 70 years. The first year’s rent is $7,500 per month with a rent increase in years 2-5 to $10,000 per month. Total rent payments for the period ended December 31, 2012 were $75,000. The lease commitment for the remaining years under the initial lease term, excluding renewal options at December 31, 2012, is as follows:

2013	$120,000
2014	120,000
2015	120,000
2016	120,000

$480,000

The Company has contingent liabilities that arise from time to time out of the ordinary course of business. In management’s opinion, the ultimate outcome of these contingencies will not have a material adverse effect on the financial position or results of operations of the Company.

ARC TERMINALS MOBILE HOLDINGS, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

The company may have environmental liabilities that arise from time to time in the ordinary course of business and provides for losses associated with environmental remediation obligations, when such losses are probable and reasonably estimatable. Estimated losses from environmental remediation obligations generally are recognized no later than the completion of the remedial feasibility study. Loss accruals are adjusted as further information becomes available or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. There were no accruals recorded for environmental losses as of December 2012 and 2011.

8. Subsequent Events

Management has evaluated any subsequent events that occurred between December 31, 2012 and August 9, 2013, the date of the financial statements was available to be issued.

In February 2013, Arc Terminals, LP completed the acquisition of the assets of Arc Terminals Mobile Holdings, LLC. All debt outstanding was paid in full as a result of the acquisition.

Appendix A

FORM OF FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF ARC LOGISTICS PARTNERS LP

A-1

Appendix B

GLOSSARY OF TERMS

Adjusted EBITDA:    Represents net income before interest expense, income taxes and depreciation and amortization expense, as further adjusted for other non-cash charges and unusual or non-recurring charges.

adjusted operating surplus:    Adjusted operating surplus is intended generally to reflect the cash generated from operations during a particular period and, therefore, excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods if not utilized to pay expenses during that period. Adjusted operating surplus for any period consists of:

•

operating surplus generated during that period (excluding any amounts attributable to the items described in the first bullet point under “How We Make Distributions to Our Partners—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase during that period in working capital borrowings; less

•	any net decrease during that period in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period; plus

•	any net decrease during that period in working capital borrowings; plus

•	any net increase during that period in cash reserves for operating expenditures required by any debt instrument for the repayment of principal, interest or premium; plus

•

any net decrease made in subsequent periods in cash reserves for operating expenditures initially established during such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

ancillary services fees:    Fees associated with ancillary services, such as heating, blending and mixing our customers’ products that are stored in our tanks.

barrel or bbl:    One barrel of petroleum products equals 42 U.S. gallons.

bcf/d:    One billion cubic feet per day.

bpd:    One barrel per day.

capital surplus:    Any cash distributed in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as “interim capital transactions”):

•	borrowings other than working capital borrowings;

•	sales of our equity interests and long-term borrowings; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

crude tall oil:    a by-product of paper pulp processing and derived from coniferous wood used for a component of adhesives, rubbers and inks, and as an emulsifier.

expansion capital expenditures:    Capital expenditures that we expect will increase our operating capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition of equipment or the construction, development or acquisition of additional storage, terminalling or pipeline capacity to the extent such capital expenditures are expected to increase our long-term operating capacity or operating income.

fuel oil:    A liquid petroleum product less volatile than gasoline, used as an energy source. Fuel oil includes distillate fuel oil (No. 1, No. 2, No. 3 and No. 4), and residual fuel oil (No. 5 and No. 6).

GAAP:    Generally accepted accounting principles in the United States.

investment capital expenditures:    Capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely consists of capital expenditures made for investment purposes.

JOBS Act:    Jumpstart Our Business Startups Act.

maintenance capital expenditures:    Capital expenditures made to maintain our long-term operating capacity or operating income. Examples of maintenance capital expenditures include expenditures to repair, refurbish and replace storage, terminalling and pipeline infrastructure, to maintain equipment reliability, integrity and safety and to comply with environmental laws and regulations to the extent such expenditures are made to maintain our long-term operating capacity or operating income.

mbpd:    One thousand barrels per day.

mmbpd:    One million barrels per day.

M3:    Cubic meters.

methanol:    A light, volatile, colorless liquid used as, among other things, a solvent, a feedstock for derivative chemicals, fuel and antifreeze.

operating expenditures:    Generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made under interest rate hedge agreements or commodity hedge agreements (provided that (1) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, interest on indebtedness and maintenance capital expenditures, provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•

payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners (including distributions in respect of our incentive distribution rights); or

•	repurchases of equity interests except to fund obligations under employee benefit plans.

operating surplus:    We define operating surplus as:

•	$ million; plus

•

all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions provided that cash receipts from the termination of any hedge contract prior to its stipulated settlement or termination date will be included in equal quarterly installments over the remaining scheduled life of such hedge contract had it not been terminated; plus

•	working capital borrowings made after the end of a period but on or before the date of determination of operating surplus for the period; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•

cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, other than equity issued in this offering, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the capital asset is placed in service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any loss realized on disposition of an investment capital expenditure.

PCAOB:    Public Company Accounting Oversight Board

storage and throughput services fees:    Fees paid by our customers to reserve tank storage, throughput and transloading capacity at our facilities and to compensate us for the receipt, storage, throughput and transloading of crude oil and petroleum products.

subordination period:    The subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending                 , 2016, if each of the following has occurred:

•

distributions from operating surplus on each of the outstanding common and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending                 , 2014, if each of the following has occurred:

•

distributions from operating surplus exceeded $         (150.0% of the annualized minimum quarterly distribution) on all outstanding common units and subordinated units, plus the related distributions on the incentive distribution rights for a four-quarter period immediately preceding that date;

•

the “adjusted operating surplus” generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $         (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units during that period on a fully diluted weighted average basis, plus the related distribution on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

In addition, if the unitholders remove our general partner other than for cause:

•

the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner; and

•	if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

transloading:    The transfer of goods or products from one mode of transportation to another (e.g., from railcar to truck).

Arc Logistics Partners LP

Common Units

Representing Limited Partner Interests

PROSPECTUS

                , 2013

Citigroup

Barclays

Through and including                 , 2013 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the NYSE listing fee the amounts set forth below are estimates.

SEC registration fee	$12,880
FINRA filing fee	15,500
Printing expenses	*
Fees and expenses of legal counsel	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
NYSE listing fee	*
Miscellaneous	*

Total	*

*	To be provided by amendment.

ITEM 14.	INDEMNIFICATION OF OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of our general partner and certain of its affiliates, their officers and directors, and any person who controls our general partner and certain of its affiliates, including indemnification for liabilities under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

On July 29, 2013, in connection with the formation of Arc Logistics Partners LP, we issued (i) the non-economic general partner interest in us to Arc Logistics GP LLC and (ii) the 100.0% limited partner interest in us to Lightfoot Capital Partners, LP for $1,000.00. The issuance was exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

ITEM 16.	EXHIBITS.

See the Index to Exhibits on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Index to Exhibits is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions registrant or its subsidiaries, and of fees, commissions, compensation and other benefits paid, or accrued to registrant or its subsidiaries for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on, October 2, 2013.

Arc Logistics Partners LP

By:	Arc Logistics GP LLC, its general partner

By:	/S/ VINCENT T. CUBBAGE
Name: Vincent T. Cubbage
Title: Chief Executive Officer

Each person whose signature appears below appoints Vincent T. Cubbage, Bradley K. Oswald and Stephen J. Pilatzke, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/S/ VINCENT T. CUBBAGE Vincent T. Cubbage	Chief Executive Officer and Director (Principal Executive Officer)	October 2, 2013

/S/ BRADLEY K. OSWALD Bradley K. Oswald	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	October 2, 2013

/S/ STEPHEN J. PILATZKE Stephen J. Pilatzke	Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 2, 2013

INDEX TO EXHIBITS

Exhibit Number		Description

1.1**	—	Form of Underwriting Agreement

3.1***	—	Certificate of Limited Partnership of Arc Logistics Partners LP

3.2**	—	Form of First Amended and Restated Limited Partnership Agreement of Arc Logistics Partners LP (included as Appendix A in the prospectus included in this Registration Statement)

5.1**	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1**	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1**	—	Form of Contribution Agreement

10.2***	—	Form of Long-Term Incentive Plan

10.3**	—	Form of Registration Rights Agreement

10.4**	—	Form of Credit Agreement

10.5**	—	Form of Services Agreement

10.6***	—	Storage and Throughput Agreement by and between Arc Terminals LP and G.P. & W., Inc., d/b/a Center Oil Company and d/b/a Center Marketing Company, dated as of July 1, 2007, as amended

10.7**	—	Purchase Agreement by and between Arc LNG Holdings LLC and Arc Terminals Holdings LLC

21.1***	—	List of Subsidiaries of Arc Logistics Partners LP

23.1*	—	Consent of PricewaterhouseCoopers LLP

23.2*	—	Consent of PricewaterhouseCoopers LLP

23.3*	—	Consent of PricewaterhouseCoopers LLP

23.4*	—	Consent of PricewaterhouseCoopers LLP

23.5*	—	Consent of Ernst & Young LLP

23.6**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.7**	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

24.1**	—	Powers of Attorney (contained on page II-3)

*	Provided herewith.
**	To be provided by amendment.
***	Previously filed.

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